Exhibit 10.1

ACQUISITION AND DEVELOPMENT AGREEMENT

between

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

and

URBAN OUTFITTERS, INC.

DATED: November 15, 2004

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10.2	Condemnation	56

ARTICLE 11	DEFAULTS AND REMEDIES; REPURCHASE OPTION	56
11.1	Default by Urban Prior to Closing	56
11.2	Default by PAID Prior to Closing	57
11.3	Waiver of Other Rights and Remedies	57
11.4	Default by Urban After Closing	57
11.5	Default by PAID After Closing	58
11.6	Waiver of Consequential Damages	60

ARTICLE 12	MISCELLANEOUS	60
12.1	Notices	60
12.2	Survival	62
12.3	Entire Agreement	62
12.4	Integration; Interpretation	62
12.5	Successors and Assigns	62
12.6	Time of Essence	64
12.7	Governing Law	64
12.8	Captions	64
12.9	Amendments	64
12.10	Counterparts; Facsimile Delivery	64
12.11	No Recording	65
12.12	No Joint Venture	65
12.13	Limitation of Liability	65
12.14	No Waiver	66
12.15	Severability	66
12.16	Attorney’s Fees	66
12.17	Further Assurances	66
12.18	Waiver of Tender	67

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LIST OF EXHIBITS

Exhibit	Title
A	Plan of Navy Yard
A-1	PAID Parcel
B	Master Plan
C	Urban Campus Plan

Schedule	Title
2.1	PAID Form of Lease
2.1(a)	Building 10 Lease Form
2.1(b)	Building O Lease Form
2.1(c)	Building P Lease Form
2.1.1(b)	USEDA Grant
3.1	Form of Option to Purchase Agreement
3.2.2	Provisions of DRPA Lease
3.2.3	Form of ROFO Agreement
5.1.4	List of Existing Leases
5.1.5	List of Service Contracts
5.1.9(a)	Environmental Disclosures
5.1.9(b)	List of Environmental Documents
5.1.17	List of Violations
6.1.2	Schedule of Insurance
6.1.4	Form of ROE Agreement
6.2.3	Schedule of Timing
6.2.5	Subdivision Plan
7.2.1	Form of Navy Deed
7.2.5	Form of Deed
7.3.2	Form of Construction Certification
8.3.6	Broker’s Agreement and Release
11.4	Form of Repurchase Agreement

ACQUISITION AND DEVELOPMENT AGREEMENT

THIS ACQUISITION AND DEVELOPMENT AGREEMENT is made as of the          day of November     , 2004 (the “Effective Date”), between PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT, a body politic and corporate existing under the laws of the Commonwealth of Pennsylvania (“PAID”), party of the first part, and URBAN OUTFITTERS, INC., a Pennsylvania corporation, or its permitted assignees or nominees (“Urban”), party of the second part.

BACKGROUND

A. PAID owns approximately one thousand two hundred (1,200) acres (which includes the naval shipyard) and the buildings and other improvements thereon, and all appurtenances thereto, located at the southern tip of the City of Philadelphia, at the confluence of the Delaware and Schuylkill Rivers, commonly known as “The Navy Yard”, all as more fully depicted on the plan attached hereto as Exhibit A and more particularly described on Exhibit A-1 attached hereto (the “PAID Parcel”).

B. PAID, directly or through its agents, currently expects to develop the PAID Parcel and has prepared that certain “2004 Philadelphia Navy Yard Master Plan”, dated as of January 2004 (as the same may be amended from time to time, the “Master Plan”) as a guideline and tool for such development, a copy of which is attached hereto as Exhibit B.

C. Urban currently expects to develop a waterfront campus as its corporate headquarters primarily within the Historic Core District of the PAID Parcel as shown on the Master Plan (“HCD”) and, in connection therewith, intends to acquire, by lease or purchase from

PAID, the Leased Property, the Purchased Property, the Option Property and the ROFO Property (all as hereinafter defined), all of which are sometimes collectively referred to in this Agreement as the “Project”; subject, however, to the terms, covenants and conditions of this Agreement as hereinafter set forth.

D. Urban currently expects to (i) commence construction of and perform certain renovations to the Purchased Property and the Leased Property, in accordance with Plans (as hereinafter defined) and a schedule to be proposed by Urban and approved by PAID during Due Diligence Period (as hereinafter defined) in accordance with the standards therefor, including those pertaining to timing, set forth in Section 6.2.3 hereof (and a copy of such schedule shall then be attached hereto as Schedule 6.2.3), and to (ii) occupy the Purchased Property and the Leased Property in accordance with such Schedule 6.2.3, all in order to create an integrated business environment.

E. Urban currently expects to occupy and use the Project for its corporate headquarters, including office, storage, retail, food preparation and service (including alcoholic beverages), light manufacturing, temporary lodging, childcare, assembly and ancillary uses (collectively, “Urban’s Use”).

F. PAID currently expects to sell to Urban and Urban currently expects to purchase from PAID, subject to the terms, covenants and conditions of this Agreement, the Buildings designated on the plan attached hereto as Exhibit C (the “Urban Campus Plan”) as “Building 7”, “Building 12”, “Building 15”, “Building 139”, and “Building 543” each located on land within the HCD to be separately subdivided as hereinafter provided, together with other

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improvements and all appurtenances related thereto (collectively, together with the “Personal Property” as hereinafter defined, the “Purchased Property”).

G. PAID currently expects to lease to Urban and Urban currently expects to lease from PAID, the Buildings designated on the Urban Campus Plan as “Building 10”, and, at Urban’s election, “Building O” and/or “Building P”, each located on land within the HCD to be separately subdivided as hereinafter provided, together with other improvements and all appurtenances related thereto (collectively the “Leased Property”), along with an easement (the “Cooling Tower Easement”) to use the cooling tower and related fixtures, connections and equipment (collectively, the “Cooling Equipment”) located on the land within the HCD on which “Building 11” (as shown on the Master Plan) is situated.

H. PAID currently expects to grant to Urban an option to purchase the Buildings designated on the Urban Campus Plan as “Building 25” and “Building 41” each located on land within the HCD to be separately subdivided as hereinafter provided, together with other improvements and all appurtenances related thereto (the “Option Property”, as hereinafter more fully defined in Section 3.1(a)).

I. PAID currently expects to grant to Urban a right of first offer to purchase the Building designated on the Urban Campus Plan as “Building 3” located on land within the HCD to be separately subdivided as hereinafter provided, together with other improvements and all appurtenances related thereto (collectively, the “ROFO Property”; the ROFO Property, the Purchased Property, the Leased Property and the Option Property, are sometimes referred to herein as a “Property” and, collectively, as the “Properties”).

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J. PAID has agreed to assist the development of the Project by: (i) commencing and completing certain infrastructure work on the PAID Parcel as provided in this Agreement; (ii) undertaking such work as may be required to extend utility services adequate for the development and utilization of the Project as provided in this Agreement; and (iii) assisting Urban in obtaining certain Public Financing (as hereinafter defined) and a Fit-Out Allowance (as hereinafter defined) for the development of the Project from public, quasi-public or economic development authorities as provided in this Agreement.

NOW THEREFORE, in consideration of the covenants and provisions contained herein, and subject to and in accordance with all terms, conditions, limitations and exceptions provided herein, PAID and Urban, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE OF PROPERTY, PURCHASE PRICE

1.1 Purchase of Property. On the Closing Date (as hereinafter defined), PAID agrees to sell and convey to Urban, and Urban agrees to purchase from PAID, all the following Buildings (as hereinafter defined), together with all of PAID’s right, title and interest therein and thereto, under and subject to the terms of this Agreement:

1.1.1 The fee simple interest in the tract or parcel of land (“Tract 7”) to be more fully described on the Subdivision Plan (as hereinafter defined) and the improvements and structures erected thereon, including Building 7, estimated to contain approximately 50,584 square feet of space, subject to measurement as hereinafter provided, and the appurtenances thereto, after the completion of the Subdivision (as hereinafter defined) (Tract 7, said improvements and structures, including Building 7 and related appurtenances, being hereinafter collectively referred to as “Building 7”);

1.1.2 The fee simple interest in the tract or parcel of land (“Tract 12”) to be more fully described on the Subdivision Plan and the improvements and structures erected

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thereon, including Building 12, estimated to contain approximately 60,330 square feet of space, subject to measurement as hereinafter provided, and the appurtenances thereto, after the completion of the Subdivision (Tract 12, said improvements and structures, including Building 12 and related appurtenances, being hereinafter collectively referred to as “Building 12”);

1.1.3 The fee simple interest in the tract or parcel of land (“Tract 15”) to be more fully described on the Subdivision Plan and the improvements and structures erected thereon, including Building 15, estimated to contain approximately 22,753 square feet of space, subject to measurement as hereinafter provided, and the appurtenances thereto, after the completion of the Subdivision (Tract 15, said improvements and structures, including Building 15 and related appurtenances, being hereinafter collectively referred to as “Building 15”);

1.1.4 The fee simple interest in the tract or parcel of land (“Tract 139”) to be more fully described on the Subdivision Plan and the improvements and structures erected thereon, including Building 139, estimated to contain approximately 3,344 square feet of space, subject to measurement as hereinafter provided, and the appurtenances thereto, after the completion of the Subdivision (Tract 139, said improvements and structures, including Building 139 and related appurtenances, being hereinafter collectively referred to as “Building 139”);

1.1.5 The fee simple interest in the tract or parcel of land (“Tract 543”) to be more fully described on the Subdivision Plan and the improvements and structures erected thereon, including Building 543, estimated to contain approximately 92,477 square feet of space, subject to measurement as hereinafter provided, and the appurtenances thereto, after the completion of the Subdivision (Tract 543, said improvements and structures, including Building 543 and related appurtenances, being hereinafter collectively referred to as “Building 543”); and

1.1.6 All rights, title and interests of PAID in any and all fixtures, equipment, supplies, machinery, appliances, furniture, furnishings, and other personal property attached or appurtenant to, or located in or on, or used in connection with the Purchased Property and the Leased Property, except for those certain transformers which Urban may elect to exclude by written notice to PAID prior to expiration of the Due Diligence Period, which transformers shall remain the personal property of PAID and be removed by PAID to an area of PAID’s selection

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outside of the HCD, at PAID’s sole cost and expense, as expeditiously as possible after receipt of Urban’s notice (collectively, subject to the excluded items, the “Personal Property”).

1.2 AS IS, WHERE IS.

1.2.1 Subject to the terms, covenants and conditions of this Agreement and the Exhibits and Schedules attached hereto and which form a part hereof and to the respective rights and obligations set forth herein and therein, Urban shall accept the conveyance of the Purchased Property and the Leased Property on the Closing Date in its “AS-IS, WHERE-IS” condition and basis with all faults and defects, without recourse to and without any obligation on the part of either PAID or the Philadelphia Industrial Development Corporation (“PIDC”), or of their respective officials, officers, shareholders, trustees, directors, employees, representatives, successors or assigns. Unless specifically provided for in this Agreement or any Exhibit or Schedule attached to this Agreement, neither PAID nor PIDC or their respective officials, officers, shareholders, trustees, directors, employees, representatives, successors or assigns shall be obligated to make any alteration, repair, improvement, addition or other work to all or any part of the Purchased Property and/or Leased Property.

1.3 Purchase Price.

1.3.1 The purchase price for the Purchased Property, except for Building 139, is as follows:

(a)	Building 7 Purchased Property	$1.00

(b)	Building 12 Purchased Property	$1.00

(c)	Building 15 Purchased Property	$1.00

(d)	Building 543 Purchased Property	$1.00

1.3.2 The purchase price for Building 139 is Ten Dollars ($10.00) per square foot, which is Thirty-three Thousand Four Hundred Forty Dollars ($33,440.00), based upon the estimated approximate square footage contained therein set forth in Section 1.1.4 hereof, which

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square footage and purchase price shall be adjusted after completion of the measurement as described in Section 1.3.4 below.

1.3.3 The purchase price for Buildings 7, 12, 15, 543 and 139, as set forth above, shall be deemed the “Purchase Price” for the Purchased Property. The Purchase Price (after adjustment based upon the measurement of Building 139), plus or minus the net amount of any closing adjustments with respect to Building 139 only as herein provided, shall be paid by Urban to PAID on the Closing Date by wire transfer of federal funds, or by certified, bank treasurer’s or title company check.

1.3.4 The parties hereto agree that all of the Buildings will be measured for all purposes contemplated by this Agreement during the Due Diligence Period, by Urban’s architect or engineer and at Urban’s sole cost and expense. PAID and Urban shall jointly instruct the architect or engineer of the method of measurement to be applied, it being understood that each Building’s content shall be measured from the inside surface of all external walls by the architect or engineer who shall disregard any below or above grade levels of any type or nature whatsoever, whether basements or mezzanines, and whether now existing or hereafter removed, constructed, modified or installed, but including full second floor(s) in existence as of the Effective Date or hereafter constructed by Urban; provided, however, that only Buildings 7, 10, 12, O and P have full second floor(s) as of the Effective Date for purposes of this Section 1.3.4 and, also provided, that, if Urban subsequently removes any of such second floor(s) at any time after the Closing Date, the square footage content of the subject Building shall be appropriately reduced as of the date of such removal) by the amount of square footage attributed to such second floor(s) by Urban’s architect or engineer at the time of the measurement contemplated above, and, for all purposes hereinafter that the content of such Building(s) is relevant, the reduced amount thereof shall apply and, provided further, that such architect or engineer shall also provide the square footage of each Building, which figure shall be used to determine Urban’s obligations with respect to the payment of CAM (as that term is hereinafter defined). The provisions of this Section 1.3.4 regarding a reduction or increase of the content of a Building(s) because of the removal or addition of any second floor shall survive the Closing (as hereinafter defined).

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1.4 CAM.

1.4.1 Urban shall pay to PAID, with respect to the Properties, such amount to contribute to the operating costs of every kind and nature paid or incurred by PAID in owning, operating and maintaining the Common Areas (as hereinafter defined) of the PAID Parcel and in providing services in common to the Properties and to the other properties within the PAID Parcel (the “CAM”). For the purposes of this Agreement, “Common Areas” (or, when singular, “Common Area”) shall mean those portions of the PAID Parcel that are presently, or are in the future, used as or designated as common areas and common services by PAID.

1.4.2 The initial CAM (the “Initial CAM”) for each Building (except for Building 543 which is hereinafter separately addressed) shall be One Dollar and Eighteen ($1.18) Cents per square foot (as determined pursuant to Section 1.3.4) per annum, and shall be payable commencing on the date of issuance, after the completion of Closing, by the appropriate Governmental Authority (as hereinafter defined), of either a temporary or permanent certificate of occupancy (or its equivalent) therefor (the “Building Occupancy Date”); provided, however, that Urban’s obligation to pay CAM as to Building 10 shall be reduced on a per diem basis, by a fraction (the “Aphton Adjustment Factor”), the numerator of which shall be the total rentable square footage (i.e., 8,968) contained in the Aphton Space (as that term is hereinafter defined), and the denominator of which shall be the total square footage of space contained in Building 10 (i.e., 46,604), subject to measurement as hereinafter provided, until the date on which PAID has delivered possession of Building 10 in the condition required by Section 2.1.2 hereof with respect to the Aphton Space. The Initial CAM shall be in effect for twelve months following each such Building Occupancy Date (except as to Building 543 which is as hereinafter separately addressed).

1.4.3 The CAM as to the Buildings shall be adjusted on each anniversary of each such Building Occupancy Date (the “Adjustment Date”) as follows:

(a) Each adjustment shall be made by determining the percentage increase of the then Current Price Index (as hereinafter defined) over the Base Price Index (as hereinafter defined).

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(b) The percentage thus determined shall be multiplied by the Initial CAM, and the product thus obtained (the “Increased Amount”) shall be added to the Initial CAM; the sum of the Initial CAM and the Increased Amount shall be the amount of CAM payable for the next ensuing year, until a subsequent adjustment shall be made.

(c) For the purposes of this Agreement:

(i) “Base Price Index” shall mean the Price Index for the month prior to the month in which each such Building Occupancy Date occurs.

(ii) “Current Price Index” shall mean the Price Index for the last full month prior to the effective date of the applicable adjustment of the CAM.

(iii) “Price Index” shall mean the Consumer Price Index for All Urban Consumers (CPI-U) for the Philadelphia SMSA, or any successor index thereto. If the CPI-U ceases to be published and there is no successor thereto, such other non-partisan index or computation shall be used which would obtain a substantially similar result as if the CPI-U had not been discontinued.

(iv) The CAM shall be payable in equal monthly payments on the first day of every calendar month without written notice, demand or set-off, prorated for any partial month. Unless otherwise directed in writing by PAID, Urban shall make all payments of CAM installments to:

Cushman & Wakefield of PA., Inc.

Philadelphia Naval Business Center

Philadelphia, PA 19112

1.4.4 The provisions of this Section 1.4 shall be incorporated into the Reciprocal Agreement (as hereinafter defined), if applicable, and/or the applicable lease agreements for the Leased Property referenced in Article 2 below.

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ARTICLE 2

LEASING OF PROPERTY

2.1 Lease Agreements for the Leased Property.

(a) The Leased Property consists of (i) the fee simple tract or parcel of land (“Tract 10”) to be more fully described on the Subdivision Plan and the improvements and structures erected thereon, including Building 10, estimated to contain approximately 46,604 square feet of space, subject to measurement as herein provided, and the appurtenances thereto, after the completion of the Subdivision (Tract 10, said improvements and structures, including Building 10, and the Cooling Tower Easement, being herein collectively referred to as “Building 10”), (ii) the fee simple tract or parcel of land (“Tract O”) to be more fully described on the Subdivision Plan and the improvements and structures erected thereon, including Building O, estimated to contain approximately 5,459 square feet of space, subject to measurement as herein provided, and the appurtenances thereto, after the completion of the Subdivision (Tract O, said improvements and structures, including Building O, being herein collectively referred to as “Building O”) and (iii) the fee simple tract or parcel of land (“Tract P”) to be more fully described on the Subdivision Plan and the improvements and structures erected thereon, including Building P, estimated to contain approximately 5,972 square feet of space, subject to measurement as herein provided, and the appurtenances thereto, after the completion of the Subdivision (Tract P, said improvements and structures, including Building P, being herein collectively referred to as “Building P”).

(b) At Closing, PAID and Urban shall enter into certain lease agreements for the Leased Property containing the business terms set forth herein and such other terms, covenants, conditions and provisions as may be agreed upon by PAID and Urban during the Due Diligence Period. The form of a lease proposed by PAID for each such lease agreement is attached hereto as Schedule 2.1, which lease form shall be negotiated by the parties hereto during the Due Diligence Period. The business terms set forth herein and such other terms, covenants, conditions and provisions as may be agreed upon by PAID and Urban for Building 10 and, at Tenant’s election, Building O and/or Building P, respectively, shall be incorporated in the

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finalized lease agreements agreed upon by PAID and Urban and shall be attached hereto as Schedules 2.1(a), 2.1(b) and 2.1(c), respectively.

2.1.1 Building 10.

(a) The lease agreement for Building 10 shall have a twelve (12) year term, together with an option in favor of Urban to extend or renew the initial lease term for an additional six (6) year period; provided, however, that both on the date of Urban’s extension or renewal notice and on the date of the commencement of such extension or renewal term (i)(A) there is no default by Urban under any Public Financing (as that term is hereinafter defined), and (B) there is no monetary event of default by Urban under any obligation to PAID and/or PIDC pursuant to this Agreement that is continuing, in the instance of (A) or (B), as the case may be, beyond expiration of any applicable notice, grace or cure periods, and (ii) Urban is in compliance with its obligations under Section 9.2.3 hereof. Base rent for Building 10 shall be Seven Dollars ($7.00) per square foot (as determined pursuant to Section 1.3.4) per year, together with a Thirty-seven Cents ($0.37) per square foot annual escalator during the initial lease term and any extension or renewal term, plus CAM. The commencement date for the obligation to pay base rent and CAM under the lease agreement for Building 10 shall be (120) days after the Closing Date; subject, however, to the rent credits which may be applicable to such obligation as to pay base rent and the deferral of the commencement of the obligation to pay Initial CAM, all as provided under this Agreement.

(b) The lease agreement for Building 10 shall be coupled with an option to purchase Building 10 in favor of Urban for a purchase price of Ten Million Dollars ($10,000,000.00) exercisable upon thirty (30) days’ prior notice by Urban to PAID at any time during the lease term or during any renewal or extension thereof; provided, however, that at both the date of Urban’s option to purchase notice and on the date of closing of the purchase option (i)(A) there is no default by Urban under any Public Financing, and (B) there is no monetary event of default by Urban under any obligation to PAID and/or PIDC pursuant to this Agreement, that is continuing, in the instance of (A) or (B), as the case may be, beyond expiration of any applicable notice, grace or cure periods, and (ii) that Urban is in compliance with its obligations under Section 9.2.3 hereof. PAID has advised Urban that PAID financed the

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renovation and improvement of Building 10 with a grant from the United States Department of Commerce Economic Development Administration (“USEDA”) pursuant to a certain Covenant of Purpose, Use and Ownership dated September 15, 2002 (the “USEDA Grant”), a copy of which is attached hereto as Schedule 2.1.1(b). If Urban elects this option to purchase Building 10 prior to the expiration of the USEDA Grant, PAID’s obligation to deliver title to Building 10 shall be conditioned upon obtaining the approval of the USEDA in accordance with the USEDA Grant. In the event that Urban elects to exercise and close the option to purchase Building 10 prior to the expiration of the USEDA Grant, then the Ten Million Dollar ($10,000,000.00) purchase price for Building 10 shall be reduced by the payment required to be made to the USEDA pursuant to paragraph 5 of the USEDA Grant. In the event that Urban elects to exercise and close the option to purchase Building 10 after the expiration of the USEDA Grant, then there shall be no adjustment to the Ten Million Dollar ($10,000,000.00) purchase price for Building 10.

(c) The lease agreement shall provide that Building 10 shall be leased in its “as is” condition by PAID to Urban, and that Urban shall be responsible for all occupancy costs, such as (i) all costs of utilities used or consumed in Building 10 by Urban; (ii) any real estate taxes imposed on Building 10 by the taxing authorities have jurisdiction that are not deemed waived or exempt by virtue of the location of Building 10 within the KOIZ (as that term is hereinafter defined); (iii) all insurance premiums for insurance maintained by Urban with respect to its use and occupancy of Building 10; and (iv) the costs of maintenance, repair and replacement of Building 10; except that PAID at its sole cost and expense, shall be responsible for the maintenance, repair and replacement of the roof, downspouts and gutters of Building 10 and of the Cooling Equipment during the lease term and during all extensions and renewals thereof. The lease agreement shall include an occupancy covenant consistent with Section 9.2.3 hereof, and a nondiscrimination covenant as required by or consistent with that which is contained in the USEDA Grant.

2.1.2 PAID has advised Urban that PAID, as landlord, has entered into a certain lease dated August 18, 2004 (the “Aphton Lease”) with Aphton Corporation, a Delaware corporation (“Aphton”), as tenant, for that certain portion of Building 10 known as Suite 100, containing of approximately 8,968 rentable square feet, together with all common areas

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appurtenant thereto, all as more fully described in the Aphton Lease (the “Aphton Space”). On or before the Closing Date and as a condition thereof, PAID shall either terminate the Aphton Lease or relocate Aphton to an alternate location, at PAID’s sole cost and expense. If PAID is unable to deliver possession of Building 10 to Urban as of the Closing Date free and clear of the Aphton Lease and of any claims to or rights of possession in and to the Aphton Space in favor of Aphton, Urban shall have the right, but not the obligation, to either terminate this Agreement pursuant to the provisions of Section 7.6 hereof, or complete Closing and to take possession of all portions of Building 10 except for the Aphton Space; provided, however, if Urban elects to complete Closing, the obligation of PAID to deliver possession of Building 10 to Urban free and clear of the Aphton Lease and any claims to or rights of possession in and to the Aphton Space in favor of Aphton shall be a Surviving Obligation of PAID. In such latter event, in addition to the reduction by the Aphton Adjustment Factor, as aforesaid, of the amount of CAM payable by Urban as to Building 10, Urban shall receive a credit equal to two (2) days of base rent at the rental rate which would otherwise then be payable under the lease agreement for Building 10, all calculated on a per diem basis for each day after the Closing Date until the date on which PAID delivers possession of the Aphton Space in Building 10 to Urban free and clear of the Aphton Lease and of any claims to or rights of possessions in and to the Aphton Space in favor of Aphton. The aforesaid credits shall be applied on account of the obligation to pay installments of base rent to become due and payable under the lease agreement for Building 10.

2.1.3 Buildings O & P.

(a) During the Due Diligence Period, Urban and PAID shall negotiate the initial lease term for Building O; provided, however, the initial lease term shall be of sufficient length to allow Urban, as tenant, to take advantage of all historic tax credits made available by any and all taxing authorities for the renovation of Building O, and provided, further, that if for purposes of complying with the requirements of such taxing authorities an initial lease term and any extension or renewal terms may be aggregated, then Urban may elect a shorter initial lease term, with a series of options to extend or renew which, when taken together, shall total such minimum number of lease years necessary to enable Urban to comply with the requirements of such taxing authorities in that regard. In addition, after the minimum aggregated lease term has been determined, Urban shall also have a series of one (1) year options to extend

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or renew such lease term thereafter so that when the entire lease term is calculated, Urban shall have the right to remain in occupancy for a maximum of ninety-nine (99) lease years. Provided that there is no default by Urban under any Public Financing and no monetary event of default by Urban under any obligation to PAID and/or PIDC pursuant to this Agreement, that is continuing, in each instance, beyond expiration of any applicable notice, grace or cure periods, all options to extend or renew the term of the lease agreement for Building O shall be deemed automatically exercised without notice unless Urban advises PAID, with at least ninety (90) days notice prior to the expiration date of the lease term then in effect, of Urban’s intention to terminate the lease agreement effective as of such expiration date. The base rent for Building O shall be Two Dollars ($2.00) per square foot (as determined pursuant to Section 1.3.4) per year, together with a Thirty Cent ($0.30) per square foot escalator in base rent every three (3) lease years, plus CAM. The lease agreement shall include an occupancy covenant consistent with Section 9.2.3 hereof. Urban reserves the right not to lease Building O, which election Urban may exercise during the Due Diligence Period by notice in writing to PAID to that effect prior to the expiration thereof, and, thereafter, Urban shall have no obligation to lease Building O; subject, however, to Urban’s option rights set forth in Section 2.1.3(c) hereof.

(b) PAID and Urban shall enter into a lease agreement for Building P upon the same terms and conditions (except for the amount of rent) as the lease for Building O; provided that, Urban, during the Due Diligence Period, elects to include Building P as part of the Project. If Urban elects to lease Building P, its only rental obligation therefor shall be the payment of CAM at the same rate as applied therefor under the lease for Building O. If Urban, in its sole and absolute discretion, elects not to include Building P as part of the Project, Urban shall advise PAID in writing to that effect prior to the expiration of the Due Diligence Period and, thereafter, Urban shall have no obligation to lease Building P. Urban reserves the right not to lease Building P, which election Urban may exercise during the Due Diligence Period by notice in writing to PAID to that effect prior to the expiration thereof, and, thereafter, Urban shall have no obligation to lease Building P; subject, however, to Urban’s option rights set forth in Section 2.1.3(c) hereof.

(c) Anything in this Agreement to the contrary notwithstanding, in lieu of electing to lease or not to lease Building O and/or Building P during the Due Diligence Period

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as set forth above, Urban may elect an option to lease either or both Building O and Building P on the same terms, covenants and conditions as set forth in Sections 2.1.3(a) and (b) hereof, respectively, by notice in writing to PAID to that effect prior to the expiration date of the Due Diligence Period; provided, however, that each such option to lease shall be exercisable by written notice to PAID from Urban at any time within the one (1) year period after the completion of Closing, which notice shall designate the commencement date of the terms of those leases, which commencement dates shall be no later than the expiration date of the aforesaid one (1) year period.

ARTICLE 3

OPTION TO PURCHASE; RIGHT OF FIRST OFFER

3.1 Option to Purchase Buildings 25 and 41.

(a) The Option Property consists of the fee simple tract or parcel of land (“Tract 25 and 41”) to be more fully described on the Subdivision Plan, and the improvements and structures erected thereon, including Buildings 25 and 41, estimated to contain together approximately 55,218 square feet of space, subject to measurement as herein provided, and the appurtenances thereto, after the completion of the Subdivision (Tract 25 and 41, said improvements and structures, including Buildings 25 and 41, and related appurtenances, being hereinafter collectively referred to as the “Option Property”)).

(b) At Closing, PAID and Urban shall enter into a certain option to purchase agreement for the Option Property containing the business terms set forth herein and such other terms, covenants and conditions as may be agreed upon by PAID and Urban during the Due Diligence Period (the “Option to Purchase Agreement”). The form of such Option to Purchase Agreement shall be negotiated during the Due Diligence Period and shall be attached hereto as Schedule 3.1. Urban’s option to purchase the Option Property shall be conditioned upon (a) the then current intention of Urban, as of the closing under the Option to Purchase Agreement, to use the Option Property (or at least those portions thereof which are not subject to an Existing Lease (as hereinafter defined)) for Urban’s Use (as evidenced by a projected fit-out and occupancy schedule prepared by Urban and delivered to PAID), and (b) at both the date of Urban’s option to purchase notice and on the date of closing under the Option to Purchase Agreement, that there is

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no default by Urban under any Public Financing and no monetary event of default by Urban under any obligation to PAID and/or PIDC pursuant to this Agreement, that is continuing, in each instance, beyond expiration of any applicable notice, grace or cure periods.

3.1.1 Urban shall have the option to purchase the entire Option Property for Urban’s Use at any time within ten (10) years following the date of the Option to Purchase Agreement upon two (2) years’ prior notice from Urban to PAID, at a purchase price of Twenty-five Dollars ($25) per square foot (as determined pursuant to Section 1.3.4 hereof, which determination shall be made as of the time of the execution and delivery of, and incorporated in, the Option to Purchase Agreement) contained within such Buildings.

3.1.2 PAID has advised Urban that, as of the Effective Date, there are three (3) leases outstanding for portions of the Option Property: (a) River Associates, Inc. dated August 19, 1996, the term of which was to terminate on December 31, 1999, but has been renewed until December 31, 2009 (“River Associates Lease”), (b) Moran Towing Corporation dated July 22, 1997, the initial term of which terminates on July 31, 2007, with an additional renewal right until July 31, 2012 (as amended as provided by Section 3.1.4 hereof, “Moran Towing Lease”), and (c) Del/San Environmental Engineers dated May 16, 2003, the initial term of which terminates on May 16, 2008 with no extension or renewal rights thereafter (“Del/San Lease”). The Option to Purchase Agreement shall provide that PAID shall not enter into any additional extensions, renewals or expansions of the three leases listed above that would preclude Urban’s ability to close under the Option to Purchase Agreement free and clear of the three leases noted above, and shall also provide that PAID shall not enter into any new leases for any portion of the Option Property that would preclude Urban’s ability to use the entire Option Property for Urban’s Use listed above, all in accordance with the provisions hereof and thereof.

3.1.3 Within thirty (30) days after the Effective Date, PAID shall endeavor to negotiate a relocation plan (the “River Associates Plan”) with River Associates, Inc., pursuant to which River Associates, Inc. would vacate the entire premises it uses and occupies under and pursuant to the River Associates Lease and relocate outside of the HCD by the date which is no later than either (i) the date that is Four Hundred Fifty-five (455) days after the Closing Date, or (ii) the last to occur of the Building Occupancy Dates for Buildings 7, 12 and 15 (the “River

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Associates Relocation Date”). Within thirty (30) days after the Effective Date, PAID shall present the River Associates Plan to Urban for its approval, which approval shall not be unreasonably withheld, conditioned or delayed so long as the River Associates Plan is consistent with the Master Plan. PAID shall endeavor to negotiate a proposed agreement with River Associates, Inc. which embodies the provisions of the River Associates Plan (the “River Associates Lease Amendment”) and provide the same to Urban for its approval (which approval shall not be unreasonably withheld, conditioned or delayed so long as the River Associates Plan is consistent with the Master Plan) prior to the expiration of the Due Diligence Period. Within five (5) days after receipt of the River Associates Plan or the River Associates Lease Amendment, as the case may be, Urban shall advise PAID whether or not it approves thereof. If Urban so approves, PAID shall enter into the River Associates Lease Amendment, in the form previously approved by Urban, and shall promptly thereafter deliver an executed copy of River Associates Lease Amendment to Urban. If PAID fails to present the River Associates Plan and/or the proposed River Associates Lease Amendment to Urban within the time periods provided for such purposes, or if Urban, after receiving the same reasonably withholds its approval thereof, or if Urban approves of the River Associates Plan and the proposed River Associates Lease Amendment and PAID fails to deliver a copy of the executed River Associates Lease Amendment to Urban within the time periods provided for such purposes, such actions or non-actions shall not constitute a PAID Default. PAID, as a PAID Post-Closing Obligation, shall have the obligation to cause River Associates, Inc. to vacate the entire premises it uses and occupies under and pursuant to the River Associates Lease, and to relocate outside the HCD, no later than the River Associates Relocation Date. If PAID fails to cause River Associates, Inc. to vacate the entire premises it uses and occupies under and pursuant to the River Associates Lease, and to relocate outside the HCD, by the River Associates Relocation Date, then Urban shall receive a credit equal to one (1) day of base rent at the rental rate which would otherwise then be payable under the lease agreement for Building 10, plus an amount equivalent to the amount of CAM at the rate therefore then in effect which then would be payable under such lease agreement, all calculated on a per diem basis, for each day after the River Associates Relocation Date until the date that River Associates, Inc. vacates the entire premises it uses and occupies under and pursuant to the River Associates Lease and relocates from the Option Property. The

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aforesaid credits shall be applied on account of the obligation to pay the installments of base rent to become due and payable under the lease agreement for Building 10.

3.1.4 Within sixty (60) days after the Effective Date, PAID shall endeavor to negotiate a proposed lease amendment to the Moran Towing Lease with Moran Towing Corporation pursuant to which Moran Towing Corporation would agree that PAID shall have the right and option to terminate the Moran Towing Lease or to relocate Moran Towing Corporation out of the Option Property at anytime during the term of such Moran Towing Lease, as the same may be renewed as noted above, effective upon two (2) years’ prior notice, to permit Urban to take possession of the Option Property free and clear of the Moran Towing Lease and any rights or claims in and to possession of any portion of the Option Property in favor of Moran Towing Corporation as of the date on which Urban closes under the Option to Purchase Agreement (the “Moran Lease Amendment”). Within five (5) days after receipt of the proposed Moran Lease Amendment, Urban shall advise PAID whether or not it approves thereof, which approval shall not be unreasonably withheld, delayed or conditioned. If Urban so approves, PAID shall enter into such Moran Lease Amendment with Moran Towing Corporation, in the form previously approved by Urban, and shall promptly thereafter deliver an executed copy thereof to Urban. If PAID fails to present the proposed Moran Lease Amendment to Urban within the time period provided for such purpose, or if Urban, after receiving the same reasonably withholds its approval thereof, or if Urban approves of the proposed Moran Lease Amendment and PAID fails to deliver a copy of the executed Moran Lease Amendment to Urban within the time period provided for such purpose, then such actions or non-actions shall not constitute a PAID Default. PAID, as a PAID Post-Closing Obligation, shall have the obligation to exercise its rights under the Moran Lease Amendment if Urban exercises its option to purchase the Option Property as aforesaid. If PAID fails to cause Moran Towing Corporation to vacate the entire premises it uses and occupies under and pursuant to the Moran Towing Lease, by the date on which Urban closes on its purchase of the Option Property, then Urban shall receive a credit equal to one (1) day of base rent at the rental rate which would otherwise then be payable under the lease agreement for Building 10, calculated on a per diem basis, for each day after the aforesaid closing until the date which Moran Towing Corporation vacates and relocates from the Option Property, which credits shall be applied on account of the obligation to pay installments of base rent to become due and payable under the lease agreement for Building 10.

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3.2 Right of First Offer. At Closing, PAID and Urban shall enter into a certain right of first offer agreement for the ROFO Property containing the business terms set forth herein and such other terms, covenants and conditions as may be agreed upon by PAID and Urban during the Due Diligence Period (“ROFO Agreement”).

3.2.1 The purchase price for the ROFO Property shall be determined during the Due Diligence Period as follows: PAID and Urban shall negotiate in good faith to agree on the purchase price for the ROFO Property within ten (10) days after the commencement of the Due Diligence Period. If PAID and Urban cannot agree on a purchase price within such ten (10) day period, then PAID and Urban shall each engage an appraisal of the ROFO Property to determine the then current Fair Market Value for the ROFO Property. The “Fair Market Value” shall be the price which a willing buyer would pay to a willing seller pursuant to a bona fide arm’s-length transaction for the purchase of the ROFO Property, as determined by two (2) independent Appraisers, one of whom shall be selected by PAID, and one of whom shall be selected by Urban. The term “Appraiser” shall mean be a licensed commercial real estate broker or a MAI-certified real estate appraiser who has been engaged in the business of appraising commercial real estate within Philadelphia, Pennsylvania for a period of at least five (5) years prior to the date of his or her designation. Each of the Appraisers shall determine the Fair Market Value of the ROFO Property within thirty (30) days after such Appraiser’s appointment. The purchase price for the ROFO Property shall be the sum determined by adding the total of the Fair Market Value determined by each Appraiser and dividing such total by two (2). The cost of the services of both Appraisers shall be paid by PAID.

3.2.2 PAID advises Urban that, as of the Effective Date, there is one lease outstanding for the ROFO Property, dated May 22, 1998, as amended by First Amendment to Lease, dated May 22, 1998, and Second Amendment to Lease, dated March 23, 2004, between PAID, as Landlord, and the Port of Philadelphia and Camden, Inc. (“PPC”), the predecessor in interest to the Delaware River Port Authority (“DRPA”), as Tenant. PPC dissolved, and its obligations under the DRPA Lease (as hereinafter defined), as Tenant, were assumed by DRPA by agreement, dated August 18, 1999. The aforesaid lease, as amended and assumed, is hereinafter referred to as the “DRPA Lease”. The initial term of the DRPA Lease terminates on March 31, 2018, and is not subject to any further renewal or extension rights. PAID further

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advised Urban that the provisions set forth on Schedule 3.2.2 attached hereto set forth the uses permitted pursuant to the provisions of the DRPA Lease (the “DRPA Uses”) and that any other use is prohibited. PAID further advises Urban that the provisions of such Schedule 3.2.2 also set forth the rights of DRPA with respect to assignment or subletting under the DRPA Lease and defines the DRPA Assignees. Urban’s rights under the ROFO Agreement to purchase the ROFO Property shall arise (a) upon the expiration or termination of the term of the DRPA Lease, (b) upon a change in the tenancy under the DRPA Lease, except, and to the extent, that such change in tenancy or occupancy of any portion of the ROFO Property is to a DRPA Assignee pursuant to the provisions of the DRPA Lease, or (c) a change, or attempted change, in the use of the ROFO Property in violation of the DRPA Uses. PAID shall promptly advise Urban in writing upon the termination or expiration of the DRPA Lease, and upon any requested change in tenancy or occupancy, or any change in the tenancy or occupancy, which is known or brought to the attention of, PAID under the DRPA Lease other than to a DRPA Assignee, and upon any requested change in use or any change in use which is known or brought to the attention of PAID in violation of the DRPA Uses.

3.2.3 The form of the ROFO Agreement shall be negotiated during the Due Diligence Period and shall be attached hereto as Schedule 3.2.3. Urban’s option to purchase the ROFO Property shall be conditioned upon (a) the then current intention of Urban, as of the closing under the ROFO Agreement, to use the ROFO Property for Urban’s Use (as evidenced by a projected fit-out and occupancy schedule prepared by Urban and delivered to PAID), and (b) at both the date of Urban’s option to purchase notice and on the date of closing under the ROFO Agreement, that there is no default by Urban under any Public Financing and no monetary event of default by Urban under any obligation to PAID and/or PIDC, continuing beyond expiration of any applicable notice, grace or cure periods, and provided further that Urban is in compliance with its occupancy obligation as defined in Section 9.2.3 hereof.

3.3 Anything under this Article 3 to the contrary notwithstanding, each Option Property, as of its respective closing date, shall be free and clear of all liens and encumbrances, other than the Permitted Exceptions, and of the lien of security interests securing any mortgage loans which shall be paid and discharged at or before its respective closing date.

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ARTICLE 4

CLOSING

4.1 Closing. Subject to the provisions of this Agreement, the acquisition, leasing, granting of options to purchase and granting of right of first offer as described herein with respect to the Property (the “Closing”) shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103, at 10:00 A.M. (Philadelphia time) on the first business day that is ten (10) days following the Decision Date (as hereinafter defined), as the Decision Date may be extended by Urban as provided in Section 7.4 hereof or pursuant to Section 6.1.6 hereof (as so extended, the “Closing Date”).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of PAID. To induce Urban to enter into this Agreement and consummate Closing hereunder, PAID hereby represents and warrants to Urban as follows:

5.1.1 Power and Authority. PAID is a body corporate and politic, duly organized and validly existing under the laws of, and is qualified to do business in, the Commonwealth of Pennsylvania, and has all requisite powers and consents and approvals to enter into and to perform all of its obligations under this Agreement and under any document or instrument required to be executed and delivered on behalf of PAID hereunder without any actions being taken, or the joinder or execution to or of any agreement (except as otherwise specifically provided by this Agreement), by any other person or entity. This Agreement is, and all documents that are to be executed by PAID and delivered to Urban in connection with the transaction contemplated herein will be, legal, valid and binding obligations of PAID, enforceable against PAID in accordance with their respective terms.

5.1.2 No Violation of Agreements. The execution and delivery by PAID of this Agreement and the performance by PAID of its obligations hereunder have been duly authorized by all requisite corporate action. Such execution, delivery and performance will not result in a breach of any of the terms or provisions of or constitute a default (or a condition which upon

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notice or lapse of time or both would constitute a default) under any agreement pursuant to which PAID was formed or is governed or under any agreement, instrument or obligation to which PAID is a party or by which PAID is bound and which affects the Property (except as specifically provided by this Agreement), and will not constitute a violation of any law, regulation, order, judgment, writ, injunction or decree applicable to PAID or the Property, of any court or of any federal, state or municipal body or authority having jurisdiction over PAID or the Property.

5.1.3 Title. There are no outstanding agreements, options, rights of first refusal or rights of first offers, whether or not of record, with respect to the purchase, sale, lease or exchange of any Buildings constituting all or any portion of the Property, other than this Agreement and those which are specifically disclosed herein. PAID has no right of first refusal or of first offer, or any other interests in, Building 11, as such Building 11 is depicted on the Master Plan, which Building 11 is presently owned by the Philadelphia Museum of Art.

5.1.4 Existing Leases.

(a) There are no leases, tenancies, subleases, licenses or other rights of occupancy or use for any part of the Property, except as listed on Schedule 5.1.4 attached hereto (the “Existing Leases”).

(b) Subject to the obligations of PAID hereunder, PAID shall keep, observe and perform all of its obligations, as landlord, under all Existing Leases (as the same may be amended pursuant to the provisions of this Agreement) and shall, at its sole cost and expense, enforce both its rights under all such Existing Leases (including, with limitation, rights of termination, eviction and recapture of possession) and the performance by each of the tenants thereunder of all of their respective obligations to be kept, observed or performed by each such tenant.

(c) PAID shall not modify or expand the provisions of, or extend the term of, any of the Existing Leases without first obtaining the consent of Urban, or enter into new or replacement leases for all or any portions of the spaces covered by such Existing Leases upon the expiration or termination thereof, it being understood that Urban may withhold its

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consent if the extension of a term or a modification or expansion of a provision of an Existing Lease or the creation of a new or replacement lease would either adversely affect Urban’s use, occupancy and enjoyment of any of the Properties or the operation of Urban’s businesses thereon or therefrom, and/or impair Urban’s ability to exercise any of its rights, options or privileges provided by this Agreement with respect to Buildings 3, 10, 25 and/or 41, all in Urban’s sole discretion. In addition to, but not in limitation of the foregoing, with respect to the DRPA Lease, PAID shall not consent to any change in tenancy, or to an assignment or a subletting, except to a DRPA Assignee or to a change in use thereunder except for DRPA Uses without first consulting with Urban to determine whether such PAID consent is required to be given under the provisions of the DRPA Lease, and if it would impair any of Urban’s rights under the ROFO Agreement.

5.1.5 Service Contracts. There are no management, service, equipment, supply, maintenance, security, concession or other agreements with respect to or affecting the Property, except as set forth in Schedule 5.1.5 attached hereto.

5.1.6 Zoning. The Property is currently zoned LR (Least Restrictive) under the Zoning Code of the City of Philadelphia.

5.1.7 Access. Each Building forming a part of the Property has access, ingress and egress to and from and over public streets from private roads within the PAID Parcel. Urban shall have access, ingress and egress rights thereover pursuant to the provisions of a Reciprocal Agreement (as that term is hereinafter defined), if applicable, and PAID has not received any written notice of any claim which would result in termination or impairment of the present access, ingress and egress from any public street by way of such private roads.

5.1.8 Personal Property. All Personal Property, if any, is owned by PAID free and clear of all liens and security interests other than those to be satisfied by PAID at Closing.

5.1.9 Environmental Claims. Except for the information referenced on Schedule 5.1.9(a) and the list of environmental documents referenced on Schedule 5.1.9(b) which are available at the offices of Manko, Gold & Katcher (collectively, the “Disclosure Documents”), to PAID’s knowledge, PAID has not been named as a defendant in any litigation, administrative proceeding or investigation as a responsible party or potentially responsible party

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for any liability for clean-up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances or Hazardous Wastes (as such terms are hereinafter defined) with respect to the Properties, and no lien has been recorded, filed or otherwise asserted against the Properties, including any personal property located therein or thereon, or attached or appurtenant thereto, or used in connection therewith, for any clean-up costs or other response costs incurred in connection with any environmental contamination that is attributable, in whole or in part, to PAID. Notwithstanding the foregoing, PAID advises Urban that the Navy Deed (as that term is hereinafter defined) contains a Notice regarding Hazardous Substances as required by Section 405 of the Pennsylvania Solid Waste Management Act, 35 P.S. §6018.405, and Section 512(b) of the Pennsylvania Hazardous Sites Cleanup Act, 35 P.S. §6020.512(b), and that Exhibit B attached thereto identifies “the surface area size, the exact location of disposal, a description of the types of hazardous substances and a description of any response actions taken in connections therewith.” For purposes of this Agreement, “Hazardous Substances” means those elements and compounds which are designated as such in Section 101(14) of the Comprehensive Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Section 9601 (14), as amended, all petroleum products and by-products, and any other hazardous substances as that term may be further defined in any and all applicable Environmental Laws (as hereinafter defined). “Hazardous Wastes” means any hazardous waste, residential or household waste, solid waste, or other waste as defined in applicable Environmental Laws. To PAID’s knowledge, PAID has not received any summons, citation, directive, letter or other written communication from any Governmental Authority concerning any intentional or unintentional action or omission on PAID’s part which (a) resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes on the Properties in violation of applicable Environmental Laws, or (b) related in any way to the generation, storage, transport, treatment or disposal of Hazardous Substances or Hazardous Wastes on the Properties in violation of applicable Environmental Laws.

5.1.10 No Litigation. There is no action, suit or proceeding as to which PAID is a defendant pending or, to PAID’s knowledge, threatened, against or affecting the Property or any portion thereof, or PAID’s interests therein, or relating to or arising out of the ownership, management or operation of the Property in any court or before or by Governmental Authority

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having jurisdiction over PAID or any portion of the Property, which could have an adverse effect upon its performance under this Agreement.

5.1.11 Assessments and Notices. Except as is disclosed in the Disclosure Documents, PAID has received no written notices concerning any work being done or about to be done, or of any assessment or violation issued by any Governmental Authority pertaining to or otherwise affecting the Property.

5.1.12 Condemnation. PAID has not received written notice of, and to PAID’s knowledge, there is no threatened condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Property or any portion thereof.

5.1.13 Historic District. The Properties are located entirely within a National Register Historic District.

5.1.14 KOIZ Zone. The Properties, except for Buildings 3, 25, 41 and 139, are located entirely within a Keystone Opportunity Improvement Zone (the “KOIZ”) established under the laws of the Commonwealth of Pennsylvania.

5.1.15 Aphton Lease. The Aphton Lease has not been modified and remains in full force and effect.

5.1.16 USEDA Grant. The USEDA Grant has not been modified and remains in full force and effect.

5.1.17 Building P. Except as is disclosed in the Disclosure Documents, PAID has not received any written notices from any Governmental Authority, nor has PAID received any written evaluations of the condition of Building P performed by any structural engineers, which indicate that Building P is unsafe for human habitation and/or must be demolished pursuant to Applicable Laws, except as set forth in Schedule 5.1.17 attached hereto.

5.1.18 Disclosure Documents. To PAID’s knowledge, the Disclosure Documents include copies of all notices relating to the Properties either sent by PAID to, or received by

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PAID from, any Governmental Authority during the five (5) year period immediately preceding the Effective Date.

For purposes of this Agreement, including without limitation, Section 5.1, “PAID’s knowledge” shall be limited to the actual knowledge of John S. Grady, Jr., Samuel Rhoads, and Michael Maier.

Except for the representations and warranties contained in Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.1.5, 5.1.7, 5.1.8, 5.1.10 and 5.1.15, the representations and warranties contained in this Section 5.1 shall not survive Closing.

5.2 Representations and Warranties of Urban. Urban, to induce PAID to enter into this Agreement and sell the Property, represents and warrants to PAID as follows:

5.2.1 Power and Authority. Urban is a corporation duly organized and validly existing under the laws of, and is qualified to do business in, the Commonwealth of Pennsylvania, and has all requisite powers and consents and approvals to enter into and to perform all of its obligations under this Agreement and under any document or instrument required to be executed and delivered on behalf of Urban hereunder without any action being taken, or the joinder or execution to or of any agreement, by any other person or entity. This Agreement is, and all documents that are to be executed by Urban and delivered to PAID in connection with the transaction contemplated herein will be, legal, valid and binding obligations of Urban, enforceable against Urban in accordance with their respective terms.

5.2.2 No Violation of Agreements. The execution and delivery by Urban of this Agreement and the performance by Urban of its obligations hereunder have been duly authorized by all requisite action and such execution, delivery and performance will not result in a breach of any of the terms or provisions of or constitute a default (or a condition which upon notice or lapse of time or both would constitute a default) under any agreement pursuant to which Urban was formed or is governed or under any agreement, instrument or obligation to which Urban is a party or by which Urban is bound, and will not constitute a violation of any law, regulation,

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order, judgment, writ, injunction or decree applicable to Urban of any court or of any federal, state or municipal body or any governmental authority having jurisdiction over Urban.

5.2.3 Litigation. There are no actions, suits or proceedings pending, or, to the knowledge of Urban, threatened, against Urban at law or in equity or before or by any Governmental Authority having jurisdiction over Urban which could have a material and adverse effect upon Urban’s performance of this Agreement.

5.2.4 City Taxes. Urban is not now, and as of Closing shall not be, an adjudicated tax delinquent with respect to any City of Philadelphia (the “City”) tax which remains unpaid, nor shall Urban then be lawfully prohibited from doing business with the City.

5.2.5 Obligations. Urban is not in default under any obligations (and no condition exists which upon notice or lapse of time or both would constitute a default), with PIDC and the Pennsylvania Industrial Development Authority (“PIDA”) after the giving of any required notices and the expiration of any applicable grace periods without a cure having been effectuated.

5.2.6 AS IS, WHERE IS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE SCHEDULES AND EXHIBITS ATTACHED HERETO, URBAN ACKNOWLEDGES THAT IF URBAN ACQUIRES THE PROPERTY, IT WILL DO SO BASED SOLELY ON ITS OWN EVALUATION OF THE MERITS AND RISKS OF MAKING AN INVESTMENT IN THE PROPERTY, AND BASED ON URBAN’S OWN DETERMINATION THAT SUCH AN INVESTMENT IS SUITABLE TO URBAN. URBAN SHALL ACQUIRE THE PROPERTY “AS IS, WHERE IS,” SUBJECT TO ALL FAULTS AND DEFECTS, WITHOUT ANY OBLIGATION OF PAID TO PERFORM ANY REPAIRS, IMPROVEMENTS, MAINTENANCE OR OTHER WORK TO THE PROPERTY OR ANY PART THEREOF, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SCHEDULES AND EXHIBITS ATTACHED HERETO, AND WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND FROM PAID EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS REGARDING THE CONDITION OF THE PROPERTY OR WARRANTIES OF FITNESS,

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MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, HABITABILITY OR TENANTABILITY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

Except for the representations and warranties contained in Sections 5.2.1, 5.2.2, 5.2.3, 5.2.4 and 5.2.6, the representations and warranties contained in this Section 5.1 shall not survive Closing.

ARTICLE 6

ADDITIONAL COVENANTS

6.1 Additional PAID’s Covenants.

6.1.1 Operations. Except for damage by casualty (which shall be governed by Article 10 hereof) and condemnation (which shall be governed by Article 10 hereof), PAID shall (a) perform all repairs and replacements, structural and nonstructural, which are required with respect to any portion of the Property to maintain it in the same manner as each has been performed prior to the Effective Date, reasonable wear and tear excepted, except that, as to Building 10, such obligation shall be expanded, as necessary, to maintain Building 10 in the same condition in which it exists as of the date of this Agreement, reasonable wear and tear excepted, and (b) maintain all fixtures and articles of tangible Personal Property included in the Property in the same manner as they have been maintained prior to the date of this Agreement, reasonable wear and tear excepted, including, without limitation, plumbing, heating, ventilation, air conditioning, lighting and cooling fixtures, appliances, carpeting, fittings and all other personalty owned by PAID appurtenant to, attached to or installed on any portion of the Property.

6.1.2 Insurance. With respect to Building 10, PAID shall maintain through the Closing Date an insurance policy with a limit of Five Million Dollars ($5,000,000.00) and with a deductible of One Hundred Thousand Dollars ($100,000.00), in accordance with the certificate attached hereto as Schedule 6.1.2.

6.1.3 Required Notices. PAID shall notify Urban of any material change in any of the information set forth in Article 5 hereof, the Exhibits and Schedules hereto or the other

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written information delivered by or on behalf of PAID pursuant to this Agreement, promptly after PAID has knowledge of such material change.

6.1.4 Access. PAID shall afford Urban, its attorneys, accountants, consultants and other representatives (collectively, the “Urban Representatives”) access to the Property pursuant to a Right of Entry Agreement between PAID and Urban attached hereto as Schedule 6.1.4 (the “ROE Agreement”) provided that this Agreement has not been terminated in accordance with the terms hereof, in which event the access rights pursuant to the ROE Agreement shall also be automatically terminated. Urban’s access rights are not exclusive; PAID shall have the right prior to Closing to have access to the Property for any reason; provided, however, the exercise by PAID of any of its access rights shall be conducted in a manner so as not to unreasonably interfere with Urban’s access rights. Urban’s access rights shall not interfere with the rights of any tenants identified on Schedule 5.1.4.

6.1.5 L&I Certification. PAID shall use its best efforts to deliver to Urban at or before Closing a Certification Statement from the City of Philadelphia Department of Licenses and Inspections confirming the applicable zoning of the Purchased Property and Leased Property and identifying any outstanding notices of uncorrected violations. Notwithstanding the foregoing, PAID shall have no obligation to correct or cure any violations or conditions noted on the Certification Statement given that the Purchased Property and the Leased Property are being transferred in “as is” condition, except, and to the extent, PAID has specifically undertaken such obligations under the Lease Agreement for Building 10.

6.1.6 Rezoning of Property. After the Effective Date, PAID, at its sole cost and expense, shall apply for and diligently prosecute, the rezoning of the Property through the City Council of the City to “C-3” classification (or such other zoning classification as may be appropriate for the uses contemplated by the Master Plan and which permit Urban’s Use) under the Zoning Code of the City of Philadelphia. PAID shall promptly deliver to Urban copies of all such applications, and of any and all correspondence and notices sent or received by PAID with respect to such applications, and of all rulings or approvals relating thereto. Urban shall be permitted to review and comment as to the application and prosecution process, but at no cost, liability, obligation or responsibility to Urban. At Closing, the rezoning shall be final and

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unappealed, with all appeal periods having expired. In the event that rezoning is not final and unappealed, with all appeal periods having expired on or prior to the Closing Date, then Urban shall have the right to either extend the Closing Date for such time as is necessary for the re-zoning to become final and unappealed, with all appeal periods having expired, which extension shall be for a period selected by Urban not to exceed nine (9) months after Urban’s last extension of the Decision Date, or to terminate this Agreement in which event the provisions of Section 7.6 shall apply. In the event that the rezoning is not final and unappealed, with all appeal periods having expired by such Closing Date, as the same may have been extended, then Urban shall have the right either to terminate this Agreement by providing PAID with written notice of such termination within five (5) days prior to such Closing Date, in which event the provisions of Section 7.6 shall apply, or to complete Closing, but in such latter event, PAID shall have a continuing obligation, at its sole cost and expense, to seek the aforesaid rezoning of the Property notwithstanding PAID’s best efforts in that regard, until the same is granted and is final and unappealed which then shall be a Surviving Obligation of PAID for a period not to exceed two (2) years after the date of Closing. If such rezoning of the Property has not been accomplished to the standard therefor set forth in this Section 6.1.6 prior to the expiration of such two (2) year period, then it shall no longer be Surviving Obligation of PAID. Notwithstanding the foregoing, if said Closing is completed before the rezoning of the Property, as aforesaid, has been accomplished by PAID, Urban shall have the right, but not the obligation, by written notice to PAID, to undertake such rezoning or to seek a variance, as Urban may elect, in which case PAID, shall deliver to Urban all copies of PAID’s applications and related documentation sent or received with respect to such rezoning efforts, at no cost or expense to Urban, and thereafter PAID shall cooperate with Urban, but at no additional cost or expense to PAID.

6.1.7 No Modification of Aphton Lease. PAID shall not modify any of the provisions of the Aphton Lease in any manner which would abrogate or otherwise impair PAID’s ability to enforce its rights thereunder to terminate the Aphton Lease or to relocate Aphton to an alternate location as of the Closing Date, or would or could result in any claim, agreement or demand on the part of Aphton that the termination and relocation rights in favor of PAID are unenforceable in accordance with their terms. PAID’s obligation to enforce its right to terminate the Aphton Lease or to relocate Aphton to an alternate location, are covenants which necessarily shall be Surviving Obligations.

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6.1.8 Stage I and Stage II Work.

(a) Stage I Work. During the Due Diligence Period, PAID shall cooperate and coordinate with Urban to determine the timing and method of the commencement and completion of the items hereinafter collectively defined as the “Stage I Work”, it being understood that Stage I Work shall be divided into three (3) phases as hereinafter set forth and completed by the Stage I Outside Completion Date (as hereinafter defined); subject, however, to the provisions of Section 6.1.8(e) hereof.

(b) Stage II Work. During the Due Diligence Period, PAID shall cooperate and coordinate with Urban to determine, to the extent possible, the scope of the items hereinafter defined as the “Stage II Work” and the timing of the commencement and completion thereof.

(c) Scope of Stage I Work. Stage I Work shall consist of (i) a first phase comprised of (A) the completion of the utilities work referenced in Section 6.1.12 hereof, and (B) the beautification and improvements as shown on the Master Plan of both sides of Flagship Drive, and of Kitty Hawk Avenue between Broad Street and Sixteenth Street, and both sides of Sixteenth Street between Kitty Hawk Avenue and Flagship Drive; (ii) a second phase comprised of the refurbishment and beautification as shown on the Master Plan of the public areas adjacent to Buildings 139, 543, 25 and 41, including, but not limited to, the area surrounding Dry Dock Number 1, which beautification necessarily shall include the removal of all chain-link fencing on Dry Dock Number 1 and the area surrounding it; and (iii) a third phase comprised of (A) the opening of vehicular access (which shall provide for vehicular access, ingress and egress at least during Urban’s customary business hours of 7:00 a.m. to 7:00 p.m., Monday through Friday) over the 26th Street corridor from Penrose Avenue to the entrance into the PAID Parcel and then over 26th Street to its intersection with Langley Avenue, including, but not limited to, the removal of barriers (which may be left at the side of the road), debris, shrubs and saplings as have been identified and agreed upon during the Due Diligence Period, and (B) the installation of a new security booth at the 26th Street entrance into the PAID Parcel.

(d) Scope of Stage II Work. Subject to modification during the Due Diligence Period as set forth in Subsection 6.1.8(b) above, with the approval of Urban, which

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approval may not be withheld if the modification is consistent with the Master Plan, and which approval shall not be unreasonably withheld, delayed or conditioned if the modification is not consistent therewith, and subject to further modification if, and to the extent required by virtue of the amount of funding received therefore by PAID, Stage II Work shall consist of: (i) the completion of the upgrading of the 26th Street corridor, “including resurfacing, curbing, landscaping, lighting, signage, and other streetscape improvements” from 26th Street to Broad Street, as more particularly described on Page 93 of the Master Plan, and (ii) the beautification of the waterfront area known as the “Esplanade.” Urban shall provide PAID with Urban’s final comments to the scope of the proposed Stages II Work and the timing thereof, if applicable, within fifteen (15) days after the receipt thereof from PAID, and PAID shall confirm, within five (5) days thereafter, whether any changes to the proposed scope and timing of the Stage II Work set forth in Urban’s comments thereto have been incorporated in the final version thereof.

(e) Completion of Work. All Stage I Work shall be commenced and completed, at the sole cost and expense of PAID: (i) the aspect of the first phase relating to the utilities work referenced in Section 6.1.8(c)(i)(A) hereof shall be completed by the later of the date that is agreed to by PAID and Urban during the Due Diligence Period which will enable Urban to obtain either a temporary or permanent certificate of occupancy (or its equivalent) by a date selected by Urban, at its absolute discretion (it being understood that such date may be no earlier than the date that is six (6) months after the date on which Urban delivers its utility specifications to PAID), and the aspect of the first phase relating to beautification and improvements referenced in Section 6.1.8(c)(i)(B) hereof shall be coordinated and completed in accordance with the schedule to be produced pursuant to Section 6.2.3 so that such work is substantially completed to meet the Building Occupancy Dates for Buildings 7, 12 and 15; (ii) the second phase shall be completed within three (3) months after the River Associates Relocation Date (which completion shall be subject to prevailing weather conditions so long as PAID completes all aspects thereof promptly after such weather conditions have abated); and (iii) the third phase shall be completed prior to the Building Occupancy Date for Building 10. The outside date for the completion of all Stage I Work shall be three (3) years after the date of Closing (the “Stage I Outside Completion Date”). PAID specifically confirms that PAID has (A) Seven Hundred Fifty Thousand Dollars ($750,000.00) to invest in the commencement and completion of that portion of the Stage I Work pertaining to the refurbishment and beautification

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of the aforesaid public areas around Buildings 139, 543, 25 and 41, plus Dry Dock Number 1, and (B) all additional funds necessary for the commencement and completion of the balance of Stage I Work in addition to the funds earmarked in the preceding clause (A) with respect to the refurbishment and beautification of the public areas enumerated therein. All funds referenced in clauses (A) and (B) of this Section 6.1.8(e), shall continue to be maintained by PAID specifically for the completion of the Stage I Work. Subject to PAID’s receipt of funding for the Stage II Work, PAID shall coordinate with Urban both the scope of such Stage II Work and the timing of the commencement and completion of such Stage II Work.

(f) PAID’s obligations pursuant to this Section 6.1.8 shall be a Surviving Obligation.

6.1.9 Existing Leases. PAID shall keep and observe and perform all of its obligations as landlord under the Existing Leases set forth on Schedule 5.1.4, as the same are amended or modified pursuant to the provisions of this Agreement, including rights of termination, eviction and recapture of possession, and shall as landlord enforce the obligations of the tenants thereunder. Urban recognizes that such tenants under the Existing Leases may attempt to challenge, object to and/or raise defenses to PAID’s actions, but PAID agrees that the obligation under this Section 6.1.9 includes a duty to act in good faith to respond to, to defend and to contest, and to the extent required, appeal, any challenges, defenses or objections of tenants. So long as PAID so responds, defends, contests and, if necessary, appeals, PAID shall be deemed to be satisfying its obligations under this Section 6.1.9. PAID shall not enter into any additional amendments, modifications, expansions or extensions of the River Associates Lease, the Moran Towing Lease, the Del/San Lease, the DRPA Lease or any new leases for the Option Property or the ROFO Property that would preclude Urban from deriving the benefits of this Agreement, including Urban’s ability to close its option to purchase, and thereafter to use for Urban’s Use, the Option Property free and clear of tenants or occupants in accordance with the Option to Purchase Agreement, and, subject to the provisions of Section 3.2.2 hereof regarding the DRPA Lease and the rights of DRPA, as tenant, thereunder, to close its purchase on the ROFO Property free and clear of the DRPA Lease and of any other tenants or occupants of the ROFO Property in accordance with the ROFO Agreement. PAID’s obligations pursuant to this Section 6.1.9 shall be a Surviving Obligation.

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6.1.10 Waiver of U.S. Navy Deed Restrictions. Notwithstanding the provisions of Section 7.2.1(d), PAID has submitted a request to the U.S. Navy to waive the restriction which prohibits Building O and Building P from being used as an extended stay facility for the employees and guests of Urban with full time staff member(s) in residence (the “U.S. Navy Waiver”). If granted by the U.S. Navy, the U.S. Navy Waiver shall be in writing and in recordable form acceptable to Urban and the Title Company. Anything in this Agreement to the contrary notwithstanding, if the foregoing U.S. Navy Waiver has not been obtained by the Closing Date for Building O and Building P, Urban shall have the right and option not to lease either or both of such Buildings O and P, without affecting the respective rights and obligations of the parties hereto under this Agreement as to all of the other Properties. Furthermore, if the U.S. Navy Waiver has not been obtained by the Closing Date and Urban has elected to lease or to accept an option to lease either Building O and/or Building P, as hereinabove provided, PAID agrees to exercise its best efforts thereafter to obtain the U.S. Navy Waiver. PAID’s obligations pursuant to this Section 6.1.10 shall be a Surviving Obligation for a period of one (1) year after the completion of Closing. If such U.S. Navy Waiver has not been obtained within the aforesaid one (1) year period, then it shall no longer be a Surviving Obligation of PAID, whether or not Urban has leased either Building O and/or Building P.

6.1.11 Gaming. PAID shall use its best efforts to obtain, at or before Closing, the agreement of all other owners of properties located within the HCD, to the inclusion of a restriction which will run with the land as to those properties owned by such third parties, and to the recording of CCRs (as hereinafter defined) containing the same restrictions which will run with the land as to the balance of the HCD, prohibiting in perpetuity the conduct thereon, whether for public or private purposes, of any gaming or gambling activities, and whether or not such activities are permitted or promoted by any Governmental Authority, or otherwise (the “Gaming Restriction”); provided, however, that the Gaming Restriction shall not apply to the Property if it does not apply to all other properties located within the HCD. In the event that PAID is unable to procure the Gaming Restriction on or before the Closing Date, then Urban shall have as its sole and exclusive remedy the right to terminate this Agreement by providing written notice to PAID, in which event the provisions of Section 7.6 shall apply.

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6.1.12 Utilities. PAID, at its sole cost and expense and as part of the first phase of Stage I Work, shall install, or cause to be installed, underground, all utility lines, conduits, laterals and equipment, and shall provide, or cause to be provided, all utility services (potable water, electricity, storm water and sanitary sewer), having commercially reasonable capacities for Urban’s Use. The foregoing installation obligation shall require each utility to be brought to each of the Properties to one point of entry to each Property or Building, except as to electricity, as to which the utility may be brought to transformer(s) serving a Property or Building. PAID shall satisfy its obligations under this Section 6.1.12 with respect to the delivery of its utility services within the period provided for such purpose in Section 6.1.8(e) hereof.

6.2 Additional Urban’s Covenants.

6.2.1 Required Notices. Urban shall notify PAID of any material change in any of the information set forth in Article 5 hereof, the Exhibits and Schedules hereto or the other written information delivered by or on behalf of Urban pursuant to this Agreement, promptly after Urban has knowledge of such material change.

6.2.2 Plans. During the Due Diligence Period, Urban, at its sole cost and expense, shall prepare schematic plans for the Purchased Property and the fit-out of Building 10 (collectively, the “Plans”) and shall deliver a set thereof to PAID. With respect to the exteriors of the Buildings, the Plans shall be based on historic tax credit rehabilitation. In the event that Urban, with respect to the exteriors of the Buildings, does not elect to perform such work based upon historic tax credit rehabilitation, PAID shall have the right to approve such Plans as they pertain to the exteriors of the Buildings only, which approval shall not be unreasonably withheld, conditioned or delayed. If, and to the extent, PAID has approval rights under this Section 6.2.2, Urban shall not make any material changes to such approved Plans as to any matters which were the subject of PAID’s approval thereafter without first obtaining the prior written approval of PAID, which approval shall not be unreasonably withheld, conditioned or delayed. In the event Urban has not completed the Plans by Closing, then the obligations set forth in this Section 6.2.2 shall be a Surviving Obligation. Whether or not Urban elects to perform an historic tax credit rehabilitation, PAID shall have the right to approve Urban’s site improvement work for each Property, which approval shall not be unreasonably withheld, conditioned or delayed so long as

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such work is consistent with any guidelines reasonably established by PAID with respect thereto in the context of, and consistent with, the Master Plan, and such guidelines are delivered to Urban within (30) days of the Effective Date.

6.2.3 Schedule. During the Due Diligence Period, Urban, at its sole cost and expense, shall prepare a preliminary schedule for construction, phasing and occupancy of the Purchased Property and the fit-out of Building 10. PAID shall have the right to approve such schedule, if such schedule provides for any Building Occupancy Date later than the date which is three (3) years after the Closing Date. In the event Urban has not completed the schedule by Closing, then the obligation set forth in this Section 6.2.3 shall be a Surviving Obligation.

6.2.4 Construction. Promptly after Closing and the completion of all design plans and construction drawings, as well as the receipt of all permits and approvals of the Governmental Authorities having jurisdiction with respect to the development of the Purchased Property and Building 10 as contemplated by Urban (which necessarily shall include the receipt of historic tax credit rehabilitation approval therefor), Urban shall cause the commencement of construction of the fit-out of Building 10, and shall cause the commencement of construction of the fit-out of the Purchased Property pursuant to the schedule referenced in Section 6.2.3 hereof. Urban shall complete the fit-out of Building 10, together with the construction of improvements to the Purchased Property, within three (3) years after the Effective Date. All of such work shall be performed in a good and workmanlike manner and in compliance with all Applicable Laws (as hereinafter defined) of all Governmental Authorities. Urban’s obligations pursuant to this Section 6.2.4 shall be a Surviving Obligation.

6.2.5 Subdivision. During the Due Diligence Period, but only after PAID and River Associates Inc. have entered into the River Associates Lease Amendment (all in accordance with the applicable provisions of Section 3.1.3 hereof), Urban and PAID shall mutually agree upon the boundary lines for each of the Properties (“Subdivision”) and attach hereto the proposed subdivision plans as Schedule 6.2.5 (each, a “Subdivision Plan”). After the Effective Date, Urban, at its sole cost and expense, shall apply for and diligently prosecute, the Subdivision. Urban shall promptly deliver to PAID copies of all such applications, and of any and all correspondence and notices sent or received by Urban with respect to such applications,

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and of all rulings or approvals relating thereto. PAID shall cooperate and assist Urban in obtaining the Subdivision, and PAID shall be permitted to review, comment and approve the application and prosecution process, but at no cost, liability, obligation or responsibility to PAID. At the expiration of the initial Due Diligence Period, the Subdivision shall be final and unappealed, with all appeal periods having expired. In the event that Subdivision is not final and unappealed, with all appeal periods having expired on or prior to the expiration of the initial Due Diligence Period, then Urban shall have the right, but not the obligation, to extend the Due Diligence Period as hereinafter provided in Article 7 for such time as is necessary for the Subdivision to become final and unappealed, with all appeal periods having expired.

ARTICLE 7

DUE DILIGENCE CONTINGENCY; TITLE MATTERS; FINANCING

7.1 Due Diligence.

7.1.1 Due Diligence Period and Inspections. For a period ending at the close of business on the date which is ninety-three (93) days after the Effective Date of this Agreement (as the same may be extended in accordance with the provisions of this Agreement, the “Due Diligence Period”), Urban (itself or by and through the Urban Representatives) shall have the right, at Urban’s sole cost and expense, to conduct all investigations, inspections, examinations, analyses, tests, studies, feasibility analyses of and with respect to the Property (collectively, the “Due Diligence”) as Urban deems necessary, appropriate or desirable to determine or confirm any matter or thing affecting or relating to the Property, including, but not limited to, the condition (physical and environmental), suitability, value, quality, economic viability and income potential; status (i.e., development, land use, the Survey (as hereinafter defined), Subdivision Plans, approvals and permits; approval of plans by any Governmental Authority, including, but not limited to, the Pennsylvania Historical and Museum Commission (including applicable demolition); zoning classification, permits and compliance (including, but not limited to, compliance with all applicable laws, statutes, ordinances, regulations and codes now existing or hereafter enacted or promulgated (including, but not limited to, those pertaining to zoning, planning, subdivision, occupancy, environmental, health, fire, historic preservation, historic tax credits, building, safety, and tax incentives) (collectively, the “Applicable Laws”) of any

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governmental, quasi-governmental or municipal entity, agency, department, authority, board or commission (collectively, the “Governmental Authority”); adequacy, location, condition, capacity and availability of on-site and off-site infrastructure and improvements and utilities and utility services and facilities; state and condition of title to the Property and the existence and nature of any liens, encumbrances, defects or title objections; and the overall feasibility and suitability of purchasing the Property for the construction, development and operation of the Project, which necessarily shall include the availability of tax credits and incentives and financing for the Project on terms and conditions acceptable to Urban. Applicable Laws may include, without limitation (a) the “Americans With Disabilities Act of 1990” P.L. Section 101-336, 42 U.S.C. § 1201 et seq.; (b) Environmental Laws (defined below); (c) the “Fair Practices Ordinance” (codified in the Philadelphia Code at Chapter 9-1100); and (d) the Philadelphia Code. For purposes of this Agreement, “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended from time to time (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as amended from time to time (“RCRA”), and the Clean Water Act, 33 U.S.C. §§ 7401 et seq., as amended from time to time, the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended from time to time, the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., as amended from time to time, as well as any other federal, state, interstate and local environmental statutes, ordinances, rules, guidelines, regulations and orders relating to health, safety or the environment.

7.1.2 Property Access. During the Due Diligence Period, Urban and the Urban Representatives shall have the right to enter upon the Property in accordance with the ROE Agreement, provided this Agreement has not been terminated in accordance with the terms hereof.

7.1.3 Document Delivery. At or prior to the Effective Date of this Agreement, PAID has delivered or made available to Urban the Disclosure Documents. Within thirty (30) days after the Effective Date of this Agreement, Urban shall advise PAID in writing if there are any additional materials related to the Properties that Urban may want to review which were not included in the Disclosure Documents. If so advised and in PAID’s possession, PAID shall deliver such items to Urban with respect to Urban’s notice in this regard within five (5) days

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after PAID’s receipt of Urban’s notice. Furthermore, if any materials relating to the Properties come into the possession of PAID at any time after the Effective Date, PAID shall immediately provide copies thereof to Urban.

7.2 Title.

7.2.1 Title to the Purchased Property and the Leased Property shall be good and marketable and insurable at regular rates by First American Title Insurance Company (the “Title Company”), subject to all liens, claims encumbrances, easements, reservations, restrictions and objections of record (collectively, the “Permitted Exceptions”) including, but not limited to:

(a) Acts of Assembly and local ordinances and such easements, restrictions, easements for abutting streets and privileges or rights of or for utilities as do not interfere with use of the Purchased Property and the Leased Property for Urban’s Use;

(b) All items shown on the Survey of the Purchased Property and the Leased Property prepared for Urban. Urban agrees to supply PAID with an ALTA survey of the Purchased Property and the Leased Property (together with a boundary and legal description for each) prepared by a professional land surveyor who is registered in and licensed by the Commonwealth of Pennsylvania (collectively, the “Survey”). The legal description of each Purchased Property and the Leased Property shall be consistent with the respective approved Subdivision Plan and then drawn on the Survey and shall be attached to and recorded with the Deed (as hereinafter defined). All costs related to the Survey shall be borne by Urban.

(c) Real estate taxes, personal property taxes and all other public or governmental charges and public or private assessments against the Purchased Property and the Leased Property (including, but not limited to, special or general assessments, or charges, liens or encumbrances for sewer, water, drainage or other public improvements; subject, however, to applicable prorations as of the Closing Date between the parties hereto;

(d) Any and all restrictions set forth in the Quitclaim Deed delivered to PAID by the United States of America for the Purchased Property and the Leased Property, a copy of which is attached hereto as Schedule 7.2.1 (the “Navy Deed”), subject to the provisions of Section 6.1.10 concerning the U.S. Navy Waiver.

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7.2.2 Urban acknowledges and agrees that PAID is in the process of preparing covenants, conditions and restrictions in conjunction with the Master Plan that PAID intends to record against the PAID Parcel which shall address, inter alia, uses of the PAID Parcel, including without limitation, the formation of districts which includes the HCD, restrictions affecting property located in the PAID Parcel, and covenants concerning utilities and utility services (collectively, the “CCRs”). With respect to the CCRs which PAID intends to record against the Property at or before Closing, PAID shall provide Urban with a copy of such CCRs for Urban’s review, comment and approval during the Due Diligence Period. PAID covenants and agrees not to modify the CCRs without Urban’s prior approval after the expiration of the Due Diligence Period and prior to the completion of Closing.

7.2.3 All title search and title insurance costs shall be paid by Urban.

7.2.4 After Urban’s receipt of the title commitment and the Survey, but in any case within seventy-five (75) days following the Effective Date of this Agreement, Urban shall deliver to PAID a written notice identifying any exceptions in the title commitment and/or matters on the Survey which are unacceptable to Urban. Within five (5) days after receipt of Urban’s notice, PAID shall advise Urban in writing whether or not PAID is able to cause the objectionable matters to be removed at or prior to Closing, and in that regard PAID agrees to cause to be released and removed at or before Closing all mortgages, deeds of trust and other monetary liens, all rights of occupancy which and not specifically intended to survive Closing, options, rights of first refusal or rights of first offer to purchase, sell, lease or exchange any of the Properties other than those options or rights created by this Agreement. If PAID’s notice indicates matters that PAID is unable to remove such objectionable matters, then within five (5) days after receipt of PAID’s notice, Urban shall, by written notice to PAID, either elect to take such title as PAID can give, without abatement of the Purchase Price except as to monetary liens, or, in the alternative, to terminate this Agreement in accordance with Section 7.5 and Section 7.6.

7.2.5 The Purchased Property as described herein shall be conveyed at Closing by PAID to Urban by quitclaim deed (the “Deed”), subject to the Permitted Exceptions. The

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Deed will also include provisions substantially similar to those set forth in the Navy Deed. The form of Deed is attached hereto as Schedule 7.2.5.

7.2.6 The Navy Deed contains indemnification provisions from the United States of America, as grantor, which inure to the benefit of PAID, as grantee. It is the intent of PAID and Urban that Urban be entitled to the benefits and obligations of the indemnification provisions in the Navy Deed, as such provisions apply to any grantee, successor or assign of PAID. At the request of Urban, PAID shall cooperate with Urban, at Urban’s sole cost and expense, to obtain an assignment of the benefit of the indemnification provisions from the United States of America to Urban, which cooperation shall be a Surviving Obligation of PAID.

7.2.7 During the Due Diligence Period, Urban and PAID shall negotiate the terms and conditions of any reciprocal easement and operating agreement (the “Reciprocal Agreement”) necessary to create certain reciprocal easements and obligations not addressed in the CCRs, but subject to the terms, covenants, conditions and agreements contained in this Agreement, such as:

(a) Maintenance of utilities serving Purchased Property and the PAID Parcel;

(b) Maintenance by PAID of common areas within the PAID Parcel;

(c) Granting of exclusive parking rights to Urban on the PAID Parcel including, without limitation, the diagonal on-street parking spaces (i) adjacent to Building 10 along Broad Street and any parking spaces on the south side of Kitty Hawk Avenue between Broad and Sixteenth Streets (to the extent physically feasible), and (ii) except for those parking spaces contractually granted by PAID to the Philadelphia Museum of Art prior to the Effective Date, any parking spaces on the north side of Flagship Drive between Broad and Sixteenth Streets (to the extent physically feasible), together with the obligation of PAID, at its sole cost and expense, to enforce such parking rights on behalf of Urban;

(d) Payment of CAM by Urban commencing as to each Property (except as to Building 543 and to Building 10) on its respective Building Occupancy Date. As to

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Building 10, the payment of CAM shall commence as provided in Section 2.1.1(a) hereof. As to Building 543 only, CAM shall be phased in as follows: (i) there shall be no CAM during the first twelve (12) month period after the Building Occupancy Date; (ii) during the second full twelve (12) month period after the Building Occupancy Date: twenty (20%) percent; (iii) during the third full twelve (12) month period after the Building Occupancy Date: forty (40%) percent, (iv) during the fourth full twelve (12) month period after the Building Occupancy Date: sixty (60%) percent; (v) during the fifth full twelve (12) month period after the Building Occupancy Date: eighty (80%) percent; and (vi) during the sixth full twelve (12) month period after the Building Occupancy Date and thereafter: one hundred (100%) percent; each calculated at the square footage rate of CAM then due and payable for the other Properties; and

(e) The parties acknowledge that a continuation of the present view to and over the Delaware River for the distance of the frontage of such of the Properties bordering the Delaware River and located thereon from Broad Street to Sixteenth Street was one of the considerations of Urban to develop the Project. In order to satisfy Urban’s reasonable expectation of this view, PAID agrees that PAID will use its best efforts in order to preserve as much of Urban’s view to and over the Delaware River for the distance of the frontage of such of the Properties bordering the Delaware River and located thereon from Broad Street to Sixteenth Street, subject to the rights of the DRPA under the DRPA Lease. Against this background, PAID agrees not to construct any permanent improvement, reconstruct any existing building above its current elevation, without first obtaining the consent of Urban, which consent shall not be unreasonably withheld, conditioned or delayed (which right shall be a covenant to run with the land), subject to the rights of DRPA under the DRPA Lease. PAID reserves the right to construct improvements as shown on the Master Plan, such as a jogging path, sidewalks, ancillary amenities and/or support buildings.

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7.2.8 During the Due Diligence Period, Urban and PAID shall negotiate the terms and conditions of any necessary Cooling Tower Easement, to the extent such rights are not available under currently existing documents to the satisfaction of Urban.

7.3 Financing.

7.3.1 During the Due Diligence Period, PAID, through PIDC, shall identify, facilitate and arrange for (a) loan commitments binding until Closing (or until such later date as may be acceptable to Urban in its absolute discretion) as to approximately seventy percent (70%) of the total loan package, on such terms and conditions as are acceptable to Urban, and (b) such other assurances as are acceptable to Urban binding until Closing (or until such later date as may be acceptable to Urban in its absolute discretion) for the remaining approximately thirty percent (30%) of the total loan package, on such terms and conditions as are consistent with the loan programs available to PAID, all from a public, quasi-public or economic development authority(ies), for a total loan package of the lesser of either Fifteen Million Dollars ($15,000,000), or fifty percent (50%) of Urban’s total cost for Buildings 10, 7, 12 and 15 as established during the Due Diligence Period by Urban to the reasonable satisfaction of PAID (the “Public Financing”). The Public Financing shall have a blended interest rate of three and one-half percent (3.5%), and an average maturity date of fifteen (15) years from the Closing Date and shall be funded in accordance with the programs for such loans. Urban confirms that the Public Financing shall be secured by a first fee mortgage(s) on the Purchased Property, and/or first leasehold mortgages on the Leased Property, and PAID confirms that it consents to any such leasehold mortgages and shall execute and deliver, in recordable form, such instruments and documents as may be requested of PAID as the fee owner and landlord by the leasehold mortgagees with respect to the leasehold mortgages. PAID’s obligation to identify, facilitate and arrange for the Public Financing shall be conditioned upon Urban timely providing to PAID any and all information and applications which are necessary. Urban, in its sole and absolute discretion, shall have the right to accept or reject any and all of the aforesaid loan commitments without impairing any of Urban’s rights under this Agreement.

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7.3.2 In addition to the Public Financing described in Section 7.3.1 above, during the Due Diligence Period, PAID shall arrange for the commitment, binding until Closing, for a total tenant improvement allowance of One Million Four Hundred Thousand Dollars ($1,400,000.00), plus an additional amount equal to the estimated costs to be incurred by Urban to commence and complete the internal demolition of the Aphton Space in Building 10, which estimate shall be provided by Urban to PAID during the Due Diligence Period (collectively, the “Fit-Out Allowance”). The Fit-Out Allowance shall be paid to Urban in full within ten (10) days after Urban deliveries to PAID a copy of (i) either a temporary or permanent certificate of occupancy (or its equivalent) for Building 10 issued to Urban by the appropriate Governmental Authority; and (ii) an executed certification from Urban’s architect Urban’s general contractor and the City confirming that federal prevailing wages under the Davis-Bacon Act have been paid by the general contractor with respect to work covered by the Fit-Out Allowance; and (iii) AIA Certification Forms 702 and 703 or their equivalent, as to the work which is the subject of the Fit-Out Allowance, a sample of which is attached hereto as Schedule 7.3.2, executed by Urban’s architect and general contractor, evidencing that One Million Four Hundred Thousand Dollars ($1,400,000.00) of work has been completed.

7.3.3 During the Due Diligence Period, PAID shall identify the availability of, if any, and, facilitate and arrange for, grants any of which may then be available through the Commonwealth of Pennsylvania and instrumentalities thereof, the proceeds of which are intended to reimburse a person or entity, in whole or in part, of the costs and expenses which that person or entity actually incurs with respect to the environmental remediation so that Urban may avail itself of such grant after Closing with respect to the Purchased Property and Leased Property.

7.4 Extension of Due Diligence Period. Urban shall have the right and option to extend the Due Diligence Period for three (3) successive periods of thirty (30) days each. Urban shall exercise each option by giving notice to PAID no later than ten (10) days prior to the expiration date of the then current Due Diligence Period.

7.5 Termination. On or before the last day of the Due Diligence Period, as the same may be extended as provided in Section 7.4 hereof (the “Decision Date”), Urban shall have the

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right to terminate this Agreement upon notice to PAID for any reason or no reason, including, without limitation, the procurement of Public Financing as described in Section 7.3.1 hereof and/or Urban’s dissatisfaction with title as described in Section 7.2.4. If for any reason whatsoever, PAID shall not have actually received Urban’s notice of termination under this Section 7.5 on or before the Decision Date, Urban shall be deemed to have absolutely and irrevocably waived such right of termination and such right of termination shall be of no further force or effect.

7.6 Effect of Termination. Upon termination of this Agreement by either PAID or Urban pursuant to any termination rights set forth in this Agreement:

7.6.1 The ROE Agreement and any other agreement providing Urban itself or by and through the Urban Representatives with rights to enter upon, use or occupy all or any part of the Property as provided for in this Agreement shall terminate in accordance with the provisions contained therein upon termination of this Agreement.

7.6.2 Except for the Surviving Obligations, this Agreement shall be of no further force or effect and neither party hereto shall have any further rights, obligations or liabilities hereunder.

7.6.3 Except as a result of a PAID Default (as hereinafter defined), Urban shall promptly deliver to PAID all information provided to Urban by PAID and all information, documents, materials and data that Urban itself or by and through the Urban Representatives discover, obtain or generate in connection with or relating to the Property, to the extent Urban is permitted to deliver such information to PAID.

ARTICLE 8

CLOSING CONDITIONS

8.1 Conditions Precedent to Closing.

8.1.1 Urban’s Conditions. The obligation of Urban to purchase and lease the Property in accordance with this Agreement is expressly conditioned on the satisfaction of each of the following conditions at or prior to the Closing:

(a) Representations and Warranties. Each of the representations and warranties made by PAID in Article 5 of this Agreement shall be in all material respects true and correct at and as of the Closing Date as though such representations and warranties were made on such date.

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(b) Condition of Property; Occupancy. The Purchased Property and the Leased Property shall be in the condition on the Closing Date as required by the provisions of this Agreement, except for damage by casualty (which shall be governed by Article 10 hereof) and condemnation (which shall be governed by Article 10 hereof) and normal wear and tear. At Closing, the Purchased Property and Leased Property shall be free and clear of all leases, and rights and claims of occupancy in favor of third parties, including, but not limited to, Aphton, except for those specific leases which by the provisions of this Agreement are intended to survive.

(c) Performance by PAID. Each of the agreements, undertakings and obligations PAID set forth in Article 6 hereof and all other agreements, undertakings and obligations to be performed by PAID pursuant to this Agreement at or prior to Closing shall have been performed, except to the extent waived by Urban in writing.

(d) Title Commitment. The Title Company shall have issued to Urban marked-up Owner’s and Leasehold Title Commitments, as well as commitments affirmatively insuring Urban’s right and option to purchase the Option Property, or pro forma title policies evidencing that the Title Company is prepared to issue to Urban, as the sole named insured, an ALTA Form B owner’s and leasehold policies of title insurance (collectively, the “Title Policies”) for the Purchased Property, the Leased Property and the Option Property in such amounts as Urban shall determine in its sole and absolute discretion, which amounts shall approximate Urban’s acquisition and improvement costs, insuring title to the Property in Urban, subject only to the Permitted Exceptions and containing such endorsements and affirmative insurance as Urban may require that are available in Pennsylvania. Without limiting the generality of the foregoing, the Title Policies for the Purchased Property, Leased Property and Option Property, shall not contain any exceptions for mechanic’s or materialmen’s liens or the rights of parties in possession (exclusive of parties under Existing Leases having a continuing

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right of possession with respect to portions of the Option Property in a manner which is consistent with the provisions of this Agreement applicable thereto).

(e) Concurrent Obligations. PAID shall have delivered or caused to be delivered the documents referred to in Section 8.2 hereof to Urban.

All of the foregoing conditions precedent set forth in this Section 8.1.1 are for the benefit of Urban and not PAID. Urban may elect, at its sole discretion, to (i) waive any such conditions precedent or, (ii) extend the time for the satisfaction of such conditions for such additional period and upon such conditions as Urban may elect by written notice to PAID, or (iii) terminate this Agreement by written notice of such intent delivered to PAID by the Closing Date, in which event the provisions of Section 7.6 shall apply. No such waiver shall be deemed a waiver of any other or subsequent conditions hereunder.

8.1.2 PAID’s Conditions. The obligation of PAID to sell and lease the Property in accordance with this Agreement is expressly conditioned on the satisfaction of each of the following conditions at or prior to the Closing:

(a) Representations and Warranties. Each of the representations and warranties made by Urban in Article 5 of this Agreement shall be in all material respects true and correct at and as of the Closing Date as though such representations and warranties were made on such date.

(b) Performance by Urban. Each of the agreements, undertakings and obligations of Urban set forth in Article 6 hereof and all other agreements, undertakings and obligations to be performed by Urban pursuant to this Agreement at or prior to Closing shall have been performed, except to the extent waived by PAID in writing.

(c) Concurrent Obligations. Urban shall have delivered or cause to be delivered to PAID the Purchase Price and the documents referred to in Section 8.2 hereof.

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(d) All of the foregoing conditions precedent set forth in this Section 8.1.2 are for the benefit of PAID and not Urban. PAID may elect, at its sole discretion, to (i) waive any such conditions precedent, or (ii) extend the time for the satisfaction of such conditions for such additional period and upon such conditions as PAID may elect by written notice to Urban, or (iii) terminate this Agreement by written notice of such intent delivered to Urban by the Closing Date, in which event the provisions of Section 7.6 shall apply. No such waiver shall be deemed a waiver of any other or subsequent conditions hereunder

8.1.3 Contingencies. PAID and Urban agree that all contingencies, whether set forth in Article 7 or otherwise contained in this Agreement, as of the Closing Date, shall be deemed waived, satisfied and released unless otherwise identified herein as a Surviving Obligation.

8.2 Deliveries at Closing.

8.2.1 By PAID. At Closing, PAID shall deliver to Urban the following:

(a) Deed. The Deed in the form attached as Schedule 7.2.5, duly executed and acknowledged by PAID.

(b) Bill of Sale. If applicable, a duly executed and acknowledged Bill of Sale without warranty, conveying to Urban all of the Personal Property, prepared by Urban’s counsel in form reasonably acceptable to PAID.

(c) Miscellaneous Assignment. A duly executed and acknowledged Assignment, without warranty, prepared by Urban’s counsel in form reasonably acceptable to PAID, transferring to Urban all of PAID’s right, title and interest, if any, in and to (i) all assignable warranties and guarantees in respect of the Real Property and the Personal Property; and (ii) all transferable licenses, permits and authorizations of any kind obtained by PAID in connection with the ownership, operation or maintenance of the Purchased Property (the “Miscellaneous Assignment”).

(d) Right of First Offer. A duly executed and acknowledged counterpart of the ROFO Agreement.

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(e) Option to Purchase Agreement. A duly executed and acknowledged counterpart of the Option to Purchase Agreement.

(f) Repurchase Agreement. A duly executed and acknowledged counterpart of the Repurchase Agreement (as hereinafter defined).

(g) Cooling Tower Easement. A duly executed and acknowledged counterpart of the Cooling Tower Easement, if applicable.

(h) Gaming Restriction. Evidence of the Gaming Restriction, if procured.

(i) Lease Agreements; Memoranda of Lease. A duly executed counterpart of the lease agreement and a memorandum of lease therefor (in recordable form acceptable to Urban) for each of Building 10, and, if Urban so elects, Building O and/or Building P, in the forms to be attached hereto as Schedule 2.1(a), 2.1(b) and 2.1(c), respectively.

(j) Reciprocal Agreement. A duly executed and acknowledged counterpart of the Reciprocal Agreement, if applicable.

(k) Original Documents. Executed originals of each of the following, to the extent in the possession of or reasonably available to PAID: (i) all certificates of occupancy, licenses, permits, authorizations and approvals issued in connection with the construction and/or operation of the Property; and (ii) all unexpired assignable warranties and guarantees made by or received from any third party with respect to the Property or any part thereof.

(l) Title Insurance Requirements. Such documentation as may be required to clear title of liens and encumbrances to be removed by PAID at Closing, including, without limitation, such affidavits of title or other certifications as the Title Company may reasonably require to issue the Title Policy in accordance with this Agreement.

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(m) Closing Statement. A closing statement, in form reasonably satisfactory to PAID and Urban, setting forth the Purchase Price and the closing adjustments and prorations, signed by PAID.

8.2.2 By Urban. At Closing, Urban shall deliver to PAID the following:

(a) Purchase Price. The Purchase Price for the Property.

(b) Miscellaneous Assignment. A duly executed and acknowledged counterpart of the Miscellaneous Assignment.

(c) Right of First Offer. A duly executed and acknowledged counterpart of the ROFO Agreement.

(d) Option to Purchase Agreement. A duly executed and acknowledged counterpart of the Option to Purchase Agreement.

(e) Repurchase Agreement. A duly executed and acknowledged counterpart of the Repurchase Agreement.

(f) Lease Agreements; Memoranda of Lease. A duly executed counterpart of the lease agreement and a memorandum of lease therefor (in recordable form acceptable to PAID) for each of Building 10, and, if Urban so elects, Building O and/or Building P, in the forms to be attached hereto as Schedule 2.1(a), 2.1(b) and 2.1(c), respectively.

(g) Reciprocal Agreement. A duly executed and acknowledged counterpart of the Reciprocal Agreement, if applicable.

(h) Cooling Tower Easement. A duly executed and acknowledged counterpart of the Cooling Tower Easement, if applicable.

(i) Closing Statement. A closing statement, in form reasonably satisfactory to PAID and Urban, setting forth the Purchase Price and the closing adjustments and prorations, signed by Urban.

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(j) Title Policy. The Title Company shall deliver to Urban the title policies as required by Section 7.2 hereof.

8.2.3 Further Instruments. PAID and Urban shall each execute and deliver such other instruments as are reasonably required to close the purchase and sale of the Property in accordance with the terms hereof.

8.2.4 Memoranda of Agreements. Urban reserves the right, in lieu of recording the Repurchase Agreement, to have PAID and Urban execute and deliver a memorandum thereof for recordation purposes.

8.3 Closing Adjustments and Expenses.

8.3.1 The following shall be apportioned between PAID and Urban at the Closing on the basis of the month, year or other period for which such items are computed, Urban being responsible for all expenses to be assumed by Urban hereunder, and entitled to all income from the Property, attributable to periods from and including the Closing Date, and PAID being responsible for all expenses and entitled to all income from the Property prior to the Closing Date:

8.3.2 Utility charges, if any, including electricity, gas, fuel, water and sewer charges.

8.3.3 Real estate taxes, if any, for the tax fiscal periods in which the Closing Date occurs.

8.3.4 Any and all other properly apportionable charges or obligations of PAID which Urban agrees to assume at Closing which relate to the ordinary cost of operation of the Property.

8.3.5 Urban shall be responsible for all realty transfer taxes, if any, payable in connection with the conveyance of the Purchased Property and the leasing of the Leased Property. Urban shall be responsible for all recording costs and title insurance premiums and fees.

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8.3.6 PAID shall be responsible for and pay all expenses incurred by PAID, including, without limitation, PAID’s accountants, consultants and attorneys, and other costs and expenses incurred by PAID in connection with this Agreement and either the sale or lease of the Property, whether or not Closing occurs hereunder. PAID shall be responsible for all fees and commissions payable to CB Richard Ellis and the Julien J. Studley Company and any subagents (the “Broker”) in connection with sale or lease of the Properties by PAID to Urban pursuant to a separate agreement between Broker and PAID, which agreement shall include a release of both PAID and Urban of any claims for a commission on the part of the McDevitt Company, a copy of such agreement and release are attached hereto as Schedule 8.3.6. PAID and Urban represent and warrant to each other that the only agents or brokers involved in these transactions have been the Broker and the McDevitt Company, and PAID and Urban each indemnify, defend and hold harmless the other as to any and all claims brought by any other person or entity arising out of a misrepresentation or breach of warranty under this Section 8.3.6. The indemnity set forth in the prior sentence shall be a Surviving Obligation.

8.3.7 Urban shall be responsible for all expenses incurred by Urban, including, without limitation, Urban’s accountants, appraisers, engineers, building inspectors, attorneys, and other costs and expenses incurred by Urban in connection with its Due Diligence and the purchase and lease of the Property, whether or not Closing occurs hereunder.

ARTICLE 9

POST-CLOSING OBLIGATIONS

9.1 PAID’s Post-Closing Obligations. Each of the following shall be a Surviving Obligation (in addition to all others set forth and deemed to be a Surviving Obligation of PAID pursuant to the provisions of this Agreement):

9.1.1 Stage I Work. The completion of the Stage I Work as provided by the provisions of this Agreement.

9.1.2 Stage II Work. Provided that there is no Urban Post-Closing Default (as hereinafter defined) and PAID has received a definitive funding commitment, PAID shall

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proceed with the design of the Stage II Work, and shall complete the Stage II Work promptly and diligently thereafter.

9.1.3 Continuous Access. PAID shall provide Urban, its agents, contractors, officers, directors, employees and invitees access, ingress and egress to and from the Properties (a) seven (7) days a week, twenty-four (24) hours a day, through a gated entrance at Broad Street, and (b) through and over 26th Street on the hours and days as set forth in Section 6.1.8(c) hereof.

9.1.4 Shuttle Bus Service. PAID, at PAID’s sole cost and expense, shall provide to Urban shuttle bus service between the Pattison Avenue Station of the Broad Street Subway (“Pattison Avenue Station”) and a pick-up/drop-off point at the intersection of Broad Street and Kitty Hawk Avenue or Flagship Drive (the “Bus Stop”), until such time as the Broad Street Subway may be extended to a point within the PAID Parcel and such subway service is open to the public. The shuttle bus service shall run at the intervals hereinafter provided from 7:30 a.m. to 9:30 p.m. Monday through Friday, exclusive of Holidays (as hereinafter defined), and from 9:00 a.m. to 5:00 p.m. on Holidays, Saturdays and Sundays. The frequency interval on (i) Monday through Friday, excluding Holidays, from 7:30 a.m. to 7:00 p.m., shall be at least once every fifteen (15) minutes, and (ii) Holidays, Saturdays and Sundays, from 9:30 a.m. to 5:00 p.m., shall be at least once every one-half (1/2) hour. For purposes of this Section 9.1.4, “Holidays” shall be New Year’s Day, Christmas, Easter, Fourth of July and Thanksgiving. If the Broad Street Subway ceases operations for reasons other than labor strikes or Acts of God, then PAID will use its best efforts to evaluate alternative transit connections to the PAID Parcel, subject to PAID’s determination of the feasibility and funding therefor, and the receipt of the funding therefor. On or before the later of the date which is ninety (90) days after the Closing Date, or May 31, 2005, PAID, at its sole cost and expense, shall erect a passenger shelter at the Bus Stop consistent with those bus shelters utilized by SEPTA on the PAID Parcel. At any time, PAID may propose to Urban an alternative to maintaining the aforesaid shuttle bus service on Saturdays, Sundays and/or Holidays, which alternative shall be subject to Urban’s prior approval, which approval may be granted or withheld in Urban’s sole and absolute discretion.

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9.1.5 Enforcement. PAID, at its sole cost and expense, shall exercise and enforce all of its rights and privileges (a) as landlord, under any leases with third parties occupying space within any buildings or structures within the HCD, including the Existing Leases, including all subsequent amendments, modifications or other agreements pertaining thereto specifically contemplated by this Agreement, such as the termination, eviction and recapture of possession provisions of the Aphton Lease, the Moran Towing Lease and the River Associates Lease Amendment to be executed and delivered pursuant to the River Associates relocation, and (b) as owner, under the CCRs, to ensure compliance with the CCRs.

9.1.6 Common Areas Obligations. PAID covenants and agrees to operate and maintain the Common Areas in good order, condition and repair, and in a safe, secure, well-lit and clean condition, and to provide the common services to the Properties and to the other properties within the PAID Parcel, all in the most cost-effective manner that is reasonable and consistent with the needs of the tenants and occupants of the PAID Parcel, and at least equivalent to the standards at other first-class office campuses located within the greater Philadelphia geographic area (the “Common Areas Obligations”).

9.2 Urban’s Post-Closing Obligations. Each of the following shall be a Surviving Obligation (in addition to all others set forth and deemed to be a Surviving Obligation of Urban pursuant to the provisions of this Agreement):

9.2.1 Plans. Urban, at its sole cost and expense, shall complete any Plans not completed during the Due Diligence Period in accordance with the provisions of Section 6.2.2.

9.2.2 Construction. Promptly after Closing, Urban shall cause the commencement of the fit-out of Building 10 and the construction relating to the Purchased Property in accordance with the provisions of Section 6 and otherwise in accordance with Applicable Laws.

9.2.3 Occupancy. Urban shall occupy each of the Properties upon the completion of construction of each such Property and the issuance to Urban of either a temporary or permanent certificate of occupancy (or its equivalent) with respect thereto. After such initial

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occupancy, Urban’s only obligation in this regard shall be to ensure that each such Property is not left vacant for a period of twenty-four (24) consecutive months.

9.3 Time of the Essence. Time shall be of the essence in the performance of each and every Surviving Obligation to be commenced and completed by PAID and Urban Post-Closing.

ARTICLE 10

CASUALTY AND CONDEMNATION

10.1 Casualty.

10.1.1 If prior to the Closing there shall be any loss, damage or destruction to the Purchased Property and/or the Leased Property (except for Building 10 which shall be governed by Section 10.1.3 below) by fire or other casualty, PAID shall give prompt notice thereof to Urban. Urban shall inspect such damaged Purchased Property and/or Leased Property, as applicable, promptly after receipt of such notice. Within ten (10) days after the date of PAID’s notice, Urban may elect to terminate this Agreement by giving PAID written notice to that effect. In such event, the provisions of Section 7.6 hereof shall govern.

10.1.2 If prior to Closing there shall be any loss, damage or destruction to the Purchased Property and/or the Leased Property (except for Building 10 which shall be governed by Section 10.1.4 below) by fire or other casualty, and this Agreement is not terminated as provided in Section 10.1.1, then Urban shall proceed to Closing and PAID shall have no obligation to repair or restore the Purchased Property and/or the Leased Property, as applicable.

10.1.3 If prior to Closing there shall be any loss, damage or destruction to Building 10, by fire or other casualty, PAID shall give prompt notice thereof to Urban. Urban shall inspect Building 10 promptly after receipt of such notice. Within ten (10) days after the date of PAID’s notice, Urban may elect to terminate this Agreement by giving PAID written notice to that effect. In such event, the provisions of Section 7.6 hereof shall govern.

10.1.4 If prior to Closing there shall be any loss, damage or destruction to Building 10 by fire or other casualty, and this Agreement is not terminated as provided in Section 10.1.3, then Urban shall proceed to Closing and PAID shall have no obligation to repair

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or restore Building 10. PAID shall (a) pay over to Urban the amount of the insurance proceeds, if any, collected by or on behalf of PAID with respect to Building 10, and (b) assign, transfer and set over to Urban by instrument in form in substance reasonably satisfactory to Urban, all of PAID’s right, title and interest in and to any insurance proceeds that are uncollected and that may be paid in respect of Building 10 related to such loss, damage or destruction.

10.2 Condemnation.

10.2.1 If prior to Closing condemnation or eminent domain proceedings are commenced against all or any part of the Purchased Property and/or Leased Property, PAID shall give prompt notice thereof to Urban. Urban shall inspect such Purchased Property and/or Leased Property, as applicable, promptly after receipt of such notice. Within ten (10) days after the date of PAID’s notice, Urban may elect to terminate this Agreement by giving PAID written notice to that effect. In such event, the provisions of Section 7.6 hereof shall govern.

10.2.2 If prior to Closing condemnation or eminent domain proceedings are commenced against all or any part of the Purchased Property and/or Leased Property, and this Agreement is not terminated as provided in Section 10.2.1, then Urban shall proceed to Closing and PAID shall have no obligation to repair or restore the Purchased Property and/or Leased Property affected by such taking. PAID shall (a) pay over to Urban the amount of the condemnation award, if any, collected by or on behalf of PAID with respect to such taking, and (b) assign, transfer and set over to Urban by instrument in form in substance reasonably satisfactory to Urban, all of PAID’s right, title and interest in and to any condemnation awards that are uncollected and that may be paid in respect of any such taking.

ARTICLE 11

DEFAULTS AND REMEDIES; REPURCHASE OPTION

11.1 Default by Urban Prior to Closing. If Urban either fails to keep, observe and perform any terms, covenants, conditions, or provisions of this Agreement or to complete the Closing in accordance with the provisions of this Agreement for any reason whatsoever (an “Urban Default”), PAID shall be entitled, as its sole and exclusive remedy for the Urban

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Default, to terminate this Agreement by written notice to Urban in which event the provisions of Section 7.6 shall apply.

11.2 Default by PAID Prior to Closing. If PAID either fails to keep, observe, and perform any terms, covenants, conditions, or provisions of this Agreement or to complete the Closing in accordance with the provisions of this Agreement (a “PAID Default”), Urban shall be entitled, at its sole and exclusive remedy for the PAID Default, to either (a) terminate this Agreement by written notice to PAID which event the provisions of Section 7.6 shall apply, or (b) seek specific performance of PAID’s obligation to consummate the Closing under this Agreement, provided that Urban must commence such an action for specific performance within thirty (30) days after the Closing Date, failing which Urban shall be deemed to have absolutely and irrevocably waived and relinquished its right to commence such an action for specific performance.

11.3 Waiver of Other Rights and Remedies. Unless otherwise expressly set forth in this Agreement, Urban and PAID hereby expressly waive, relinquish and release all claims, whether in contract or tort, and any other rights or remedies available to them at law, in equity or otherwise by reason of a PAID Default or an Urban Default hereunder, including, but not limited to, the right to seek actual and consequential damages. Urban and PAID hereby expressly waive, relinquish and release all claims, whether in contract or tort, and any other rights or remedies available to them at law, in equity or otherwise by reason of any other breach of a representation, warranty or covenant contained in this Agreement resulting in the non-consummation of Closing.

11.4 Default by Urban After Closing. If after the Closing Date Urban breaches a Surviving Obligation, PAID shall give written notice to Urban specifying the nature thereof, and Urban shall have sixty (60) days after Urban’s receipt of PAID’s notice to effectuate such cure, unless a cure cannot be effectuated within such sixty (60) day period, in which case Urban shall have such additional time (not to exceed 120 days) as necessary to effectuate a cure so long as Urban commences a cure within such sixty (60) day period and prosecutes the same to completion. If Urban fails to effectuate a cure therefor within the time period provided for such purpose (as the same may be extended as aforesaid), the same shall be deemed an “Urban Post-Closing Default”. PAID shall be entitled, at its sole election, to commence in a court of

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competent jurisdiction enforcement proceedings with respect to an Urban Post-Closing Default, as its sole remedy for such Urban Post-Closing Default, except if the Urban Post-Closing Default pertains to Urban’s obligations under Section 9.2.3 with respect to a Purchased Property in which event PAID may repurchase any or all Property as to which such specific Urban Post-Closing Default applies for their then fair market value, as determined by appraisal, all pursuant to an agreement containing the business terms set forth herein and such other terms, covenants, conditions and provisions as may be agreed upon by PAID and Urban during the Due Diligence Period (the “Repurchase Agreement”) to be attached hereto as Schedule 11.4, and to terminate the leases for the Leased Property in accordance with the provisions contained therein.

11.5 Default by PAID After Closing. If after the Closing Date PAID breaches a Surviving Obligation, Urban shall give written notice to PAID specifying the nature thereof, and PAID shall have sixty (60) days after PAID’s receipt of Urban’s notice to effectuate such cure, unless a cure cannot be effectuated within such sixty (60) day period, in which case PAID shall have such additional time (not to exceed 120 days) as necessary to effectuate a cure so long as PAID commences a cure within such sixty (60) day period and prosecutes the same to completion. If PAID fails to effectuate a cure therefor within the time period provided for such purpose (as the same may be extended as aforesaid), the same shall be deemed an “PAID Post-Closing Default”. Urban shall be entitled, at its sole election and, except for the set-off rights hereinafter set forth, as its sole remedy for such PAID Post-Closing Default, to seek specific performance of PAID’s obligations and responsibilities pursuant to the terms contained in this Agreement. Notwithstanding the foregoing, in addition to the right of specific performance, in the event of a PAID Post-Closing Default which would adversely affect the operation of Urban’s business in or from the Properties, Urban may elect:

(a) any rights or remedies set forth in any its leases for the Leased Property, in the ROFO Agreement, in the Option to Purchase Agreement and in the Reciprocal Agreement, and

(b) to cure the PAID Post-Closing Default and, upon presentation of reasonable evidence that Urban has expended sums to cure the same and otherwise has incurred damages and/or expenses as a result of the PAID Post-Closing Default, to deduct such damages

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and expenses from the base rent to become due under any lease for the Leased Property or on account of any purchase price payable under the ROFO Agreement and/or the Option to Purchase Agreement, at Urban’s election, until Urban has been reimbursed in full therefor. PAID Post-Closing Defaults which would adversely affect the operation of Urban’s business include the completion of Stage I Work in accordance with the provisions of this Agreement; the completion of all utility connections, and the maintenance, repair and replacement, as necessary, of all utilities lines to the point of connection to each Building; the failure to provide shuttle bus service as provided by this Agreement; the failure to keep, perform and observe its obligations, as amended or modified pursuant to the provisions of this Agreement, under the Existing Leases; the failure to cause River Associates, Inc. to timely vacate and relocate as provided by this Agreement (subject, however, to the cumulative rent credits as hereinabove provided as a result thereof); the failure to cause Moran Towing Corporation to timely vacate as provided by this Agreement (subject, however, to the cumulative rent credits as hereinabove provided as a result thereof); the failure to deliver possession of the Aphton Space as provided by this Agreement (subject, however, to the cumulative rent credits as hereinabove provided for a delay in delivery of such possession); the failure to pay when due any sums owed by PAID to Urban under this Agreement or under any other agreement contemplated hereby; failure to continue to provide access, ingress and egress over the 26th Street corridor as the same is to be opened as part of Stage I Work; and the failure to keep, observe and perform the Common Areas Obligations. Notwithstanding the forgoing, Urban recognizes that as to a PAID Post-Closing Default relating to the aforesaid completion of all utility connections and the maintenance, repair and replacement of utilities lines, and keeping, performing and observing obligations under the Existing Leases, Urban shall not have the remedy of self-help to cure the same, and its rights and remedies shall only be those rights and remedies provided at law or in equity, including an action for damages and/or specific performance. The rights and remedies in favor of Urban under this Agreement and the other agreements contemplated hereby shall be cumulative and consecutive, any presumption, at law or in equity, or any provision of this Agreement to the contrary notwithstanding.

(c) PAID acknowledges and agrees that the various rent credits or set-off rights to which Urban is entitled under this Agreement and under any of the other agreements contemplated hereby to be applied against base rent due and payable under the lease agreement

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for Building 10 are intended to be cumulative and may be applied from and after the date that the obligation to base rent commences therefor, and that such applications are intended to continue thereunder until Urban is reimbursed, in full, therefor. PAID further acknowledges and agrees that, to the extent Urban is entitled to rent credits or set-off rights under this Agreement and under any of the other agreements contemplated hereby, and the base rent due and payable under the lease agreement for Building 10 is insufficient to reimburse Urban, in full, for such sums, Urban may set-off the remaining sums against the purchase prices for the Option Property and/or the ROFO Property, in addition to any and all collection rights and remedies available to Urban at law or in equity with respect thereto, so that Urban is reimbursed, in full, therefor.

11.6 Waiver of Consequential Damages. Urban and PAID hereby expressly waive, relinquish and release all claims for consequential damages by reason of a PAID Post-Closing Default or an Urban Post Closing Default, anything at law or in equity to the contrary notwithstanding.

ARTICLE 12

MISCELLANEOUS

12.1 Notices. Any notice, request, consent, demand or other communication required or permitted to be given under this Agreement shall be in writing (whether or not the specific provision of this Agreement provides that the same must be written) and given by next business day delivery service with next business day delivery charges paid by sender or by United States mail, registered or certified, with postage prepaid and return receipt required. Notices shall be deemed properly given for purposes of this Agreement one business day after deposit with a next business day delivery service, or three (3) business days after delivery to the United States Postal Service, or otherwise upon actual receipt. Such notices and communications shall be sent to the parties at the following addresses (or to such other or further addresses as the parties may designate by like notice similarly sent):

To PAID:	Philadelphia Authority for Industrial Development
c/o Philadelphia Industrial Development Corporation
2600 Centre Square West
1500 Market Street
Philadelphia, PA 19102
Attn: John S. Grady, Jr., Senior Vice President
Facsimile: 215-568-2453

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with a copy to:	Philadelphia Authority for Industrial Development
2600 Centre Square West
1500 Market Street
Philadelphia, PA 19102
Attention: Ellen S. Brown, Esquire
Facsimile: 215-977-9618

with a copy to:	Dilworth Paxson LLP
3200 Mellon Bank Center
1735 Market Street
Philadelphia, PA 19103
Attn: Joseph F. Kessler, Esquire
Facsimile: 215-575-7200

To Urban:	Urban Outfitters, Inc.
1809 Walnut Street
Philadelphia, PA 19103
Attn: Richard A. Hayne, President
Facsimile: 215-568-1549

with copy to:	Urban Outfitters, Inc.
1809 Walnut Street
Philadelphia, PA 19103
Attn: Glen A. Bodzy, General Counsel
Facsimile: 215-568-1549

with copy to:	Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, PA 19103-6996
Attn: Harry S. Cherken, Jr., Esquire
Facsimile: 215-988-2757

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12.2 Survival. Any and all obligations of this Agreement which, by its or their express terms are intended to survive or which are expected to be complied with or performed after the Closing Date and delivery of the Deed are hereinafter collectively referred to as “Surviving Obligations”. Any express statement of survival contained in any section of this Agreement shall not be construed to imply the survival of any other section of this Agreement. None of the Surviving Obligations of this Agreement shall be deemed or are intended to be merged by reason of any subsequent deed, and any subsequent deed which shall be recorded shall not be deemed to affect or impair the Surviving Obligations under this Agreement. The enforcement of any Surviving Obligation shall be by litigation in accordance with the provisions of Section 12.7 hereof, except and to the extent the provisions of this Agreement specifically provide Urban with rent credits, the right to cure or self help, and the right to set off damages; provided, however, the exercise of any of such rights shall not preclude PAID from challenging the same by litigation in a court of competent jurisdiction.

12.3 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto constitute the entire agreement between the parties with respect to the acquisition, leasing and development of the Property and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12.4 Integration; Interpretation. The Background provisions of this Agreement are hereby incorporated by reference as if fully set forth herein. This Agreement constitutes the entire understanding between the parties hereto and the parties shall not be bound by any prior agreements, understandings or conditions respecting the subject matter hereof other than those expressly set forth and stipulated in this Agreement.

12.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the following:

12.5.1 Without the necessity of obtaining PAID’s prior consent, Urban may assign this Agreement to assignees who are Affiliates (as hereinafter defined) of Urban or any non-Affiliate which is a governmental or quasi-governmental authority providing all or some of the Public Financing to Urban if such assignment is a condition or requirement thereof. However, Urban shall promptly notify PAID of any such assignment and no such assignment

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shall relieve Urban of its obligations hereunder. In addition, Urban, in conjunction with either the completion of Closing or a closing with respect to the Option Property, the ROFO Property and any of the Purchased Property, and/or in conjunction with the leasing of any of the Leased Property, may name nominees which are Affiliates to either take title thereto or to hold the leasehold interest therein. For the purposes of this Section, an “Affiliate” shall mean any entity (a) into or with which Urban may be merged or consolidated, (b) which is controlled by, controls, or is under common control of or with Urban, or (c) which acquires or controls the majority of the assets of Urban. For purposes of this definition, the terms “controlled by,” “controls” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Urban, whether through ownership, legally or beneficially, of voting securities, by contract or otherwise.

12.5.2 Except as set forth in Section 12.5.1 above, Urban shall not, directly or indirectly, assign or attempt to assign all or any part of, or any rights Urban may have in, this Agreement (whether by sale, assignment, or transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), without PAID’s prior written consent, which may be granted or withheld in PAID’s sole discretion. Any assignment which requires PAID’s consent which is completed without PAID’s prior written consent shall be deemed to be a violation of this Agreement. Any attempted assignment made in violation of this Agreement which requires PAID’s consent shall automatically constitute an Urban Default under this Agreement.

12.5.3 PAID, except for a transfer to a Governmental Authority for which no consent is needed, shall not directly or indirectly, assign or attempt to assign all or any part of, or any rights or obligations PAID may have in this Agreement (whether by sale, assignment, or transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), without Urban’s prior written consent, which consent may be withheld in Urban’s reasonable discretion if such assignment, sale or transfer would materially, adversely effect any of the rights or benefits in favor of Urban under this Agreement or any other document or agreement contemplated hereby.

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12.6 Time of Essence. Time is of the essence of this Agreement. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a day that is not a business day, the time for such performance shall be extended to the next succeeding business day. For purposes of this Agreement, a “business day” is a day other than a Saturday, Sunday or legal holiday of the United States or the Commonwealth of Pennsylvania.

12.7 Governing Law. This Agreement is being executed, delivered and is intended to be performed in Philadelphia County, Pennsylvania and the substantive laws of the Commonwealth of Pennsylvania will govern the validity, construction, interpretation and enforcement of this Agreement. The parties consent to the venue and jurisdiction of any federal or state trial or appellate courts of Philadelphia County, Pennsylvania or the Eastern District of Pennsylvania in any action brought to enforce the terms of this Agreement. The parties irrevocably and unconditionally submit to the jurisdiction (both subject matter and personal) of any such courts and irrevocably and unconditionally waive: (a) any objection any party might now or hereafter have to the venue in any such courts; and (b) any claim that any action or proceeding brought in any such courts has been brought in an inconvenient forum.

12.8 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

12.9 Amendments. This Agreement may be amended or modified only by a written instrument executed by PAID and Urban.

12.10 Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto. Delivery of an executed counterpart of this Agreement by facsimile shall have the same binding effect as delivery of an executed original.

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12.11 No Recording. Neither this Agreement nor any memorandum or assignment hereof shall be filed in any public place of record. If recorded, such recording shall not constitute constructive or other notice to any third party. The recording or attempt to record this Agreement or any memorandum or assignment hereof by or on behalf of Urban shall constitute a Urban Default.

12.12 No Joint Venture. Nothing contained in this Agreement will make or will be construed to make the parties hereto partners or joint venturers with each other, it being understood and agreed that the only relationship between PAID and Urban hereunder is that of buyer and seller. Neither will anything in this Agreement render or be construed to render either of the parties hereto liable to any third party for debts or obligations of the other party hereto.

12.13 Limitation of Liability. Anything in Section 11.5 hereof to the contrary notwithstanding, no official, officer, director, shareholder, trustee or employee of PAID or of its agent, the PIDC, shall have any liability, personal or otherwise, with respect to this Agreement, any document or instrument delivered by PAID or PIDC, or the transactions contemplated thereby, nor shall the property of any such person or entity be subject to attachment, levy, execution or other judicial process (except as permitted by the following sentence). Any liability of PAID (or any of its officials, officers, shareholders, trustees, directors, agents, employees, representatives, successors and assigns) under this Agreement shall be enforceable solely out of PAID’s interests in the Properties, it being specifically understood that there shall be no recourse against any other assets, or any personal liability, of PAID, or of PIDC, or any official, officer, director, shareholder, trustee or employee of PAID, or of PIDC. Without in any way limiting the generality of the foregoing provisions of this Section 12.13, nothing contained herein shall waive or amend any defense or immunity which PAID, or PIDC, its officials, officers, directors, shareholders, trustees or employees may have under the Pennsylvania Political Subdivision Tort Claims Act, 42 Pa. C.S.A. § 8541, et seq., or any similar or comparable local, state or federal law or statute. The provisions of this Section 12.13 are deemed to be personal to PAID, shall not run with the land, and shall terminate and be of no further force and effect upon the sale, transfer or other conveyance of any of PAID’s interest in the Properties to other than a Governmental Authority (it being understood that such Governmental Authority as the successor of PAID, may avail itself of the limitation of liability set forth in this Section 12.13 to the same extent as

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available hereunder to PAID). The provisions of this Section 12.13 are not intended to abrogate any of Urban’s remedies specifically enumerated in this Agreement.

12.14 No Waiver. The failure of either party hereto to insist in any one or more instances upon strict performance of any of the terms, covenants, or conditions of this Agreement shall not be construed as a waiver or a relinquishment of that party’s rights to the future performance of any such terms, covenants, or conditions by the other party, in accordance with the terms hereof.

12.15 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties hereto shall be relieved of all obligations under that provision. The remainder of this Agreement shall remain enforceable to the fullest extent permitted by law.

12.16 Attorney’s Fees. If either PAID or Urban shall institute any action or proceeding against the other relating to any of the terms, covenants, conditions or provisions of this Agreement, or if there occurs any default by either PAID or Urban hereunder, the unsuccessful party in such action or proceeding shall reimburse the successful party for reasonable attorney’s fees and other costs and expenses incurred therein by the successful party, including fees, costs and expenses incurred in any appellant proceeding. The parties hereto agree that a provision similar to the foregoing with respect to attorney’s fees, costs and expenses shall be included in each of the lease agreements for the Leased Property in the ROFO Agreement, and in the Option to Purchase Agreement, and in any other agreement contemplated hereunder and executed and delivered by PAID and Urban pursuant hereto, and further agree that in any action or proceeding their prayers for relief shall include a plea for the awarding of attorney’s fees, costs, and expenses in a manner consistent with the provisions of this Section 12.16.

12.17 Further Assurances. After Closing, PAID and Urban shall each reasonably cooperate with the other and shall execute and deliver such instruments and documents as may be necessary in order to fully carry out the intent and purposes of the transactions contemplated by this Agreement.

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12.18 Waiver of Tender. The parties hereto agree that the formal tender of the Purchase Price and of the Deed are hereby waived.

(next page is signature page)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

URBAN OUTFITTERS, INC.

By:	/s/ Richard A. Hayne
	Name:	Richard A. Hayne
	Title:	President

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

By:	/s/ James McManus
	Name:	James McManus
	Title:	Chairman

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Schedule 2.1

PAID FORM OF LEASE

GENERAL TERMS AND CONDITIONS TO

AGREEMENT OF LEASE OF

COMMERCIAL REAL ESTATE

Philadelphia Naval Business Center

Building/Unit:

Street Address:

Philadelphia, PA 19112

71

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GENERAL TERMS AND CONDITIONS TO

LEASE OF COMMERCIAL REAL ESTATE

Building/Unit:

Street Address:

Philadelphia, PA 19112

Philadelphia Naval Business Center

General Terms and Conditions to Lease (“Lease”) is executed as of                 ,              between PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT, a body politic and corporate existing under the laws of the Commonwealth of Pennsylvania , as Landlord (“Landlord”) and                         , a                                          with a principal place of business at                     ,                     ,                  , as Tenant (“Tenant”). This Lease is based upon the following:

ARTICLE I

TERM

SECTION 1.01 Incorporation of Terms

The capitalized defined terms set forth in the attached Agreement of Lease are incorporated herein by reference.

SECTION 1.02 Commencement and Expiration of Term

(a) The Term of this Lease shall, except as otherwise specified herein, commence on the Commencement Date.

(b) Unless shortened, extended, or otherwise revised pursuant to the provisions hereof or as a matter of law, this Lease will end on the Termination Date.

(c) “Term” shall include any and all properly effectuated extension terms.

(d) All references herein to “month” or “months” shall, unless the context requires otherwise, refer to calendar months.

ARTICLE II

RENT

SECTION 2.01 Base Rent

During the Term, beginning on the Rent Commencement Date, Tenant shall pay, without deduction, setoff or counterclaim, Landlord the Base Rent and in advance on or before the first day of each calendar month.

SECTION 2.02 Additional Rent

“Additional Rent” shall mean all the sums required to be paid by Tenant under the terms and conditions of this Lease, including, but not limited to, the following items (regardless of whether or not the amount at issue is specifically defined as Additional Rent when it appears in this Lease): (i) Tenant’s Expense Share, as defined in Section 9.01, (ii) Tenant’s share of Taxes, (iii) any applicable payments in lieu of taxes, and (iv) payments for utility services, all of which shall be paid in advance, without deduction, setoff or counterclaim, on or before the first day of each calendar month.

SECTION 2.03 Rent

(a) Each monthly installment of Base Rent and Additional Rent shall be due and payable on or before the date specified herein for payment, at the address set forth in the Agreement of Lease or at such other place as may be designated by Landlord from time to time, without prior notice or demand and without deduction, counterclaim, or setoff.

(b) In the event any Rent due from Tenant under the terms of this Lease is not paid to Landlord within five (5) days of the due date, Tenant shall also pay as Additional Rent a service, handling and late charge equal to five (5%) per cent of the total payment then due. All payments of Rent not paid within thirty (30) days of the due date shall bear interest in the amount of twelve (12%) percent per annum from the date payment was due to the date of payment. These provisions shall not prevent the Landlord from exercising any other right or remedy herein provided in the event of any default by Tenant.

ARTICLE III

IMPROVEMENTS

SECTION 3.01 Landlord’s Construction; Delays

(a) If Landlord is to perform any construction or renovation (“Landlord’s Work”) on the Leased Premises, the terms and conditions of Landlord’s Work shall be set forth in a rider to be attached hereto and incorporated herein.

(b) In the event Landlord cannot deliver possession of the Leased Premises, for any reason, on or before the Commencement Date (as initially scheduled), (i) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, but (ii) the Commencement Date and the Termination Date shall automatically be extended by a period of time equal to any portion (or to the total of any portions) of the delay that is attributable solely to the acts or omissions of Landlord (and the validity of this Lease and the terms and conditions of this Lease shall otherwise be unaffected and the Lease shall continue in full force and effect). If Landlord is unable to deliver possession of the Leased Premises to Tenant within one (1) year after the date of execution of this Lease, either party shall have the right and option at any time thereafter to cancel this Lease, and in such event this Lease shall be terminated and any money or security deposited with Landlord by or on behalf of Tenant pursuant to this Lease shall be returned to Tenant and neither party shall have any other liability to the other hereunder or as a result of such termination.

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(c) On the Commencement Date of the Term of this Lease, it shall be presumed that all work theretofore performed by or on behalf of Landlord was satisfactorily performed in accordance with, and meeting the requirements of, this Lease, unless within sixty (60) days thereafter Tenant shall notify Landlord, in writing, of the specific deficiencies. The foregoing presumption shall not apply, however, to (i) work that was required but not actually completed by Landlord, which Landlord agrees it shall complete with reasonable speed and diligence (and as to such work the aforesaid sixty (60) day period shall be measured from the date of completion), or (ii) latent defects in such work which could not reasonably have been discovered within said sixty (60) day period, provided Tenant notifies Landlord thereof within sixty (60) days after discovery. Landlord will promptly undertake and diligently prosecute the correction of any defects or deficiencies of which it is notified within the required period. There shall be no abatement or reduction of Rent during the time period or periods in which Tenant identifies and Landlord corrects or otherwise cures such deficiencies and/or “punch list” items.

SECTION 3.02 Tenant’s Improvements; Plans

(a) If Tenant is required or intends to perform any construction, renovation, or demolition (“Tenant’s Work”), the terms and conditions of the Tenant’s Work will be set forth in a rider (“Tenant’s Work Rider”) attached hereto and incorporated herein.

(b) Prior to the commencement of Tenant’s Work at the Leased Premises, Tenant, at Tenant’s cost and expense, shall deliver to Landlord, for Landlord’s written approval, detailed plans and specifications (“Plans and Specifications”), including but not limited to plans and specifications that establish to Landlord’s satisfaction that there shall be no unnecessary or unnecessarily prolonged disruption of any utility service or of telephone service, for all Tenant’s Work. The Plans and Specifications shall be prepared, delivered and approved in accordance with the requirements set forth on the Tenant Work Rider.

(c) Without limiting the scope of the foregoing provisions of this Section 3.02, Tenant shall obtain (and deliver satisfactory evidence thereof to Landlord), prior to commencing the Tenant’s Work, all necessary licenses and permits from (i) the Department of Licenses and Inspections of the City of Philadelphia, (ii) any other local, state and/or federal agencies or authorities from whom such licenses and/or permits are required by law, and (iii) any utility provider(s).

(d) The Tenant’s Work shall comply with any and all rules and regulations established from time to time by the Pennsylvania Underwriter’s Association.

(e) Without limiting the scope of the foregoing provisions of this Section 3.02, the Tenant’s Work (i) shall comply with all applicable local, state or federal laws, (ii) shall comply with any other reasonable requirements (whether such requirements are already in effect or are imposed thereafter) of Landlord, (iii) shall be performed by qualified and reputable contractors and subcontractors, and (iv) shall be completed in a good and workmanlike manner in accordance with sound engineering and architectural procedures.

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(f) Tenant shall not construct or make, and Tenant shall not permit its assigns to construct or make, any substantial alterations, additions, or improvements to or installations upon, and Tenant shall not otherwise modify or alter the Leased Premises, in any way that may adversely affect the clean-up, human health, the environment, or the historical character thereof (all in compliance with the national and state historic preservation laws) without the prior written consent of Landlord and of all applicable local, state and federal historic-preservation authorities. Such consent may be conditioned upon Tenant providing Landlord and/or one or more of such historic-preservation authorities with one or more of the following: (i) a satisfactory performance and payment bond, (ii) written approval of any “Remedial Project Manager” who has responsibility for the work, and (iii) other requirements of Landlord and/or one or more of such historic-preservation authorities.

ARTICLE IV

MECHANICS’ LIENS

SECTION 4.01 Mechanics’ Liens

(a) Tenant shall promptly pay any contractors and materialmen who supply labor, work, or materials to Tenant at the Leased Premises in order to avoid the possibility of a lien attaching to the Leased Premises, the Building, or PNBC. Tenant shall take all steps permitted by law in order to avoid the imposition of any mechanic’s, laborer’s, or materialman’s lien upon the Leased Premises, the Building, or PNBC. Should any such lien or notice of lien be filed, Tenant shall bond against or discharge the same within fifteen business days after the lien or claim is filed or within fifteen business days after notice of any lien or claim has been issued, whichever is sooner, regardless of the validity of such lien or claim, and shall immediately commence steps to obtain such bond or discharge such lien. Nothing in this Lease is intended to authorize Tenant to do or cause any work or labor to be done or any materials to be supplied for the account of Landlord, and any such work or labor shall be solely for Tenant’s account and at Tenant’s risk and expense.

(b) Without limiting the scope of the above provisions in this Section 4.01, Tenant shall take all of the following actions:

(i) record and index with the Prothonotary and the Department of Records of Philadelphia, in compliance with the lien-waiver provisions of Pennsylvania’s mechanics-lien law, 49 Pa. Stat. § § 1401 et. seq., such recordation to be completed at least eleven (11) days before the commencement of any work (including but not limited to original construction, demolition, alteration, and repair), a complete and unconditional waiver of all rights that any and all contractors and/or any and all subcontractors (i.e., contractors of Tenant’s contractors, subcontractors of Tenant’s contractors, etc.) would otherwise have or would otherwise obtain with regard to such work,

(ii) include in any verbal or written contract with all contractors retained for such work a complete disclosure of such waiver and of the fact that such waiver binds all subcontractors of such contractors, and

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(iii) require that all such contractors disclose to all subcontractors whom they engage, before such subcontractors commence work, the existence of such waivers.

ARTICLE V

USE; CONDUCT OF BUSINESS BY TENANT

SECTION 5.01 Use of Leased Premises

(a) Tenant shall use and occupy the Leased Premises only for the Permitted Use. Permitted Use means                                     .

(b) Tenant acknowledges and agrees that the Permitted Use of the Leased Premises is not intended to be an exclusive use and Landlord may permit other tenants of PNBC to use other portions of PNBC for the same or similar use.

(c) Tenant shall, at all times during the Term, properly secure the Leased Premises in a manner so as to prevent entry by any unauthorized persons or entities.

SECTION 5.02 Rules and Regulations

Tenant shall observe and comply with all the rules and regulations and Policies and Procedures (collectively, “Rules”) of the PNBC, whether the Rules are now in force or whether they are adopted or otherwise implemented hereafter, as if the Rules were contained herein as covenants. Landlord reserves the right from time to time to amend or supplement the Rules and to adopt and promulgate additional Rules applicable to the Leased Premises, the Building and PNBC. Notice of additional Rules, and amendments and supplements, if any, shall be given to Tenant. Tenant agrees to thereupon comply with and observe all such Rules, as amended and supplemented, provided the same shall apply to Tenant in a reasonable and non-discriminatory manner. Notwithstanding the foregoing, Landlord agrees that it will not implement any rule or regulation or policy or procedure which would adversely affect or materially restrict Tenant’s use of the Leased Premises for the Permitted Use.

SECTION 5.03 Declarations of Covenants, Conditions and Restrictions

Tenant shall observe and comply with all terms and conditions of any “Reciprocal Easement Agreements” and any “Declaration of Covenants, Conditions and Restrictions” that have been implemented or that are implemented hereafter with regard to PNBC. Landlord may from time to time amend or supplement such Declaration (as so amended, the “Declaration”). Notice of the Declaration and any amendments and supplements shall be given to Tenant. Tenant agrees thereupon to comply with and observe the Declaration, provided the Declaration shall (a) apply to Tenant in a reasonable and non-discriminatory manner and (b) not adversely or materially restrict Tenant’s use of the Leased Premises. This Lease is also subject to all outstanding easements and rights of way for location of any type of facility over, across, in, and upon PNBC (including the Leased Premises) or any portion thereof granted by or reserved to the United States of America acting through the Department of Navy (“Government”).

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SECTION 5.04 Compliance with Laws

(a) Tenant shall comply with all laws, rules, regulations, guidelines, policies, orders, or ordinances of any governmental authorities with respect to this Lease and the use, occupation, or improvement of the Leased Premises (“Applicable Law”). Tenant, at Tenant’s expense, shall secure and keep in force all permits, licenses, and approvals from all applicable local, state and federal authorities (including but not limited to the Department of Licenses and Inspections of the City of Philadelphia) required for Tenant’s use, occupation, or improvement of the Leased Premises. In addition, Tenant shall also comply with all recommendations of the Association of Fire Underwriters, Factory Mutual Insurance Companies, the Insurance Services Organization, or other similar body establishing standards for fire-insurance ratings with respect to the use, occupancy, or improvement of the Leased Premises by Tenant.

(b) Tenant agrees to pay upon demand, as Additional Rent under this Lease, any increase in the amount of insurance premium payable by Landlord for Landlord’s insurance related to PNBC or the Building over and above the rate now in force that may be caused by Tenant’s use or occupancy of the Leased Premises, or any act, omission, or negligence of Tenant, its agents, employees, contractors, or invitees.

ARTICLE VI

SECURITY DEPOSIT AND UTILITY DEPOSIT

SECTION 6.01 Amount of Deposit

Contemporaneously with the execution of this Lease, Tenant has deposited with Landlord the security deposit in the form and amount stated in the Agreement of Lease (the “Security Deposit”), receipt of which Landlord hereby acknowledges. The Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept by Tenant and performed during the term hereof. Tenant shall not be entitled to any interest on the Security Deposit. Landlord shall not be obligated to hold the Security Deposit in trust or in a separate account, and Landlord shall have the right to commingle the Security Deposit with its other funds.

Tenant has also deposited with Landlord an additional deposit in the form and amount stated in the Agreement of Lease (the “Utility Deposit”). The terms and conditions governing the Utility Deposit are set forth in Article XIII.

SECTION 6.02 Use and Return of Deposit

If Tenant fails to keep and perform any of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant, Landlord, at Landlord’s option, may appropriate and apply the Security Deposit or Utility Deposit, as the case may be, or so much thereof as may be necessary to pay any rent or other sums due hereunder for which Tenant has failed to pay or to reimburse Landlord, or any amounts which Landlord has expended as a result of Tenant’s failure to perform its obligations hereunder. Should the entire Security Deposit or Utility Deposit, or any portion thereof, be appropriated and applied by Landlord, then Tenant upon the written

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demand of Landlord, shall provide to Landlord a sufficient amount in cash to restore the Security Deposit or Utility Deposit to the original sum deposited, and Tenant’s failure to do so within five (5) days after receipt of Landlord’s demand therefor shall constitute a default under the terms of this Lease. Upon Tenant’s full and faithful performance and compliance with all of the terms, covenants, and conditions of this Lease, upon the expiration of the Lease and Tenant’s surrender of the Leased Premises in compliance with the terms of the Lease, the Security Deposit and Utility Deposit shall be returned to Tenant.

SECTION 6.03 Transfer of Deposit

Landlord may deliver Tenant’s Security Deposit and Utility Deposit to any purchaser of the Leased Premises and, upon such delivery, Landlord shall be discharged from any further liability with respect to the Security Deposit and Utility Deposit.

ARTICLE VII

PARKING AND COMMON USE AREAS AND FACILITIES

SECTION 7.01 Common Areas; Remaining Areas

All areas, space, easements, facilities, equipment, and signs, to the extent made available by Landlord for the common and joint use and benefit of Landlord, Tenant and their respective employees, agents, concessionaires, licensees, customers and other invitees, are collectively referred to as “Common Areas.” Common Areas shall include, but shall not be limited to, the streets, sidewalks, parking areas, access roads, and drives, driveways, bridges, landscaped areas, truck serviceways, comfort and public washrooms, street lighting, and utility lines. All portions of PNBC which are not part of the Common Areas or leased to tenants, reserved by the Government or sold by Landlord to any purchaser are hereinafter collectively called the “Remaining Areas.” Whenever any portion of the Remaining Areas is leased or sold, it shall cease to be part of the Remaining Areas on the commencement date under the applicable lease or the settlement date under any agreement of sale. Whenever any lease of a former portion of the Remaining Areas is terminated, the area within such Lease shall be added back to the Remaining Areas automatically and immediately upon such termination of the Lease. All Common Areas and Remaining Areas within PNBC shall be under the exclusive control of Landlord. Landlord shall operate, manage, equip, light, surface, and maintain the Common Areas and Remaining Areas all in such manner as Landlord sees fit and Landlord shall have the sole right to employ and discharge all personnel with respect thereto. Landlord hereby expressly reserves the right, from time to time,

(i) to construct, maintain and operate lighting, utility and other facilities, equipment and signs on all of the Common Areas or Remaining Areas,

(ii) to use and allow others to use the Common Areas or Remaining Areas for any purpose,

(iii) to change or reduce the size, area, level, location, and arrangement of the Common Areas or Remaining Areas,

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(iv) to build multi-story and/or subterranean parking facilities,

(v) to alter, reduce or add property to the Common Areas or Remaining Areas,

(vi) to regulate parking by tenants and other occupants of PNBC and others entitled to use same and their respective employees, agents, tenants and licensees,

(vii) to close temporarily all or any portion of the Common Areas for the purpose of making repairs, changes, or alterations thereto or performing necessary maintenance in connection with any emergency, in connection with closing resulting from adverse weather conditions or for any other purpose whatsoever, whether such purpose is similar or dissimilar to the foregoing,

(viii) to prohibit or discourage parking by those not authorized to use the parking facilities, and

(ix) to establish, modify, and enforce reasonable rules and regulations with respect to the Common Areas and the use to be made thereof including restriction on or prohibition of access to portions of the Common Areas such as service areas not necessary for Tenant, and other areas which are not intended for the regular use of Tenant and members of the public.

Landlord further reserves the right to dedicate all or part of such streets, access roads, drives and utility lines, together with appropriate easements therefor, as Landlord, in its sole discretion, deems appropriate for the development of PNBC.

ARTICLE VIII

TAXES

SECTION 8.01 Taxes

(a) Tenant shall pay, as Additional Rent, (i) all “Taxes” (defined in Section 8.01(b)) that may be levied, assessed or imposed by any lawful authority against the Leased Premises and (ii) Tenant’s pro rata share (defined in Section 8.02) of all Taxes levied, assessed, or imposed on the Common Areas and Remaining Areas of PNBC (the amounts set forth in (i) and (ii) are collectively, “Tenant’s Share of Taxes”). Tenant shall pay Landlord’s estimate of Tenant’s Share of Taxes, in equal monthly installments, in advance, together with the monthly installment of Base Rent. Promptly after receipt of a bill for Taxes, Landlord shall submit an invoice to Tenant, and Tenant shall pay to Landlord, or Landlord shall credit to Tenant against the next payment for Taxes due from Tenant, as the case may be, the difference between the estimated payments and the actual amount of Tenant’s Share of Taxes due as reflected by the bill for Taxes.

(b) Taxes” shall include all taxes attributable to the Leased Premises and improvements now or hereinafter made to the Leased Premises, the Remaining Areas or the Common Areas of PNBC or any part thereof or the present or future installation of fixtures,

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machinery, or equipment in or on the Leased Premises or the Common Areas, all real estate taxes, assessments, water and sewer rents (not based on consumption), and other impositions and charges of every kind and nature whatsoever, nonrecurring as well as recurring, whether extraordinary or ordinary, foreseen or unforeseen, and all installments thereof levied, assessed, or imposed or due and payable or liens upon or arising in connection with the use, occupancy, or possession of, or ownership of any interest in the Leased Premises, Common Areas, or Remaining Areas, or any part thereof, or buildings or other improvements therein. Taxes shall also include use-and-occupancy taxes, real estate taxes, and any payments made in lieu of real estate taxes. Payments in lieu of taxes shall not exceed the amount which would have been paid had the property been assessed for real estate taxes. Extraordinary assessments made or imposed by any governmental authority for capital improvements to the Property shall be amortized as an Essential Capital Improvement (as defined in Article IX). If, at any time during the Term of this Lease, due to a future change in the method of taxation, an alternative or additional tax, sales tax on rents, assessment, or charge, however designated, shall be assessed, Tenant shall pay such alternative or additional tax.

SECTION 8.02 Pro Rata Share Defined

One or more of the buildings contained in PNBC may be assessed together or individually as a tax parcel for tax purposes. Where used in this Article VIII to refer to the Leased Premises, the words “pro rata share” shall mean a fraction, the numerator of which is the rentable square feet in the Leased Premises, and the denominator of which is the rentable square feet in the Property, whether or not leased or occupied, or, alternatively, the numerator of which is the acreage of the Leased Premises, and the denominator of which is the acreage of all space in the Property, whether or not leased or occupied.

ARTICLE IX

PNBC OPERATING COSTS

SECTION 9.01 Tenant’s Pro Rata Share of Expense

(a) Tenant shall pay to Landlord Tenant’s Pro Rata Share (as defined in the Agreement of Lease) of all PNBC Operating Costs of every kind and nature paid or incurred by Landlord in owning, operating and maintaining the Common Areas and the Remaining Areas (“Tenant’s Expense Share”).

(b) “PNBC Operating Costs” shall mean and include all costs and expenses of Landlord paid or incurred in the ownership, operation, management, supervision, cleaning, repair, maintenance, replacement, (including reasonable reserves) of the Building and, Common Areas and Remaining Areas, including, without limitation, snow removal, parking lot resurfacing and striping, street cleaning and repair, landscaping, providing security, lighting, providing public liability, property damage, fire, and extended coverage, business interruption and such other insurance as Landlord deems appropriate, repair of casualty damage to the extent not covered by insurance, maintenance of vacant buildings in PNBC, maintenance, repair, or replacement of any common utility system servicing PNBC, compensation and benefits (including premiums for workmen’s compensation and other insurance paid to or on behalf of

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employees working at the PNBC), costs of independent contractors hired for the operation, maintenance, and repair of the Building, the Common Areas, or Remaining Areas, personal property taxes on Landlord’s personal property used in the repair, maintenance, or operation of the Building, Common Areas or Remaining Areas, supplies, fire protection and fire hydrant charges, water, sewer, trash removal and other utility charges not paid directly by Tenants, license and permit fees, reasonable depreciation of equipment used in operating and maintaining the buildings, Common Areas or Remaining Areas and rent paid for leasing any such equipment (over a period not exceeding sixty (60) months), accounting fees, any other expense or charge which, in accordance with sound accounting and management principles, would be construed as an operating expense and certain capital expenditures described in subsection (c) below.

(c) If the Landlord makes a capital expenditure for an “Essential Capital Improvement,” during any Lease Year, the annual amortization of such expenditure (determined by dividing the amount of the expenditure by the useful life of the improvement, as determined by an accountant engaged by Landlord), plus any interest or financing charges thereon, shall be deemed part of PNBC Operating Costs for each year of such useful life. As used herein, an “Essential Capital Improvement” means any of the following:

(i) a labor-saving device, energy-saving device, or other installation, improvement, or replacement which is intended to reduce either PNBC Operating Costs, regardless of whether required by governmental mandate; or

(ii) an installation, improvement, alteration, reinforcement, or removal of architectural or communication barriers that are structural in nature (including but not limited to expenses for roof maintenance) made to the Building pursuant to any governmental requirement whether or not such governmental requirement existed on the date of execution of this Lease; or

(iii) an installation or improvement which directly enhances the safety of occupants of the Building or PNBC generally, regardless of whether such item is required by governmental mandate; or

(iv) an installation, improvement, alteration, or removal affecting any building or improvement within PNBC to comply with or correct a violation or potential violation of any requirement or any governmental authority.

(d) The following shall not be included in PNBC Operating Costs:

(i) painting, redecorating or other work that Landlord performs for any other tenant or prospective tenant;

(ii) repairs required by a condemnation to the extent of condemnation proceeds;

(iii) repairs, improvements, electricity, special cleaning or overtime services solely to any tenant or leasable area;

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(iv) depreciation;

(v) interest on and amortization of debt;

(vi) income, capital stock or franchise taxes and interest and penalties for late payment of taxes or of any insurance premium;

(vii) expenses incurred in negotiating or enforcing leases against tenants or in defense of Landlord’s title, including legal fees therefor;

(viii) leasing commissions to brokers;

(ix) expenses incurred by Landlord because of Landlord’s violation of any lease (including a ground or underlying lease), or mortgage to which this Lease is or shall be subordinate;

(x) media, advertising and promotional expenses;

(xi) costs incurred by Landlord because of Landlord’s violation of Applicable Laws; and

(xii) the purchase of art work, sculpture or similar purchases.

(e) Tenant’s Expense Share shall be paid in monthly installments, in advance, on the first day of each month together with monthly installments of Base Rent, in an amount estimated by Landlord. Within ninety (90) days following Landlord’s determination of actual PNBC Operating Costs for an “Accounting Period”, Landlord shall furnish to Tenant a statement of the actual amount of Tenant’s Expense Share for the applicable Accounting Period. Within thirty (30) days thereafter, Tenant shall pay to Landlord any shortfall, or Landlord shall credit to Tenant any overpayments by Tenant against the next payment of Tenant’s Expense Share until the credit is exhausted.

(f) For the purpose of this Article IX the words “Accounting Period” means the period consisting of twelve (12) consecutive calendar months, commencing on a date determined by Landlord from time to time and each succeeding twelve (12) calendar month period during the Term. If the Term commences or terminates during an Accounting Period, Tenant’s obligation for Tenant’s Expense Share for such Accounting Period shall be pro-rated for that Accounting Period on an equitable basis.

SECTION 9.02 Pro Rata Share

Landlord shall have the right at all times to make reasonable adjustments to the calculation of the leasable area within PNBC, as such adjustments are reasonably required (i) to correct or refine previous calculations and/or (ii) to reflect any increases or decreases in the actual areas that are deemed by Landlord to be leasable (whether such adjustments are necessitated by construction or alteration or demolition of areas within PNBC, by exposure to the

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weather or other natural processes, by hazard, by accidents, or by other natural or artificial causes)

ARTICLE X

ALTERATIONS, SIGNS, REMOVAL, SURRENDER

SECTION 10.01 Alterations by Tenant

(a) Tenant shall not make or cause to be made to the interior or exterior of the Leased Premises any alterations, additions, or improvements or install or cause to be installed in the Leased Premises any trade fixture, floor covering, interior, or exterior lighting, plumbing fixtures, or other fixtures or improvements without first obtaining Landlord’s written approval and consent, which shall not be unreasonably withheld. Tenant shall obtain Landlord’s approval for any alteration in accordance with the procedures set forth above in Section 3.02. Tenant acknowledges that certain costs may be incurred by Tenant with regard to the approval process including, but not limited to, any costs required to comply with the requirements of the State Historic Preservation Office.

(b) Without limiting the scope of the foregoing provisions of this Section 10.01, Tenant shall obtain (and deliver satisfactory evidence thereof to Landlord), prior to commencing the Tenant’s Work, all necessary licenses and permits from (i) the Department of Licenses and Inspections of the City of Philadelphia and (ii) any other local, state and/or federal agencies or authorities from whom such licenses and/or permits are required by law.

(c) The Tenant’s Work shall comply with any and all rules and regulations established from time to time by the Pennsylvania Underwriter’s Association.

(d) Without limiting the scope of the foregoing provisions of this Section 10.01, the Tenant’s Work (i) shall comply with all applicable local, state or federal laws, (ii) shall comply with any other reasonable requirements (whether such requirements are already in effect or are imposed thereafter) of Landlord, (iii) shall be performed by qualified and reputable contractors and subcontractors (who shall carry worker’s compensation insurance, public liability insurance and property damage insurance in amounts, form and content and with companies satisfactory to Landlord) who shall be approved by Landlord in writing prior to the commencement of such work, which approval shall not be unreasonably withheld, and (iv) shall be completed in a good and workmanlike manner in accordance with sound engineering and architectural procedures.

(e) Tenant shall not construct or make, and Tenant shall not permit its assigns to construct or make, any substantial alterations, additions, or improvements to or installations upon, and Tenant shall not otherwise modify or alter the Leased Premises, in any way that may adversely affect the clean-up, human health, the environment, or the historical character thereof (all in compliance with the national and state historic preservation laws) without the prior written consent of Landlord and of all applicable local, state and federal historic-preservation authorities. Such consent may be conditioned upon Tenant providing Landlord and/or one or more of such historic-preservation authorities with one or more of the following: (i) a satisfactory

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performance and payment bond, (ii) written approval of any “Remedial Project Manager” who has responsibility for the work, and (iii) other requirements of Landlord and/or one or more of such historic-preservation authorities.

SECTION 10.02 Signs, Awnings and Canopies

Tenant shall not place on the exterior of the Leased Premises any sign, awning, or canopy, advertising matter or other thing of any kind, and shall not place or maintain any decoration, lettering, or advertising matter on or near the interior glass of any window or door of the Leased Premises without first obtaining Landlord’s written approval and consent, which shall not be unreasonably withheld. Landlord may remove any item placed or maintained in violation of this provision. Tenant shall maintain any such sign, awning, canopy, decoration, lettering, or advertising matter as may have been approved by Landlord in good condition and repair at all times. The specifications and guidelines for exterior signage are included as Exhibit B to this Agreement.

SECTION 10.03 Removal and Restoration by Tenant

All alterations, decorations, additions, and improvements (exclusive of Tenant’s trade fixtures) made by Tenant, or on Tenant’s behalf, shall be and remain the property of Landlord. Tenant shall not remove such alterations, decorations, additions, or improvements (other than Tenant’s trade fixtures) without the prior written consent of Landlord, which shall not be unreasonably withheld. Upon expiration or termination of the Lease, upon written notice to Tenant, Landlord shall have the right to require Tenant to remove all or any such alterations, decorations, additions, and improvements from the Leased Premises, in which event Tenant shall remove such items and repair any damage caused by such removal. Goods and effects not removed by Tenant shall be considered abandoned and may be removed by Landlord, and Landlord shall have no obligation for storage of or damage to Tenant’s goods, and the cost of removal and repair of any damage to the Leased Premises or the Building caused by the goods or their removal shall be charged to Tenant.

SECTION 10.04 Surrender of Premises

Upon the expiration or other termination of the Lease, Tenant shall surrender the Leased Premises in the same condition as upon delivery of possession under this Lease (or in such condition as was thereafter improved by Landlord or Tenant pursuant to the terms of this Lease), reasonable wear and tear, and damage by insured casualty excepted. Tenant shall surrender all keys for the Leased Premises to Landlord at the place then fixed for the payment of rent and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Leased Premises. Tenant shall remove all its trade fixtures, and any alterations or improvements permitted or required to be removed pursuant to Section 10.03 hereof, before surrendering the Leased Premises, and Tenant shall repair any damage to the Leased Premises caused by such removal. Tenant shall not remove the heating and air conditioning, plumbing, sprinkler, electrical, lighting systems, or equipment or any other fixtures of Landlord.

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SECTION 10.05 Survival

Tenant’s obligations under this Article X shall survive the expiration or termination of this Lease.

ARTICLE XI

MAINTENANCE OF LEASED PREMISES

SECTION 11.01 Maintenance by Tenant

(a) Tenant shall keep and maintain the entire Leased Premises in good order, condition, and repair and free of trash and will not commit waste, nuisance or unreasonable annoyance (including without limitation, excessive noise, noxious odors, dust or dirt) to Landlord or other tenants. Tenant shall, at its sole cost and expense, maintain, repair, and replace all fixtures, equipment, improvements and systems in the Leased Premises. As part of Tenant’s repair and maintenance obligations, Tenant shall secure an annual service contract for the HVAC system in the Leased Premises. Tenant shall be responsible for all operation and maintenance costs associated with its occupancy of the Leased Premises.

(b) If Tenant refuses or neglects to repair property as required under the terms of this Lease and to the reasonable satisfaction of Landlord, as soon as reasonably possible after Landlord’s written demand (except that Landlord may make emergency repairs without written demand), Landlord may make such repairs without liability to Tenant for any loss or damage that may occur to Tenant’s fixtures or other property or to Tenant’s business by reason of Landlord’s repairs, and Tenant shall pay, as Additional Rent, all Landlord’s expenses for making repairs plus an administrative fee calculated as ten percent (10%) of all such expenses. Landlord shall have the right, but not the obligation, to make any repairs required to be made by Tenant under this Article XI or otherwise under this Lease, at Tenant’s sole cost and expense, if such repairs involve the structure of any building or any building systems.

SECTION 11.02 “As-Is”

Tenant hereby accepts the Leased Premises “As-Is.” As such, Tenant accepts the Leased Premises in their present condition (including but not limited to HVAC, mechanical, electrical, roof, and telephone systems) without any representation or warranty of Landlord as to the condition of the Leased Premises or as to the use which may be made thereof. It is specifically acknowledged by Tenant that the roof of the Leased Premises may not be watertight and that Landlord shall not be held responsible or liable for any damages, incidental, consequential, or otherwise, or disruption in operations sustained by Tenant as a result of water leakage or damage sustained as a result of the condition of the roof. Tenant acknowledges that Landlord makes no representation or warranty, express or implied, with respect to the Leased Premises, except as otherwise expressly provided in this Lease. Landlord shall not have any responsibility or liability with respect to any defect or deficiency of the Leased Premises or for any incidental or consequential damages, except as otherwise expressly provided herein.

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The provisions of this Section 11.02 have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to the Lease or the Leased Premises, except as specifically set forth elsewhere in this Lease.

ARTICLE XII

INSURANCE, INDEMNITY, AND LIMITATIONS OF LIABILITY

SECTION 12.01 General Liability, All Risk and Worker’s Compensation Insurance

Tenant, at its sole cost and expense, shall obtain, maintain, and keep in full force and effect the following insurance coverage:

(a) Commercial general liability insurance insuring against any claims for personal bodily injury, death, property damage occurring on, in or about the Leased Premises and any improvements thereon and the public portions of PNBC, with a combined single limit for each occurrence of not less than $1,000,000 and $2,000,000 general aggregate per location. If Tenant obtains a blanket policy, the general aggregate limits thereunder must apply separately to the Leased Premises and Tenant’s use thereof. Such liability insurance shall contain a broad-form endorsement and include, without limitation, coverage for premises and operations, collapse, explosion and underground hazard, products/completed operations, blanket contractual liability insurance specifically covering, but not limited to, the contractual and indemnification obligations given and assumed by the Tenant pursuant to this Lease, broad-form property damage, personal injury (employee exclusion deleted) independent contractors, owners’ and contractors’ protective liability coverage, employees as additional insureds, and cross-liability coverage.

(b) Comprehensive automobile liability coverage insuring against liability arising from the maintenance and use of all owned, non-owned, hired, Leased, rented trucks, automobiles and other vehicles arising from bodily injury, deaths or property damage, with a combined single limit for each occurrence of not less than $1,000,000.

(c) Workers’ compensation insurance as required by law and employer’s liability insurance covering persons employed in connection with any work done in, on or about the Leased Premises. The workers compensation policy must evidence a minimum of $100,000/$500,000/$100,000 in Employer Liability Limits for “Each Accident”/ “Disease - Policy Limit”/”Disease - Each Employee” respectively.

(d) Property insurance on the Building and any other improvements now or hereafter located on the Leased Premises on a non-contributory, “All Risk” basis including but not limited to fire, sprinkler leakage, flood, earthquake, vandalism, and malicious mischief, of sufficient amounts to allow full replacement of the Leased Premises, with full replacement cost, agreed amount, increased cost of construction and demolition endorsements and including rental value coverage for the full annual rental value of the Leased Premises (in no event to be less than the Base Annual Rent, Additional Rent, and all other charges payable by Tenant hereunder for a

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period of one (1) year). In the event the Building or improvements shall be damaged or destroyed, such insurance shall contain provisions assigning to Landlord so much of the proceeds of such rental value insurance as shall equal the Base Rent, Additional Rent and all other charges required to be paid by Tenant in accordance with this Lease for one (1) year, such amount to be held by Landlord as security (and from time to time so applied) for the payment of the foregoing amounts, until the restoration of the buildings and improvements.

(e) Separate non-contributory “all risk” property damage insurance, including sprinkler leakage, on the contents, the fixtures, machinery, equipment, inventory, improvements and betterments, and the property of others in Tenant’s care, custody, and control located on the Leased Premises. The amount of insurance must cover the full replacement cost of said contents, improvements, and betterments.

(f) If the Leased Premises are located in a zone identified by the Federal Emergency Management Agency as a flood hazard area, flood insurance shall be maintained in an amount not less than the maximum available under the National Flood Insurance Program, and at Landlord’s request, flood insurance coverage, in excess of the maximum amount available under such program, in an amount as reasonably determined by Landlord.

(g) During any construction or renovation on the Leased Premises, Tenant shall maintain, or cause to be maintained, Builder’s Risk Insurance (including collapse) on the Building and proposed improvements, for the full replacement value of the completed and renovated building covering the interest of Landlord and Tenant, and their respective contractors and subcontractors in all work incorporated into any improvement and all materials to be incorporated therein. The Builders Risk Insurance is to include general liability coverage, or its equivalent, for all operations, including contractors and subcontractors operations, with a combined single limit of not less than $1,000,000 per occurrence.

(h) Umbrella liability insurance providing coverage in excess of the underlying commercial general liability, automobile liability, employers liability and other insurance policies previously described. The umbrella policy is to provide minimum limits of $5,000,000 per occurrence and aggregate limits of $5,000,000. If Tenant’s umbrella policy provides excess liability protection for Tenant’s operations at the Leased Premises as well as other locations, the Umbrella policy’s aggregate limit shall be provided on a “per location” basis.

(i) Insurance covering the full replacement cost of any plate glass on the Leased Premises.

(j) Such other types of insurance in such amounts as Landlord shall reasonably require.

All policies of insurance required hereunder shall be written in form and substance reasonably satisfactory to Landlord by an insurance company that has a rating of “A+” or better that is licensed and authorized to do business in the Commonwealth of Pennsylvania, and that is reasonably satisfactory to Landlord.

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SECTION 12.02 Insurance Policy Requirements

With respect to the insurance listed in Section 12.01, Landlord, the Philadelphia Industrial Development Corporation (“PIDC”), and Landlord’s agent shall all be named as additional insureds and/or as loss payees, as Landlord’s and PIDC’s interests may appear. Such insurance shall provide that the insurance provided in each policy shall not limit or void the coverage of any one named insured with respect to claims made against the same named insured by any other named insured or by the directors, officers, employees, agents, boards, or commissions of such other named insured. All of the foregoing policies shall be considered primary to any other coverages that might be in place, and shall be provided on an “occurrence” basis. Each policy shall provide that the coverage may not be canceled, permitted to expire, or materially changed without at least thirty (30) days prior written notice to Landlord and PIDC. No act or omission of Tenant, Landlord, or PIDC shall affect the obligation of the Tenant to pay the full amount of any loss sustained.

SECTION 12.03 Certificate of Insurance

At least twenty (20) days prior to the date on which the foregoing insurance must be in effect, Tenant shall deliver to Landlord certificates of insurance in customary form (Accord 27) for such policy, together with evidence of payment, and Tenant shall deliver policies thereof to Landlord as soon as possible thereafter but in no event later than sixty (60) days thereafter. At least thirty (30) days prior to the expiration of any policy, Tenant shall deliver to Landlord a certificate for such policy’s renewal. Tenant shall deliver policies thereof to Landlord as soon as possible thereafter but in no event later than sixty (60) days thereafter.

SECTION 12.04 Waiver of Subrogation

Each of the parties hereto hereby releases the other to the extent of the insurance proceeds collected by each party if any, from any and all liability for any loss or damage which may be inflicted even if such loss or damage shall be brought about by the fault or negligence of the other party, its agent or employees, but this release shall be effective only with respect to loss or damage occurring during such time as the appropriate policy of insurance shall contain a clause to the effect that this release shall not affect said policy or the right of the insured to recover thereunder. Tenant shall cause such a clause to be included in its insurance policies. Tenant acknowledges that Landlord may currently carry no insurance policies with respect to the Leased Premises and have no obligation to carry such insurance in the future.

SECTION 12.05 Indemnification of Landlord

Tenant shall indemnify, defend, and hold Landlord and PIDC harmless from and against any and all claims, actions, damages, liability, and expenses in connection with loss of life, personal injury, or damage to property arising from or out of any occurrence in, upon or at the Leased Premises, any work or act or omission, done in, on, or about the Leased Premises at the direction of Tenant, its agents, contractors, subcontractors, agents, employees, servants, licensees, or invitees, or in connection with the occupancy or use by Tenant of the

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Leased Premises or any part thereof, or occasioned wholly or in part by any negligence or other wrongful act or omission of Tenant, its contractors, agents, employees, servants, licensees, invitees, or concessionaires, or any failure of Tenant to perform or comply with the covenants, terms, conditions, agreements, and limitations contained in this Lease (including but not limited to obligations regarding utilities). In case Landlord and/or PIDC shall be made a party to any litigation in connection with this Lease commenced by or against Tenant, then Tenant shall indemnify, defend, and hold Landlord and PIDC harmless and shall pay all costs, expenses, and attorney’s fees incurred or paid by Landlord and PIDC in connection with such litigation, except for a successful action commenced by Tenant against Landlord. The indemnification, rights and other protections of this Section 12.05 shall extend to Landlord’s agents and Landlord’s and PIDC’s officers, directors, agents and property managers.

SECTION 12.06 Minimum Insurance Requirements.

Both parties agree that the insurance requirements outlined herein are minimum requirements. Landlord strongly recommends to Tenant that it insure all aspects of potential loss (including but not limited to personal injuries) to Tenant’s interests (including but not limited to Tenant’s property). Both parties hereby agree to release, defend, and hold harmless PIDC and each other (and PIDC’s and each other’s officers, directors, employees, agents, shareholders, partners, members, Tenants, and affiliates) for any loss or damage that would have been covered by the insurance that Landlord recommends in this Section 12.06, even if such loss or damage resulted in whole or in part from the fault or malfeasance of the released party. Tenant shall cause a waiver of subrogation to be included in any property-insurance policies purchased pursuant to this Section 12.06.

SECTION 12.07 Limitation of Liability

Landlord and PIDC shall not be liable to Tenant, and Tenant hereby releases Landlord and PIDC from liability for any personal injury or damage to or loss of personal property in or about the Leased Premises, the Building or PNBC from any cause whatsoever, except damage or loss which results solely from the gross negligence or willful misconduct of Landlord. Landlord and PIDC shall not be liable to Tenant for (i) any damage to property of Tenant or of others located on the Leased Premises, nor for the loss of or damage to any property of Tenant or others by theft or otherwise, (ii) any such damage caused by other Tenants or persons in the Building, occupants of adjacent property of the PNBC or the public, or caused by construction of any private, public, or quasi-public work, (iii) any latent defect in the Leased Premises or in the Building, (iv) any consequential damage or lost profits, or (v) any damage or loss to the extent Tenant is compensated for such damage or loss by Tenant’s insurance or to the extent Tenant could have obtained coverage against such damage or loss at regular rates under commonly available insurance coverage, whether or not any of the foregoing results from Landlord’s gross negligence or willful misconduct. All property of Tenant kept or stored on the Leased Premises shall be kept or stored at the risk of Tenant only and Landlord and PIDC shall not be liable for any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier.

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SECTION 12.08 Non-Recourse Obligations of Landlord

Tenant acknowledges and agrees (i) that neither this Lease nor any of the documents incorporated herein, referenced herein, or otherwise contemplated hereby shall create any personal liability of Landlord and PIDC (or of Landlord’s and PIDC’s officers, directors, shareholders, employees, agents or other representatives), (ii) in the event of a default by Landlord hereunder Tenant shall be entitled to satisfy any liability of Landlord and PIDC solely through the equity, if any, of Landlord in the Leased Premises (but only the Leased Premises), and (iii) such exculpation of Landlord and such limitation on Tenant’s recourse against Landlord and PIDC shall be absolute, complete, and unconditional.

ARTICLE XIII

UTILITIES

SECTION 13.01 Provision of Utility Services

(a) Landlord shall provide or shall cause to be provided the following utility services (the “Utility Services”) to the points identified on Exhibit C (for each Utility Service, the “Utility Demarcation Point”): potable water, electricity and sanitary sewer services.

(b) Landlord shall be responsible for maintenance and repair of the Utility Facilities required to deliver the Utility Services up to the Utility Demarcation Point for each Utility Service. Landlord has entered into a contract with Cinergy Solutions of Philadelphia LLC for the operation and maintenance, on behalf of Landlord, of the electrical Utility Facilities and for billing and metering for Utility Services. Landlord has entered into a contract with the City of Philadelphia Water Department for the operation and maintenance, on behalf of Landlord, of the potable water and sanitary sewer Utility Facilities. Landlord reserves the right to terminate the forgoing contracts in its sole discretion and replace the contractors with other qualified contractors. Landlord also reserves the right to sell, lease, encumber or otherwise convey the Utility Facilities to a third party.

(c) Tenant shall be responsible for maintenance, repair and upgrade of any Utility Facility located on the Leased Premises and within the Utility Demarcation Point for that Utility Service. All meters required for the measurement of Utility Services, including temporary construction meters, or submeters, shall be installed by Landlord prior to occupancy of the Leased Premises and Tenant shall be responsible for such cost of installation, as Additional Rent. If Tenant occupies the Leased Premises prior to the installation of meters, Landlord reserves the right to render utility bills based on estimated usage.

(d) Tenant, for itself, its, subtenants, successors and assigns hereby waives any rights it may have under the Electricity Generation Customer Choice and Competition Act 28 Pa. Cons. Stat. § § 2801 et seq. to purchase electricity from any other supplier.

(e) Tenant shall be solely responsible for arranging telecommunications and teledata services to the Leased Premises.

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SECTION 13.02 Payments for Utility Services

(a) Tenant shall pay when due all charges for Utility Services delivered to the Utility Demarcation Point for each Utility. Landlord, or Landlord’s agent, shall render statements on a monthly basis for all Utility Services consumed at the Leased Premises. The invoice shall be based on metered consumption, or, if meters are not installed or are not functional, on estimated consumption. Payment shall be due not later than thirty days after the date of the statement. All late payments shall be subject to a late fee of not less than 1½% per month.

(b) Tenant shall deposit with Landlord or Landlord’s agent the Utility Deposit equal to the estimated consumption charges for two months, unless otherwise agreed to by Landlord. This security deposit shall be retained by Landlord to secure the obligation of Tenant to pay for Utility Services. The security deposit may be commingled with other funds and shall not bear interest. Landlord, or Landlord’s agent, may draw down on the security deposit after delivering written notice to Tenant that a payment for Utility Services has not been made when due and Tenant has not made payment within five days of such notice. Tenant shall immediately replenish the security deposit to the amount required by Landlord if it is used to cover a delinquent account. If Tenant fails to replenish the Utility Deposit and pay all amounts due within thirty days after written notice from Landlord or Landlord’s agent, Landlord may, in addition to any other remedy available to Landlord under this Lease, terminate Utility Services to the Leased Premises. Landlord reserves the right, in its sole discretion from time to time, to require Tenant to increase the Utility Deposit during the Term based on actual consumption of Utility Services.

SECTION 13.03 Interruption of Utility Services

(a) Landlord shall use its best efforts to provide or cause to be provided, Utility Services, on a continuous basis. Landlord cannot guarantee that Utility Services will be provided without interruption. In the event of an interruption of Utility Services due to a fault or breakdown of Utility Facilities owned by Landlord, Landlord shall use its best efforts to commence, or cause its contractors to commence, the repair of any such fault or breakdown within four hours of receipt of notice of such interruption of service and shall diligently proceed with the repair of any such fault or breakdown.

(b) Landlord shall not be liable to Tenant, and Tenant hereby releases Landlord from liability for any personal injury or damage to or loss of personal property due to any interruption of Utility Services. In no event will Landlord be liable to Tenant for special, consequential, indirect, or punitive damages or lost profits relating to an interruption of Utility Services. This release shall extend to any subtenant, contractor, successor or assign of Tenant.

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ARTICLE XIV

ESTOPPEL CERTIFICATE, ATTORNMENT, SUBORDINATION

SECTION 14.01 Estoppel Certificate

Within ten (10) days after request therefor by Landlord, Tenant shall execute and deliver, in recordable form and in form satisfactory to Landlord, an estoppel statement to any proposed or existing mortgagee, ground lessor, or purchaser of the Leased Premises, or to Landlord (i) certifying that this Lease is in full force and effect without modification or amendment (or, if there have been any modifications and amendments, the nature thereof), (ii) certifying the dates to which annual Base Rent and Additional Rent have been paid, and (iii) either certifying that no default exists under this Lease or specifying each such default, it being the intention and agreement of Landlord and Tenant that if Tenant shall fail to respond within the aforesaid ten (10) day period, Tenant shall be deemed to have given such statement as above provided, that this Lease is in full force and effect, that no default in Landlord’s performance remains uncured, that the Security Deposit and Utility Deposit, if any, is as stated in this Lease and that not more than one (1) month’s rent has been paid in advance.

SECTION 14.02 Subordination

This Lease is and shall be subject and subordinate to all ground or underlying leases of the Leased Premises, to all mortgages which may now or hereafter be secured upon the Leased Premises, and to all renewals, modifications, consolidations, replacements, and extensions thereof. Any future mortgagee shall recognize Tenant’s rights under this Lease. Tenant agrees to execute, acknowledge, and deliver within fifteen (15) days after request from Landlord any document or certificate that Landlord or any ground lessor or mortgagee reasonably requires acknowledging such subordination. Notwithstanding the foregoing, the party holding the instrument to which this Lease is subordinate shall have the right to recognize and preserve this Lease by assuming Landlord’s interest in the event of any foreclosure sale or possessory action, and this Lease shall continue in full force and effect at the option of the party holding the superior lien, and Tenant shall recognize such party as Landlord and pay rent to such party and shall execute, acknowledge, and deliver any instrument that has for its purpose and effect confirmation of attornment within fifteen (15) days after request therefor. In the event Tenant fails to execute, acknowledge, and deliver any requested subordination documents or letter of attornment within fifteen (15) days, Tenant hereby appoints Landlord its attorney-in-fact for the purpose of executing any such requested subordination documents and letter of attornment, which appointment is hereby expressly agreed to be coupled with an interest and irrevocable.

SECTION 14.03 Rights of Mortgagee

Upon Landlord’s request, Tenant shall send to any mortgagee or ground lessor of the Leased Premises, a copy of any notice given by Tenant to Landlord which alleges a material breach of this Lease by Landlord. In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of the act or omission to any mortgagee or ground lessor of the Leased Premises whose name and address has been previously furnished to Tenant in writing, and (ii) until a reasonable period shall have elapsed following the giving of such notice for the mortgagee or ground lessor to remedy the act or omission.

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SECTION 14.04 Tenant’s Financial Statements

Within ten (10) business days of receipt of a written request from Landlord, Tenant agrees to give Landlord or any purchaser, ground lessor, or mortgagee of Landlord a financial statement of Tenant and, if applicable, of Tenant’s guarantor, prepared within twelve (12) months prior to the date of request, in a form reasonably satisfactory to Landlord.

SECTION 14.05 Landlord’s Right to Sell, Assign, or Mortgage

Landlord may modify, sell, assign, lease, subdivide, or sever the ownership of or title to the various sections of PNBC and place separate mortgages on various sections of PNBC. Tenant shall execute such instruments reasonably required by Landlord and its purchaser, ground lessor or mortgagee to effectuate the provisions of this Section 14.05.

ARTICLE XV

ASSIGNMENT AND SUBLETTING

SECTION 15.01 Consent Required

(a) Tenant shall not mortgage or otherwise encumber this Lease without Landlord’s prior written consent of Landlord, which Landlord may withhold for any reason or for no reason.

(b) Tenant shall not sublet the Leased Premises or any part thereof nor assign this Lease, without prior written consent of Landlord, which may be withheld or denied by Landlord for any reason or for no reason.

(c) If given, Landlord’s consent to an assignment or subletting shall not release Tenant from its obligations hereunder and shall not be deemed a consent to any further subletting or assignment. Tenant shall accompany any request for Landlord’s approval to a subletting or assignment with (i) reasonably detailed information about the business history, identity, experience, reputation and financial strength of the proposed assignee of Tenant, and (ii) such further information concerning the Lease or assignment as Landlord shall reasonably request. If Landlord consents to an assignment or subletting of the Leased Premises, any increased rental, fees, or premium payable under such assignment or Lease arrangement which exceeds the amount of Rent payable hereunder shall be paid to Landlord as consideration for the granting of such consent.

(d) For purposes of this Article XV, if Tenant is a corporation, partnership, limited liability company, or other legal entity, an “assignment” shall include any merger, consolidation, operation of law, liquidation, direct or indirect transfer of a controlling interest in Tenant (regardless of whether that transfer occurs in one transaction or a series of transactions).

(e) Landlord shall not unreasonably withhold or delay its consent to an assignment of this Lease or to a subletting of all or a portion of the Leased Premises to an affiliate of Tenant, for the uses permitted in this Lease. For purposes of this provision, the term “affiliate” shall mean a business entity or corporation that, on the date of execution of this Lease,

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controls or is controlled by, or is under common control with Tenant. The word “control” means the right and power, direct or indirect, to direct or cause the direction of the management and policies of an entity through ownership of voting securities, contract, or otherwise.

(f) If Tenant assigns this Lease or sublets all or a portion of the Leased Premises without Landlord’s consent, Landlord shall have the option, in addition to its other rights and remedies, by written notice to Tenant, at its sole discretion, of terminating this Lease. If Tenant assigns this Lease or if the Leased Premises are sublet or occupied by anyone other than Tenant in violation of this Article XV, Landlord may collect rent from the assignee, Tenant or occupant, and apply the net amount collected to the rent herein provided, but no such collection shall be deemed an acceptance of the assignee as a Tenant, or occupant as a Tenant, or a release of Tenant from further performance or observance on the part of Tenant of the terms, covenants, and conditions of this Lease or a waiver by Landlord of any of its remedies for Tenant’s default hereunder.

(g) Tenant covenants and agrees that no broker, representative, agent, attorney, or salesperson shall be authorized to represent Tenant to obtain any assignment or Lease other than a broker, representative, agent, or salesperson approved by Landlord, which approval shall not be unreasonably withheld.

ARTICLE XVI

WASTE

SECTION 16.01 Waste or Nuisance

Tenant shall not commit or allow to be committed any act upon the Leased Premises which causes waste or deterioration (other than normal wear and tear) of the Leased Premises, or that adversely and unreasonably changes the nature of the Leased Premises, or that results in or creates unreasonable levels of noise that are or may disturb other occupants of the PNBC, or that otherwise may unreasonably disturb the quiet enjoyment of any other occupant of other property within PNBC or any other property, or that results in the accumulation of unreasonable or unhealthy amounts of dirt or dust.

ARTICLE XVII

DESTRUCTION OF LEASED PREMISES

SECTION 17.01 Total or Partial Destruction

(a) Damage or destruction of all or any portion of the Leased Premises, or other improvements now or during the Term of the Lease by fire, the elements, or any other cause whatsoever, shall not cause an abatement of Rent or entitle Tenant to terminate this Lease, surrender the Leased Premises or in any other way affect the respective obligations of Landlord and Tenant hereunder, except to the extent specifically set forth as follows in this Article XVII. Tenant shall give Landlord prompt written notice of any such damage or destruction.

(b) In the event of any such damage or destruction Tenant hereby authorizes Landlord, and appoints Landlord as its attorney-in-fact, to endorse any check drawn to the order

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of both Landlord and Tenant for the proceeds of any insurance, and Landlord may deposit any such check in its own account and apply the proceeds thereof as set forth as follows in this Article XVII.

SECTION 17.02 Restoration

(a) Tenant shall, at its own expense, promptly repair any damage and restore the Leased Premises to at least as good condition as they were in immediately prior to the damage, meeting all applicable local, state, and federal laws (including but not limited to building codes). Landlord shall make advances out of the insurance proceeds from time to time as work progresses to cover costs of restoration in accordance with the provisions of subsection (b) below. Landlord shall not be required to pay Tenant any sums except the net proceeds of the all-risk fire coverage or other insurance proceeds received by Landlord. In the event such insurance proceeds are less than the total cost of such repair and restoration, Tenant shall pay such deficit, and Tenant shall deposit with Landlord, prior to the commencement of such repairs and restoration, the amount of such anticipated deficit. Any insurance proceeds in excess of amounts required to reimburse Tenant’s expenditures for such repair and restoration, or to make any required payments under any mortgage secured by the Leased Premises, shall be the property of Tenant, and shall be paid to Tenant promptly after final completion of the reconstruction.

(b) The work shall be performed by a reputable general contractor selected by Tenant and approved in writing by Landlord, and Landlord may, at its option, require any contractor to furnish a performance bond and a labor and material payment bond in the full amount of the contract price, given by an independent financially responsible corporate surety, to guarantee completion of the work free of any mechanic’s or materialmen’s liens. All contracts for the purchase of materials and the performance of such restoration work shall be made in Tenant’s name, and Tenant shall pay all costs and expenses of the work when they become due. Landlord shall have the right to inspect such restoration as the work progresses, but any such inspection shall not be construed as a waiver of any misstatement or omission in any of the aforesaid architect’s statements. If the terms of any mortgage secured by the Leased Premises requires that insurance proceeds be deposited with and disbursed by the mortgagee, the provisions of such mortgage shall take precedence over the provisions of this subsection 17.02 (b).

(c) The work shall also be subject to such other requirements as Landlord or any mortgagee may impose including, without limitation, requirements pertaining to compliance with the requirements of public authorities.

(d) Tenant shall notify Landlord in writing of any casualty affecting the Leased Premises within five (5) days after its occurrence. If the holder of any mortgage on the Leased Premises has the right to apply the aforesaid insurance proceeds on account of the mortgage debt and does in fact apply such proceeds on account of the mortgage debt, Landlord may, at its option, either (i) make available to Tenant funds equivalent to the insurance proceeds on the terms and conditions set forth herein, or (ii) terminate this Lease by written notice to Tenant. Landlord shall exercise either option by providing notice to Tenant within 60 days after

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Landlord received notice of the application of the insurance proceeds to the mortgage debt and within 180 days after the occurrence of the casualty. If Landlord elects to terminate this Lease pursuant to this subsection, such termination shall be effective on the last day of the calendar month in which such notice is given. Upon termination of this Lease, all insurance proceeds shall be the sole property of Landlord, and Tenant shall execute any instruments reasonably required by Landlord to evidence the fact that Tenant has no interest in the insurance proceeds.

ARTICLE XVIII

EMINENT DOMAIN

SECTION 18.01 Total Condemnation of Leased Premises

If the whole of the Leased Premises shall be acquired or condemned by eminent domain, then the Term of this Lease shall cease and terminate as of the date on which possession of the Leased Premises is required to be surrendered by the condemning authority.

SECTION 18.02 Partial Condemnation of Leased Premises

If any part of the Leased Premises shall be acquired or condemned and such partial taking or condemnation shall, in Landlord’s reasonable opinion, render the Leased Premises unsuitable for the business of Tenant, then the Term of this Lease shall cease and terminate as of the date the Leased Premises is required to be surrendered to the condemning authority.

SECTION 18.03 Restoration

In the event of a partial taking or condemnation which does not render the Leased Premises unsuitable for the business of Tenant, Landlord shall, at Landlord’s expense, promptly restore the Leased Premises to a condition comparable to its condition at the time of such condemnation, less the portion lost in the taking, and this Lease shall continue in full force and effect, and Base Rent shall proportionately abate for the time and to the extent a portion of the Leased Premises is rendered unusable for Tenant’s business.

SECTION 18.04 Damages

In the event of any condemnation or taking, whether whole or partial, Tenant shall have no claim against Landlord or the condemning authority and shall not be entitled to the value of any unexpired Term of this Lease or to the value of any of Tenant’s work or construction, whether amortized or unamortized, or any other part of the award paid for such condemnation, it being expressly understood and agreed that Landlord is to receive the full amount of such award, and Tenant expressly waives any right or claim to any part thereof. Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right for moving expenses, business relocation damages or for any other award which would not reduce Landlord’s award.

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SECTION 18.05 Rent Adjustment

In the event this Lease shall cease and terminate based upon the exercise of eminent domain, Rent shall be adjusted to the date of said termination.

ARTICLE XIX

ENVIRONMENTAL PROTECTION PROVISIONS

SECTION 19.01 Tenant Compliance

Tenant and its contractors hereby assume all responsibility for compliance with all applicable Federal, state, and local laws, regulations, and standards, guidelines, orders and directives related to (a) the health, safety and the environment and (b) protection of the environment (collectively, “Environmental Laws”) as a result of any action taken by the Tenant or its contractors involving the Leased Premises. In addition, Tenant and its contractors shall not discharge or permit to be discharged any contaminant into the storm sewer system without the prior written approval of Landlord and the Philadelphia Water Department.

SECTION 19.02 Permits, Certificates, & Licenses

Tenant shall be solely responsible for obtaining at its cost and expense any environmental permits, certificates, licenses, and other approvals or authorizations which may be required for its use, occupancy or operations of the Leased Premises or related to this Lease.

SECTION 19.03 Tenant Indemnification

Tenant shall indemnify and hold harmless the Landlord and PIDC from any and all costs, in connection with any discharges, emissions, spills, storage, and/or disposal of “environmentally sensitive materials or substances” as defined in Section 19.05 below occurring during the Term in connection with Tenant’s use or occupancy of the Leased Premises or any portion thereof, or the use or occupancy of any subtenant or assignee of Tenant whether or not caused directly or indirectly by Tenant. This Section 19.03 shall survive the expiration or termination of this Lease, and the Tenant’s obligations under this provision shall apply whenever (a) the Landlord incurs, or is threatened with costs or liabilities as a result of or in connection with the Tenant’s, contractors’, subcontractors’, servants’, guests’, licensees’, officers’, agents’, or invitees’ actions or omissions, or (b) the Landlord or PIDC incurs costs or liabilities directly or indirectly related to Tenant’s obligations under this Article XIX.

SECTION 19.04 Inspection for Compliance

Landlord and its employees, agents, and representatives, each have the right (but not the obligation), upon reasonable notice, to inspect the Leased Premises for compliance with any environmental, safety, and occupational health laws and regulations.

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SECTION 19.05 Tenant’s Use of Environmentally Sensitive Materials Or Substances

For purposes of this Lease “Environmentally Sensitive Materials or Substances” means toxic substances, hazardous substances, hazardous materials, residual wastes, hazardous wastes, oil or petroleum property, asbestos containing materials, PCBs, radioactive or explosive materials, pollutants, or contaminants, as such terms are defined in or regulated under any applicable law, together with other substances for which any governmental authority requires special handling in its collection, transportation, storage, treatment or disposal. If Environmentally Sensitive Materials or Substances are to be utilized at the Leased Premises, if required by Landlord, at any time during the term of the Lease, Tenant shall take the following action:

(a) Tenant shall provide a Hazardous Waste Management Plan to the Landlord for review and approval prior to the Rent Commencement Date.

(b) If required by any applicable law, Tenant shall apply for, obtain and maintain a Resource Conservation and Recovery Act (“RCRA”) generator identification number and permit, and any permits required by any other applicable law.

(c) Tenant shall make suitable contractual arrangements for the disposal of such Environmentally Sensitive Materials or Substances, with qualified waste management contractors. Tenant shall not, under any circumstances, allow any hazardous waste to remain on or about the Leased Premises for more than ninety (90) days. Any violation of this requirement shall be deemed an Event of Default. Tenant must provide, at its own cost and expense, hazardous waste storage facilities, complying with all applicable laws and regulations related to the environment, as it needs for temporary (less than ninety (90) days) storage. Government accumulation points for hazardous and other wastes may not be used by the Tenant. Tenant shall not permit and shall prohibit the commingling of any hazardous wastes with any hazardous waste of the Government or any other party.

SECTION 19.06 Tenant’s Plan for Response to Hazardous Waste, Fuel and Other Chemical Spills

If required by applicable law, the Tenant shall have a completed and approved plan for responding to hazardous waste, fuel, chemical, and other spills or threatened releases of Environmentally Sensitive Materials or Substances. Such plans shall not rely on use of PNBC, the Philadelphia Naval Shipyard, Naval Station Philadelphia, or their host successors base personnel or equipment. Should the Landlord or the Government provide any personnel or equipment, whether for initial fire response or spill containment or otherwise, the Tenant agrees to reimburse the Government and the Landlord for their respective costs incurred in providing any such personnel or equipment. Nothing in this Lease shall be deemed or construed as obligating the Government or the Landlord to provide services, supplies, personnel or equipment to Tenant, the Leased Premises or any part of PNBC.

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SECTION 19.07 Pollution Caused by Tenant

Any air, land, or water pollution (surface or subsurface) that emanates in connection with the Tenant’s use, occupancy, Lease, or assignment of the Leased Premises shall be the responsibility of the Tenant for reporting, containment, study, removal, and cleanup as required by any applicable law. Any resulting personal injury or damage from such pollution to public or private property shall be the sole responsibility (pecuniary and otherwise) of Tenant.

SECTION 19.08 Government’s Right of Entry

Tenant shall cooperate with, and shall provide to the Government, the U.S. Environmental Protection Agency (“EPA”), and the Pennsylvania Department of Environmental Protection (“PADEP”), and their officers, agents, employees, contractors, and subcontractors, the right to enter upon the Leased Premises for such purposes consistent with any provision of any future “Federal Facility Agreement” (“FFA”) that may be required with respect to the Leased Premises.

SECTION 19.09 Tenant Compliance with Health or Safety Plans

Tenant agrees to comply with the provisions of any health or safety plan in effect under the IRP and any future required FFA during the course of any of the above described response in remedial actions.

Any inspection, survey, investigation, or other response or remedial action will, to the extent practicable, be coordinated with representatives designated by Tenant. Tenant shall have no claim on account of such entries against the Landlord or any of its officers, agents, employees, contractors, or subcontractors.

SECTION 19.10 Tenant’s Subsurface Excavation, Digging or Drilling

The Tenant shall not conduct or permit any party to conduct any subsurface excavation, digging, drilling, or other disturbance of the surface of the Leased Premises without the prior written approval of the Landlord.

ARTICLE XX

DEFAULT OF THE TENANT

SECTION 20.01 Events of Default

The occurrence of any of the following shall constitute an “Event of Default” under this Lease:

(a) Tenant fails to pay when due any installment of Base Rent, Additional Rent or any other sum herein to be paid by Tenant, and such failure shall continue for the lesser of five (5) days after the date of written notice from Landlord to Tenant (provided, however, Landlord shall not be required to provide such notice more than twice in any Lease Year, in which case an event of default shall occur five (5) days after Tenant fails to pay when due any

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installment of Base Rent, Additional Rent or any other sum herein to be paid by Tenant after written notice has been given twice), or fifteen (15) days after such payment is due.

(b) The filing of a petition by or against Tenant or any guarantor of Tenant hereunder (“Guarantor”) for an adjudication as a bankrupt or insolvent, or for Tenant’s or any Guarantor’s reorganization, or for the appointment of a receiver or trustee of Tenant’s or Guarantor’s property, an assignment by Tenant or Guarantor for the benefit of creditors, taking possession of the property of Tenant or Guarantor by any governmental officer or agency pursuant to statutory authority for the dissolution or liquidation of Tenant or Guarantor, the commencement of levy, execution or attachment proceedings against Tenant or Guarantor or a substantial portion of Tenant’s or Guarantor’s assets, or the commencement of levy, execution, attachment or other process of law on or against the estate created in Tenant under this Lease.

(c) Tenant fails to maintain the insurance required to be maintained by Tenant pursuant to this Lease and does not secure replacement insurance within three days after notice of such default or lapse in coverage from Landlord, Landlord’s agent or Tenant’s insurance carrier.

(d) Tenant violates any other provision of this Lease within ten (10) days after written notice from Landlord to Tenant, unless such failure is of a nature which requires more than thirty (30) days to cure, in which event, Tenant’s failure to diligently proceed and continue to cure shall constitute an “Event of Default” hereunder.

(e) Tenant abandons the Leased Premises or fails to occupy same for a period exceeding seven (7) consecutive days; or

(f) Tenant or any Guarantor defaults under any agreement or obligation with or to PAID, or PIDC, or any related entity.

SECTION 20.02 Landlord’s Remedies

(a) Upon the occurrence of an Event of Default, Landlord may do any one or more of the following:

(i) Upon three (3) days’ notice to Tenant, Landlord may declare to be immediately due and payable, on account of the rent and other charges herein reserved for the balance of the Term (taken without regard to any early termination of said term on account of default), a sum equal to the Accelerated Rent Component (as hereinafter defined), and Tenant shall remain liable to Landlord as hereinafter provided.

(ii) Whether or not Landlord has elected to recover the Accelerated Rent Component, Landlord may terminate this Lease on at least five (5) days’ notice to Tenant (or, if a longer notice period is required by law, notice of the shortest permissible period of time) and, on the date specified in said notice, this Lease and the Term and all rights of Tenant hereunder shall expire and terminate and Tenant shall thereupon quit and surrender possession of the Leased Premises to Landlord in the same condition the Leased Premises existed on the Commencement Date except for normal wear and tear,

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any improvements to the Leased Premises approved by Landlord and insured damage and Tenant shall remain liable to Landlord as hereinafter provided.

(iii) Landlord may pursue any other rights and remedies available to Landlord at law or equity, all of which rights and remedies are cumulative and not exclusive.

(b) For purposes hereof, the Accelerated Rent Component shall mean:

(i) all rent and other charges, payments, costs and expenses due from Tenant to Landlord and in arrears at the time of the election of Landlord to recover the Accelerated Rent Component, plus

(ii) the Base Rent reserved for the remainder of the Term of this Lease (taken without regard to any early termination of the term by virtue of any default), plus

(iii) all other charges, payments, costs, and expenses herein agreed be paid by Tenant up to the end of said Term which shall be capable of precise determination at the time of Landlord’s election to recover the Accelerated Rent Component, plus

(iv) Landlord’s good-faith estimate of all other charges, payments, costs, and expenses herein agreed to be paid by Tenant up to the end of said term which shall not be capable of precise determination as aforesaid (and for such purposes, no estimate of any component of Additional Rent to accrue pursuant to the provisions of this Lease shall be less than the amount which would be due if each such component continued at the highest monthly rate or amount in effect during the twelve (12) months immediately preceding the default).

(c) In any case in which this Lease shall have been terminated, or in any case in which Landlord shall have elected to recover the Accelerated Rent Component, Landlord may, without further notice, enter upon and repossess the Leased Premises, by summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Leased Premises and may have, hold and enjoy the Leased Premises and the rents and profits therefrom. Landlord may, in its own name, as agent for Tenant, if this Lease has not been terminated, or in its own behalf, if this Lease has been terminated, relet the Leased Premises or any part thereof for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions and provisions (which may include concessions or free rent) as Landlord in its sole discretion may determine. Landlord may, in connection with any such reletting, cause the Leased Premises to be redecorated, altered, divided, and/or consolidated with other space or otherwise changed or prepared for reletting. No reletting shall be deemed a surrender and acceptance of the Leased Premises.

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(d) Tenant shall, with respect to all periods of time up to and including the expiration of the Term of this Lease (or what would have been the expiration date in the absence of an Event of Default), remain liable to Landlord as follows:

(i) In the event of termination of this Lease on account of an Event of Default, Tenant shall remain liable to Landlord for damages equal to the Rent and other charges payable under this Lease by Tenant as if this Lease were still in effect. Landlord shall have the sole option to collect such damages monthly upon presentation to Tenant of a bill for the amount due (but without prejudice to the right of Landlord to demand and receive the Accelerated Rent Component in full at any time).

(ii) In the event and so long as this Lease shall not have been terminated after an Event of Default, the rent and all other charges payable under this Lease shall be reduced by the net proceeds of any reletting by Landlord (after deducting all costs incident thereto as above set forth) and by any portion of the Accelerated Rent Component paid by Tenant to Landlord, and any amount due to Landlord shall be payable monthly upon presentation to Tenant of a bill for the amount due.

(e) In the event Landlord, after an Event of Default, shall recover the Accelerated Rent Component from Tenant and it shall be determined at the expiration of the term of this Lease (taken without regard to early termination for default) that a credit is due Tenant because the net proceeds of reletting, as aforesaid, plus the amounts paid to Landlord by Tenant exceed the aggregate of rent and other charges accrued in favor of Landlord to the end of said term, Landlord shall refund such excess to Tenant, without interest, promptly after such determination.

(f) Landlord shall not be responsible or liable for any failure to relet the Leased Premises or any part thereof, or for any failure to collect any rent due upon a reletting.

(g) Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain as damages based upon an Event of Default, in any court or administrative proceeding, the maximum amount allowed by any statute or rule of law in effect when such damages are to be proved.

(h) Tenant hereby waives all errors and defects of a procedural nature in any proceeding brought against it by Landlord under this Lease. Tenant further waives the right to any notices to quit as may be specified in the Landlord and Tenant Act of Pennsylvania, Act of April 6, 1951, as amended, and agrees that five (5) days notice shall be sufficient in any case where a longer period may be statutorily specified.

(i) If rent or any other sum due from Tenant to Landlord shall be overdue for more than five (5) days, it shall thereafter automatically (and regardless of whether Landlord has provided or thereafter provides notice with regard thereto) bear interest at the rate of five percent (5%) per annum in excess of the announced prime rate of interest of Chase Manhattan Bank or its successor(s), from time to time in effect (or, if lower, the highest legal rate), until paid.

(j) PRELIMINARY STATEMENT. THE FOLLOWING PARAGRAPHS, 20.02 (k) and (l), SET FORTH WARRANTS OF ATTORNEY BY WHICH TENANT WILL

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GRANT AUTHORITY TO LANDLORD’S ATTORNEY (AND TO ANY CLERK OF COURT OR PROTHONOTARY) TO CONFESS JUDGMENT AGAINST TENANT FOR EJECTMENT AND/OR MONEY. BECAUSE THE PARAGRAPHS REQUIRE TENANT TO WAIVE IMPORTANT DUE-PROCESS RIGHTS AND OTHER CONSTITUTIONAL RIGHTS, TENANT ACKNOWLEDGES AND AGREES THAT IT IS APPROPRIATE FOR TENANT TO EXPRESS ITS CONSENT TO SUCH WAIVERS BY SIGNING A SEPARATE ACKNOWLEDGMENT (SET FORTH BELOW THE GENERAL SIGNATURE BLOCK BELOW) OF THE FOLLOWING ACKNOWLEDGMENTS AND REPRESENTATIONS (IN WHICH “YOU” SHALL MEAN TENANT AND, IF APPROPRIATE, TENANT’S HEIRS, SUCCESSORS, AND/OR ASSIGNS).

1) YOU HAVE DISCUSSED WITH YOUR OWN ATTORNEY THE CONSEQUENCES OF GRANTING SUCH A WARRANT OF ATTORNEY (OR YOU HAVE WILLFULLY AND KNOWINGLY ELECTED NOT TO HAVE SUCH A DISCUSSION WITH AN ATTORNEY WHO REPRESENTS YOU).

2) YOU UNDERSTAND THE CONSEQUENCES OF GRANTING SUCH A WARRANT OF ATTORNEY, INCLUDING BUT NOT LIMITED TO THE FACT THAT YOU ARE THEREBY WAIVING IMPORTANT RIGHTS THAT YOU WOULD OTHERWISE HAVE UNDER THE CONSTITUTIONS OF THE UNITED STATES OF AMERICA AND OF THE COMMONWEALTH OF PENNSYLVANIA.

3) YOU CLEARLY AND SPECIFICALLY ACKNOWLEDGE, UNDERSTAND AND AGREE THAT:

(A) THE WARRANTS OF ATTORNEY TO CONFESS JUDGMENT CONTAINED IN THE LEASE ARE PROVISIONS PURSUANT TO WHICH LANDLORD MAY ENTER JUDGMENT BY CONFESSION AGAINST YOU.

(B) THE LEASE ALSO CONTAINS PROVISIONS UNDER WHICH LANDLORD MAY, AFTER ENTRY OF JUDGMENT AND WITHOUT EITHER NOTICE OR A HEARING, FORECLOSE UPON, ATTACH, LEVY OR TAKE POSSESSION OF OR OTHERWISE SEIZE YOUR PROPERTY, IN FULL OR PARTIAL PAYMENT OF THE JUDGMENT.

(C) BY SIGNING THE LEASE CONTAINING THE CONFESSION OF JUDGMENT CLAUSES, YOU AUTHORIZE LANDLORD TO ENTER A JUDGMENT AGAINST YOU AND IN LANDLORD’S FAVOR WHICH WILL GIVE LANDLORD A LIEN UPON ANY REAL ESTATE AND PERSONAL PROPERTY YOU MAY OWN, INCLUDING (IF YOU ARE AN INDIVIDUAL) YOUR HOME.

(D) BY SIGNING THE LEASE CONTAINING THE CONFESSION OF JUDGMENT CLAUSES, YOU ARE GIVING UP THE RIGHT TO ANY NOTICE OR OPPORTUNITY TO BE HEARD PRIOR TO THE ENTRY OF THIS JUDGMENT ON THE RECORDS OF THE COURT INCLUDING (A) THE RIGHT TO RECEIVE PRIOR NOTICE OF PROCEEDINGS THAT WILL RESULT IN THE IMMEDIATE ENTRY OF JUDGMENT

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OR JUDGMENTS AGAINST YOU AND (B) THE RIGHT TO RECEIVE PRIOR NOTICE OF PROCEEDINGS TO ENFORCE SUCH A JUDGMENT BY HAVING A SHERIFF OR MARSHAL SEIZE AND SELL YOUR REAL PROPERTY OR PERSONAL PROPERTY AND/OR BY HAVING A SHERIFF OR MARSHAL GARNISH YOUR BANK ACCOUNTS OR OTHER PROPERTY HELD BY THIRD PERSONS.

(E) BY SIGNING THIS LEASE CONTAINING THE CONFESSION OF JUDGMENT CLAUSES, YOU AGREE THAT, SUBJECT TO THE TERMS HEREIN, LANDLORD CAN ENTER THIS JUDGMENT PRIOR TO PROOF OF NON-PAYMENT OR OTHER DEFAULT ON YOUR PART.

(F) BY SIGNING THIS LEASE CONTAINING THE CONFESSION OF JUDGMENT CLAUSES, YOU WILL SUBJECT ALL OF YOUR PROPERTY, BOTH REAL AND PERSONAL, TO EXECUTION (AND SHERIFF’S SALE), PURSUANT TO THIS JUDGMENT, PRIOR TO PROOF OF NON-PAYMENT OR OTHER DEFAULT ON YOUR PART OR ON THE PART OF ANY OTHER PARTY.

(G) BY SIGNING THIS LEASE CONTAINING THE CONFESSION OF JUDGMENT CLAUSES, YOU WILL BE UNABLE TO CHALLENGE THIS JUDGMENT, SHOULD LANDLORD ENTER IT EXCEPT BY PROCEEDING TO OPEN OR STRIKE THE JUDGMENT; AND SUCH A PROCEEDING WILL RESULT IN ATTORNEY’S FEES AND COSTS WHICH YOU WILL HAVE TO PAY.

4) YOU ACKNOWLEDGE, KNOW AND UNDERSTAND THAT IT IS THE CONFESSION OF JUDGMENT CLAUSE(S) CONTAINED IN THE LEASE BELOW WHICH GIVES LANDLORD THE RIGHTS ENUMERATED IN SUBPARAGRAPHS 3A THROUGH G ABOVE. IF YOU DO NOT SIGN THE LEASE AGREEMENT WHICH CONTAIN CONFESSION OF JUDGMENT CLAUSE(S), YOU UNDERSTAND THAT YOU WOULD HAVE THE FOLLOWING:

(A) THE RIGHT TO HAVE NOTICE AND AN OPPORTUNITY TO BE HEARD PRIOR TO ENTRY OF JUDGMENT.

(B) THE RIGHT TO HAVE THE BURDEN OF PROVING DEFAULT RESTS UPON LANDLORD BEFORE YOUR PROPERTY COULD BE EXPOSED TO EXECUTION ON THE JUDGMENT.

(C) THE RIGHT TO AVOID THE ADDITIONAL EXPENSE OF ATTORNEY’S FEES AND COSTS INCIDENT TO THE OPENING OR STRIKING OFF OF A CONFESSED JUDGMENT.

5) WITH FULL AND COMPLETE UNDERSTANDING OF THESE RIGHTS WHICH YOU HAVE PRIOR TO SIGNING THE LEASE AGREEMENT AND CLEARLY AWARE THAT THESE RIGHTS WILL BE GIVEN UP, WAIVED, RELINQUISHED, AND ABANDONED IF YOU SIGN THE LEASE AGREEMENT, YOU NEVERTHELESS FREELY, KNOWINGLY, INTELLIGENTLY AND VOLUNTARILY CHOOSES TO SIGN

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THE LEASE, YOUR INTENTION BEING TO GIVE UP, WAIVE, RELINQUISH, AND ABANDON YOUR KNOWN RIGHTS (AS DESCRIBED ABOVE) AND TO SUBJECT YOU TO THE CIRCUMSTANCES DESCRIBED BELOW.

6) YOU ACKNOWLEDGE THAT SO LONG AS NO EVENT OF DEFAULT EXISTS HEREUNDER, LANDLORD WILL NOT CONFESS JUDGMENT FOR EJECTMENT OR MONEY AGAINST YOU.

7) YOU ACKNOWLEDGE, REPRESENT AND WARRANT TO LANDLORD THAT:

(A) YOUR ANNUAL INCOME EXCEEDS $10,000.

(B) YOU HAVE RECEIVED A COPY OF THIS LEASE AGREEMENT AT THE TIME OF SIGNING.

(C) THE TRANSACTION ARISING PURSUANT TO THE LEASE AGREEMENT IS FOR A BUSINESS PURPOSE.

8) YOU SPECIFICALLY ACKNOWLEDGE ALL OF THE FOREGOING BY SIGNING THE SEPARATE “ACKNOWLEDGMENT OF CONFESSION OF JUDGMENT” SET FORTH BELOW THE SIGNATURE BLOCK OF THIS LEASE.

(k) CONFESSION OF JUDGMENT FOR POSSESSION.

(1) When this Lease shall be terminated by reason of a default by Tenant or any other reason whatsoever, either during the original term of this Lease or any renewal or extension thereof, and also when the term hereby created or any extension thereof shall have expired, it shall be lawful for any attorney to appear for Tenant in any and all actions which may be brought for possession and/or ejectment and, as attorney for Tenant, to confess judgment in ejectment in any competent court against Tenant and all persons claiming under Tenant for the recovery by Landlord of possession of the Leased Premises, for which this Lease shall be Landlord’s sufficient warrant. Upon such confession of judgment for possession, if Landlord so desires, a writ of execution or of possession may issue forthwith, without any prior writ or proceedings whatsoever. If for any reason after such action shall have been commenced, the same shall be determined and the possession of the Leased Premises shall remain in or be restored to Tenant, then Landlord shall have the right upon any subsequent or continuing default or defaults, or after expiration of the Lease, or upon the termination of this Lease as hereinbefore set forth, to bring one or more action or actions as hereinbefore set forth to recover possession of the Leased Premises.

(2) In any action of ejectment and/or for rent in arrears or other amount due, Landlord shall cause to be filed in such action an affidavit made by Landlord or someone acting for Landlord setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence. If a true copy of this Lease shall be filed in such action (and of the truth of the copy such affidavit shall be sufficient evidence), it shall not be necessary to file the original Lease as a warrant of attorney, any rule of court, custom or practice to the contrary notwithstanding.

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(3) Tenant expressly agrees, to the extent not prohibited by law, that any judgment, order or decree entered against it by or in any court or magistrate by virtue of the powers of attorney contained in this Lease shall be final, and that Tenant will not take an appeal, certiorari, writ of error, exception or objection to the same, or file a motion or rule to strike off or open or to stay execution of the same, and releases to Landlord and to any and all attorneys who may appear for Tenant all errors in the said proceedings and all liability therefor.

(4) The right to enter judgment against Tenant and to enforce all of the other provisions of this Lease herein provided for, at the option of any assignee of this Lease, may be exercised by any assignee of Landlord’s right, title and interest in this Lease in Tenant’s own name, notwithstanding the fact that any or all assignments of said right, title and interest may not be executed and/or witnessed in accordance with the Act of Assembly of May 28, 1715, 1 Sm. L. 94, and all supplements and amendments thereto that have been or may hereafter be passed. Tenant hereby expressly waives the requirements of said Act of Assembly and any and all laws regulating the manner and/or form in which such assignments shall be executed and witnessed.

(l) CONFESSION OF JUDGMENT FOR MONEY

In the event that there is a default hereunder and Tenant fails to cure such default, Landlord, if it desires to confess judgment against Tenant for money, shall then send written notice to Tenant of its intent to confess judgment against Tenant hereunder. In the event that Tenant sends written notice to Landlord within ten (10) days after it has received notice from Landlord of its intent to confess judgment advising Landlord that it has any defense, based upon reasonable legal or factual grounds, to any default, and provides Landlord with the substance of such defense, including the factual basis supporting same, Landlord shall not be permitted to confess judgment under the terms of this Lease. If, however, Tenant does not send such written notice required herein within the ten (10) day period, Tenant hereby empowers any Prothonotary or attorney of any court of record to appear for Tenant in any and all actions which may be brought for rent and/or the charges, payments, costs and expenses reserved as rent, or agreed to be paid by the Tenant and/or to sign for Tenant an agreement for entering in any competent court an amicable action or other actions for the recovery of rent or other charges or expenses, and in suits or in an amicable action or action to confess judgment against Tenant for all or any part of the rent specified in this Lease Agreement and then unpaid including, at Tenant’s option, the rent for the entire unexpired balance of the term of this Lease Agreement, and/or other charges, payments, costs and expenses reserved as rent or agreed to be paid by the Tenant, and for interest and costs together with an attorney’s commission of five percent. Such authority shall not be exhausted by one exercise, but judgment may be confessed from time to time as often as any of the rent and/or other charges reserved as rent shall fall due or be in arrears, and such powers may be exercised as well after the expiration of the original term and/or during any extension or renewal of this Lease Agreement. In the event that Tenant vacates the property without providing Landlord with a valid and accurate forwarding address in writing, Landlord shall not be obligated to provide notice to Tenant of its intent to confess judgment and, in such instance, may confess judgment without providing notice thereof.

(m) Landlord may (but shall not be obligated) to cure, on behalf of Tenant, any Event of Default hereunder by Tenant, upon five (5) days’ notice to Tenant (except that no notice

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need be given in case of emergency), and the cost of such cure, including any attorney’s fees incurred and an administrative fee equal to ten percent (10%) of all costs incurred by Landlord, shall be deemed Additional Rent payable upon demand.

(n) No waiver by Landlord of any Event of Default by Tenant or any of Tenant’s obligations, agreements, or covenants herein shall be a waiver of any subsequent Event of Default or of any obligation, agreement or covenant. No forbearance by Landlord to seek a remedy for any Event of Default by Tenant shall be a waiver by Landlord of any rights and remedies with respect to such or any subsequent Event of Default.

(o) The rights and remedies of Landlord hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof.

ARTICLE XXI

ACCESS BY LANDLORD

SECTION 21.01 Right of Entry

Landlord or Landlord’s agents shall have the right to enter the Leased Premises regardless of whether Tenant is present, at all reasonable times and upon reasonable prior notice to Tenant (except in case of an emergency) for inspection purposes, to show the Leased Premises to prospective purchasers, ground lessors, mortgagees of the Building or other portions of PNBC, and to make repairs, alterations, improvements or additions deemed necessary or advisable by Landlord, without constituting a partial or total eviction of Tenant. Rent shall not abate while repairs, alterations, improvements, or additions are being made, because of any loss or interruption of the business of Tenant, or otherwise. During the six (6) months prior to the expiration of the Term or Renewal Term of this Lease, Landlord may exhibit the Leased Premises to prospective Tenants and may place notices “For Rent” upon the Leased Premises, which Tenant shall permit to remain. Landlord or Landlord’s agents shall not be liable for any entry. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability for the care, maintenance or repair of the Leased Premises, the Building or PNBC, except as specifically provided in this Lease.

SECTION 21.02 Excavation

If an excavation is made upon land adjacent to the Building, or is authorized to be made, Tenant shall permit the party causing the excavation the right and license to enter upon the Leased Premises for the purpose of doing work deemed necessary or advisable by Landlord to preserve the Building from injury or damage, and to provide proper support by proper foundations, and Tenant shall have no claim for damage or indemnification against Landlord or any other party performing the excavation or for diminution or abatement of rent.

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ARTICLE XXII

TENANT’S TAXES

SECTION 22.01 Taxes on Tenant’s Property

During the Term of this Lease, Tenant shall be responsible for and shall timely pay all municipal, county, state, or federal taxes of any kind assessed against the personal property of Tenant at the Leased Premises.

ARTICLE XXIII

HOLDING OVER, SUCCESSORS

SECTION 23.01 Holding Over

If, after the expiration of the Term, Tenant continues to occupy the Leased Premises without the consent of Landlord, at Landlord’s election, Tenant shall pay to Landlord double the amount of Base Rent and Additional Rent which would otherwise be due for the period, together with additional rent and all other sums due from Tenant to Landlord hereunder for the time Tenant retains possession of the Leased Premises. Acceptance of such holdover rent by Landlord shall not be deemed a consent to Tenant’s continued occupancy and Landlord shall be entitled to all of Landlord’s rights and remedies for an Event of Default hereunder.

SECTION 23.02 Successors

All rights, obligations and liabilities created pursuant to this Lease shall extend to and bind the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns.

ARTICLE XXIV

ENVIRONMENTAL-PROTECTION PROVISIONS

SECTION 24.01 Pass-through of Environmental Protections of Deeds.

Tenant understands and agrees, on its own behalf and on behalf of Tenant’s heirs, successors, assigns, officers, directors, employees, agents, shareholders, partners, members, representatives, and personal representatives, that (a) Landlord purchased the PNBC from the Government and (b) the Government, as Seller, has retained certain obligations to Landlord with respect to the condition of the PNBC under Environmental Laws, which obligations are set forth in the deeds of record for the Property and (c) Landlord shall not be deemed to have assumed, and Tenant hereby releases Landlord from, any obligations, responsibilities, or indebtedness, assumed and retained by the Government under Environmental Laws.

ARTICLE XXV

GENERAL PROVISIONS

SECTION 25.01 Waiver

The waiver by Landlord of any violation of any term, covenant, or condition contained herein shall not be deemed to be a waiver of any subsequent violation of the same or any other

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term, covenant or condition contained herein. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any previous violation by Tenant of any term, covenant, or condition of this Lease, regardless of Landlord’s knowledge of the previous breach at the time of acceptance of rent. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing, signed by Landlord.

SECTION 25.02 Accord and Satisfaction

Receipt by Landlord of a lesser amount than the rent due shall only be construed as paid on account of the earliest Rent due. Endorsement on any check or any letter which accompanies any check or payment as Rent shall not be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s rights to recover the balance of rent due or to pursue any other remedy provided in this Lease.

SECTION 25.03 Entire Agreement

There are no covenants, promises, agreements, representations, warranties, conditions or understandings, either oral or written, between Landlord and Tenant other than as set forth in this Lease. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless in writing and signed by both Landlord and Tenant.

SECTION 25.04 No Partnership

This Lease shall not create a partnership or joint venture between Landlord and Tenant.

SECTION 25.05 Notices

All notices or other communications given hereunder shall be valid only if in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by nationally operating overnight courier service, addressed as follows:

If to Tenant:

Tenant-

If to Landlord:
PHILADELPHIA AUTHORITY FOR
INDUSTRIAL DEVELOPMENT
2600 Centre Square West
1500 Market Street
Philadelphia, Pa 19102
Attn: Peter S. Longstreth, President

with a copy to:	Ellen Brown, Esquire
Same Address as Above

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or to such other person or place as a party may designate by notice as aforesaid. Notice by personal delivery shall be deemed given if delivered to the Leased Premises during the hours of required operation. Notice by registered mail shall be deemed given on the third (3rd) business day following deposit in the mail. Notice by overnight courier service shall be deemed given on the next business day following deposit with such service.

SECTION 25.06 Captions

The captions appearing in this Lease in no way define, limit, construe, or describe the scope or intent of the various sections and articles of this Lease, nor in any way affect this Lease.

SECTION 25.07 Tenant Defined

The word “Tenant” as used in this Lease shall be construed to mean Tenant in all cases where there is more than one tenant (and in such case they shall all be bound and their liability hereunder shall be joint and several), and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. If Tenant is a corporation, a limited or general partnership, a limited liability company or other legal entity, the person or persons executing this Lease on behalf of Tenant covenants, warrants and represents that (i) Tenant is a duly formed and validly existing corporation, partnership, limited liability company, or other legal entity qualified to do business in the Commonwealth of Pennsylvania, (ii) Tenant has paid all franchise or corporate taxes due and payable as of the date hereof (and will continue to do so during the Term and any extension or renewals hereof), and (iii) the signatory of this Lease has been duly authorized by the corporation, partnership, limited liability company, or other entity to execute and deliver this Lease on behalf of the corporation or partnership.

SECTION 25.08 Broker’s Commission

Tenant represents and warrants that, except if and as set forth on any brokerage rider attached hereto, it has not dealt with any broker or agent in negotiation for or obtaining of this Lease, and there are no claims for brokerage commissions or finder’s fees in connection with the execution of this Lease. Tenant agrees to indemnify, defend, and hold Landlord harmless from all liabilities arising from any compensation claimed by any broker or agent employed by Tenant or claiming to have been engaged by Tenant, including attorneys’ fees. The provisions of this Section 25.08 shall survive the expiration or termination of this Lease.

SECTION 25.09 Partial Invalidity

If any term, covenant or condition of this Lease (including but not limited to provisions establishing interest rates or other payment terms that are limited or otherwise affected by usury laws) or its application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

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SECTION 25.10 Submission of Lease to Tenant

This Lease shall not be enforceable until it is fully executed by Landlord and Tenant and a fully executed original copy hereof is delivered to Tenant or its representative.

SECTION 25.11 Recording

Landlord shall have the right (but not the obligation) to record this Lease, and at the request of Landlord, Tenant agrees to execute either the necessary acknowledgment required to record this Lease, or a short form memorandum of this Lease. Tenant shall not record this Lease or any memorandum hereof nor cause or permit this Lease or any memorandum hereof to be recorded.

SECTION 25.12 Landlord; Mortgagees

The word “Landlord” shall include the Landlord named above as well as its heirs, successors, assigns, agents, and representatives. Any such person, whether or not named herein, shall have no liability under this Lease after it ceases to hold title to the Leased Premises or the Building, except for obligations which may have theretofore accrued. Neither Landlord nor any principal of Landlord nor any owner of the Leased Premises or the Building, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Leased Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under this Lease or otherwise, Tenant shall look solely to the equity of Landlord in the Leased Premises and the Building for the satisfaction of Tenant’s remedies. No mortgagee or ground lessor which shall succeed to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall (a) be liable for any previous act or omission of a prior Landlord, (b) be subject to any rental offsets or defenses against a prior Landlord, (c) be bound by an amendment of this Lease made without its written consent, or by payment by Tenant of rent in advance in excess of one (1) month’s rent, (d) be liable for any security deposit not actually received by it, or (e) be liable for any initial construction of the improvements to be made to the Leased Premises or for any allowance or credit to Tenant for rent, construction costs, or other expenses. Subject to the foregoing, the provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of Landlord. If, in connection with obtaining, continuing or renewing financing for which the Leased Premises represents collateral in whole or in part, a financial institution, insurance company or other lender shall request reasonable modifications of this Lease as a condition of such financing, Tenant will not unreasonably withhold, delay, or defer its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or adversely affect to a material degree the Tenant’s Leasehold interest hereby created.

SECTION 25.13 Governing Law

This Lease shall be governed and construed exclusively in accordance with the provisions set forth herein and the laws of the Commonwealth of Pennsylvania. Any action brought against Landlord as a result of a breach of this Lease, any action or inaction by Landlord during the Term, the performance or non-performance of or under this Lease by Landlord, the occupancy or

40

use of the Leased Premises by Tenant and/or the tenancy created hereunder shall be brought exclusively in the Court of Common Pleas of Philadelphia County or in the U.S. District Court for the Eastern District of Pennsylvania, if Federal jurisdiction exists.

SECTION 25.14 Waiver of Jury Trial

Landlord and Tenant waive their respective rights to trial by jury in any action or proceeding in connection with this Lease or the Leased Premises.

SECTION 25.15 Riders

Any and all addenda, riders, and other attachments properly and intentionally appended hereto here are incorporated.

SECTION 25.16 Notice of Labor Actions

Tenant shall give the Landlord immediate notice of any actual or anticipated work stoppage, strike, or other union activity concerning the Tenant or which the Tenant, its employees, suppliers, or subcontractors are the subject thereof, that may disrupt or otherwise adversely affect the PNBC or PNBC companies or their contractors, suppliers, or employees. Tenant and Tenant’s contractors shall be responsible for assuring labor harmony in connection with Tenant’s activities at the Leased Premises. Tenant, on notice from the Landlord, shall seek to enjoin any strike activity, or other job action that may disrupt the PNBC or other PNBC companies or their contractors, supplies, or employees.

SECTION 25.17 Conflict of Terms

The terms of the Agreement of Lease executed herewith are incorporated herein by reference. In the event that any terms of this Lease shall conflict with the Agreement of Lease, the Agreement of Lease shall control.

ARTICLE XXVI

SPECIAL PROVISIONS

SECTION 26.01 Non-Discrimination

Tenant specifically agrees and covenants to comply with all laws, rules, regulations, and policies that prohibit or are intended to prevent discrimination by any party (including, but not limited to Tenant and/or Tenant’s officers, partners, shareholders, members, business invitees, and guests) from discriminating in any manner against any person or person on the basis of race, sex, nationality or national origin, age, religious belief, or any other characteristics that define membership in a “suspect” or “quasi-suspect” classification as a matter of established federal, state, or local law or policy.

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SECTION 26.02 Quiet Enjoyment

As long as an Event of Default by Tenant does not exist, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, to the terms and conditions of this Lease.

SECTION 26.03 Net Lease

This Lease is intended, and is hereby declared, to be a “net” lease, it being the intention of the parties hereto that Landlord shall have and enjoy the Base Rent as net income from the Leased Premises, not diminished by (a) any imposition of any governmental or quasi-governmental authority tax, fee, or charge of any nature whatsoever during the Term, notwithstanding any changes in the method of taxation or raising, levying or assessing any imposition, or any changes in the name of any imposition, or (b) any expenses or charges required to be paid to maintain and carry the Leased Premises or to continue the ownership of Landlord, other than payments under any mortgage now existing or hereafter created by Landlord.

SECTION 26.04 Landlord Status

Landlord’s obligations hereunder shall be binding upon Landlord only for a period of time that Landlord is in ownership of the Leased Premises; and, upon termination of that ownership, Tenant, except as to any obligations which have then matured, shall look solely to Landlord’s successor in interest in the Leased Premises for the satisfaction of each and every obligation of Landlord hereunder.

SECTION 26.05 Substitution of Premises

Landlord shall have the right, at its option and from time to time, upon not less than 30 days’ prior written notice to Tenant, to relocate Tenant and to substitute for the Premises other space in the Building containing at least as much Rentable Area as the original Premises. The Rent for such substitute Premises shall be no higher than that of the original Premises, and shall be improved by Landlord, at Landlord’s expense, with decorations and improvements at least equal in quality to those in the original Premises. Landlord shall pay the costs of moving and telephone relocation reasonably incurred by Tenant in connection with such substitution of Premises, subject to adequate substantiation of such costs.

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IN WITNESS WHEREOF, intending to be legally bound hereby, the respective parties hereto have caused this Lease to be signed, sealed, and delivered on the date first above written, which shall be the date on which the last required signature is added hereto.

LANDLORD: PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

Attest:	By:

Title:	Title:

Date:	Date:

TENANT:

Attest:	By:

Title:	Title:

Date:	Date:

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Tenant’s Supplemental Acknowledgment of

Confession of Judgment

Tenant signs this supplemental acknowledgment to reiterate and reaffirm the “Preliminary Statement” that appears in Subsection 20.02 of this Lease. The “Preliminary Statement” emphasizes that Tenant has voluntarily, intelligently, and knowingly agreed to the “confession of judgment” provisions set forth in Subsection 20.02(k) and in 20.02 (l). Those provisions include waivers of important due-process rights and other constitutional protections that Tenant would have if it did not agree to the confession-of-judgment provisions.

ACKNOWLEDGMENT BY TENANT:

By:

Print Name:

Print Title:

Attest/Seal/Witness:

Print Name:

Title:

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Schedule 2.1(a)

BUILDING 10 LEASE FORM

GENERAL TERMS AND CONDITIONS TO

AGREEMENT OF LEASE OF

COMMERCIAL REAL ESTATE

THE NAVY YARD

BUILDING/UNIT: BUILDING 10

STREET ADDRESS: 5000 SOUTH BROAD STREET

PHILADELPHIA, PA 19112

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

GENERAL TERMS AND CONDITIONS TO

LEASE OF COMMERCIAL REAL ESTATE

Building/Unit: Building 10

Street Address: 5000 South Broad Street

Philadelphia, PA 19112

The Navy Yard

General Terms and Conditions to Lease (“Lease”) is executed as of March 24, 2005 between PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT, a body politic and corporate existing under the laws of the Commonwealth of Pennsylvania, as Landlord (“Landlord”) and U.O. REAL ESTATE LLC, a Pennsylvania limited liability company with a principal place of business at 1809 Walnut Street, Philadelphia, Pennsylvania, as Tenant (“Tenant”). This Lease is based upon the following:

ARTICLE 13

TERM

13.1	Incorporation of Terms

The capitalized defined terms set forth in the attached Agreement of Lease are incorporated herein by reference.

13.2	Commencement and Expiration of Term

(a) The Term of this Lease shall, except as otherwise specified herein, commence on the Commencement Date.

(b) Unless shortened, extended, or otherwise revised pursuant to the provisions hereof or as a matter of law, this Lease will end on the Termination Date.

(c) “Term” shall include any and all properly exercised renewal and extension term(s).

(d) All references herein to “month” or “months” shall, unless the context requires otherwise, refer to calendar months.

(e) From and after the Commencement Date, Landlord and Tenant shall be bound by all of the terms, covenants, conditions and provisions of this Lease (other than the payment of Rent) applicable respectively to each party hereunder.

13.3	Tenant’s Option to Extend

(a) Tenant shall have the option to extend the Initial Term of this Lease for one (1) successive additional period of six (6) years (the “Extension Term”), commencing on the first day following the Termination Date of the Initial Term; subject, however, to the Renewal Conditions (as hereinafter defined). The Extension Term shall be upon the same terms, covenants, conditions and provisions as are in effect as of the Termination Date of the Initial Term, except that the annual Base Rate in effect during the Extension Term shall be as provided in the Agreement of Lease.

(b) Tenant’s exercise of the extension option shall be by notice to Landlord at least one hundred eighty (180) days prior to the last day of the Initial Term.

(c) As of both the date of Tenant’s notice to Landlord that Tenant exercises its extension option and the date that the Extension Term commences, Tenant shall be in compliance with the following conditions (the “Renewal Conditions”): (i)(A) Tenant shall not be in default under any Public Financing (as hereinafter defined), and (B) there is no monetary Event of Default by Tenant under any obligation to Landlord and/or the Philadelphia Industrial Development Corporation (“PIDC”) pursuant to the Acquisition Agreement or this Lease that is continuing, in the instance of (A) and (B), as the case may be, beyond the expiration of any applicable notice, grace and cure periods, and (ii) An Event of Default with respect to the Continued Occupancy Covenant, as to the Leased Premises only, shall not have occurred and shall not be continuing.

13.4	Occupancy Covenant

(a) Tenant shall occupy the Leased Premises reasonably promptly after the completion of construction of the Tenant Work and the issuance to Tenant of either a temporary or permanent certificate of occupancy (or its equivalent) with respect thereto (the “Initial Occupancy Covenant”). After the Initial Occupancy Covenant has been satisfied, Tenant shall ensure that the Leased Premises is not left vacant for a period of twenty-four (24) consecutive months (the “Continued Occupancy Covenant”). If Tenant violates either the Initial Occupancy Covenant or the Continued Occupancy Covenant, then Landlord’s sole remedy hereunder for such breach shall be to terminate this Lease in accordance with Section 20.2(j) hereof.

(b) In calculating time periods with respect to the Initial Occupancy Covenant and the Continued Occupancy Covenant, failure to occupy or vacancies attributed to any of the following shall be excluded: (i) damage by fire or other casualty, (ii) takings, including those of a temporary nature, by the government, or any governmental or quasi-governmental authority, or restricted access related thereto, or to allow construction required in connection with any such taking, (iii) construction, refurbishing, remodeling, alterations or decorating, (iv) remediation of Hazardous Substances or Hazardous Wastes (as such terms are defined in the Acquisition Agreement) or environmental matters of any nature, (v) closures reasonably necessary for the safety of occupants or the preservation of property, or (vi) any strike, lockout, inability to procure materials, failure of power, restrictive laws, riots, obstructions, insurrection, acts of terrorism, war or other reasons of a like nature not the fault of, or under the control of, Tenant.

ARTICLE 14

RENT

14.1	Base Rent

During the Term, beginning on the Rent Commencement Date, Tenant shall pay, without deduction or setoff, except as specifically provided by this Lease, Landlord the Base Rent and in advance on or before the first day of each calendar month.

14.2	Additional Rent

“Additional Rent” shall mean those items identified as Additional Rent in the Agreement of Lease as well as such other sums designated as Additional Rent or otherwise payable by Tenant to Landlord, as set forth herein, all of which shall be paid in advance, without deduction or setoff, except as may be specifically permitted by this Lease or the Acquisition

Agreement, on or before the first day of each calendar month. It is expressly understood and agreed that Tenant shall be responsible for all occupancy costs with respect to the Leased Premises, such as all costs of utilities used or consumed by Tenant as forth in Article 13; any Taxes as set forth in Article 8; all insurance premiums for insurance maintained by Tenant as set forth in Article 12; and the costs of maintenance, repair and replacement of the Leased Premises, other than Landlord’s obligations with respect to the roof, downspouts or gutters of the Building, and the Cooling Equipment, if applicable, in accordance with Section 11.2 hereof.

14.3	Rent

(a) Each monthly installment of Base Rent and Additional Rent shall be due and payable on or before the date specified herein for payment, at the address set forth in the Agreement of Lease or at such other place as may be designated by Landlord from time to time, without prior notice or demand and without deduction or setoff, except as may be specifically permitted by this Lease.

(b) All payments of Rent not paid within fifteen (15) days after the due date shall bear interest in the amount of twelve (12%) percent per annum (the “Default Rate”) from such fifteenth (15th) day to the date of payment. These provisions shall not prevent the Landlord from exercising any other right or remedy herein provided in the event of any default by Tenant.

ARTICLE 15

IMPROVEMENTS

15.1	Landlord’s Work

(a) Landlord, at Landlord’s sole cost and expense, shall perform and complete the internal demolition of the space formerly occupied by Aphton Corporation (the “Aphton Space”) so that all features of the buildout of the Aphton Space will be removed, including the high bay lighting fixtures (the “Landlord’s Work”) and in accordance with Applicable Laws and in a good and workmanlike manner in accordance with sound architectural practices and procedures, the intent being that the Landlord’s Work shall restore the Aphton Space to a condition substantially similar to the condition of such space prior to the tenant fit-out work which was performed by or on behalf of Aphton Corporation. Landlord shall give Tenant notice upon the completion of Landlord’s Work and Landlord and Tenant promptly thereafter shall jointly inspect the Aphton Space and mutually agree upon a list of items, if any, that remain to be completed in connection with Landlord’s Work. Landlord thereafter shall promptly complete such items, at Landlord’s sole cost and expense, to the reasonable satisfaction of Tenant. Landlord’s Work shall be performed by Landlord in compliance with Applicable Laws, and shall be completed on or before the date which is fourteen (14) days after the Commencement Date. If Landlord has not substantially completed Landlord’s Work on or before the date which is fourteen (14) days after the Commencement Date, time being of the essence, Tenant shall have the right to prosecute such Landlord’s Work to completion, and Landlord shall reimburse Tenant for its costs in completing such work within thirty (30) days after Tenant delivers to Landlord an invoice setting forth in reasonable detail the sums expended on account of such work.

(b) Upon the substantial completion of the Landlord’s Work, Landlord and Tenant shall in cooperate in good faith to determine if any additional restoration work is required to be performed to the Aphton Space, and if any such additional work is required, Landlord shall complete such work as soon as practicable, at Landlord’s sole cost and expense.

15.2	Tenant’s Work; Plans

(a) Tenant shall, at its sole cost and expense (subject to the Fit-Out Allowance, as hereinafter defined) perform the Tenant’s Work. Prior to the date of this Lease, Tenant has, at Tenant’s cost and expense, completed certain concept plans with respect to Tenant’s Work entitled Urban Outfitters Schematic Design Package and Site Schematic Design, prepared by Meyer, Scherer & Rockcastle, Ltd., dated February 25, 2005 (“Concept Design Package”). Tenant has advised Landlord that the Concept Design Package has not yet been approved by Tenant and that Tenant will prepare schematic plans and specifications for the Tenant’s Work (the “Schematic Design Package”). With respect to the exteriors of the Building, Tenant presently intends that the Tenant’s Work shall be based on historic tax credit rehabilitation. Tenant acknowledges and agrees that Tenant shall obtain all necessary approvals for the Tenant’s Work from all applicable local, state and federal historic-preservation authorities, including without limitation, the State Historic Preservation Office (collectively, the “Historic Authorities”). In the event that either Tenant, with respect to the exteriors of the Building, does not elect to perform such Tenant’s Work based upon historic tax credit rehabilitation or if the Historic Authorities do not approve the Tenant’s Work, then Landlord shall have the right to approve the Schematic Design Package as it pertains to the exteriors of the Building only, which approval shall not be unreasonably withheld, conditioned or delayed. However, whether or not Tenant elects to perform an historic tax credit rehabilitation, Landlord shall have the right to approve Tenant’s site improvement work for the Leased Premises, which approval shall not be unreasonably withheld, conditioned or delayed so long as such work is consistent with the guidelines established by Landlord and which have been provided to Tenant prior to the date of this Lease with respect thereto in the context of, and consistent with, the Master Plan. Landlord and Tenant agree to specifically identify the final Schematic Design Package by written acknowledgement executed by both parties.

(b) In the event that Tenant materially deviates from the Schematic Design Package in the course of completing Tenant’s Work, Landlord shall have the following approval rights with respect to such material deviations: (i) in the event that Tenant, with respect to the exterior of the Building, does not elect to perform such work based upon historic tax credit rehabilitation, Landlord shall have the right to approve such material deviations as they pertain to the exterior of the Building only, which approval shall not be unreasonably withheld, conditioned or delayed; and (ii) if, and to the extent, Landlord has approval rights under this Section 3.2 as to the Schematic Design Package (including, without limitation, landscaping and site work), Tenant shall not make any material changes with respect to any matters which were the subject of Landlord’s approval thereafter without first obtaining prior written approval of Landlord. It is acknowledged and agreed that Landlord shall have no approval rights with respect to (A) any deviations from the Schematic Design Package that are not material, and (B) any deviations from the Schematic Design Package pertaining to Tenant’s Work occurring in the interior of the Building whether such deviations are material or not. Tenant acknowledges and agrees that in the event any of Tenant’s Work with respect to the interior of the Building involves the removal of portions of the second floor, the requirements of Paragraph 6 of the Agreement of Lease shall apply with respect to such Tenant’s Work.

(c) Without limiting the scope of the foregoing provisions of this Section 3.2, Tenant shall obtain (and deliver satisfactory evidence thereof to Landlord), prior to commencing the Tenant’s Work, all required licenses and permits from (i) the Department of Licenses and Inspections of the City of Philadelphia, (ii) any other local, state and/or federal agencies or authorities from whom such licenses and/or permits are required by law, and (iii) any utility provider(s).

(d) The Tenant’s Work shall comply with any and all rules and regulations established from time to time by the Pennsylvania Underwriter’s Association.

(e) Without limiting the scope of the foregoing provisions of this Section 3.2, the Tenant’s Work (i) shall comply with all Applicable Laws, (ii) shall be performed by qualified and reputable contractors and subcontractors, (iii) shall be completed in a good and workmanlike manner in accordance with sound engineering and architectural practices and procedures, and (iv) shall be completed no later than November 15, 2007.

(f) Tenant shall not construct or make any substantial alterations, additions, or improvements to or installations upon, and Tenant shall not otherwise modify or alter the Leased Premises, in any way that is in violation of applicable national, state and local historic preservation laws without the consent of all applicable Historic Authorities.

15.3	Fit Out Allowance

Landlord shall pay to Tenant a tenant improvement allowance in the sum of One Million Four Hundred Thousand Dollars ($1,400,000.00) (the “Fit Out Allowance”). The Fit-Out Allowance shall be paid to Tenant by Landlord, in full, within fifteen (15) days after Tenant delivers to Landlord a copy of: (i) either a temporary or permanent certificate of occupancy (or its equivalent) for the Building issued to Tenant by the appropriate governmental authority; and (ii) an executed certification from Tenant’s architect, Tenant’s general contractor and the City of Philadelphia confirming that federal prevailing wages under the Davis-Bacon Act have been paid by the general contractor with respect to work covered by the Fit-Out Allowance; and (iii) AIA Certification Forms 702 and 703 or their equivalent, as to the work which is the subject of the Fit-Out Allowance, executed by Tenant’s architect and general contractor, evidencing that One Million Four Hundred Thousand Dollars ($1,400,000.00) of work has been completed at the Leased Premises (the “Fit-Out Conditions”).

ARTICLE 16

MECHANICS’ LIENS

16.1	Mechanics’ Liens

(a) Tenant shall promptly pay any contractors and materialmen who supply labor, work, or materials to Tenant at the Leased Premises in order to avoid the possibility of a lien attaching to the Leased Premises, the Building, or the Navy Yard. Tenant shall take all steps permitted by law in order to avoid the imposition of any mechanic’s, laborer’s, or materialman’s lien upon the Leased Premises, the Building, or the Navy Yard. Should any such lien or notice of lien be filed, Tenant shall bond against or discharge the same within thirty (30) business days after the lien or claim is filed or within thirty (30) business days after notice of any lien or claim has been issued, whichever is sooner, regardless of the validity of such lien or claim, and shall promptly commence steps to obtain such bond or discharge such lien. Nothing in this Lease is intended to authorize Tenant to do or cause any work or labor to be done or any materials to be supplied for the account of Landlord, and any such work or labor shall be solely for Tenant’s account and at Tenant’s risk and expense.

(b) Without limiting the scope of the above provisions in this Section 4.1, Tenant shall take all of the following actions:

(i) record and index with the Prothonotary and the Department of Records of Philadelphia, in compliance with the lien-waiver provisions of Pennsylvania’s mechanics-lien law, 49 Pa. Stat. § § 1401 et seq., such recordation to be completed at least eleven (11) days before the commencement of any work (including but not limited to original construction, demolition, alteration, and repair), a complete and unconditional waiver of all rights that any and all contractors and/or any and all subcontractors (i.e., contractors of Tenant’s contractors, subcontractors of Tenant’s contractors, etc.) would otherwise have or would otherwise obtain with regard to such work,

(ii) include in any verbal or written contract with all contractors retained for such work a complete disclosure of such waiver and of the fact that such waiver binds all subcontractors of such contractors, and

(iii) advise all such contractors to disclose to all their subcontractors whom they engage, before such subcontractors commence work, the existence of such waivers.

ARTICLE 17

USE; CONDUCT OF BUSINESS BY TENANT

17.1	Use of Leased Premises; Security

(a) Tenant shall use and occupy the Leased Premises only for the Permitted Use.

(b) Tenant acknowledges and agrees that the Permitted Use of the Leased Premises is not intended to be an exclusive use and Landlord may permit other tenants of the Navy Yard to use other portions of the Navy Yard for the same or similar use.

(c) Tenant, solely for the benefit of its employees and the employees of any Affiliate, shall maintain the Leased Premises in a safe, secure, well-lit and clean condition.

17.2	Rules and Regulations

Tenant shall observe and comply with all the rules and regulations and Policies and Procedures (collectively, “Rules”) of the Navy Yard, whether the Rules are now in force or whether they are adopted or otherwise implemented hereafter. Landlord reserves the right from time to time to amend or supplement the Rules and to adopt and promulgate additional Rules applicable to the Leased Premises, the Building and the Navy Yard. Notice of additional Rules, and amendments and supplements, if any, shall be given to Tenant. Tenant agrees to thereupon comply with and observe all such Rules, as amended and supplemented, provided (i) the Rules shall apply to Tenant in a reasonable and non-discriminatory manner, (ii) the Rules are applied uniformly to all other tenants and occupants of the Navy Yard at all times, and (iii) to the extent any Rules are breached by any such other tenants and occupants and such breach materially and adversely affects Tenant, Landlord shall enforce such Rules against such other tenant or occupant at Landlord’s sole cost and expense. Notwithstanding the foregoing, Landlord agrees that it will not implement any rule or regulation or policy or procedure which would adversely affect or restrict Tenant’s use of the Leased Premises for the Permitted Use (including any Rules that would affect the days or hours of Tenant’s operation or prohibit Tenant’s access to the Navy Yard and the Building seven (7) days a week, twenty-four (24) hours a day).

17.3	Declarations of Covenants, Conditions and Restrictions

(a) Tenant and Landlord shall each observe and comply with all terms and conditions of the REA entered into by the parties hereto, a copy of which is attached hereto as Exhibit “D” and made a part hereof. Landlord and Tenant agree that the REA shall be in effect, but unrecorded, as to the Leased Premises during the Term of the Lease. Landlord and Tenant acknowledge and agree that while the REA contains provisions regarding CAM and Utility Services, the provisions of this Lease regarding CAM and Utility Services shall govern during the Term of this Lease.

(b) Once adopted, Tenant and Landlord shall each observe and comply with all terms and conditions of the Declaration of Covenants, Conditions and Restrictions, as adopted pursuant to the applicable provisions of the Acquisition Agreement (the “Declaration”). This Lease is also subject to all outstanding easements and rights of way for location of any type of facility over, across, in, and upon the Navy Yard (including the Leased Premises) or any portion thereof granted by or reserved to the United States of America acting through the Department of Navy (“Government”) which now appear of record.

17.4	Compliance with Laws

(a) Tenant shall comply with all Applicable Laws with respect to Tenant’s use, occupation, or improvement of the Leased Premises. Tenant, at Tenant’s expense, shall secure and keep in force all permits, licenses, and approvals from all applicable local, state and federal authorities (including but not limited to the Department of Licenses and Inspections of the City of Philadelphia) required for Tenant’s use, occupation, or improvement of the Leased Premises. In addition, Tenant shall also comply with all recommendations of the Association of Fire Underwriters, Factory Mutual Insurance Companies, the Insurance Services Organization, or other similar body establishing standards for fire-insurance ratings with respect to the use, occupancy, or improvement of the Leased Premises by Tenant.

(b) Tenant agrees to pay upon demand, as Additional Rent under this Lease, any increase in the amount of insurance premium payable by Landlord for Landlord’s insurance related to the Navy Yard or the Building over and above the rate now in force that may be caused solely by the manner of Tenant’s use or occupancy of the Leased Premises, or by any negligent or intentional act or omission of Tenant, its agents, employees, contractors, or invitees.

(c) Landlord shall comply with all Applicable Laws with respect to Landlord’s ownership, occupation, maintenance, repair, replacement and improvement of the Common Areas.

17.5	L&I Matters

Landlord shall cause to be removed, at its sole cost and expense, those violations and conditions with respect to the roof, gutters and downspouts of the Building, if any, which are identified on a certification statement to be delivered by Landlord to Tenant from the City of Philadelphia Department of Licenses and Inspections, whether delivered before, contemporaneously with, or at some time after the execution and delivery of this Lease.

ARTICLE 18

UTILITY DEPOSIT

18.1	Amount of Deposit

Tenant shall deposit with Landlord or Landlord’s agent certain utility deposit(s) as stated in the Agreement of Lease (collectively, the “Utility Deposit”) so long as the providers of electric and water to the Leased Premises require such deposits and designate Landlord or Landlord’s agent as the proper holder of the Utility Deposit. The terms and conditions governing the Utility Deposit are set forth in Article 13.

18.2	Use and Return Deposit

If Tenants fails to pay items of Additional Rent with respect to electrical and water services and such failure to pay constitutes an Event of Default by Tenant hereunder, Landlord, at Landlord’s option and consistent with the policies of any provider of electrical or water service requiring the Utility Deposit, may appropriate and apply the Utility Deposit, or so much thereof as may be necessary to pay any rent or other sums due hereunder for which Tenant has failed to pay or to reimburse Landlord, or any amounts which Landlord has expended as a result of Tenant’s failure to perform its obligations hereunder with respect to the payment of electrical and water services. Should the entire Utility Deposit, or any portion thereof, be appropriated and applied by Landlord, then Tenant upon the written demand of Landlord, shall provide to Landlord a sufficient amount in cash to restore the Utility Deposit to the original sum deposited, and Tenant’s failure to do so within ten (10) days after receipt of Landlord’s demand therefor shall constitute an Event of Default under the terms of this Lease. Upon Tenant’s full and faithful performance and compliance with all of the terms, covenants, and conditions of this Lease, upon the expiration of the Lease and Tenant’s surrender of the Leased Premises in compliance with the terms of the Lease, the Utility Deposit shall be returned to Tenant within thirty (30) days of such surrender.

18.3	Transfer of Deposit

Landlord may deliver Tenant’s Utility Deposit to any purchaser of the Leased Premises (so long as the relevant utility provider designates such purchaser as the proper holder of the Utility Deposit) and, upon such delivery, and notice by, Landlord to Tenant of the name and legal address of such purchaser, Landlord shall be discharged from any further liability with respect to the Utility Deposit.

ARTICLE 19

PARKING AND COMMON USE AREAS AND FACILITIES

19.1	Common Areas; Remaining Areas

(a) All areas, space, easements, facilities, equipment, and signs, to the extent made available by Landlord for the common and joint use and benefit of Landlord, Tenant and their respective employees, agents, concessionaires, licensees, customers and other invitees, are collectively referred to as “Common Areas.” Common Areas shall include, but shall not be limited to, the streets, sidewalks, parking areas, access roads, and drives, driveways, bridges, landscaped areas, truck serviceways, comfort and public washrooms, street lighting, and utility lines none of which is exclusively serving any tenant, including Tenant. For purposes of this Lease, the Common Areas shall include those sidewalks located on or appurtenant to the Leased Premises. All portions of the Navy Yard which are not part of the Common Areas or leased to tenants, reserved by the Government or sold by Landlord to any purchaser (exclusive of portions sold to Tenant) are hereinafter collectively called the “Remaining Areas.” Whenever any portion of the Remaining Areas is leased or sold, it shall cease to be part of the Remaining Areas on the commencement date under the applicable lease or the settlement date under any agreement of sale. Whenever any lease of a former portion of the Remaining Areas is terminated, the area within such Lease shall be added back to the Remaining Areas automatically and immediately upon such termination of the Lease. All Common Areas and Remaining Areas within the Navy Yard (other than the aforesaid sidewalks relating to the Leased Premises and the aforesaid exclusions relating to portions sold to Tenant) shall be under the exclusive control of Landlord. Landlord hereby expressly reserves the right, from time to time, subject to the foregoing,

(i) to construct, maintain and operate lighting, utility and other facilities, equipment and signs on all of the Common Areas or Remaining Areas,

(ii) to use and allow others to use the Common Areas or Remaining Areas for any purpose,

(iii) to change or reduce the size, area, level, location, and arrangement of the Common Areas or Remaining Areas,

(iv) to build multi-story and/or subterranean parking facilities on the Common Areas or Remaining Areas,

(v) to alter, reduce or add property to the Common Areas or Remaining Areas,

(vi) to regulate parking on the Common Areas or Remaining Areas by tenants and other occupants of the Navy Yard (including Tenant) and others entitled to use same and their respective employees, agents, tenants and licensees; subject, however, to any parking agreements which may be entered into by Landlord and Tenant and/or UO Inc.,

(vii) to close temporarily all or any portion of the Common Areas for the purpose of making repairs, changes, or alterations thereto or performing necessary maintenance in connection with any emergency, in connection with closing resulting from adverse weather conditions or for any other purpose whatsoever, whether such purpose is similar or dissimilar to the foregoing, provided that Tenant’s access and egress are not materially impaired or interfered with beyond what is reasonably necessary under the circumstances then in effect,

(viii) to prohibit or discourage parking by those not authorized to use the parking facilities located on the PAID Parcel (as such term is defined in the REA), and

(ix) to establish, modify, and enforce in a uniform and non-discriminatory manner (to the extent not in conflict with the REA or the Acquisition Agreement) Rules with respect to the Common Areas and the use to be made thereof so long as such Rules are established in compliance with Section 5.2 hereof.

Landlord further reserves the right to dedicate to the public all or part of such streets, access roads, drives and utility lines located in the Common Areas or Remaining Areas (as well as that portion of the PAID Utility Facilities (as defined in the REA) located under the Leased Premises, subject, however, to Landlord’s obligations with respect thereto set forth in the REA), together with appropriate easements therefor, as Landlord, in its sole discretion, deems appropriate for the development of the Navy Yard.

(b) Landlord covenants and agrees to operate, manage and maintain the Common Areas and Remaining Areas in good order, condition and repair, and in a safe, secure, well-lit and clean condition reasonably free from the accumulation of rubbish, debris, snow and ice, and to provide common services to the Leased Premises in the most cost-effective manner that is reasonable and consistent with the development and operation of the Navy Yard as a business center and at least equivalent to the standards at other first-class campuses located within the greater Philadelphia metropolitan area.

(c) In carrying out its rights and responsibilities as under this Article 7, Landlord shall commence and complete any necessary construction, maintenance, replacement and repair work in accordance with Applicable Law and undertake such work in a manner which does not unreasonably disrupt or interfere with the business activities of Tenant.

ARTICLE 20

TAXES

20.1	Taxes

(a) Beginning as of the Commencement Date, Tenant shall pay, as Additional Rent, all “Taxes” (defined in Section 8.1(b)) that may be levied, assessed or imposed by any lawful authority against the Leased Premises. Tenant shall pay Landlord’s estimate of the Taxes, in equal monthly installments, in advance, together with the monthly installment of Base Rent. Promptly after receipt of a bill for Taxes, Landlord shall submit an invoice to Tenant, and Tenant shall pay to Landlord, or Landlord shall credit to Tenant against the next payment for Taxes due from Tenant, as the case may be, the difference between the estimated payments and the actual amount of Taxes due as reflected by the bill for Taxes.

(b) “Taxes” shall include all real estate taxes, assessments, and other impositions and charges of every kind and nature whatsoever, nonrecurring as well as recurring, whether extraordinary or ordinary, foreseen or unforeseen, and all installments thereof levied, assessed, or imposed or due and payable or liens upon or arising in connection with the use, occupancy, or possession of, or ownership of any interest in the Leased Premises. Taxes shall also include Philadelphia use-and-occupancy taxes if, and to the extent, due and payable by Tenant.

(c) Landlord represents and warrants that the Leased Premises are located entirely within a Keystone Opportunity Improvement Zone (the “KOIZ”) established under the laws of the Commonwealth of Pennsylvania. Anything in this Lease to the contrary notwithstanding, to the extent Tenant qualifies for and complies with the requirements of the KOIZ at any time during the Term so that the Leased Premises and/or Tenant’s use, occupancy or enjoyment thereof vitiates any or all Taxes otherwise levied, assessed or imposed thereon, the Tenant shall not be obligated to pay any or all such Taxes, or any amounts in lieu or in substitution thereof. Upon Landlord’s request, Tenant shall notify Landlord whether or not Tenant qualifies for and complies with the requirements of the KOIZ. If at any time during the Term, Tenant does not qualify for or comply with the requirements of the KOIZ, then Tenant shall pay Taxes as set forth in Section 8.1(a) hereof.

ARTICLE 21

OPERATING COSTS

21.1	Tenant’s Expense Share

Tenant shall pay to Landlord Tenant’s Expense Share which shall be equal to the CAM Charge in the REA in accordance with the provisions thereof.

ARTICLE 22

ALTERATIONS, SIGNS, REMOVAL, SURRENDER

22.1	Alterations by Tenant

(a) If Tenant makes or causes to be made to the interior or exterior of the Leased Premises any alterations, additions, or improvements or installs or causes to be installed in the Leased Premises any trade fixture, floor covering, interior, or exterior lighting, plumbing fixtures, or other fixtures or improvements after the completion of the initial Tenant’s Work, Tenant’s shall only be required to obtain Landlord’s approval with respect to additional Tenant’s Work of the type that would have required Landlord’s approval pursuant to Section 3.2 hereof. Tenant shall not be required to obtain Landlord’s approval with respect to any other alterations made to the Leased Premises. Tenant acknowledges that certain costs may be incurred by Tenant with regard to any required approval process including, but not limited to, any costs required to comply with the requirements of all applicable Historic Authorities.

(b) Without limiting the scope of the foregoing provisions of this Section 10.1, Tenant shall obtain (and deliver satisfactory evidence thereof to Landlord upon Landlord’s request), prior to commencing the Tenant’s Work, all necessary licenses and permits from (i) the Department of Licenses and Inspections of the City of Philadelphia and (ii) any other local, state and/or federal agencies or authorities from whom such licenses and/or permits are required by law.

(c) The Tenant’s Work shall comply with any and all rules and regulations established from time to time by the Pennsylvania Underwriter’s Association.

(d) Without limiting the scope of the foregoing provisions of this Section 10.01, the Tenant’s Work (i) shall comply with all Applicable Laws, (ii) shall be performed by qualified and reputable contractors and subcontractors (who shall carry worker’s compensation insurance, public liability insurance and property damage insurance in amounts, form and content and with companies reasonably satisfactory to Landlord), and (iii) shall be completed in a good and workmanlike manner in accordance with sound engineering and architectural practices and procedures.

(e) Tenant shall not construct or make any substantial alterations, additions, or improvements to or installations upon, and Tenant shall not otherwise modify or alter the Leased Premises, in any way that is in violation of applicable national and state historic preservation laws without the consent of all applicable Historic Authorities.

22.2	Signs, Canopies and Awnings; Lighting

(a) Permission is hereby given to Tenant, at Tenant’s sole cost and expense, to erect or install awnings, canopies and/or signs in the interior of the Building, as well as on the exterior of the Leased Premises and/or the Building, at Tenant’s discretion, provided that any signage, canopies and awnings on the exterior of the Leased Premises and/or the Building, (i) shall comply with Applicable Laws; (ii) shall not include any animated or flashing lighting, or any billboards or other advertising unrelated to the use of UO Inc. or any Affiliate and their various functions (it being understood that translucent backlit signs are discouraged) (the “Signage Criteria”); and (iii) shall comply with the requirements of all applicable Historic Authorities. Additionally, title to the existing monument sign adjacent to, but outside of, the Leased Premises (the “Building 10 Monument Sign”) has been conveyed by Landlord to

Tenant by Bill of Sale of even date herewith. Tenant may use or remove the Building 10 Monument Sign at Tenant’s election and its sole cost and expense. If Tenant elects to use the Building 10 Monument Sign it shall be treated the same as any other sign owned by Tenant and located on the Leased Premises. Tenant shall be responsible for the erection and maintenance of such awnings, canopies and/or signs in accordance with all such Applicable Laws. Tenant agrees, at Tenant’s sole cost and expense, at the Termination Date of the Initial Term or the Extension Term, as the case may be, to remove such awnings, canopies and/or signs, if directed by Landlord to do so, and to repair any damage to the Leased Premises and/or the Building and/or the Property caused by the erection, maintenance or removal thereof. If Landlord does not so direct, Tenant may still remove any such signage or other devices which identify Tenant; provided that Tenant repairs any such damage caused by such removal, as aforesaid.

(b) Any exterior lighting which Tenant intends to install on the Building and/or the Leased Premises (“Exterior Lighting”) shall (i) comply with all Applicable Laws, (ii) be designed to minimize light pollution from the Building and/or the Leased Premises, and (iii) be shielded to avoid glare and hotspots as viewed from any public areas by pedestrians or drivers. Additionally, the following criteria are encouraged to be applied with respect to Exterior Lighting: (A) foot lighting along pedestrian routes, and (B) lighting of landscape features. Exterior Lighting should compliment the Building’s architecture. Flashing or animated lighting is prohibited except where used in response to safety concerns. Wiring for Exterior Lighting shall be buried or otherwise concealed. Tenant shall obtain any required approvals of the Historic Authorities with respect to any Exterior Lighting. If any Exterior Lighting is intended to be installed on the roof of the Building, such lighting shall be subject to the prior approval of Landlord. Landlord acknowledges and agrees that any and all exterior lighting installed on the Building and/or the Leased Premises as of the date of this Lease are hereby approved by Landlord and otherwise satisfy the requirements of this Lease.

22.3	Removal and Restoration by Tenant

Anything in this Lease to the contrary notwithstanding, all Tenant’s Work and any trade fixtures, equipment, machinery, goods and effects whenever installed or placed in, on or about the Leased Premises by Tenant, whether attached to the Leased Premises or not, shall remain the personal property of Tenant and shall be removable by Tenant, at Tenant’s election, from time to time, and also upon the Termination Date of the Initial Term or the Extension Term, as the case may be; provided, however, that Tenant shall repair, or cause to be repaired, at Tenant’s sole cost and expense, any damage to the Leased Premises caused by the removal of said additions and improvements, personal property, trade fixtures, equipment, machinery, goods and effects, and, provided further, that any additions or improvements remaining on the Leased Premises upon the Termination Date shall become the personal property of the Landlord and there shall be no obligation of Tenant to remove said additions and/or improvements. Notwithstanding the foregoing, Tenant specifically acknowledges its obligation to restore removed areas of the second floor in accordance with Paragraph 6 of the Agreement of Lease, and to remove all of Tenant’s personal property, trade fixtures, equipment, machinery, goods and effects upon the Termination Date.

22.4	Surrender of Premises

Upon the expiration or other termination of the Lease, Tenant shall surrender the Leased Premises in the condition as upon delivery of possession under this Lease (or in such condition as was thereafter improved by Landlord or Tenant pursuant to the terms of this Lease), reasonable wear and tear, and damage by casualty and condemnation excepted. Tenant shall surrender all keys for the Leased Premises to Landlord at the place then fixed for the payment of rent and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Leased Premises. Tenant shall remove all its personal property, trade fixtures, equipment, machinery, goods and effects before surrendering the Leased Premises, and Tenant shall repair any damage to the Leased Premises caused by such removal. Tenant shall not remove the heating and air conditioning, plumbing, sprinkler, electrical, lighting systems, or equipment or any other fixtures serving the Building or the Leased Premises, whether installed by Landlord or Tenant, though Landlord acknowledges that Tenant may sever and cap off all utility lines and systems serving the Building or the Leased Premises which are part of a common plant or system maintained by Tenant to serve the Leased Premises together with other buildings within the Navy Yard occupied by Tenant.

22.5	Survival

Tenant’s obligations under this Article X shall survive the expiration or termination of this Lease.

ARTICLE 23

MAINTENANCE OF LEASED PREMISES

23.1	Maintenance by Tenant

(a) Tenant shall keep and maintain the entire Leased Premises in good order, condition, and repair and free of trash and shall comply with Applicable Laws with respect to the manner of its use, occupancy and enjoyment of the Leased Premises. Tenant shall, at its sole cost and expense, maintain, repair, and replace all fixtures, equipment, improvements and systems in the Leased Premises, except for (i) the roof, downspouts or gutters of the Building, and the Cooling Equipment, if applicable, the maintenance, repair and replacement of which shall be the responsibility of Landlord pursuant to Section 11.2 hereof; and (ii) such work necessitated by the failure of Landlord, its agents, contractors, servants or employees to observe and perform Landlord’s obligations under this Lease to maintain, repair and replace the roof, downspouts or gutters of the Building, and the Cooling Equipment, if applicable, in accordance with Section 11.2 hereof, whether such failure was negligent or intentional. Tenant shall be responsible for the repair and maintenance of any HVAC system located on the Leased Premises. Tenant shall be responsible for all operation and maintenance costs associated with its occupancy of the Leased Premises except to the extent that such costs are the responsibility of Landlord under this Lease. Notwithstanding anything to the contrary contained in this Lease, it is specifically understood and agreed that Tenant shall be responsible, at Tenant’s sole cost and expense, for trash removal from the Leased Premises, and for the maintenance, repair and replacement (including, but not limited to, lighting, snow removal and striping) of the parking lot located on the Leased Premises.

(b) If Tenant refuses or neglects to repair property as required under the terms of this Lease and to the reasonable satisfaction of Landlord, as soon as reasonably possible after Landlord’s written demand (except that Landlord may make emergency repairs without written demand), and such refusal or failure to make repairs would constitute an Event of Default hereunder, Landlord may make such repairs without liability to Tenant for any loss or damage that may occur to Tenant’s fixtures or other property or to Tenant’s business by reason of Landlord’s repairs, and Tenant shall pay, as Additional Rent, all Landlord’s expenses for making repairs plus an administrative fee calculated as ten percent (10%) of all such expenses.

23.2	Maintenance by Landlord

Subject to Paragraph 5 of the Agreement of Lease with respect to the Cooling Equipment, Landlord shall, at its sole cost and expense, maintain, repair, and replace the roof, downspouts and gutters of the Building as well as the Cooling Equipment during the Initial Term and the

Extension Term. If Landlord refuses or neglects to fulfill its maintenance, repair and replacement obligations under this Section 11.2 and to the reasonable satisfaction of Tenant, as soon as possible after Tenant’s written demand (except that Tenant may make emergency repairs without written demand), and such refusal or failure to maintain, repair or replace would constitute an Event of Default on the part of Landlord hereunder, Tenant may fulfill Landlord’s obligations under this Section 11.2 without liability to Landlord for any loss or damage that may occur to the Leased Premises by reason of Tenant’s fulfillment of Landlord’s obligations, and Landlord shall reimburse Tenant all of Tenant’s expenses for undertaking such maintenance, repair or replacement plus an administrative fee calculated as ten percent (10%) of all such expenses as Tenant’s sole remedy for such failure.

23.3	“As-Is”

(a) Except as otherwise specifically set forth in this Lease in Section 3.1 and Section 11.2, Tenant hereby accepts the Leased Premises “As-Is.” As such, Tenant accepts the Leased Premises in their present condition (including but not limited to HVAC, mechanical, electrical, and telephone systems) without any representation or warranty of Landlord as to the condition of the Leased Premises or as to the use which may be made thereof. Tenant acknowledges that Landlord makes no representation or warranty, express or implied, with respect to the Leased Premises, except as otherwise expressly provided in this Lease.

(b) The provisions of this Section 11.3 have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to the Lease or the Leased Premises, except as specifically set forth elsewhere in this Lease and in the Acquisition Agreement.

23.4	Parking Area

Tenant hereby assumes whatever obligations Landlord has or has or may have to Philadelphia Museum of Art with respect to four (4) parking spaces located on the Leased Premises as described in that certain Reciprocal Easement Agreement dated May 6, 2004 and recorded on May 12, 2004 in the Department of Records in and for the City and County of Philadelphia at Document ID Number 50924677

ARTICLE 24

INSURANCE, INDEMNITY, AND LIMITATIONS OF LIABILITY

24.1	General Liability, All Risk and Worker’s Compensation Insurance

Tenant, at its sole cost and expense, shall obtain, maintain, and keep in full force and effect the following insurance coverage during the Term of this Lease:

(a) Commercial general liability insurance insuring against any claims for personal bodily injury, death, property damage occurring on, in or about the Leased Premises and any improvements thereon and the public portions of the Navy Yard, with a combined single limit for each occurrence of not less than $1,000,000 and $2,000,000 general aggregate per location. If Tenant obtains a blanket policy, the general aggregate limits thereunder must apply separately to the Leased Premises and Tenant’s use thereof. Such liability insurance shall contain a broad-form endorsement and include, without limitation, coverage for premises and operations, collapse, explosion and underground hazard, products/completed operations, blanket contractual liability insurance specifically covering, but not limited to, the contractual and indemnification obligations given and assumed by the Tenant pursuant to this Lease, broad-form property damage, personal injury (employee exclusion deleted) independent contractors, owners’ and contractors’ protective liability coverage, employees as additional insureds, and cross-liability coverage.

(b) Comprehensive automobile liability coverage insuring against liability arising from the maintenance and use of all owned, non-owned, hired, Leased, rented trucks, automobiles and other vehicles arising from bodily injury, deaths or property damage, with a combined single limit for each occurrence of not less than $1,000,000.

(c) Workers’ compensation insurance as required by law and employer’s liability insurance covering persons employed in connection with any work done in, on or about the Leased Premises. The workers compensation policy must evidence a minimum of $100,000/$500,000/$100,000 in Employer Liability Limits for “Each Accident”/ “Disease - Policy Limit”/”Disease - Each Employee” respectively.

(d) Property insurance on the Building and any other improvements now or hereafter located on the Leased Premises on a non-contributory, “All Risk” basis including but not limited to fire, sprinkler leakage, flood, earthquake, vandalism, and malicious mischief, of sufficient amounts to allow full replacement of the Leased Premises, with full replacement cost, agreed amount, increased cost of construction and demolition endorsements and including rental value coverage for the full annual rental value of the Leased Premises (in no event to be less than the Base Rent, Additional Rent, and all other charges payable by Tenant hereunder for a period of one (1) year). In the event the Building or improvements shall be damaged or destroyed, such insurance shall contain provisions assigning to Landlord so much of the proceeds of such rental value insurance as shall equal the Base Rent, Additional Rent and all other charges required to be paid by Tenant in accordance with this Lease for one (1) year, such amount to be held by Landlord as security (and from time to time so applied) for the payment of the foregoing amounts, until the restoration of the buildings and improvements.

(e) Separate non-contributory “all risk” property damage insurance, including sprinkler leakage, on the contents, the fixtures, machinery, equipment, inventory, improvements and betterments, and the property of others in Tenant’s care, custody, and control located on the Leased Premises. The amount of insurance must cover the full replacement cost of said contents, improvements, and betterments.

(f) If the Leased Premises are located in a zone identified by the Federal Emergency Management Agency as a flood hazard area, flood insurance shall be maintained in an amount not less than the maximum available under the National Flood Insurance Program, and at Landlord’s request, flood insurance coverage, in excess of the maximum amount available under such program, in an amount as reasonably determined by Landlord.

(g) During any construction or renovation on the Leased Premises, Tenant shall maintain, or cause to be maintained, Builder’s Risk Insurance (including collapse) on the Building and proposed improvements, for the full replacement value of the completed and renovated building covering the interest of Landlord and Tenant, and their respective contractors and subcontractors in all work incorporated into any improvement and all materials to be incorporated therein. The Builders Risk Insurance is to include general liability coverage, or its equivalent, for all operations, including contractors and subcontractors operations, with a combined single limit of not less than $1,000,000 per occurrence.

(h) Umbrella liability insurance providing coverage in excess of the underlying commercial general liability, automobile liability, employers liability and other insurance policies previously described. The umbrella policy is to provide minimum limits of $5,000,000 per occurrence and aggregate limits of $5,000,000. If Tenant’s umbrella policy provides excess liability protection for Tenant’s operations at the Leased Premises as well as other locations, the Umbrella policy’s aggregate limit shall be provided on a “per location” basis.

(i) Insurance covering the full replacement cost of any plate glass on the Leased Premises.

(j) Such other types of insurance in such amounts as Landlord shall reasonably require so long as such other types of insurance required by Landlord are commercially reasonable with respect to scope of coverage, and are available at commercially reasonable rates.

All policies of insurance required hereunder shall be written in form and substance reasonably satisfactory to Landlord by an insurance company that has a rating of “A-” or better that is licensed and authorized to do business in the Commonwealth of Pennsylvania, and that is reasonably satisfactory to Landlord.

24.2	Insurance Policy Requirements

With respect to the insurance listed in Section 12.1(a), Landlord, PIDC, and Landlord’s agent shall all be named as additional insureds. Additionally, Landlord shall be named as a loss payee with respect to the insurance listed in Section 12.1(a). Such insurance shall provide that the insurance provided in each policy shall not limit or void the coverage of any one named insured with respect to claims made against the same named insured by any other named insured or by the directors, officers, employees, agents, boards, or commissions of such other named insured. With respect to all of the coverages listed in Section 12.1, all of the foregoing policies shall be considered primary to any other coverages that might be in place, and shall be provided on an “occurrence” basis. Each policy provided under Section 12.1 shall provide that the coverage may not be canceled, permitted to expire, or materially changed without at least ten (10) days prior written notice to Landlord and PIDC.

24.3	Certificate of Insurance

Prior to the Commencement Date hereof, Tenant shall deliver to Landlord certificates of insurance in customary form (Accord 27) for such policy, together with evidence of payment, and Tenant shall deliver policies thereof to Landlord as soon as possible thereafter but in no event later than sixty (60) days thereafter. At least thirty (30) days prior to the expiration of any policy, Tenant shall deliver to Landlord a certificate for such policy’s renewal. Tenant shall deliver policies thereof to Landlord as soon as possible thereafter but in no event later than sixty (60) days thereafter.

24.4	Waiver of Subrogation

Each of the parties hereto hereby releases the other to the extent of the insurance proceeds collected by each party, if any, from any and all liability for any loss or damage which may be inflicted even if such loss or damage shall be brought about by the fault or gross negligence of the other party, its agent or employees, but this release shall be effective only with respect to loss or damage occurring during such time as the appropriate policy of insurance shall contain a clause to the effect that this release shall not affect said policy or the right of the insured to recover thereunder. Tenant shall cause such a clause to be included in its insurance policies. Tenant acknowledges that Landlord may currently carry no insurance policies with respect to the Leased Premises and have no obligation to carry such insurance in the future.

24.5	Indemnification of Landlord; Tenant

(a) Tenant shall indemnify, defend, and hold Landlord and PIDC and their officers, directors, agents and property managers harmless from and against any and all claims, actions, damages, liability, and expenses (including without limitation reasonable attorney’s fees and court costs) in connection with loss of life, personal injury, or damage to property arising from or out of any occurrence in, upon or at the Leased Premises, any work or act or omission, done in, on, or about the Leased Premises at the direction of Tenant, its agents, contractors, subcontractors, agents, employees, servants, licensees, or invitees, or in connection with the occupancy or use by Tenant of the Leased Premises or any part thereof, or arising from or out of any gross negligence or willful misconduct or fraud of Tenant, its contractors, agents, employees, servants, licensees, invitees, or concessionaires, or any failure of Tenant to perform or comply with the covenants, terms, conditions, agreements, and limitations contained in this Lease (including but not limited to obligations regarding utilities). In case Landlord and/or PIDC shall be made a party to any litigation in connection with this Lease commenced by or against Tenant, then Tenant shall indemnify, defend, and hold Landlord and PIDC harmless and shall pay all costs, expenses, and attorney’s fees incurred or paid by Landlord and PIDC in connection with such litigation, except for a successful action commenced by Tenant against Landlord. This indemnification shall not extend to claims arising out of the willful misconduct, gross negligence or fraud of PAID or PIDC.

(b) Landlord shall indemnify and hold Tenant and UO Inc. and their officers, directors and agents harmless from and against any and all claims, actions, damages, liability, and expenses (including without limitation reasonable attorney’s fees and court costs) in connection with loss of life, personal injury, or damage to property arising from or out of any occurrence in, upon or at the Common Areas and the Remaining Areas, any work or act or omission, done in, on, or about the Common Areas and the Remaining Areas at the direction of

Landlord, its agents, contractors, subcontractors, agents, employees, servants, licensees, or invitees, or arising from or out of any gross negligence, willful misconduct or fraud of Landlord, its contractors, agents, employees, servants, licensees, invitees, or concessionaires, or any failure of Landlord to perform or comply with the covenants, terms, conditions, agreements, and limitations contained in this Lease (including but not limited to obligations regarding utilities). In case Tenant shall be made a party to any litigation in connection with this Lease commenced by or against Landlord, then Landlord shall indemnify and hold Tenant harmless and shall pay all costs, expenses, and attorney’s fees incurred or paid by Tenant in connection with such litigation, except for a successful action commenced by Landlord against Tenant. This indemnification shall not extend to claims arising out of the willful misconduct, gross negligence or fraud of Tenant or UO Inc. If Landlord’s indemnification obligations under this Section are reduced to a sum certain, Tenant’s sole remedy against Landlord shall be its right to set-off such sum certain in the manner set forth in Section 20.4 hereto.

24.6	Minimum Insurance Requirements

Both parties agree that the insurance requirements outlined herein are minimum requirements. Landlord strongly recommends to Tenant that it insure all aspects of potential loss (including but not limited to personal injuries) to Tenant’s interests (including but not limited to Tenant’s property). Both parties hereby agree to release, defend, and hold harmless PIDC and each other (and PIDC’s and each other’s officers, directors, employees, agents, shareholders, partners, members, Tenants, and affiliates) for any loss or damage that would have been covered by the insurance that Landlord recommends in this Section 12.6, even if such loss or damage resulted in whole or in part from the fault or malfeasance of the released party. Tenant shall cause a waiver of subrogation to be included in any property-insurance policies purchased pursuant to this Section 12.6.

ARTICLE 25

UTILITIES

25.1	Provision of Utility Services

(a) Landlord shall, at Landlord’s sole cost and expense, install or shall cause to be installed the following utility services potable water (and fire suppression), electricity, storm water management and sanitary sewer (collectively, the “Utility Services”), in commercially reasonable capacities for Urban’s Use (as defined in the Acquisition Agreement) in accordance with the Acquisition Agreement.

(b) Landlord shall, at Landlord’s sole cost and expense, be responsible for maintenance and repair (or replacement, as determined by Landlord in its sole discretion) of the PAID Utility Facilities (as such term is defined in the REA) required to deliver the Utility Services up to the Utility Demarcation Point for each Utility Service. The “Utility Demarcation Point” shall be: (i) with respect to electricity, at the primary side of the transformer at Building 543 (Parcel 5H on the Urban Subdivision Plan) and at the primary side of the transformer located north of Buildings 7, 12 and 15 or at the primary side of an individual transformer serving the Leased Premises; (ii) with respect to water, at the water main; and (iii) with respect to sanitary sewer, at the sewer main. Landlord, at Landlord’s sole cost and expense, shall repair (or replace, as determined by Landlord in its sole discretion) a Utility Service in order for Landlord to provide the Utility Services to the Utility Demarcation Point as aforesaid.

(c) Landlord, at Landlord’s sole cost and expense, shall provide the Utility Services in commercially reasonable capacities for Urban’s Use (as defined in the Acquisition Agreement). Landlord shall provide the Utility Services in accordance with the Utility Services Standards set forth on Exhibit D attached to the REA (the “Utility Service Standards”). Landlord has entered into a contract with Cinergy Solutions of Philadelphia, LLC for the operation, maintenance and replacement, on behalf of Landlord, of the electrical Utility Facilities and for billing and metering for Utility Services. Landlord has entered into a contract with the City of Philadelphia Water Department for the operation, maintenance and replacement, on behalf of Landlord, of the potable water and sanitary sewer Utility Facilities. Landlord reserves the right to terminate the foregoing contracts in its sole discretion and replace the contractors with other qualified contractors. Landlord also reserves the right to sell, lease, encumber or otherwise convey the Utility Facilities to a third party provided that such conveyance shall not diminish the rights of, or increase the financial or operating burden on, Tenant under this Agreement with respect to Utility Services; provided, however, Landlord will have no control over the rates or charges imposed by the then-owner of the Utility Facilities. Prices charged for Utility Services shall be competitive with those charged by utility companies providing similar utility services to other first-class campuses in the greater Philadelphia geographic area.

(d) Tenant, at Tenant’s sole cost and expense, shall be responsible for maintenance, repair and replacement of any Landowner Utility Facilities (as such term is defined in the REA). Tenant shall be responsible for the cost of installation of any meters required for the measurement of Utility Services. The type of meter must be approved by Landlord or its utility operator. Meters must be installed prior to occupancy of the Leased Premises. If occupancy occurs prior to installation of proper meters, Landlord reserves the right to issue bills based on estimated consumption.

(e) Tenant, for itself, its tenants, subtenants, successors and assigns hereby waives any rights it may have under the Electricity Generation Customer Choice and Competition Act, 28 Pa. Cons. Stat. §2801 et seq. to purchase electricity from any other supplier.

(f) Tenant shall be solely responsible for arranging telecommunications and teledata services to the Leased Premises; subject, however, to Landlord’s obligation to provide suitable easements therefor as provided in Section 5.1(a) of the REA.

(g) For the purposes of this Lease, “Utility Facilities” shall have the same meaning as prescribed in the REA.

25.2	Payments for Utility Services

(a) Tenant shall pay when due all charges for Utility Services delivered to the Utility Demarcation Point for each Utility. Landlord, or Landlord’s agent, shall render statements on a monthly basis for all Utility Services consumed at the Leased Premises. The invoice shall be based upon metered consumption. Payment shall be due not later than thirty (30) days after Tenant’s receipt of the statement. All late payments shall be subject to a late fee as charged by Cinergy Solutions of Philadelphia LLC or the Philadelphia Water Department, or any subsequent provider of such services. The late payment charge may be adjusted (if such adjustment is established by the foregoing providers) upon thirty (30) days notice to Tenant provided that it is commercially reasonable and uniformly applied.

(b) Tenant shall deposit with Landlord or Landlord’s agent, a security deposit equal to the actual amount that the providers of electrical and water Utility Services for the Leased Premises require to be deposited by Tenant for such Utility Services, which deposit may be adjusted by such providers from time to time to reflect Tenant’s actual consumption of such services or the policy of such providers of such Utility Services. The Utility Deposit shall be retained by Landlord to secure the obligation of Tenant to pay for Utility Services. The Utility Deposit may be commingled with other funds and shall not bear interest. Landlord, or Landlord’s agent, may draw down on the Utility Deposit after delivering written notice to Tenant that a payment for Utility Services has not been made when due with respect to the Leased Premises, and Tenant has not made payment within ten (10) days of such notice. Tenant shall promptly replenish the Utility Deposit to the amount required by Landlord (so long as Landlord is acting consistently with the policies governing utility deposits of the relevant utility providers) if it is used to cover a delinquent account. If Tenant fails to replenish the Utility Deposit and pay all amounts due within thirty (30) days after written notice from Landlord or Landlord’s agent to Tenant, Landlord may terminate Utility Services to the Leased Premises with respect to which payment has not been made upon written notice to Tenant. Tenant shall be responsible for all costs and expenses incurred by Landlord and Landlord’s agents or contractors in connection with the termination or restoration of Utility Services resulting from Tenant’s failure to comply with this Section. In the event Landlord is no longer providing Utility Services, then any Utility Deposit being held by Landlord on account of such Utility Services (which, as an initial matter, shall only be required to the extent that a third party utility provider contracted by Landlord requires such deposits) shall be returned to Tenant within thirty (30) days following Landlord’s discontinuation of such Utility Services, unless such Utility Deposit is credited to the new provider.

25.3	Interruption of Utility Services

(a) Landlord shall use its best efforts to provide or cause to be provided, Utility Services, on a continuous basis, subject to and in accordance with the Utility Service Standards. Landlord can not guarantee that Utility Services will be provided without interruption. In the event of an interruption of Utility Services due to a fault or breakdown of Utility Facilities owned by Landlord, Landlord shall use its best efforts to (i) respond within one (1) hour of receipt of notice of the interruption and (ii) commence, or cause its contractors to commence, the repair of any such fault or breakdown within four (4) hours of receipt of notice of such interruption of service and shall diligently perform the repair of any such fault or breakdown.

(b) Landlord shall not be liable to Tenant, and Tenant hereby releases Landlord from liability for any personal injury (including death) or damage to or loss of personal property due to any interruption of Utility Services, except damage or loss which results solely from the gross negligence or willful misconduct of Landlord. In no event will Landlord be liable to Tenant for special, consequential, indirect, or punitive damages or lost profits relating to an interruption of Utility Services. This release shall extend to any tenant, Tenant, contractor, assignee, successor or assign of Tenant.

ARTICLE 26

ESTOPPEL CERTIFICATE, ATTORNMENT, SUBORDINATION

26.1	Estoppel Certificate

Landlord and Tenant agree within twenty (20) days after receipt of request therefor to execute and deliver to the other or to any proposed or existing mortgagee, ground lessor, or purchaser of the Leased Premises, an estoppel statement in form reasonably satisfactory to Landlord, Tenant and such mortgagee, ground lessor or purchaser of the Leased Premises (i) certifying that this Lease is in full force and effect without modification or amendment (or, if there have been any modifications and amendments, the nature thereof), (ii) certifying that the Lease contains an option to purchase (or that the Leased Premises is otherwise subject to an option to purchase), (iii) certifying the dates to which annual Base Rent and Additional Rent have been paid, and (iv) either certifying that no default exists under this Lease or specifying each such default, it being the intention and agreement of Landlord and Tenant that if the party from whom such estoppel statement is being requested shall fail to respond within the aforesaid twenty (20) day period, such party shall be deemed to have given such statement as above provided, that this Lease is in full force and effect, that no default in the other party’s performance remains uncured and that not more than one (1) month’s Base Rent has been paid in advance.

26.2	Subordination

This Lease shall not become subject or subordinate to any lease, right, claim, mortgage or deed of trust hereafter placed against or affecting the Leased Premises or any portion or portions thereof unless and until the holder of any right or claim or the mortgagee under any mortgage or the lessor under any lease, as the case may be (hereafter the “holder”) shall have executed, acknowledged and delivered to Tenant a recordable, written instrument in form and content reasonably acceptable to Tenant and holder (the “Non-Disturbance Agreement”) pursuant to which any such holder on behalf of itself and its respective heirs, personal representatives, successors and assigns (including any purchaser under foreclosure proceedings or grantee under a deed in lieu of foreclosure (the “Purchaser”)) shall recognize Tenant’s interest in this Lease and permit Tenant to remain in quiet possession of the Leased Premises (together with Tenant’s non-exclusive right in and to the Common Areas) for the balance of the Initial Term and any Extension Term so long as Tenant shall pay the Base Rent as reserved hereunder and otherwise keep, observe and perform all of its obligations under this Lease. The Non-Disturbance Agreement shall provide for such notices which shall be agreed upon by Tenant and holder with respect to defaults and breaches under this Lease or any mortgage. Landlord represents, warrants and covenants that there are no holders of any existing leases, rights, claims, mortgages or deeds of trust against or affecting the Leased Premises.

If any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage (or other instrument) made by Landlord covering the Leased Premises, Tenant shall, at the request of Purchaser, attorn to Purchaser upon any such foreclosure or sale and recognize such Purchaser as the Landlord under this Lease, subject to Tenant’s receipt of a Non-Disturbance Agreement as provided above.

26.3	Landlord’s Right to Sell, Assign, or Mortgage

Landlord may modify, sell, assign, lease, subdivide, or sever the ownership of or title to the various sections of the Navy Yard and place separate mortgages on various sections of the Navy Yard. In such event, Tenant and Landlord shall execute such instruments reasonably required by Landlord and its purchaser, ground lessor or mortgagee to effectuate the provisions of this Article 14; subject, however, to Tenant’s specific rights under Section 14.2 hereof.

ARTICLE 27

ASSIGNMENT AND SUBLETTING

27.1	Consent Required

(a) Subject to Section 15.1(b) below, Tenant shall be permitted to assign this Lease or sublet any portion of the Leased Premises during the Initial Term and any Extension Term; provided, however, that: (i) Tenant notifies Landlord of its intention to assign or sublet (the “Transfer Notice”); (ii) the assignment or subletting is by written agreement and a copy thereof is provided by Tenant to Landlord; and (iii) any assignment or subletting shall not release Tenant from any of the terms, covenants, conditions or provisions of this Lease. Landlord specifically acknowledges that Tenant may either assign this Lease or sublet any portion(s) of the Leased Premises during the Initial Lease Term and any Extension Term to any corporation or entity which is an Affiliate of Tenant or UO Inc. (the “Affiliate Assignment Right”). Landlord acknowledges that the stock of UO Inc. is publicly traded as of the date of this Lease, and that any sale, assignment or other transfer of the stock of UO Inc. by a shareholder(s) shall not be deemed an assignment of this Lease by operation of law or otherwise.

(b) Tenant specifically acknowledges that, except for the Affiliate Assignment Right, Tenant shall not sublet or assign any portion of the Leased Premises without first obtaining Landlord’s consent, such consent to not be unreasonably withheld, conditioned or delayed. In the event Landlord does not consent to a non-Affiliate sublet or assignment, Landlord shall have the right to recapture that portion of the Lease Premises Tenant proposed to assign or sublet subject to the provisions of Section 15.1(c) hereto (the “Assignment Recapture Right”). If Landlord does consent to a proposed assignment of sublet and fails to exercise the Assignment Recapture Right in accordance with the terms and provisions of this Lease, Tenant shall be free to assign or sublet the Leased Premises to the proposed assignee or subtenant in Tenant’s sole discretion.

(c) If Tenant proposes to assign this Lease or sublet any portion of the Leased Premises to a person or entity that is not an Affiliate of Tenant or of UO Inc., then Landlord shall have twenty (20) days from the date it receives a Transfer Notice to notify Tenant whether (i) Landlord approves of such non-Affiliate assignment or sublet, or (ii) Landlord elects to exercise the Assignment Recapture Right (the “Landlord Recapture Notice”). If Landlord elects to exercise the Assignment Recapture Right, then Tenant shall have twenty (20) days from the date it receives the Landlord Recapture Notice to rescind the proposed assignment or sublet to a non-Affiliate (the “Rescission Period”) by notice to Landlord. If Tenant elects to rescind such proposed assignment or sublet, the Assignment Recapture Right with respect to such proposed transfer shall be of no further force and effect as to such proposed assignment or sublet. If Tenant does not rescind such proposed assignment or sublet during the Rescission Period, Tenant shall have six (6) months to vacate the Leased Premises from the date Tenant received the Landlord Recapture Notice. If Tenant proposes to assign this Lease or sublet any portion of the Leased Premises to a person or entity that is not an Affiliate of Tenant or of UO Inc., Tenant may only propose an assignment with respect to the entire Leased Premises and a sublet with respect to an entire floor of the Building. In the event of a sublet that occurs upon such a floor by floor basis, Landlord and Tenant shall work in good faith, both acting as expeditiously as possible, to address matters pertaining to Common Areas, Tenant’s Expense Share, Utility Services and other similar issues.

ARTICLE 28

INTENTIONALLY OMITTED

ARTICLE 29

DESTRUCTION OF LEASED PREMISES

29.1	Total or Partial Destruction

So long as Tenant maintains in effect and pays for the rental value coverage required by Section 12.1(d) hereunder, damage or destruction of all or any portion of the Leased Premises, or other improvements now or during the Term of the Lease by fire, the elements, or any other cause whatsoever, shall cause an equitable abatement of Rent from the date of such casualty until the date the Leased Premises are restored, but shall not entitle Tenant to terminate this Lease, surrender the Leased Premises or in any other way affect the respective obligations of Landlord and Tenant hereunder, except to the extent specifically set forth as follows in this Article 17. Tenant shall give Landlord prompt written notice of any such damage or destruction.

29.2	Restoration

(a) Tenant shall, at its own expense, promptly repair any damage and restore the Leased Premises to at least as good condition as they were in immediately prior to the damage, meeting all Applicable Laws (including but not limited to building codes) and the applicable requirements of applicable Historic Authorities. In the event that the Leased Premises is damaged, Landlord shall have only those same approval rights with respect to such restoration as are set forth in Section 3.2 of the this Lease (it being understood, however, that any restoration need not be consistent with the Master Plan so long as Tenant complies with the requirements of applicable Historic Authorities). In the event that proceeds of insurance maintained by Tenant as provided by this Lease are less than the total cost of such repair and restoration, Tenant shall pay such deficit. Any insurance proceeds in excess of amounts required to reimburse Tenant’s expenditures for such repair and restoration shall be the property of Tenant, and may be retained by Tenant promptly after final completion of the reconstruction.

(b) The work shall be performed by a reputable general contractor selected by Tenant and approved in writing by Landlord (such approval to not be unreasonably withheld, conditioned or delayed). All contracts for the purchase of materials and the performance of such restoration work shall be made in Tenant’s name, and Tenant shall pay all costs and expenses of the work when they become due. Landlord shall have the right to inspect such restoration as the work progresses, but any such inspection shall not be construed as a waiver of any misstatement or omission in any of the aforesaid architect’s statements.

(c) Tenant shall notify Landlord in writing of any casualty affecting the Leased Premises within five (5) days after its occurrence. In the event of a casualty in which fifty percent (50%) or more of the Leased Premises is damaged or destroyed, Tenant shall have the option by written notice to Landlord provided within sixty (60) days of such casualty, to terminate this Lease. In the event Tenant elects such termination right, Tenant shall cause the insurance proceeds (with respect to damage to the Building) to be paid over to Landlord.

ARTICLE 30

EMINENT DOMAIN

In the event this Lease shall cease and terminate based upon the exercise of eminent domain notwithstanding the respective rights of Landlord and Tenant as a result thereof, Rent shall be adjusted to the date that possession of the Leased Premises is required to be delivered to the condemning authority.

ARTICLE 31

ENVIRONMENTAL PROTECTION PROVISIONS

31.1	Tenant Compliance

Tenant and its contractors hereby assume all responsibility for compliance with all applicable Federal, interstate, state, and local laws, regulations, and standards, guidelines, orders and directives related to (a) the health, safety and the environment and (b) protection of the environment (collectively, “Environmental Laws”) as a result of any action taken by the Tenant or its contractors involving the Leased Premises. In addition, Tenant and its contractors shall not discharge or permit to be discharged any contaminant into the storm sewer system without the prior written approval of Landlord and the Philadelphia Water Department.

31.2	Permits, Certificates, & Licenses

Tenant shall be solely responsible for obtaining at its cost and expense any environmental permits, certificates, licenses, and other approvals or authorizations which may be required for its use, occupancy or operations of the Leased Premises or related to this Lease.

31.3	Tenant Indemnification

Tenant shall indemnify, defend and hold harmless the Landlord and PIDC from any and all causes of action, claims, suits, proceedings, orders, notices, liabilities and costs (collectively, “Claims”), in connection with any discharges, emissions, spills, storage, and/or disposal of “Hazardous or Toxic Substances” as defined in Section 19.5 below occurring in connection with Tenant’s use or occupancy of the Leased Premises or any portion thereof, or the use or occupancy of any subtenant or assignee of Tenant whether or not caused directly or indirectly by Tenant. This Section 19.3 shall survive the expiration or termination of this Lease, and the Tenant’s obligations under this provision shall apply the Landlord or PIDC suffers a Claim directly or indirectly related to Tenant’s obligations under this Article 19.

31.4	Inspection for Compliance

Landlord and its employees, agents, and representatives, each have the right (but not the obligation), upon reasonable notice, to inspect the Leased Premises for compliance with any Environmental Laws.

31.5	Tenant’s Use of Environmentally Sensitive Materials or Substances

For purposes of this Lease “Hazardous or Toxic Substances” means toxic substances, hazardous substances, hazardous materials, hazardous wastes, oil or petroleum products and byproducts, asbestos containing materials, PCBs, radioactive or explosive materials, pollutants, or contaminants, as such terms are defined in or regulated under any Environmental Law, together with other substances for which any governmental authority requires special handling in its collection, transportation, storage, treatment or disposal. If Hazardous or Toxic Substances are utilized at the Leased Premises, Tenant shall take the following action:

(a) If required by any Applicable Law, Tenant shall apply for, obtain and maintain a Resource Conservation and Recovery Act (“RCRA”) generator identification number and permit, and any permits required by any other applicable law.

(b) Tenant shall make suitable contractual arrangements for the disposal of Hazardous or Toxic Substances with qualified waste management contractors. Tenant shall not, under any circumstances, allow any hazardous waste to remain on or about the Leased Premises for more than ninety (90) days. Any violation of this requirement shall be deemed an Event of Default. Tenant must provide, at its own cost and expense, hazardous waste storage facilities, complying with all applicable laws and regulations related to the environment, as it needs for temporary (less than ninety (90) days) storage. Government accumulation points for hazardous and other wastes may not be used by the Tenant. Tenant shall not permit and shall prohibit the commingling of any hazardous wastes with any hazardous waste of the Government or any other party.

31.6	Tenant’s Plan for Response to Hazardous Waste, Fuel and Other Chemical Spills

If required by Applicable Law, the Tenant shall have a completed and approved plan for responding to hazardous waste, fuel, chemical, and other spills or threatened releases of Hazardous or Toxic Substances. Such plans shall not rely on use of the Navy Yard, the Philadelphia Naval Shipyard, Naval Station Philadelphia, or their host successors base personnel or equipment. Upon receipt of Landlord’s request, Tenant shall provide a copy of the approved plan to Landlord. Nothing in this Lease shall be deemed or construed as obligating the Government or the Landlord to provide services, supplies, personnel or equipment to Tenant, the Leased Premises or any part of the Navy Yard.

31.7	Pollution Caused by Tenant

Any air, land, or water pollution (surface or subsurface) that emanates in connection with the Tenant’s use, occupancy, lease, or assignment of the Leased Premises shall be the responsibility of the Tenant for reporting, containment, study, removal, and cleanup as required by any Applicable Law. Any resulting personal injury or damage from such pollution to public or private property shall be the sole responsibility (pecuniary and otherwise) of Tenant; provided, however, that nothing in this Lease shall shift responsibility from Landlord to Tenant for any pollution emanating from, caused by or carried through any utility system, lines or equipment owned and to be maintained, repaired and replaced by Landlord pursuant to this Lease or any other document or instrument.

31.8	Government’s Right of Entry

Tenant shall cooperate with, and shall provide to the Government, the U.S. Environmental Protection Agency (“EPA”), and the Pennsylvania Department of Environmental Protection (“PADEP”), and their officers, agents, employees, contractors, and subcontractors, the right to enter upon the Leased Premises for such purposes consistent with any provision of any future “Federal Facility Agreement” (“FFA”) that may be required with respect to the Leased Premises.

31.9	Tenant Compliance with Health or Safety Plans

Tenant agrees to comply with the provisions of any health or safety plan in effect under the IRP and any future required FFA during the course of any of the above described response in remedial actions.

Any inspection, survey, investigation, or other response or remedial action will, to the extent practicable, be coordinated with representatives designated by Tenant. Tenant shall have no claim on account of such entries against the Landlord or any of its officers, agents, employees, contractors, or subcontractors.

31.10	Tenant’s Subsurface Excavation, Digging or Drilling

The Tenant shall not conduct or permit any party to conduct any subsurface excavation, digging, drilling, or other disturbance of the surface of the Leased Premises without the prior written approval of the Landlord.

ARTICLE 32

DEFAULTS OF THE TENANT AND THE LANDLORD

32.1	Tenant Events of Default

The occurrence of any of the following shall constitute an “Event of Default” by Tenant under this Lease: (i) Tenant fails to pay any installment of Rent which is due and payable hereunder by Tenant and such failure continues for a period of fifteen (15) days after Tenant’s receipt of notice thereof from Landlord (provided, however, Landlord shall not be required to provide such notice more than twice in any Lease Year, in which case an Event of Default shall occur fifteen (15) days after Tenant fails to pay when due any installment of Rent), or (ii) Tenant fails to keep, observe or perform any other term, covenant or condition of this Lease to be kept, observed or performed by Tenant and such failure continues after Tenant’s receipt of notice of default thereof from Landlord for more than thirty (30) days, provided that if the same cannot be cured within thirty (30) days, then within such additional time, if any, as is reasonably necessary to complete such cure, provided that Tenant has commenced such cure within the initial thirty (30) day period and diligently pursues such cure to completion, or (iii) Tenant fails to maintain the insurance required to be maintained by Tenant pursuant to this Lease and does not secure replacement insurance within ten (10) days after notice of such failure to maintain insurance from Landlord, Landlord’s agent or Tenant’s insurance carrier, or (iv) if there is filed by or against Tenant a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee, or if Tenant makes an assignment for the benefit of creditors or takes advantage of any insolvency act or code, and within one hundred twenty (120) days thereafter Tenant fails to secure discharge of any of such proceedings.

32.2	Landlord’s Remedies

(a) Upon the occurrence of an Event of Default, Landlord may do any one or more of the following:

(i) Upon ten (10) days’ notice to Tenant, Landlord may declare to be immediately due and payable, on account of the rent and other charges herein reserved for the balance of the Term (taken without regard to any early termination of said term on account of default), a sum equal to the Accelerated Rent Component (as hereinafter defined), and Tenant shall remain liable to Landlord as hereinafter provided.

(ii) In the event that Landlord elects not to declare to be immediately due and payable the Accelerated Rent Component pursuant to the immediately foregoing subparagraph, Landlord may terminate this Lease on at least ten (10) days’ notice to Tenant (or, if a longer notice period is required by law, notice of the shortest permissible period of time) and, on the date specified in said notice, this Lease and the Term and all rights of Tenant hereunder shall expire and terminate and Tenant shall thereupon quit and surrender possession of the Leased Premises to Landlord in the same condition the Leased Premises existed on the Commencement Date except for normal wear and tear, fire, casualty and condemnation, all improvements to the Leased Premises and Tenant shall remain liable to Landlord as hereinafter provided.

(iii) Landlord may pursue any other rights and remedies available to Landlord at law or equity, all of which rights and remedies are cumulative and not exclusive.

(b) For purposes hereof, the “Accelerated Rent Component” shall mean:

(i) all rent and other charges, payments, costs and expenses due from Tenant to Landlord and in arrears at the time of the election of Landlord to recover the Accelerated Rent Component, plus

(ii) the Base Rent reserved for the remainder of the Initial Term or the Extension Term of this Lease (taken without regard to any early termination of the term by virtue of any default), as shall then be in effect, plus

(iii) all other charges, payments, costs, and expenses herein agreed be paid by Tenant up to the end of said Term which shall be capable of precise determination at the time of Landlord’s election to recover the Accelerated Rent Component, plus

(iv) Landlord’s good-faith estimate of all other charges, payments, costs, and expenses herein agreed to be paid by Tenant up to the end of said term which shall not be capable of precise determination as aforesaid (and for such purposes, no estimate of any component of Additional Rent to accrue pursuant to the provisions of this Lease shall be less than the amount which would be due if each such component continued at the highest monthly rate or amount in effect during the twelve (12) months immediately preceding the default).

(c) In any case in which this Lease shall have been terminated, Landlord may, without further notice, peaceably enter upon and repossess the Leased Premises, by summary proceedings, or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Leased Premises and may have, hold and enjoy the Leased Premises and the rents and profits therefrom. Landlord may, in its own name, as agent for Tenant, if this Lease has not been terminated, or in its own behalf, if this Lease has been terminated, relet the Leased Premises or any part thereof for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions and provisions (which may include concessions or free rent) as Landlord in its sole discretion may determine. Landlord may, in connection with any such reletting, cause the Leased Premises to be redecorated, altered, divided, and/or consolidated with other space or otherwise changed or prepared for reletting. No reletting shall be deemed a surrender and acceptance of the Leased Premises.

(d) Tenant shall, with respect to all periods of time up to and including the expiration of the Term of this Lease (or what would have been the expiration date in the absence of an Event of Default), remain liable to Landlord as follows:

(i) In the event of termination of this Lease on account of an Event of Default, Tenant shall remain liable to Landlord for damages equal to the Rent and other charges payable under this Lease by Tenant as if this Lease were still in effect. Landlord shall have the sole option to collect such damages monthly upon presentation to Tenant of a bill for the amount due (but without prejudice to the right of Landlord to demand and receive the Accelerated Rent Component in full at any time).

(ii) In the event and so long as this Lease shall not have been terminated after an Event of Default, the rent and all other charges payable under this Lease shall be reduced by the net proceeds of any reletting by Landlord (after deducting all costs incident thereto as above set forth) and by any portion of the Accelerated Rent Component paid by

Tenant to Landlord, and any amount due to Landlord shall be payable monthly upon presentation to Tenant of a bill for the amount due.

(e) In the event Landlord, after an Event of Default, shall recover the Accelerated Rent Component from Tenant and it shall be determined at the expiration of the term of this Lease (taken without regard to early termination for default) that a credit is due Tenant because the net proceeds of reletting, as aforesaid, plus the amounts paid to Landlord by Tenant exceed the aggregate of rent and other charges accrued in favor of Landlord to the end of said term, Landlord shall refund such excess to Tenant, without interest, promptly after such determination.

(f) Landlord shall not be responsible or liable for any failure to relet the Leased Premises or any part thereof, or for any failure to collect any rent due upon a reletting, it being expressly understood and agreed that Landlord has no obligation to mitigate damages.

(g) Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain as damages based upon an Event of Default, in any court or administrative proceeding, the maximum amount allowed by any statute or rule of law in effect when such damages are to be proved.

(h) Tenant waives the right to any notices to quit as may be specified in the Landlord and Tenant Act of Pennsylvania, Act of April 6, 1951, as amended, and agrees that five (5) days notice shall be sufficient in any case where a longer period may be statutorily specified.

(i) The rights and remedies of Landlord hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof.

(j) Notwithstanding anything contained in this Lease to the contrary, if Tenant breaches either the Initial Occupancy Covenant or the Continued Occupancy Covenant as set forth in Section 1.4 hereof, then such breach shall be considered an Event of Default if Landlord gives written notice to Tenant specifying the nature of such breach, and Tenant shall have failed, within sixty (60) days after Tenant’s receipt of Landlord’s notice to effectuate a cure, unless a cure cannot be effectuated within such sixty (60) day period, in which case Tenant shall have such additional time (not to exceed 120 days) as necessary to effectuate a cure so long as Tenant commences a cure within such sixty (60) day period and prosecutes the same to completion, and Tenant shall have failed, prior to the expiration of such extended period to effectuate a cure. If Tenant’s breach of either the Initial Occupancy Covenant or the Continued Occupancy Covenant becomes an Event of Default hereunder, Landlord shall have the right to terminate this Lease by providing written notice to Tenant on or before the date which is ninety (90) days following the day the breach of an Initial Occupancy Covenant or Continued Occupancy Covenant is deemed an Event of Default (the “Recapture Notice”). The Recapture Notice shall set forth the effective Termination Date (which shall be no later than one hundred fifty (150) days after the breach of such covenant becomes an Event of Default) . In the event that Landlord elects to terminate this Lease as aforesaid, then this Lease shall terminate as of the

Termination Date set forth in the Recapture Notice, and the Option Agreement shall automatically terminate and be null and void and of no further effect. If Landlord fails to timely provide the Recapture Notice, any and all recapture rights granted or created hereunder with respect to the Leased Premises shall terminate. Nothing herein shall be deemed to prohibit Landlord from exercising any remedies against Tenant for any uncured other Event of Default which may be of existence as of the breach of the Initial Occupancy Covenant or the Continued Occupancy Covenant or upon the Termination Date of the Lease as set forth in the Recapture Notice. Tenant acknowledges and agrees that if this Lease is terminated pursuant to the provisions of this Section 20.2(j), Tenant shall not be entitled to any reimbursement on account of any improvements that it has made to the Leased Premises.

32.3	Landlord’s Defaults and Tenant’s Remedies; Loss of Leasehold

(a) It shall constitute an Event of Default by Landlord under this Lease if Landlord fails to keep, observe or perform any of Landlord’s obligations hereunder, in which event Tenant shall give written notice to Landlord specifying the nature thereof, and Landlord shall have thirty (30) days after Landlord’s receipt of notice of such Event of Default by Landlord; provided, however, that if such Event of Default cannot be cured within thirty (30) days, then within such additional time as is reasonably necessary to complete such cure, so long as Landlord has commenced such cure within such initial thirty (30) day period and diligently pursues such cure to completion. However, in the event of an Event of Default involving the failure of Landlord to maintain, repair or replace the Cooling Equipment or the roof, downspouts or gutters of the Building in accordance with Section 11.2 hereof, and such breach materially and adversely affects the operation of Tenant’s business at the Leased Premises, then Landlord’s cure period shall be limited to five (5) days.

(b) If Landlord fails to cure such Event of Default within the applicable time period, then Tenant may elect, in addition to any and all other rights and remedies available to Tenant hereunder or at law or in equity, to cure such Event of Default on behalf of Landlord, but Tenant shall be under no obligation, express or implied, to do so. In such latter event, following the presentation to Landlord of reasonable evidence that Tenant has expended sums to cure such default and otherwise has incurred damages as a result of Landlord’s failure to cure such Event of Default, Tenant shall be permitted to deduct such damages and expended sums from the installments of Base Rent next to become due under this Lease. Such reimbursement obligation shall survive the Termination Date or sooner termination of this Lease.

(c) The notice and grace provisions of this Section 20.3 shall not apply to Landlord’s payment obligations with respect to the Fit-Out Allowance for which the only grace period, without notice, is the fifteen (15) day period after the date on which Tenant satisfies the Fit-Out Conditions that is specifically set forth in Section 3.3 hereof. If the Fit-Out Allowance is not paid in its entirety within the fifteen (15) days provided in said Section 3.3 for such purpose, then such unpaid amount shall bear interest at the Default Rate from the expiration date of such fifteen (15) day period to the date of collection or set-off in full by Tenant. Tenant shall have the right to set off the Fit-Out Allowance (or any portion thereof that remains unpaid), as well as interest calculated thereon as aforesaid, against any and all installments of Base Rent thereafter payable by Tenant under this Lease, as Tenant’s sole and exclusive remedy for such failure. If, for any reason whatsoever, Tenant’s obligation to pay Base Rent hereunder either does not commence or, after it has commenced thereafter is suspended, and Tenant, therefor, does not have an opportunity to apply in full on account of Base Rent hereunder the Fit-Out Allowance, and provided that Tenant cannot apply such amounts against the consideration to be paid by Tenant or an Affiliate of Tenant under the Options to Purchase (and the Agreements of Sale with respect thereto) the Building, Buildings 25 and 41 and Building 3 (all as more fully described in the Acquisition Agreement), then the Fit-Out Allowance or so much thereof which Tenant has not applied on account of Base Rent, shall bear interest at the Default Rate until the date of collection in full by Tenant. The rights of Tenant and the obligations of Landlord under this Section 20.3 shall specifically survive the Termination Date or sooner termination of this Lease.

(d) The parties hereto acknowledge and agree that (i) the leasehold estate created by this Lease is unique to Tenant and for the operation of its business therein and therefrom, (ii) the loss of this leasehold estate cannot be adequately compensated for by money damages, and (iii) money payment, bonding, or any other security cannot adequately protect Tenant from the loss thereof. Nevertheless, if, by virtue of Landlord’s bankruptcy, or otherwise, it becomes necessary to value such leasehold estate, then a variety of factors must be taken into account to make a determination whether Tenant’s interest in the leasehold estate is adequately protected. The parties hereto further acknowledge and agree that such determination of adequate protection must recognize the various unique aspects of the leasehold estate which cannot be duplicated, including, (I) the amount of rent and sums payable as additional rent therefor by Tenant if less than fair market value, (II) the cost of leasehold improvements made by or on behalf of Tenant, (III) the cost of furniture, fixtures and equipment installed by or on behalf of Tenant, (IV) the layout of the Leased Premises for Tenant’s business, and (V) the creation and development of good will and market presence for Tenant’s business at the Leased Premises. The provisions of this Section 20.3(d) shall apply only in the event that a non-Governmental Authority (as defined in the Acquisition Agreement) has succeeded to Landlord’s rights and responsibilities hereunder.

32.4	Rent Credits and Set-Off Rights

Landlord and Tenant acknowledge and agree that any rights of set-off or rent credits to which Tenant is specifically entitled under the terms of this Lease shall be applied against Base Rent only. However, Landlord specifically acknowledges and agrees that, as provided by the Acquisition Agreement, if Tenant is entitled to set off any sums under this Lease, in addition to Tenant’s right to set off such sums against Base Rent, and at Tenant’s election, Tenant may also set off any or all of such sums against the consideration to be paid by Tenant or an Affiliate of Tenant under the Options to Purchase (and the Agreements of Sale with respect thereto) the

Building, Buildings 25 and 41 and Building 3 (all as more fully described in the Acquisition Agreement). Such rent credits and set-off rights that are to be applied against Base Rent due and payable under this Lease are intended to be cumulative and may be applied from and after the date that the obligation to pay Base Rent commences, and such applications are intended to continue under this Lease until Tenant is reimbursed, in full, therefor.

32.5	Waiver of Consequential Damages

Tenant and Landlord hereby expressly waive, relinquish and release all claims for consequential damages by reason of a Event of Default by Landlord or Tenant, anything at law or in equity to the contrary notwithstanding.

32.6	Limitation of Liability

Anything contained in this Lease to the contrary notwithstanding, Landlord and PIDC shall not be liable to Tenant, and Tenant hereby releases Landlord and PIDC from liability for any personal injury or damage to or loss of personal property in or about the Leased Premises, the Building or the Navy Yard from any cause whatsoever, except damage or loss which results solely from the gross negligence or willful misconduct of Landlord, its agents, contractors, servants or employees. Landlord and PIDC shall not be liable to Tenant for (i) any damage to property of Tenant or of others located on the Leased Premises, nor for the loss of or damage to any property of Tenant or others by theft or otherwise, (ii) any such damage caused by other tenants or persons in the Building, occupants of adjacent property of the Navy Yard or the public, or caused by construction of any private, public, or quasi-public work, (iii) any latent defect in the Leased Premises or in the Building, or (iv) any damage or loss to the extent Tenant is compensated for such damage or loss by Tenant’s insurance except if any of the foregoing results from Landlord’s, its agents, contractors, servants or employees gross negligence or willful misconduct. All property of Tenant kept or stored on the Leased Premises shall be kept or stored at the risk of Tenant only and Landlord and PIDC shall not be liable for any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier, except if loss results from the gross negligence or willful misconduct of Landlord, its agents, contractors, servants or employees.

32.7	Non-Recourse Obligations of Landlord

Anything contained in this Lease to the contrary notwithstanding, Tenant acknowledges and agrees (i) that neither this Lease nor any of the documents incorporated herein, referenced herein, or otherwise contemplated hereby shall create any personal liability of Landlord and PIDC (or of Landlord’s and PIDC’s officers, directors, shareholders, employees, agents or other representatives), (ii) in the event of a default by Landlord hereunder Tenant shall be entitled to satisfy any liability of Landlord and PIDC solely through the interests of Landlord in the Leased Premises (but only the Leased Premises), and (iii) such exculpation of Landlord and such limitation on Tenant’s recourse against Landlord and PIDC shall be absolute, complete, and unconditional; subject, however, to the understanding that the provisions of this Section are not intended to abrogate any of Tenant’s remedies specifically enumerated in this Lease. Without in any way limiting the generality of the foregoing provisions of this Section 20.7 and Section 20.6, nothing contained herein shall waive or amend any defense or immunity which Landlord, or PIDC, its officials, officers, directors, shareholders, trustees or employees may have under the Pennsylvania Political Subdivision Tort Claims Act, 42 Pa. C.S.A. § 8541, et seq., or any similar or comparable local, state or federal law or statute.

ARTICLE 33

ACCESS BY LANDLORD

33.1	Right of Entry

Landlord and its authorized representatives may upon reasonable advance notice to Tenant (except in the case of an emergency, in which event no such notice shall be required): (i)

inspect the Leased Premises; (ii) exhibit the Leased Premises to current and prospective purchasers, lenders, insurers, governmental authorities and, within the twelve (12) months prior to the Termination Date of the Initial Term or the Extension Term, as the case may be, to brokers and prospective tenants; and (iii) enter the Leased Premises for the purpose of exercising any rights or remedies expressly granted or reserved to Landlord under this Lease or Applicable Laws, or to make any repairs, maintenance, replacements, improvements or alterations or other work in or about the Leased Premises consistent with Landlord’s responsibilities hereunder. In connection with exercising such rights, Landlord shall conduct itself in a manner so as not to unreasonably disrupt or interfere with the operation of Tenant’s business thereon or therefrom, which shall include, to the extent possible, the exercise of such rights during the hours that Tenant is not open for business.

ARTICLE 34

TENANT’S TAXES

34.1	Taxes on Tenant’s Property

During the Term of this Lease, Tenant shall be responsible for and shall timely pay all municipal, county, state, or federal taxes of any kind assessed against the personal property of Tenant at the Leased Premises.

ARTICLE 35

HOLDING OVER, SUCCESSORS

35.1	Holding Over

If, after the expiration of the Term, Tenant continues to occupy the Leased Premises without the consent of Landlord, at Landlord’s election, Tenant shall pay to Landlord one hundred fifty Percent (150%) the amount of Base Rent and Additional Rent which would otherwise be due for the period, together with additional rent and all other sums due from Tenant to Landlord hereunder for the time Tenant retains possession of the Leased Premises. Acceptance of such holdover rent by Landlord shall not be deemed a consent to Tenant’s continued occupancy and Landlord shall be entitled to all of Landlord’s rights and remedies for an Event of Default hereunder.

35.2	Successors

All rights, obligations and liabilities created pursuant to this Lease shall extend to and bind the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns.

ARTICLE 36

ENVIRONMENTAL-PROTECTION PROVISIONS

36.1	Pass-through of Environmental Protections of Deeds.

Tenant understands and agrees, on its own behalf and on behalf of Tenant’s heirs, successors, assigns, officers, directors, employees, agents, shareholders, partners, members, representatives, and personal representatives, that (a) Landlord purchased the Navy Yard from the Government and (b) the Government, as Seller, has retained certain obligations to Landlord with respect to the condition of the Navy Yard under Environmental Laws, which obligations are set forth in the deeds of record for the Property and (c) Landlord shall not be deemed to have assumed, and Tenant hereby releases Landlord from, any obligations, responsibilities, or indebtedness, assumed and retained by the Government under Environmental Laws.

ARTICLE 37

GENERAL PROVISIONS

37.1	Waiver

No delay or omission by Landlord in exercising any right upon any Event of Default by Tenant, or by Tenant in exercising any right upon any default by Landlord, will impair any such right or be construed as a waiver thereof or be deemed to be a waiver as to future events. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing.

37.2	Accord and Satisfaction

Receipt by Landlord of a lesser amount than the Rent due shall only be construed as paid on account of the earliest Rent due except and to the extent that such payment specifically indicates that it is for, and is to be applied against, a different obligation. Endorsement on any check or any letter which accompanies any check or payment as Rent shall not be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s rights to recover the balance of rent due or to pursue any other remedy provided in this Lease.

37.3	Entire Agreement

There are no covenants, promises, agreements, representations, warranties, conditions or understandings, either oral or written, between Landlord and Tenant other than as set forth in this Lease, the Option Agreement, the Acquisition Agreement, the REA and certain other agreements between the parties contemplated by the Acquisition Agreement with respect to the subject matter hereof. To the extent that a matter is specifically addressed in this Lease and in either the Acquisition Agreement or the REA, the provisions of this Lease shall control, but if there are matters which are not specifically addressed herein, the provisions of the Acquisition Agreement or the REA with respect thereto shall control. To the extent a matter is not specifically addressed in this Lease, but is specifically addressed in both the Acquisition Agreement and the REA, then the Acquisition Agreement shall control. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless in writing and signed by both Landlord and Tenant.

37.4	No Partnership

This Lease shall not create a partnership or joint venture between Landlord and Tenant.

37.5	Notices

All notices or other communications given hereunder shall be valid only if in writing (and regardless of whether the specific provision hereof indicates that such notice or communication must be written) and delivered by registered or certified mail, postage prepaid, return receipt requested, or sent by nationally operating overnight courier service, addressed as follows:

If to Tenant:

U.O. Real Estate LLC

1809 Walnut Street

Philadelphia, PA 19103

Attn: President

and

URBAN OUTFITTERS, INC.

1809 Walnut Street

Philadelphia, PA 19103

Attn: General Counsel

with a copy to:

DRINKER BIDDLE & REATH LLP

One Logan Square

18th & Cherry Streets

Philadelphia, PA 19103-6996

Attn: Harry S. Cherken, Jr., Esq.

If to Landlord:

PHILADELPHIA AUTHORITY FOR

INDUSTRIAL DEVELOPMENT

2600 Centre Square West

1500 Market Street

Philadelphia, PA 19102

Attn: Peter S. Longstreth, President

with a copy to:

PHILADELPHIA AUTHORITY FOR

INDUSTRIAL DEVELOPMENT

2600 Centre Square West

1500 Market Street

Philadelphia, PA 19102

Attn: Ellen Brown, Esquire

or to such other person or place as a party may designate by notice as aforesaid. Notice by personal delivery shall be deemed given if delivered to the Leased Premises during the hours of required operation. Notice by registered mail shall be deemed given on the third (3rd) business day following deposit in the mail. Notice by overnight courier service shall be deemed given on the next business day following deposit with such service.

37.6	Captions

The captions appearing in this Lease in no way define, limit, construe, or describe the scope or intent of the various sections and articles of this Lease, nor in any way affect this Lease.

37.7	Tenant Defined

The word “Tenant” as used in this Lease shall be construed to mean Tenant in all cases where there is more than one tenant (and in such case they shall all be bound and their liability hereunder shall be joint and several), and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. If Tenant is a corporation, a limited or general partnership, a limited liability company or other legal entity, the person or persons executing this Lease on behalf of Tenant covenants, warrants and represents that (a) Tenant is a duly formed and validly existing corporation, partnership, limited liability company, or other legal entity qualified to do business in the Commonwealth of Pennsylvania, (b) Tenant has not been adjudicated tax delinquent with respect to any City of Philadelphia tax which remains unpaid, and (c) the signatory of this Lease has been duly authorized by the corporation, partnership, limited liability company, or other entity to execute and deliver this Lease on behalf of the corporation or partnership.

37.8	Broker’s Commission

Landlord shall be responsible for all fees and commissions payable to CB Richard Ellis and the Julien J. Studley Company and any subagents (the “Broker”) in connection with this Lease pursuant to a separate agreement between Broker and Landlord, which agreement includes a release of both Landlord and Tenant of any claims for a commission on the part of the McDevitt Company. A copy of such agreement and release are attached to the Acquisition Agreement as Schedule 8.3.6. thereto. Landlord and Tenant represent and warrant to each other that the only agents or brokers involved in this transaction have been the Broker and the McDevitt Company, and Landlord and Tenant each indemnify, defend and hold harmless the other as to any and all claims brought by any other person or entity arising out of a misrepresentation or breach of warranty under this Section 25.8. The indemnity set forth is this Section shall survive the expiration or earlier termination of this Lease.

37.9	Partial Invalidity

If any term, covenant or condition of this Lease (including but not limited to provisions establishing interest rates or other payment terms that are limited or otherwise affected by usury laws) or its application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

37.10 Submission of Lease to Tenant

This Lease shall not be enforceable until it is fully executed by Landlord and Tenant and a fully executed original copy hereof is delivered to Tenant or its representative.

37.11 Recording

The parties hereto shall execute and deliver a recordable memorandum or short form of this Lease which shall reference, among other things, the Option to Purchase described in the Agreement of Lease and the Option Agreement.

37.12 Landlord

The word “Landlord” shall include the Landlord named above as well as its heirs, successors, assigns, agents, and representatives. Any such person, whether or not named herein, shall have no liability under this Lease after it ceases to hold title to the Leased Premises or the Building, except for obligations which may have theretofore accrued. Neither Landlord nor any principal of Landlord nor any owner of the Leased Premises or the Building, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Leased Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under this Lease or otherwise, Tenant shall look solely to the equity of Landlord in the Leased Premises and the Building for the satisfaction of Tenant’s remedies.

37.13 Governing Law

This Lease shall be governed and construed exclusively in accordance with the provisions set forth herein and the laws of the Commonwealth of Pennsylvania. Any action brought against Landlord as a result of a breach of this Lease, any action or inaction by Landlord during the Term, the performance or non-performance of or under this Lease by Landlord, the occupancy or use of the Leased Premises by Tenant and/or the tenancy created hereunder shall be brought exclusively in the Court of Common Pleas of Philadelphia County or in the U.S. District Court for the Eastern District of Pennsylvania, if Federal jurisdiction exists.

37.14 Waiver of Jury Trial

Landlord and Tenant waive their respective rights to trial by jury in any action or proceeding in connection with this Lease or the Leased Premises.

37.15 Riders

Any and all addenda, riders, and other attachments properly and intentionally appended hereto here are incorporated.

37.16 Notice of Labor Actions

Tenant shall give the Landlord prompt notice of any actual work stoppage, strike, or other union activity concerning the Tenant or which the Tenant, its employees, suppliers, or subcontractors are the subject thereof with respect to the Navy Yard, that may disrupt or otherwise adversely affect the Navy Yard or Navy Yard companies or their contractors, suppliers, or employees. Tenant and Tenant’s contractors shall be responsible for assuring labor harmony in connection with Tenant’s activities at the Leased Premises. Tenant, on notice from the Landlord, shall seek to enjoin any strike activity, or other job action that may disrupt the Navy Yard or other Navy Yard companies or their contractors, supplies, or employees.

37.17 Conflict of Terms

The terms of the Agreement of Lease executed herewith are incorporated herein by reference. In the event that any terms of this Lease shall conflict with the Agreement of Lease, the Agreement of Lease shall control.

37.18 Default Rate

Any payment of any sums hereunder, or sums advanced or expended to or on behalf of Tenant by Landlord which is not made or repaid when due shall accrue interest at the Default Rate from the date fifteen (15) days after such sums have become due through the date of collection or set off, in full, as the case may be. Tenant shall be entitled to collect interest at the Default Rate only for the failure of Landlord to pay the Fit-Out Allowance in accordance with Section 20.3 hereof.

37.19 Attorney’s Fees

If either Landlord or Tenant shall institute any action or proceeding against the other relating to any of the terms, covenants, conditions or provisions of this Lease, or if there occurs an Event of Default by Tenant or a default by Landlord, the unsuccessful party in such action or proceeding shall reimburse the successful party for reasonable attorney’s fees and other costs and expenses incurred therein by the successful party, including fees, costs and expenses incurred in any appellant proceeding. The parties hereto further agree that in any action or proceeding their prayers for relief shall include a plea for the awarding of attorney’s fees, costs, and expenses in a manner consistent with the provisions of this Section 25.19.

ARTICLE 38

SPECIAL PROVISIONS

38.1 Non-Discrimination

Tenant specifically agrees and covenants to comply with all laws, rules, regulations, and policies that prohibit or are intended to prevent discrimination by any party (including, but not limited to Tenant and/or Tenant’s officers, partners, shareholders, members, business invitees, and guests) from discriminating in any manner against any person or person on the basis of race, sex, nationality or national origin, age, religious belief, or any other characteristics that define membership in a “suspect” or “quasi-suspect” classification as a matter of established federal, state, or local law or policy.

38.2	Quiet Enjoyment

As long as an Event of Default by Tenant does not exist, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, to the terms and conditions of this Lease.

38.3	Landlord Status

Landlord’s obligations hereunder shall be binding upon Landlord only for a period of time that Landlord is in ownership of the Leased Premises; and, upon termination of that ownership, Tenant, except as to any obligations which have then matured, shall look solely to Landlord’s successor in interest in the Leased Premises for the satisfaction of each and every obligation of Landlord hereunder so long as Landlord provides Tenant in writing with the name and legal address of such successor, together with written evidence that such successor has assumed and agrees to keep and perform Landlord’s obligations under this Lease.

38.4	Reasonableness

Whenever the terms, covenants, conditions and provisions of this Lease entitle Landlord and/or Tenant to exercise their respective opinions, or to give their respective approvals or consents, such opinions shall be reasonable and such approvals and consents shall not be unreasonably withheld, conditioned or delayed, notwithstanding that in some, but not all, instances a reasonableness standard is referenced unless otherwise expressly provided to the contrary.

38.5	Lease Guaranty

Tenant shall cause UO Inc. to deliver a Lease Guaranty in the form attached as Exhibit “E” attached hereto and made a part hereof.

IN WITNESS WHEREOF, intending to be legally bound hereby, the respective parties hereto have caused this Lease to be signed, sealed, and delivered on the date first above written, which shall be the date on which the last required signature is added hereto.

LANDLORD:

PHILADELPHIA AUTHORITY FOR
INDUSTRIAL DEVELOPMENT

By:
James McManus
Chairman

TENANT:

U.O. REAL ESTATE LLC

By:
Richard A. Hayne
President

AGREEMENT OF LEASE

This Agreement of Lease is entered into as of the 24th day of March, 2005, between the Landlord named below and the Tenant named below, as follows:

Agreements

1. Agreement to Lease. In consideration of the rents, covenants and conditions hereinafter reserved and contained, Landlord hereby agrees to lease to Tenant, and Tenant hereby agrees to hire from Landlord, the Leased Premises for the Term (as defined below).

Landlord and Tenant agree that the terms and conditions of this lease are as set forth in this Agreement of Lease, and the attached General Terms and Conditions of Lease of Commercial Real Estate (the “General Terms”), including, without limitation, the exhibits or riders in this Lease and the General Terms, all of which are incorporated herein and are collectively referred to as the “Lease”.

2. Definitions. For purpose of this Lease, and any supplement(s), amendment(s) or modification(s) thereof, the terms listed below shall have the following meanings:

“ACQUISITION AGREEMENT” shall mean that certain Acquisition and Development Agreement between Philadelphia Authority for Industrial Development, party of the first part, and UO Inc., party of the second part, dated as of November 15, 2004, as amended by First Amendment to Acquisition and Development Agreement of even date herewith, certain rights and obligations with respect to which, including, but not limited to, the right to lease the Leased Premises, have been assigned by UO Inc. to Tenant pursuant to a Partial Assignment of Acquisition and Development Agreement between UO Inc. and Tenant dated of even date herewith.

“ADDITIONAL RENT” shall mean all sums designated as Additional Rent or otherwise payable by Tenant to Landlord, as set forth in the General Terms. Additional Rent will be comprised of the following components:

1. Tenant’s Expense Share (“Tenant’s Expense Share”) with respect to the Operating Costs, which is $1.18 per square foot, per annum, subject to adjustment as provided in the General Terms.

2. Tenant’s Share of Taxes, as defined in Article VIII of the General Terms to the extent that such Tenant’s Share of Taxes are not deemed waived or exempt by virtue of the location of the Leased Premises within the KOIZ (as such term is defined in the General Conditions).

3. Electric service metered or sub-metered to the Leased Premises based on actual usage by Tenant in connection with Tenant’s use and occupancy of the Leased Premises.

4. HVAC service metered or sub-metered to the Leased Premises based on actual usage by Tenant in connection with Tenant’s use and occupancy of the Leased Premises, if any.

5. Water, sanitary sewer and storm sewer service charges metered or otherwise allocated to the Leased Premises, based upon actual usage by Tenant in connection with Tenant’s use and occupancy of the Leased Premises.

With respect to item 2 above, Landlord and Tenant acknowledge and agree that such costs are not included in Tenant’s Expense Share as real estate taxes will be separately billed to either Landlord or Tenant. With respect to items 3, 4 and 5 above, Landlord and Tenant acknowledge and agree that such costs are not included in Tenant’s Expense Share, as they are billed separately to Tenant based upon Tenant’s actual usage thereof. With respect to items 2, 3, 4 and 5 above, they may either be paid to Landlord as Additional Rent or, if directed by Landlord, paid to the governmental authority or provider of the utility, in which event Tenant shall not be obligated to make a duplicate payment to Landlord, but Tenant’s failure to make such payment to the governmental authority or utility provider shall constitute a breach by Tenant hereunder.

“AFFILIATE” shall mean any entity (a) into or with which Tenant may be merged or consolidated, (b) which is controlled by, controls, or is under common control of or with Tenant, or Urban Outfitters, Inc. or (c) which acquires control of or controls the majority of assets of Tenant or Urban Outfitters, Inc. For purposes of this definition, the terms “controlled by,” “controls” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Tenant or Urban Outfitters, Inc., whether through ownership, legally or beneficially, of voting securities, by contract or otherwise.

“APPLICABLE LAWS” shall mean all applicable laws, statutes, ordinances, regulations and codes now existing or hereafter enacted or promulgated (including, but not limited to, those pertaining to zoning, planning, subdivision, occupancy, environmental, health, fire, historic preservation, historic tax credits, building, safety, and tax incentives) of any governmental, quasi-governmental or municipal entity, agency, department, authority, board or commission.

“BASE RENT” shall be as follows:

Initial Lease Term Lease Year	Annual Minimum Rental Rate	Monthly Installments	Annual per S/F Rate
1	$319,648.00	$26,637.33	$7.00
2	$336,543.68	$28,045.31	$7.37
3	$353,439.36	$29,453.28	$7.74
4	$370,335.04	$30,861.25	$8.11
5	$387,230.72	$32,269.23	$8.48
6	$404,126.40	$33,677.20	$8.85
7	$421,022.08	$35,085.17	$9.22
8	$437,917.76	$36,493.15	$9.59
9	$454,813.44	$37,901.12	$9.96
10	$471,709.12	$39,309.10	$10.33
11	$488,604.80	$40,717.07	$10.70
12	$505,500.48	$42,125.04	$11.07

First Extension Term, if any	Annual Minimum Rental Rate	Monthly Installments	Annual per S/F Rate
13	$522,396.16	$43,533.00	$11.44
14	$539,291.84	$44,941.00	$11.81
15	$556,187.52	$46,348.96	$12.18
16	$573,083.20	$47,756.93	$12.55
17	$589,978.88	$49,164.91	$12.92
18	$606,874.56	$50,572.88	$13.29

All payments of Base Rent and Items 1 and 2 of Additional Rent shall be paid to:

CUSHMAN & WAKEFIELD OF PA INC., Agent for PAID

The Navy Yard

Building 501

Philadelphia, PA 19112

All payments for Utility Services (as defined in Article XIII of the General Terms), identified as Items 3, 4 and 5 of Additional Rent shall be paid to:

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

P.O. Box 6059

Southeastern, PA 19398-6059

“BILLING ADDRESS” shall mean the address at which Tenant will be billed, which is the Leased Premises, or such other address contained in this Lease or as may be designated by notice from Tenant to Landlord.

“BUILDING” shall mean the building known as Building 10, located at The Navy Yard, at 5000 South Broad Street, Philadelphia, PA 19112, containing approximately 45,664 square feet of rentable space of which approximately 22,832 thereof is on the first floor and approximately 22,832 thereof is on the second floor.

“COMMENCEMENT DATE” shall mean the date of this Lease.

“COMMON AREAS” shall mean the areas within the Property as more particularly defined in Section 7.1 of the General Terms.

“LANDLORD” shall mean PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT (PAID), a body politic and corporate existing under the laws of the Commonwealth of Pennsylvania.

ADDRESS:	1500 Market Street, Suite 2600 West

Philadelphia, PA 19102

Attn: Senior Vice President, Managed Assets Group

“LEASE YEAR” shall mean a period of twelve (12) consecutive calendar months, the first of which will begin on the Commencement Date. If the Commencement Date is not the first day of a calendar month, the first Lease Year will consist of the partial month beginning with the Commencement Date and next succeeding twelve (12) consecutive calendar months.

“LEASED PREMISES” shall mean that fee simple parcel of land (“Parcel 5G”) which comprises part of the Property, all as more fully described and shown on Exhibit “A” attached hereto, including all improvements or structures erected thereon, including the Building and the appurtenances thereto.

“MASTER PLAN” shall mean that certain “2004 Philadelphia Navy Yard Master Plan” dated as of January 2004, as may be amended from time to time.

“OPERATING COSTS” shall mean the expenses of Landlord incurred in operating the Property, as more particularly described in Article IX of the General Terms.

“OPTION TO EXTEND” One (1) option of six (6) years, exercisable in accordance with the provisions of Article 1 of the General Terms.

“PERMITTED USE” shall mean Tenant’s occupancy of the Leased Premises for office, storage, retail, food preparation and service (including alcoholic beverages), light manufacturing, temporary lodging, childcare, assembly, and/or ancillary uses.

“PROPERTY” or “THE NAVY YARD” each shall mean the real property known as the Navy Yard located in the City and County of Philadelphia, Pennsylvania.

“RENT” shall mean Base Rent and Additional Rent.

“RENT COMMENCEMENT DATE” shall mean the date which is one hundred twenty (120) days after the Commencement Date, i.e., July 22, 2005.

“TAXES” shall have the meaning ascribed to them in Section 8.1(b) of the General Terms.

“TENANT” shall mean U.O. Real Estate LLC, a Pennsylvania limited liability company.

ADDRESS:
U.O. Real Estate LLC

1809 Walnut Street

Philadelphia, PA 19103

Attn: President

“TENANT’S PLANS” shall mean the final plans, specifications and working drawings for the construction of Tenant’s Work at the Leased Premises, as set forth in Section 3.2 of the General Terms.

“TENANT’S WORK” shall mean the improvements to the Leased Premises (including site improvements), constructed for Tenant’s use and occupancy of same, as described in Section 3.2 of the General Terms.

“TERM” shall mean the Initial Term (as hereafter defined) and any Extension Term(s) as more fully set forth herein. “INITIAL TERM” shall mean the period commencing on the Commencement Date and ending twelve (12) years and four (4) months from the Commencement Date (i.e., July 31, 2017) (such date or the last day of the Extension Term, the “Termination Date”).

“UO INC.” shall mean Urban Outfitters, Inc., a Pennsylvania corporation.

“UTILITY DEPOSIT” shall mean the sum equal to the actual amount that the providers of water and electricity to the Leased Premises require to be deposited by Tenant on account of such services, which deposit may be adjusted by such providers from time to time during the Term to reflect Tenant’s actual consumption of such services.

3. Option to Purchase. Pursuant to the terms of the Acquisition Agreement and in conjunction with the execution and delivery of this Lease, the parties hereto have entered into an Option Agreement of even date herewith (the “Option Agreement”), whereby Landlord, in its capacity as fee owner of the Leased Premises, has granted to Tenant an option to purchase the Leased Premises upon those terms and conditions as more fully set forth in the Option Agreement.

4. Reciprocal Easement Agreement. Landlord and Tenant have entered into a certain Reciprocal Easement Agreement with respect to the Leased Premises, a copy of which is attached to the General Terms as Exhibit “D” (the “REA”). Landlord and Tenant agree that the REA shall be in effect, but unrecorded, as to the Leased Premises during the Term of the Lease. In the event that Tenant exercises its option to purchase the Leased Premises pursuant to the Option Agreement, Landlord and Tenant covenant and agree to record the REA in the Philadelphia Department of Records.

5. Cooling Tower Easement. Landlord, as grantor, and Tenant, as grantee, shall, at Tenant’s election delivered to Landlord no later than the Building Occupancy Date for Building 543 (as those terms are defined in the Acquisition Agreement), either amend the REA or enter into a separate easement agreement (the “Cooling Tower Easement”), whereby Landlord shall grant to Tenant certain rights of access and egress to and from, and use of, the cooling tower and related fixtures, connections and equipment (the “Cooling Equipment”) located on the land within the Property upon which a building known as “Building 11” is located, together with, if necessary, the joinder thereto of the fee owner of Building 11 and all other persons or entities then having an interest therein. If Tenant fails to deliver its election as aforesaid, then Landlord’s obligation with respect to the Cooling Tower Easement and the Cooling Equipment under this Lease shall terminate and be of no further force and effect. If Tenant elects to use the Cooling Equipment, upon written notice to Landlord, then Landlord and Tenant shall mutually agree upon the terms and conditions of the Cooling Tower Easement (including the extinguishment, of record, of any other existing easements relating to the Cooling Equipment, as necessary), each acting reasonably and in good faith, and shall thereafter execute and deliver such Cooling Tower Easement in recordable form.

6. Removal of Second Floor. If all or any portion of the second floor of the Building is removed by Tenant after the date hereof, the square footage content of the Building shall be appropriately reduced as of the date of such removal by the amount of square footage attributed to such portion of the second floor so removed, and for all purposes herein that the content of the Building is relevant, the reduced amount shall apply, except that such reduction shall not be applicable to the calculation of Base Rent. If Tenant elects to remove any portions of the second floor of the Building, Tenant covenants and agrees to restore by the Termination Date such removed area of the second floor to the condition in which it existed as of the Commencement Date (except that Tenant shall not be required to restore areas of the second floor removed in connection with the construction of any staircases by Tenant), reasonable wear and tear and damage by fire or other casualty excepted, unless Landlord advises Tenant not to perform such restoration within fifteen (15) days after Tenant’s notice to Landlord of Tenant’s intention to commence such restoration. With respect to any such removal or restoration of the second floor of the Building, Tenant shall comply with Applicable Laws, and any requirements of all applicable Historic Authorities (as defined in the General Terms), with respect thereto.

7. Memorandum of Lease. The parties hereto shall execute, deliver and record a Memorandum of Lease as more fully set forth in Section 25.11 of the General Terms.

8. Lease Guaranty. Tenant shall cause Urban Outfitters, Inc. to deliver a Lease Guaranty in the form attached as Exhibit “E” to the General Terms.

9. Exhibits and Riders. The following are attached hereto and hereby made a part hereof. In the event of any conflict between the terms and conditions contained herein and the terms and conditions contained in the General Terms, the terms and conditions contained herein shall prevail.

LISTS OF EXHIBITS AND RIDERS

General Terms and Conditions of Lease of Commercial Real Estate (the “General Terms”)

Exhibits

EXHIBIT “A”	Leased Premises Plan

EXHIBIT “B”	Intentionally Omitted

EXHIBIT “C”	Intentionally Omitted

EXHIBIT “D”	Reciprocal Easement Agreement

EXHIBIT “E”	Lease Guaranty

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement of Lease to be signed by their duly authorized general partner(s), officers or agents, as of the day and year first above written.

LANDLORD:

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

By:
James McManus
Chairman

TENANT:

U.O. REAL ESTATE LLC

By:
Richard A. Hayne
President

Schedule 2.1(b)

BUILDING O LEASE FORM

GENERAL TERMS AND CONDITIONS TO

AGREEMENT OF LEASE OF

COMMERCIAL REAL ESTATE

THE NAVY YARD

BUILDING/UNIT: BUILDING O

STREET ADDRESS: 1109 ADMIRAL PEARY WAY

PHILADELPHIA, PA 19112

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

GENERAL TERMS AND CONDITIONS TO

LEASE OF COMMERCIAL REAL ESTATE

Building/Unit: Building O

Street Address: 1109 Admiral Peary Way

Philadelphia, PA 19112

The Navy Yard

General Terms and Conditions to Lease (“Lease”) is executed as of March 24, 2005 between PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT, a body politic and corporate existing under the laws of the Commonwealth of Pennsylvania, as Landlord (“Landlord”) and U.O. REAL ESTATE LLC, a Pennsylvania limited liability company with a principal place of business at 1809 Walnut Street, Philadelphia, Pennsylvania, as Tenant (“Tenant”). This Lease is based upon the following:

ARTICLE 39

TERM

39.1	Incorporation of Terms

The capitalized defined terms set forth in the attached Agreement of Lease are incorporated herein by reference.

39.2	Commencement and Expiration of Term

(a) The Term of this Lease shall, except as otherwise specified herein, commence on the Commencement Date.

(b) Unless shortened, extended, or otherwise revised pursuant to the provisions hereof or as a matter of law, this Lease will end on the Termination Date.

(c) “Term” shall include any and all properly exercised renewal and extension term(s).

(d) All references herein to “month” or “months” shall, unless the context requires otherwise, refer to calendar months.

(e) From and after the Commencement Date, Landlord and Tenant shall be bound by all of the terms, covenants, conditions and provisions of this Lease (other than the payment of Rent) applicable respectively to each party hereunder.

39.3	Tenant’s Option to Extend

(a) Tenant shall have the option to extend the Initial Term of this Lease for sixty (60) successive additional periods of one (1) year each (individually, an “Extension Term” and together, the “Extension Terms”), commencing on the first day following the Termination Date of the Initial Term or of the Extension Term then in effect, as the case may be; subject, however, to the Renewal Conditions (as hereinafter defined). The Extension Terms shall be upon the same terms, covenants, conditions and provisions as are in effect as of the Termination Date of the Initial Term, except that the annual Base Rate in effect for each of the Extension Terms shall be as provided in the Agreement of Lease.

(b) Tenant’s exercise of an extension option shall be deemed automatically exercised without notice to Landlord unless Tenant, by notice to Landlord at least ninety (90) days prior to the last day of the Initial Term or the Extension Term then in effect, as the case may be, advises Landlord of Tenant’s intention to terminate the Lease as of the Termination Date of the Initial Term or the then effective Extension Term.

(c) As of both the date of Tenant’s notice to Landlord that Tenant exercises its extension option and the date that the Extension Term commences, Tenant shall be in compliance with the following conditions (the “Renewal Conditions”): (i)(A) Tenant shall not be in default under any Public Financing (as hereinafter defined), and (B) there is no monetary Event of Default by Tenant under any obligation to Landlord and/or the Philadelphia Industrial Development Corporation (“PIDC”) pursuant to the Acquisition Agreement or this Lease that is continuing, in the instance of (A) and (B), as the case may be, beyond the expiration of any applicable notice, grace and cure periods, and (ii) an Event of Default with respect to the

Continued Occupancy Covenant, as to the Leased Premises only, shall not have occurred and shall not be continuing.

39.4	Occupancy Covenant

(a) Tenant shall occupy the Leased Premises reasonably promptly after the completion of construction of the Tenant Work and the issuance to Tenant of either a temporary or permanent certificate of occupancy (or its equivalent) with respect thereto (the “Initial Occupancy Covenant”). After the Initial Occupancy Covenant has been satisfied, Tenant shall ensure that the Leased Premises is not left vacant for a period of twenty-four (24) consecutive months (the “Continued Occupancy Covenant”). If Tenant violates either the Initial Occupancy Covenant or the Continued Occupancy Covenant, then Landlord’s sole remedy hereunder for such breach shall be to terminate this Lease in accordance with Section 20.2(j) hereof.

(b) In calculating time periods with respect to the Initial Occupancy Covenant and the Continued Occupancy Covenant, failure to occupy or vacancies attributed to any of the following shall be excluded: (i) damage by fire or other casualty, (ii) takings, including those of a temporary nature, by the government, or any governmental or quasi-governmental authority, or restricted access related thereto, or to allow construction required in connection with any such taking, (iii) construction, refurbishing, remodeling, alterations or decorating, (iv) remediation of Hazardous Substances or Hazardous Wastes (as such terms are defined in the Acquisition Agreement) or environmental matters of any nature, (v) closures reasonably necessary for the safety of occupants or the preservation of property, or (vi) any strike, lockout, inability to procure materials, failure of power, restrictive laws, riots, obstructions, insurrection, acts of terrorism, war or other reasons of a like nature not the fault of, or under the control of, Tenant.

39.5	Remeasurement

Tenant shall have the right to remeasure the Building during the period between the Commencement Date and the Rent Commencement Date, such remeasurement to be performed by Tenant’s architect or engineer, at Tenant’s sole cost and expense in accordance with the following sentence, the results of such remeasurement, if any, shall be used by the parties hereto to recalculate the Base Rent and Tenant’s Expense Share, if necessary (if the Base Rent or Tenant’s Expense Share is to be recalculated as a result of such remeasurement, the parties hereto will execute and deliver an amendment to this Lease reflecting such adjustment). The aforesaid architect or engineer shall be instructed by Tenant to advise the parties hereto of the content of the Building promptly after the completion of the remeasurement. Landlord and Tenant shall jointly instruct the architect or engineer of the method of remeasurement to be applied, it being understood that the Building’s content shall be measured from the inside surface of all external walls by the architect or engineer who shall disregard any below or above grade levels of any type or nature whatsoever, whether basements or mezzanines, regardless of when removed, constructed, modified or installed, but including the full second floor in existence as of the Commencement Date.

39.6	Parking

Landlord and Tenant acknowledge and agree that the Leased Premises contains eighteen (18) spots for vehicular parking (the “Parking Area”), as such Parking Area is depicted on Exhibit “A”, which may be used exclusively by Tenant during the Term of the Lease pursuant to the provisions hereof. Landlord reserves the right and option to terminate the Lease with respect to the Parking Area effective upon six (6) months prior notice to Tenant so long as prior to such effective date Landlord provides for Tenant’s exclusive use of a replacement parking area consisting of at least the same number of parking spots (the “Replacement Parking Area”) located within the larger property outlined on Exhibit “B” attached hereto. If Landlord provides Tenant with the Replacement Parking Area pursuant to the terms and provisions of this Section 1.6, Landlord shall (a) provide Tenant with any necessary easements for Tenant’s ingress and egress to and from such Replacement Parking Area, (b) provide the Replacement Parking Area at Landlord’s sole cost and expense without any additional charges to Tenant hereunder, (c) enter into an amendment to this Lease with Tenant providing for the termination of Tenant’s rights with respect to the Parking Area and the inclusion of the Replacement Parking Area in the Leased Premises, (d) pave and stripe the Replacement Parking Area to the extent such Replacement Parking Area is not paved or striped as of the date the Replacement Parking Area becomes part of the Leased Premises, and (e) clear and bring electrical service to the Replacement Parking Area.

39.7	Navy Waiver Termination Option

If Landlord has not obtained the U.S. Navy Waiver (as such term is defined in the Acquisition Agreement) prior to March 31, 2006, then Tenant shall have the right to terminate this Lease (the “Navy Waiver Termination Option”). Tenant shall be permitted to exercise the Navy Waiver Termination Option from March 31, 2006 (assuming the U.S. Navy Waiver has not been obtained by that date) and until such date as Landlord delivers the U.S. Navy Waiver to Tenant. Landlord and Tenant acknowledge and agree that if Tenant elects the Navy Waiver Termination Option, Tenant shall not be entitled to any reimbursement from Landlord for any improvements that Tenant may have made with respect to the Leased Premises on or prior to such termination.

ARTICLE 40

RENT

40.1	Base Rent

During the Term, beginning on the Rent Commencement Date, Tenant shall pay, without deduction or setoff, except as specifically provided by this Lease, Landlord the Base Rent and in advance on or before the first day of each calendar month.

40.2	Additional Rent

“Additional Rent” shall mean those items identified as Additional Rent in the Agreement of Lease as well as such other sums designated as Additional Rent or otherwise payable by Tenant to Landlord, as set forth herein, all of which shall be paid in advance, without deduction or setoff, except as may be specifically permitted by this Lease or the Acquisition Agreement, on or before the first day of each calendar month. It is expressly understood and agreed that Tenant shall be responsible for all occupancy costs with respect to the Leased Premises, such as all costs of utilities used or consumed by Tenant as forth in Article 13; any Taxes as set forth in Article 8; all insurance premiums for insurance maintained by Tenant as set forth in Article 12; and all costs associated with the maintenance, repair and replacement of the Leased Premises.

40.3	Rent

(a) Each monthly installment of Base Rent and Additional Rent shall be due and payable on or before the date specified herein for payment, at the address set forth in the Agreement of Lease or at such other place as may be designated by Landlord from time to time, without prior notice or demand and without deduction or setoff, except as may be specifically permitted by this Lease.

(b) All payments of Rent not paid within fifteen (15) days after the due date shall bear interest in the amount of twelve (12%) percent per annum (the “Default Rate”) from such fifteenth (15th) day to the date of payment. These provisions shall not prevent the Landlord from exercising any other right or remedy herein provided in the event of any default by Tenant.

ARTICLE 41

IMPROVEMENTS

41.1	Tenant’s Work; Plans

(a) Tenant shall, at its sole cost and expense perform the Tenant’s Work. Prior to the date of this Lease, Tenant has, at Tenant’s cost and expense, completed certain concept plans with respect to Tenant’s Work entitled Urban Outfitters Schematic Design Package and Site Schematic Design, prepared by Meyer, Scherer & Rockcastle, Ltd., dated February 25, 2005 (“Concept Design Package”). Tenant has advised Landlord that the Concept Design Package has not yet been approved by Tenant and that Tenant will prepare schematic plans and specifications for the Tenant’s Work (the “Schematic Design Package”). With respect to the exteriors of the Building, Tenant presently intends that the Tenant’s Work shall be based on historic tax credit rehabilitation. Tenant acknowledges and agrees that Tenant shall obtain all necessary approvals for the Tenant’s Work from all applicable local, state and federal historic-preservation authorities, including without limitation, the State Historic Preservation Office (collectively, the “Historic Authorities”). In the event that either Tenant, with respect to the exteriors of the Building, does not elect to perform such Tenant’s Work based upon historic tax credit rehabilitation or if the Historic Authorities do not approve the Tenant’s Work, then Landlord shall have the right to approve the Schematic Design Package as it pertains to the exteriors of the Building only, which approval shall not be unreasonably withheld, conditioned or delayed. However, whether or not Tenant elects to perform an historic tax credit rehabilitation, Landlord shall have the right to approve Tenant’s site improvement work for the

Leased Premises, which approval shall not be unreasonably withheld, conditioned or delayed so long as such work is consistent with the guidelines established by Landlord and which have been provided to Tenant prior to the date of this Lease with respect thereto in the context of, and consistent with, the Master Plan. Landlord and Tenant agree to specifically identify the final Schematic Design Package by written acknowledgement executed by both parties.

(b) In the event that Tenant materially deviates from the Schematic Design Package in the course of completing Tenant’s Work, Landlord shall have the following approval rights with respect to such material deviations: (i) in the event that Tenant, with respect to the exterior of the Building, does not elect to perform such work based upon historic tax credit rehabilitation, Landlord shall have the right to approve such material deviations as they pertain to the exterior of the Building only, which approval shall not be unreasonably withheld, conditioned or delayed; and (ii) if, and to the extent, Landlord has approval rights under this Section 3.1 as to the Schematic Design Package (including, without limitation, landscaping and site work), Tenant shall not make any material changes with respect to any matters which were the subject of Landlord’s approval thereafter without first obtaining prior written approval of Landlord. It is acknowledged and agreed that Landlord shall have no approval rights with respect to (A) any deviations from the Schematic Design Package that are not material, and (B) any deviations from the Schematic Design Package pertaining to Tenant’s Work occurring in the interior of the Building whether such deviations are material or not. Tenant acknowledges and agrees that in the event any of Tenant’s Work with respect to the interior of the Building involves the removal of portions of the second floor, the requirements of Paragraph 6 of the Agreement of Lease shall apply with respect to such Tenant’s Work.

(c) Without limiting the scope of the foregoing provisions of this Section 3.1, Tenant shall obtain (and deliver satisfactory evidence thereof to Landlord), prior to commencing the Tenant’s Work, all required licenses and permits from (i) the Department of Licenses and Inspections of the City of Philadelphia, (ii) any other local, state and/or federal agencies or authorities from whom such licenses and/or permits are required by law, and (iii) any utility provider(s).

(d) The Tenant’s Work shall comply with any and all rules and regulations established from time to time by the Pennsylvania Underwriter’s Association.

(e) Without limiting the scope of the foregoing provisions of this Section 3.1, the Tenant’s Work (i) shall comply with all Applicable Laws, (ii) shall be performed by qualified and reputable contractors and subcontractors, (iii) shall be completed in a good and workmanlike manner in accordance with sound engineering and architectural practices and procedures, and (iv) shall be completed no later than November 15, 2007.

(f) Tenant shall not construct or make any substantial alterations, additions, or improvements to or installations upon, and Tenant shall not otherwise modify or alter the Leased Premises, in any way that is in violation of applicable national, state and local historic preservation laws without the consent of all applicable Historic Authorities.

ARTICLE 42

MECHANICS’ LIENS

42.1	Mechanics’ Liens

(a) Tenant shall promptly pay any contractors and materialmen who supply labor, work, or materials to Tenant at the Leased Premises in order to avoid the possibility of a lien attaching to the Leased Premises, the Building, or the Navy Yard. Tenant shall take all steps permitted by law in order to avoid the imposition of any mechanic’s, laborer’s, or materialman’s lien upon the Leased Premises, the Building, or the Navy Yard. Should any such lien or notice of lien be filed, Tenant shall bond against or discharge the same within thirty (30) business days after the lien or claim is filed or within thirty (30) business days after notice of any lien or claim has been issued, whichever is sooner, regardless of the validity of such lien or claim, and shall promptly commence steps to obtain such bond or discharge such lien. Nothing in this Lease is intended to authorize Tenant to do or cause any work or labor to be done or any materials to be supplied for the account of Landlord, and any such work or labor shall be solely for Tenant’s account and at Tenant’s risk and expense.

(b) Without limiting the scope of the above provisions in this Section 4.1, Tenant shall take all of the following actions:

(i) record and index with the Prothonotary and the Department of Records of Philadelphia, in compliance with the lien-waiver provisions of Pennsylvania’s mechanics-lien law, 49 Pa. Stat. § § 1401 et seq., such recordation to be completed at least eleven (11) days before the commencement of any work (including but not limited to original construction, demolition, alteration, and repair), a complete and unconditional waiver of all rights that any and all contractors and/or any and all subcontractors (i.e., contractors of Tenant’s contractors, subcontractors of Tenant’s contractors, etc.) would otherwise have or would otherwise obtain with regard to such work,

(ii) include in any verbal or written contract with all contractors retained for such work a complete disclosure of such waiver and of the fact that such waiver binds all subcontractors of such contractors, and

(iii) advise all such contractors to disclose to all their subcontractors whom they engage, before such subcontractors commence work, the existence of such waivers.

ARTICLE 43

USE; CONDUCT OF BUSINESS BY TENANT

43.1	Use of Leased Premises; Security

(a) Tenant shall use and occupy the Leased Premises only for the Permitted Use.

(b) Tenant acknowledges and agrees that the Permitted Use of the Leased Premises is not intended to be an exclusive use and Landlord may permit other tenants of the Navy Yard to use other portions of the Navy Yard for the same or similar use.

(c) Tenant, solely for the benefit of its employees and the employees of any Affiliate, shall maintain the Leased Premises in a safe, secure, well-lit and clean condition.

43.2	Rules and Regulations

Tenant shall observe and comply with all the rules and regulations and Policies and Procedures (collectively, “Rules”) of the Navy Yard, whether the Rules are now in force or whether they are adopted or otherwise implemented hereafter. Landlord reserves the right from time to time to amend or supplement the Rules and to adopt and promulgate additional Rules applicable to the Leased Premises, the Building and the Navy Yard. Notice of additional Rules, and amendments and supplements, if any, shall be given to Tenant. Tenant agrees to thereupon comply with and observe all such Rules, as amended and supplemented, provided (i) the Rules shall apply to Tenant in a reasonable and non-discriminatory manner, (ii) the Rules are applied uniformly to all other tenants and occupants of the Navy Yard at all times, and (iii) to the extent any Rules are breached by any such other tenants and occupants and such breach materially and adversely affects Tenant, Landlord shall enforce such Rules against such other tenant or occupant at Landlord’s sole cost and expense. Notwithstanding the foregoing, Landlord agrees that it will not implement any rule or regulation or policy or procedure which would adversely affect or restrict Tenant’s use of the Leased Premises for the Permitted Use (including any Rules that would affect the days or hours of Tenant’s operation or prohibit Tenant’s access to the Navy Yard and the Building seven (7) days a week, twenty-four (24) hours a day).

43.3	Declarations of Covenants, Conditions and Restrictions

Once adopted, Tenant and Landlord shall each observe and comply with all terms and conditions of the Declaration of Covenants, Conditions and Restrictions, as adopted pursuant to the applicable provisions of the Acquisition Agreement (the “Declaration”). This Lease is also subject to all outstanding easements and rights of way for location of any type of facility over, across, in, and upon the Navy Yard (including the Leased Premises) or any portion thereof granted by or reserved to the United States of America acting through the Department of Navy (“Government”) which now appear of record.

43.4	Compliance with Laws

(a) Tenant shall comply with all Applicable Laws with respect to Tenant’s use, occupation, or improvement of the Leased Premises. Tenant, at Tenant’s expense, shall secure and keep in force all permits, licenses, and approvals from all applicable local, state and federal authorities (including but not limited to the Department of Licenses and Inspections of the City of Philadelphia) required for Tenant’s use, occupation, or improvement of the Leased Premises. In addition, Tenant shall also comply with all recommendations of the Association of Fire Underwriters, Factory Mutual Insurance Companies, the Insurance Services Organization, or other similar body establishing standards for fire-insurance ratings with respect to the use, occupancy, or improvement of the Leased Premises by Tenant.

(b) Tenant agrees to pay upon demand, as Additional Rent under this Lease, any increase in the amount of insurance premium payable by Landlord for Landlord’s insurance related to the Navy Yard or the Building over and above the rate now in force that may be caused solely by the manner of Tenant’s use or occupancy of the Leased Premises, or by any negligent or intentional act or omission of Tenant, its agents, employees, contractors, or invitees.

(c) Landlord shall comply with all Applicable Laws with respect to Landlord’s ownership, occupation, maintenance, repair, replacement and improvement of the Common Areas.

ARTICLE 44

UTILITY DEPOSIT

44.1	Amount of Deposit

Tenant shall deposit with Landlord or Landlord’s agent certain utility deposit(s) as stated in the Agreement of Lease (collectively, the “Utility Deposit”) so long as the providers of electric and water to the Leased Premises require such deposits and designate Landlord or Landlord’s agent as the proper holder of the Utility Deposit. The terms and conditions governing the Utility Deposit are set forth in Article 13.

44.2	Use and Return Deposit

If Tenants fails to pay items of Additional Rent with respect to electrical and water services and such failure to pay constitutes an Event of Default by Tenant hereunder, Landlord, at Landlord’s option and consistent with the policies of any provider of electrical or water service requiring the Utility Deposit, may appropriate and apply the Utility Deposit, or so much thereof as may be necessary to pay any rent or other sums due hereunder for which Tenant has failed to pay or to reimburse Landlord, or any amounts which Landlord has expended as a result of Tenant’s failure to perform its obligations hereunder with respect to the payment of electrical and water services. Should the entire Utility Deposit, or any portion thereof, be appropriated and applied by Landlord, then Tenant upon the written demand of Landlord, shall provide to Landlord a sufficient amount in cash to restore the Utility Deposit to the original sum deposited, and Tenant’s failure to do so within ten (10) days after receipt of Landlord’s demand therefor shall constitute an Event of Default under the terms of this Lease. Upon Tenant’s full and faithful performance and compliance with all of the terms, covenants, and conditions of this Lease, upon the expiration of the Lease and Tenant’s surrender of the Leased Premises in compliance with the terms of the Lease, the Utility Deposit shall be returned to Tenant within thirty (30) days of such surrender.

44.3	Transfer of Deposit

Landlord may deliver Tenant’s Utility Deposit to any purchaser of the Leased Premises (so long as the relevant utility provider designates such purchaser as the proper holder of the Utility Deposit) and, upon such delivery, and notice by, Landlord to Tenant of the name and legal address of such purchaser, Landlord shall be discharged from any further liability with respect to the Utility Deposit.

ARTICLE 45

PARKING AND COMMON USE AREAS AND FACILITIES

45.1	Common Areas; Remaining Areas

(a) All areas, space, easements, facilities, equipment, and signs, to the extent made available by Landlord for the common and joint use and benefit of Landlord, Tenant and their respective employees, agents, concessionaires, licensees, customers and other invitees, are collectively referred to as “Common Areas.” Common Areas shall include, but shall not be limited to, the streets, sidewalks, parking areas, access roads, and drives, driveways, bridges, landscaped areas, truck serviceways, comfort and public washrooms, street lighting, and utility lines none of which is exclusively serving any tenant, including Tenant. For purposes of this Lease, the Common Areas shall include those sidewalks located on or appurtenant to the Leased Premises. All portions of the Navy Yard which are not part of the Common Areas or leased to tenants, reserved by the Government or sold by Landlord to any purchaser (exclusive of portions sold to Tenant) are hereinafter collectively called the “Remaining Areas.” Whenever any portion of the Remaining Areas is leased or sold, it shall cease to be part of the Remaining Areas on the commencement date under the applicable lease or the settlement date under any agreement of sale. Whenever any lease of a former portion of the Remaining Areas is terminated, the area within such Lease shall be added back to the Remaining Areas automatically and immediately upon such termination of the Lease. All Common Areas and Remaining Areas within the Navy Yard (other than the aforesaid sidewalks relating to the Leased Premises and the aforesaid exclusions relating to portions sold to Tenant) shall be under the exclusive control of Landlord. Landlord hereby expressly reserves the right, from time to time, subject to the foregoing,

(i) to construct, maintain and operate lighting, utility and other facilities, equipment and signs on all of the Common Areas or Remaining Areas,

(ii) to use and allow others to use the Common Areas or Remaining Areas for any purpose,

(iii) to change or reduce the size, area, level, location, and arrangement of the Common Areas or Remaining Areas,

(iv) to build multi-story and/or subterranean parking facilities on the Common Areas or Remaining Areas,

(v) to alter, reduce or add property to the Common Areas or Remaining Areas,

(vi) to regulate parking on the Common Areas or Remaining Areas by tenants and other occupants of the Navy Yard (including Tenant) and others entitled to use same and their respective employees, agents, tenants and licensees; subject, however, to any parking agreements which may be entered into by Landlord and Tenant and/or UO Inc.,

(vii) to close temporarily all or any portion of the Common Areas for the purpose of making repairs, changes, or alterations thereto or performing necessary maintenance in connection with any emergency, in connection with closing resulting from adverse weather conditions or for any other purpose whatsoever, whether such purpose is similar or dissimilar to the foregoing, provided that Tenant’s access and egress are not materially impaired or interfered with beyond what is reasonably necessary under the circumstances then in effect,

(viii) to prohibit or discourage parking by those not authorized to use the parking facilities located on the PAID Parcel, and

(ix) to establish, modify, and enforce in a uniform and non-discriminatory manner (to the extent not in conflict with the Acquisition Agreement) Rules with respect to the Common Areas and the use to be made thereof so long as such Rules are established in compliance with Section 5.2 hereof.

Landlord further reserves the right to dedicate to the public all or part of such streets, access roads, drives and utility lines located in the Common Areas or Remaining Areas (as well as that portion of the PAID Utility Facilities located under the Leased Premises, subject, however, to Landlord’s obligations with respect to PAID Utility Facilities as such obligations are more fully described and set forth in a certain Reciprocal Easement Agreement between Landlord as Tenant for Parcel 5E/F – Buildings 7, 12, 15, dated as of even date herewith, together with appropriate easements therefor, as Landlord, in its sole discretion, deems appropriate for the development of the Navy Yard.

(b) Landlord covenants and agrees to operate, manage and maintain the Common Areas and Remaining Areas in good order, condition and repair and in a safe, secure, well-lit and clean condition reasonably free from the accumulation of rubbish, debris, snow and ice, and to provide common services to the Leased Premises in the most cost-effective manner that is reasonable and consistent with the development and operation of the Navy Yard as a business center and at least equivalent to the standards at other first-class campuses located within the greater Philadelphia metropolitan area.

(c) In carrying out its rights and responsibilities as under this Article 7, Landlord shall commence and complete any necessary construction, maintenance, replacement and repair work in accordance with Applicable Law and undertake such work in a manner which does not unreasonably disrupt or interfere with the business activities of Tenant.

ARTICLE 46

TAXES

46.1	Taxes

(a) Beginning as of the Commencement Date, Tenant shall pay, as Additional Rent, all “Taxes” (defined in Section 8.1(b)) that may be levied, assessed or imposed by any lawful authority against the Leased Premises. Tenant shall pay Landlord’s estimate of the Taxes, in equal monthly installments, in advance, together with the monthly installment of Base Rent. Promptly after receipt of a bill for Taxes, Landlord shall submit an invoice to Tenant, and Tenant shall pay to Landlord, or Landlord shall credit to Tenant against the next payment for Taxes due from Tenant, as the case may be, the difference between the estimated payments and the actual amount of Taxes due as reflected by the bill for Taxes.

(b) “Taxes” shall include all real estate taxes, assessments, and other impositions and charges of every kind and nature whatsoever, nonrecurring as well as recurring, whether extraordinary or ordinary, foreseen or unforeseen, and all installments thereof levied, assessed, or imposed or due and payable or liens upon or arising in connection with the use, occupancy, or possession of, or ownership of any interest in the Leased Premises. Taxes shall also include Philadelphia use-and-occupancy taxes if, and to the extent, due and payable by Tenant.

(c) Landlord represents and warrants that the Leased Premises are located entirely within a Keystone Opportunity Improvement Zone (the “KOIZ”) established under the laws of the Commonwealth of Pennsylvania. Anything in this Lease to the contrary notwithstanding, to the extent Tenant qualifies for and complies with the requirements of the KOIZ at any time during the Term so that the Leased Premises and/or Tenant’s use, occupancy or enjoyment thereof vitiates any or all Taxes otherwise levied, assessed or imposed thereon, the

Tenant shall not be obligated to pay any or all such Taxes, or any amounts in lieu or in substitution thereof. Upon Landlord’s request, Tenant shall notify Landlord whether or not Tenant qualifies for and complies with the requirements of the KOIZ. If at any time during the Term, Tenant does not qualify for or comply with the requirements of the KOIZ, then Tenant shall pay Taxes as set forth in Section 8.1(a) hereof.

ARTICLE 47

OPERATING COSTS

47.1	Tenant’s Expense Share

(a) Tenant shall pay to Landlord Tenant’s Expense Share (as defined in the Agreement of Lease) of all Operating Costs of every kind and nature paid or incurred by Landlord in owning, operating and maintaining the Common Areas and the Remaining Areas.

(b) “Operating Costs” shall mean and include all costs and expenses incurred in a manner deemed by Landlord to be reasonable and appropriate and for the best interests of the Navy Yard in connection with the ownership, operation, management, supervision, cleaning, repair, maintenance, replacement, (including reasonable reserves) of the buildings and, Common Areas and Remaining Areas including, without limitation, snow removal, parking lot resurfacing and striping, street cleaning and repair, landscaping, providing security, lighting, providing commercial general liability, property damage, fire, and extended coverage, business interruption and such other insurance as Landlord deems appropriate, repair of casualty damage to the extent not covered by insurance, maintenance of vacant buildings in the Navy Yard, maintenance, repair, or replacement of any common utility system servicing the Navy Yard, compensation and benefits (including premiums for workmen’s compensation and other insurance paid to or on behalf of employees working at the Navy Yard), costs of independent contractors hired for the operation, maintenance, and repair of the buildings, the Common Areas, or Remaining Areas, personal property taxes on Landlord’s personal property used in the repair, maintenance, or operation of the buildings, Common Areas or Remaining Areas, supplies, fire protection and fire hydrant charges, water, sewer, trash removal and other utility charges not paid directly by tenants, including Tenant, license and permit fees, reasonable depreciation of equipment used in operating and maintaining the buildings, Common Areas or Remaining Areas and rent paid for leasing any such equipment (over a period not exceeding sixty (60) months), accounting fees, any other expense or charge which, in accordance with sound accounting and management principles, would be construed as an operating expense and certain capital expenditures described in subsection (c) below. Real property taxes shall, under no circumstances, be considered part of Operating Costs.

(c) If the Landlord makes a capital expenditure for an “Essential Capital Improvement,” during any Lease Year, the annual amortization of such expenditure (determined by dividing the amount of the expenditure by the useful life of the improvement, as determined by an accountant engaged by Landlord), plus any interest or financing charges thereon, shall be deemed part of Operating Costs for each year of such useful life. As used herein, an “Essential Capital Improvement” means any of the following:

(i) a labor-saving device, energy-saving device, or other installation, improvement, or replacement which is intended to reduce either Operating Costs, regardless of whether required by governmental mandate; or

(ii) an installation, improvement, alteration, reinforcement, or removal of architectural or communication barriers that are structural in nature (including but not limited to expenses for roof maintenance) made to the Building pursuant to any governmental requirement whether or not such governmental requirement existed on the date of execution of this Lease; or

(iii) an installation or improvement which directly enhances the safety of occupants of the Building or the Navy Yard generally, regardless of whether such item is required by governmental mandate; or

(iv) an installation, improvement, alteration, or removal affecting any building or improvement within the Navy Yard to comply with or correct a violation or potential violation of any requirement or any governmental authority.

(d) The following shall not be included in Operating Costs (and in no event shall be chargeable to Tenant):

(i) painting, redecorating or other work that Landlord performs for any other tenant or prospective tenant;

(ii) repairs required by a condemnation to the extent of condemnation proceeds;

(iii) repairs, improvements, electricity, special cleaning or overtime services solely to any tenant or leasable area;

(iv) depreciation;

(v) interest on and amortization of debt;

(vi) income, capital stock or franchise taxes and interest and penalties for late payment of taxes or of any insurance premium;

(vii) expenses incurred in negotiating or enforcing leases against tenants or in defense of Landlord’s title, including legal fees therefore;

(viii) leasing commissions to brokers;

(ix) expenses incurred by Landlord because of Landlord’s violation of any lease (including a ground or underlying lease), or mortgage to which this Lease is or shall be subordinate;

(x) media, advertising and promotional expenses;

(xi) costs incurred by Landlord because of Landlord’s violation of Applicable Laws; and

(xii) the purchase of art work, sculpture or similar purchases.

(e) Tenant shall have no obligation to commence paying to Landlord Tenant’s Expense Share until the date of issuance, by the appropriate governmental authority, of either a temporary or permanent certificate of occupancy (or its equivalent) with respect to the Building (the “Building Occupancy Date”) (such Building Occupancy Date upon which Tenant’s obligation to commence paying Tenant’s Expense Share arises, the “CAM Commencement Date”). Commencing on the first day of the first month that occurs after the CAM Commencement Date, Tenant’s Expense Share shall be paid in monthly installments, in advance, on the first day of each month together with monthly installments of Base Rent.

(f) For the one (1) year period following the CAM Commencement Date, Tenant’s Expense Share shall be One Dollar and Eighteen ($1.18) Cents per square foot (the “Initial Tenant’s Expense Share”). Tenant’s Expense Share shall be adjusted on each yearly anniversary of the CAM Commencement Date as follows:

(i) Each adjustment shall be made by determining the percentage increase of the then Current Price Index (as hereinafter defined) over the Base Price Index (as hereinafter defined).

(ii) The percentage thus determined shall be multiplied by the Initial Tenant’s Expense Share, and the product thus obtained (the “Increased Amount”) shall be added to the Initial Tenant’s Expense Share; the sum of the Initial Tenant’s Expense Share and the Increased Amount shall be the amount of Tenant’s Expense Share payable for the next ensuing year, until a subsequent adjustment shall be made.

(iii) For the purposes of this Agreement:

(1) “Base Price Index” shall mean the Price Index for the month prior to the month in which each such Building Occupancy Date occurs.

(2) “Current Price Index” shall mean the Price Index for the last full month prior to the effective date of the applicable adjustment of the Tenant’s Expense Share.

(3) “Price Index” shall mean the Consumer Price Index for All Urban Consumers (CPI-U) for the Philadelphia SMSA, or any successor index thereto. If the CPI-U ceases to be published and there is no successor thereto, such other non-partisan index or computation shall be used which would obtain a substantially similar result as if the CPI-U had not been discontinued.

47.2	Tenant’s Information Right

Landlord shall provide to Tenant not less than one (1) time in every calendar year, and in no event less than thirty (30) days prior to each anniversary of the CAM Commencement Date, a copy of Landlord’s budget with respect to Operating Costs. Such budget shall be submitted to Tenant for informational purposes only and to provide Tenant with an opportunity to make requests to Landlord with respect to the allocation of the Operating Costs budget, which requests may be accepted or rejected by Landlord in its sole discretion. All budgetary information received by Tenant pursuant to this Section shall be held confidential by Tenant.

ARTICLE 48

ALTERATIONS, SIGNS, REMOVAL, SURRENDER

48.1	Alterations by Tenant

(a) If Tenant makes or causes to be made to the interior or exterior of the Leased Premises any alterations, additions, or improvements or installs or causes to be installed in the Leased Premises any trade fixture, floor covering, interior, or exterior lighting, plumbing fixtures, or other fixtures or improvements after the completion of the initial Tenant’s Work, Tenant’s shall only be required to obtain Landlord’s approval with respect to additional Tenant’s Work of the type that would have required Landlord’s approval pursuant to Section 3.1 hereof. Tenant shall not be required to obtain Landlord’s approval with respect to any other alterations made to the Leased Premises. Tenant acknowledges that certain costs may be incurred by Tenant with regard to any required approval process including, but not limited to, any costs required to comply with the requirements of all applicable Historic Authorities.

(b) Without limiting the scope of the foregoing provisions of this Section 10.1, Tenant shall obtain (and deliver satisfactory evidence thereof to Landlord upon Landlord’s request), prior to commencing the Tenant’s Work, all necessary licenses and permits from (i) the Department of Licenses and Inspections of the City of Philadelphia and (ii) any other local, state and/or federal agencies or authorities from whom such licenses and/or permits are required by law.

(c) The Tenant’s Work shall comply with any and all rules and regulations established from time to time by the Pennsylvania Underwriter’s Association.

(d) Without limiting the scope of the foregoing provisions of this Section 10.1, the Tenant’s Work (i) shall comply with all Applicable Laws, (ii) shall be performed by qualified and reputable contractors and subcontractors (who shall carry worker’s compensation insurance, public liability insurance and property damage insurance in amounts, form and content and with companies reasonably satisfactory to Landlord), and (iii) shall be completed in a good and workmanlike manner in accordance with sound engineering and architectural practices and procedures.

(e) Tenant shall not construct or make any substantial alterations, additions, or improvements to or installations upon, and Tenant shall not otherwise modify or alter the Leased Premises, in any way that is in violation of applicable national and state historic preservation laws without the consent of all applicable Historic Authorities.

48.2	Signs, Canopies and Awnings; Lighting

(a) Permission is hereby given to Tenant, at Tenant’s sole cost and expense, to erect or install awnings, canopies and/or signs in the interior of the Building, as well as on the exterior of the Leased Premises and/or the Building, at Tenant’s discretion, provided that any signage, canopies and awnings on the exterior of the Leased Premises and/or the Building, (i) shall comply with Applicable Laws; (ii) shall not include any animated or flashing lighting, or any billboards or other advertising unrelated to the use of UO Inc. or any Affiliate and their various functions (it being understood that translucent backlit signs are discouraged) (the “Signage Criteria”); and (iii) shall comply with the requirements of all applicable Historic Authorities. Tenant shall be responsible for the erection and maintenance of such awnings, canopies and/or signs in accordance with all such Applicable Laws. Tenant agrees, at Tenant’s sole cost and expense, at the Termination Date of the Initial Term or an Extension Term, as the case may be, to remove such awnings, canopies and/or signs, if directed by Landlord to do so, and to repair any damage to the Leased Premises and/or the Building and/or the Property caused by the erection, maintenance or removal thereof. If Landlord does not so direct, Tenant may still remove any such signage or other devices which identify Tenant; provided that Tenant repairs any such damage caused by such removal, as aforesaid.

(b) Any exterior lighting which Tenant intends to install on the Building and/or the Leased Premises (“Exterior Lighting”) shall (i) comply with all Applicable Laws, (ii) be designed to minimize light pollution from the Building and/or the Leased Premises, and (iii) be shielded to avoid glare and hotspots as viewed from any public areas by pedestrians or drivers. Additionally, the following criteria are encouraged to be applied with respect to Exterior Lighting: (A) foot lighting along pedestrian routes, and (B) lighting of landscape features.

Exterior Lighting should compliment the Building’s architecture. Flashing or animated lighting is prohibited except where used in response to safety concerns. Wiring for Exterior Lighting shall be buried or otherwise concealed. Tenant shall obtain any required approvals of the Historic Authorities with respect to any Exterior Lighting. If any Exterior Lighting is intended to be installed on the roof of the Building, such lighting shall be subject to the prior approval of Landlord. Landlord acknowledges and agrees that any and all exterior lighting installed on the Building and/or the Leased Premises as of the date of this Lease are hereby approved by Landlord and otherwise satisfy the requirements of this Lease.

48.3	Removal and Restoration by Tenant

Anything in this Lease to the contrary notwithstanding, all Tenant’s Work and any trade fixtures, equipment, machinery, goods and effects whenever installed or placed in, on or about the Leased Premises by Tenant, whether attached to the Leased Premises or not, shall remain the personal property of Tenant and shall be removable by Tenant, at Tenant’s election, from time to time, and also upon the Termination Date of the Initial Term or the Extension Term, as the case may be; provided, however, that Tenant shall repair, or cause to be repaired, at Tenant’s sole cost and expense, any damage to the Leased Premises caused by the removal of said additions and improvements, personal property, trade fixtures, equipment, machinery, goods and effects, and, provided further, that any additions or improvements remaining on the Leased Premises upon the Termination Date shall become the personal property of the Landlord and there shall be no obligation of Tenant to remove said additions and/or improvements. Notwithstanding the foregoing, Tenant specifically acknowledges its obligation to restore removed areas of the second floor in accordance with Paragraph 4 of the Agreement of Lease, and to remove all of Tenant’s personal property, trade fixtures, equipment, machinery, goods and effects upon the Termination Date.

48.4	Surrender of Premises

Upon the expiration or other termination of the Lease, Tenant shall surrender the Leased Premises in the condition as upon delivery of possession under this Lease (or in such condition as was thereafter improved by Landlord or Tenant pursuant to the terms of this Lease), reasonable wear and tear, and damage by casualty and condemnation excepted. Tenant shall surrender all keys for the Leased Premises to Landlord at the place then fixed for the payment of rent and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Leased Premises. Tenant shall remove all its personal property, trade fixtures, equipment, machinery, goods and effects before surrendering the Leased Premises, and Tenant shall repair any damage to the Leased Premises caused by such removal. Tenant shall not remove the heating and air conditioning, plumbing, sprinkler, electrical, lighting systems, or equipment or any other fixtures serving the Building or the Leased Premises, whether installed by Landlord or Tenant, though Landlord acknowledges that Tenant may sever and cap off all utility lines and systems serving the Building or the Leased Premises which are part of a common plant or system maintained by Tenant to serve the Leased Premises together with other buildings within the Navy Yard occupied by Tenant.

48.5	Survival

Tenant’s obligations under this Article X shall survive the expiration or termination of this Lease.

ARTICLE 49

MAINTENANCE OF LEASED PREMISES

49.1	Maintenance by Tenant

(a) Tenant shall keep and maintain the entire Leased Premises in good order, condition, and repair and free of trash and shall comply with Applicable Laws with respect to the manner of its use, occupancy and enjoyment of the Leased Premises. Tenant shall, at its sole cost and expense, maintain, repair, and replace all fixtures, equipment, improvements and systems in the Leased Premises (which shall include the roof, downspouts and gutters of the Building). Tenant shall be responsible for the repair and maintenance of any HVAC system located on the Leased Premises. Tenant shall be responsible for all operation and maintenance costs associated with its occupancy of the Leased Premises. Notwithstanding anything to the contrary contained in this Lease, it is specifically understood and agreed that Tenant shall be responsible, at Tenant’s sole cost and expense, for trash removal from the Leased Premises, and for the maintenance, repair and replacement (including, but not limited to, lighting, snow removal and striping) of the parking lot located on the Leased Premises.

(b) If Tenant refuses or neglects to repair property as required under the terms of this Lease and to the reasonable satisfaction of Landlord, as soon as reasonably possible after Landlord’s written demand (except that Landlord may make emergency repairs without written demand), and such refusal or failure to make repairs would constitute an Event of Default hereunder, Landlord may make such repairs without liability to Tenant for any loss or damage that may occur to Tenant’s fixtures or other property or to Tenant’s business by reason of Landlord’s repairs, and Tenant shall pay, as Additional Rent, all Landlord’s expenses for making repairs plus an administrative fee calculated as ten percent (10%) of all such expenses.

49.2	“As-Is”

(a) Tenant hereby accepts the Leased Premises “As-Is.” As such, Tenant accepts the Leased Premises in their present condition (including but not limited to HVAC, mechanical, electrical, and telephone systems) without any representation or warranty of Landlord as to the condition of the Leased Premises or as to the use which may be made thereof. Tenant acknowledges that Landlord makes no representation or warranty, express or implied, with respect to the Leased Premises, except as otherwise expressly provided in this Lease.

(b) The provisions of this Section 11.2 have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to the Lease or the Leased Premises, except as specifically set forth elsewhere in this Lease and in the Acquisition Agreement.

ARTICLE 50

INSURANCE, INDEMNITY, AND LIMITATIONS OF LIABILITY

50.1	General Liability, All Risk and Worker’s Compensation Insurance

Tenant, at its sole cost and expense, shall obtain, maintain, and keep in full force and effect the following insurance coverage during the Term of this Lease:

(a) Commercial general liability insurance insuring against any claims for personal bodily injury, death, property damage occurring on, in or about the Leased Premises and any improvements thereon and the public portions of the Navy Yard, with a combined single limit for each occurrence of not less than $1,000,000 and $2,000,000 general aggregate per location. If Tenant obtains a blanket policy, the general aggregate limits thereunder must apply separately to the Leased Premises and Tenant’s use thereof. Such liability insurance shall contain a broad-form endorsement and include, without limitation, coverage for premises and operations, collapse, explosion and underground hazard, products/completed operations, blanket contractual liability insurance specifically covering, but not limited to, the contractual and indemnification obligations given and assumed by the Tenant pursuant to this Lease, broad-form property damage, personal injury (employee exclusion deleted) independent contractors, owners’ and contractors’ protective liability coverage, employees as additional insureds, and cross-liability coverage.

(b) Comprehensive automobile liability coverage insuring against liability arising from the maintenance and use of all owned, non-owned, hired, Leased, rented trucks, automobiles and other vehicles arising from bodily injury, deaths or property damage, with a combined single limit for each occurrence of not less than $1,000,000.

(c) Workers’ compensation insurance as required by law and employer’s liability insurance covering persons employed in connection with any work done in, on or about the Leased Premises. The workers compensation policy must evidence a minimum of $100,000/$500,000/$100,000 in Employer Liability Limits for “Each Accident”/ “Disease - Policy Limit”/ “Disease - Each Employee” respectively.

(d) Property insurance on the Building and any other improvements now or hereafter located on the Leased Premises on a non-contributory, “All Risk” basis including but not limited to fire, sprinkler leakage, flood, earthquake, vandalism, and malicious mischief, of sufficient amounts to allow full replacement of the Leased Premises, with full replacement cost, agreed amount, increased cost of construction and demolition endorsements and including rental value coverage for the full annual rental value of the Leased Premises (in no event to be less than the Base Rent, Additional Rent, and all other charges payable by Tenant hereunder for a period of one (1) year). In the event the Building or improvements shall be damaged or destroyed, such insurance shall contain provisions assigning to Landlord so much of the proceeds of such rental value insurance as shall equal the Base Rent, Additional Rent and all other charges required to be paid by Tenant in accordance with this Lease for one (1) year, such amount to be held by Landlord as security (and from time to time so applied) for the payment of the foregoing amounts, until the restoration of the buildings and improvements.

(e) Separate non-contributory “all risk” property damage insurance, including sprinkler leakage, on the contents, the fixtures, machinery, equipment, inventory, improvements and betterments, and the property of others in Tenant’s care, custody, and control located on the Leased Premises. The amount of insurance must cover the full replacement cost of said contents, improvements, and betterments.

(f) If the Leased Premises are located in a zone identified by the Federal Emergency Management Agency as a flood hazard area, flood insurance shall be maintained in an amount not less than the maximum available under the National Flood Insurance Program, and at Landlord’s request, flood insurance coverage, in excess of the maximum amount available under such program, in an amount as reasonably determined by Landlord.

(g) During any construction or renovation on the Leased Premises, Tenant shall maintain, or cause to be maintained, Builder’s Risk Insurance (including collapse) on the Building and proposed improvements, for the full replacement value of the completed and renovated building covering the interest of Landlord and Tenant, and their respective contractors and subcontractors in all work incorporated into any improvement and all materials to be incorporated therein. The Builders Risk Insurance is to include general liability coverage, or its equivalent, for all operations, including contractors and subcontractors operations, with a combined single limit of not less than $1,000,000 per occurrence.

(h) Umbrella liability insurance providing coverage in excess of the underlying commercial general liability, automobile liability, employers liability and other insurance policies previously described. The umbrella policy is to provide minimum limits of $5,000,000 per occurrence and aggregate limits of $5,000,000. If Tenant’s umbrella policy provides excess liability protection for Tenant’s operations at the Leased Premises as well as other locations, the Umbrella policy’s aggregate limit shall be provided on a “per location” basis.

(i) Insurance covering the full replacement cost of any plate glass on the Leased Premises.

(j) Such other types of insurance in such amounts as Landlord shall reasonably require so long as such other types of insurance required by Landlord are commercially reasonable with respect to scope of coverage, and are available at commercially reasonable rates.

All policies of insurance required hereunder shall be written in form and substance reasonably satisfactory to Landlord by an insurance company that has a rating of “A-” or better that is licensed and authorized to do business in the Commonwealth of Pennsylvania, and that is reasonably satisfactory to Landlord.

50.2	Insurance Policy Requirements

With respect to the insurance listed in Section 12.1(a), Landlord, PIDC, and Landlord’s agent shall all be named as additional insureds. Additionally, Landlord shall be named as a loss payee with respect to the insurance listed in Section 12.1(a). Such insurance shall provide that the insurance provided in each policy shall not limit or void the coverage of any one named insured with respect to claims made against the same named insured by any other named insured or by the directors, officers, employees, agents, boards, or commissions of such other named insured. With respect to all of the coverages listed in Section 12.1, all of the foregoing policies shall be considered primary to any other coverages that might be in place, and shall be provided on an “occurrence” basis. Each policy provided under Section 12.1 shall provide that the coverage may not be canceled, permitted to expire, or materially changed without at least ten (10) days prior written notice to Landlord and PIDC.

50.3	Certificate of Insurance

Prior to the Commencement Date hereof, Tenant shall deliver to Landlord certificates of insurance in customary form (Accord 27) for such policy, together with evidence of payment, and Tenant shall deliver policies thereof to Landlord as soon as possible thereafter but in no event later than sixty (60) days thereafter. At least thirty (30) days prior to the expiration of any policy, Tenant shall deliver to Landlord a certificate for such policy’s renewal. Tenant shall deliver policies thereof to Landlord as soon as possible thereafter but in no event later than sixty (60) days thereafter.

50.4	Waiver of Subrogation

Each of the parties hereto hereby releases the other to the extent of the insurance proceeds collected by each party, if any, from any and all liability for any loss or damage which may be inflicted even if such loss or damage shall be brought about by the fault or gross negligence of the other party, its agent or employees, but this release shall be effective only with respect to loss or damage occurring during such time as the appropriate policy of insurance shall contain a clause to the effect that this release shall not affect said policy or the right of the insured to recover thereunder. Tenant shall cause such a clause to be included in its insurance policies. Tenant acknowledges that Landlord may currently carry no insurance policies with respect to the Leased Premises and have no obligation to carry such insurance in the future.

50.5	Indemnification of Landlord; Tenant

(a) Tenant shall indemnify, defend, and hold Landlord and PIDC and their officers, directors, agents and property managers harmless from and against any and all claims, actions, damages, liability, and expenses (including without limitation reasonable attorney’s fees and court costs) in connection with loss of life, personal injury, or damage to property arising from or out of any occurrence in, upon or at the Leased Premises, any work or act or omission, done in, on, or about the Leased Premises at the direction of Tenant, its agents, contractors, subcontractors, agents, employees, servants, licensees, or invitees, or in connection with the occupancy or use by Tenant of the Leased Premises or any part thereof, or arising from or out of any gross negligence or willful misconduct or fraud of Tenant, its contractors, agents, employees, servants, licensees, invitees, or concessionaires, or any failure of Tenant to perform or comply with the covenants, terms, conditions, agreements, and limitations contained in this Lease (including but not limited to obligations regarding utilities). In case Landlord and/or PIDC shall be made a party to any litigation in connection with this Lease commenced by or against Tenant, then Tenant shall indemnify, defend, and hold Landlord and PIDC harmless and shall pay all costs, expenses, and attorney’s fees incurred or paid by Landlord and PIDC in connection with such litigation, except for a successful action commenced by Tenant against Landlord. This indemnification shall not extend to claims arising out of the willful misconduct, gross negligence or fraud of PAID or PIDC.

(b) Landlord shall indemnify and hold Tenant and UO Inc. and their officers, directors and agents harmless from and against any and all claims, actions, damages, liability, and expenses (including without limitation reasonable attorney’s fees and court costs) in connection with loss of life, personal injury, or damage to property arising from or out of any occurrence in, upon or at the Common Areas and the Remaining Areas, any work or act or omission, done in, on, or about the Common Areas and the Remaining Areas at the direction of Landlord, its agents, contractors, subcontractors, agents, employees, servants, licensees, or invitees, or arising from or out of any gross negligence, willful misconduct or fraud of Landlord, its contractors, agents, employees, servants, licensees, invitees, or concessionaires, or any failure of Landlord to perform or comply with the covenants, terms, conditions, agreements, and limitations contained in this Lease (including but not limited to obligations regarding utilities). In case Tenant shall be made a party to any litigation in connection with this Lease commenced by or against Landlord, then Landlord shall indemnify and hold Tenant harmless and shall pay all costs, expenses, and attorney’s fees incurred or paid by Tenant in connection with such litigation, except for a successful action commenced by Landlord against Tenant. This indemnification shall not extend to claims arising out of the willful misconduct, gross negligence or fraud of Tenant or UO Inc. If Landlord’s indemnification obligations under this Section are reduced to a sum certain, Tenant’s sole remedy against Landlord shall be its right to set-off such sum certain in the manner set forth in Section 20.4 hereto.

50.6	Minimum Insurance Requirements

Both parties agree that the insurance requirements outlined herein are minimum requirements. Landlord strongly recommends to Tenant that it insure all aspects of potential loss (including but not limited to personal injuries) to Tenant’s interests (including but not limited to Tenant’s property). Both parties hereby agree to release, defend, and hold harmless PIDC and each other (and PIDC’s and each other’s officers, directors, employees, agents, shareholders, partners, members, Tenants, and affiliates) for any loss or damage that would have been covered by the insurance that Landlord recommends in this Section 12.6, even if such loss or damage resulted in whole or in part from the fault or malfeasance of the released party. Tenant shall cause a waiver of subrogation to be included in any property-insurance policies purchased pursuant to this Section 12.6.

ARTICLE 51

UTILITIES

51.1	Provision of Utility Services

(a) Landlord shall, at Landlord’s sole cost and expense, install or shall cause to be installed the following utility services potable water (and fire suppression), electricity, storm water management and sanitary sewer (collectively, the “Utility Services”), in commercially reasonable capacities for Urban’s Use (as defined in the Acquisition Agreement) in accordance with the Acquisition Agreement.

(b) Landlord shall, at Landlord’s sole cost and expense, be responsible for maintenance and repair (or replacement, as determined by Landlord in its sole discretion) of the PAID Utility Facilities required to deliver the Utility Services up to the Utility Demarcation Point for each Utility Service. The “Utility Demarcation Point” shall be: (i) with respect to electricity, at the primary side of the transformer at Building 543 (Parcel 5H on the Urban Subdivision Plan) and at the primary side of the transformer located north of Buildings 7, 12 and 15 or at the primary side of an individual transformer serving the Leased Premises; (ii) with respect to water, at the water main; and (iii) with respect to sanitary sewer, at the sewer main. Landlord, at Landlord’s sole cost and expense, shall repair (or replace, as determined by Landlord in its sole discretion) a Utility Service in order for Landlord to provide the Utility Services to the Utility Demarcation Point as aforesaid.

(c) Landlord, at Landlord’s sole cost and expense, shall provide the Utility Services in commercially reasonable capacities for Urban’s Use (as defined in the Acquisition Agreement). Landlord shall provide the Utility Services in accordance with the Utility Services Standards set forth on Exhibit D attached hereto (the “Utility Service Standards”). Landlord has entered into a contract with Cinergy Solutions of Philadelphia, LLC for the operation, maintenance and replacement, on behalf of Landlord, of the electrical Utility Facilities and for billing and metering for Utility Services. Landlord has entered into a contract with the City of Philadelphia Water Department for the operation, maintenance and replacement, on behalf of Landlord, of the potable water and sanitary sewer Utility Facilities. Landlord reserves the right to terminate the foregoing contracts in its sole discretion and replace the contractors with other qualified contractors. Landlord also reserves the right to sell, lease, encumber or otherwise convey the Utility Facilities to a third party provided that such conveyance shall not diminish the rights of, or increase the financial or operating burden on, Tenant under this Agreement with respect to Utility Services; provided, however, Landlord will have no control over the rates or charges imposed by the then-owner of the Utility Facilities. Prices charged for Utility Services shall be competitive with those charged by utility companies providing similar utility services to other first-class campuses in the greater Philadelphia geographic area.

(d) Tenant, at Tenant’s sole cost and expense, shall be responsible for maintenance, repair and replacement of any Landowner Utility Facilities. Tenant shall be responsible for the cost of installation of any meters required for the measurement of Utility Services. The type of meter must be approved by Landlord or its utility operator. Meters must be installed prior to occupancy of the Leased Premises. If occupancy occurs prior to installation of proper meters, Landlord reserves the right to issue bills based on estimated consumption.

(e) Tenant, for itself, its tenants, subtenants, successors and assigns hereby waives any rights it may have under the Electricity Generation Customer Choice and Competition Act 28 Pa. Cons. Stat. § § 2801 et seq. to purchase electricity from any other supplier.

(f) Tenant shall be solely responsible for arranging telecommunications and teledata services to the Leased Premises; subject, however, to Landlord’s obligation to provide suitable easements therefor.

51.2	Payments for Utility Services

(a) Tenant shall pay when due all charges for Utility Services delivered to the Utility Demarcation Point for each Utility. Landlord, or Landlord’s agent, shall render statements on a monthly basis for all Utility Services consumed at the Leased Premises. The invoice shall be based upon metered consumption. Payment shall be due not later than thirty (30) days after Tenant’s receipt of the statement. All late payments shall be subject to a late fee as charged by Cinergy Solutions of Philadelphia LLC or the Philadelphia Water Department, or any subsequent provider of such services. The late payment charge may be adjusted (if such adjustment is established by the foregoing providers) upon thirty (30) days notice to Tenant provided that it is commercially reasonable and uniformly applied.

(b) Tenant shall deposit with Landlord or Landlord’s agent a security deposit equal to the actual amount that the providers of electrical and water Utility Services for the Leased Premises require to be deposited by Tenant for such Utility Services, which deposit may be adjusted by such providers from time to time to reflect Tenant’s actual consumption of such services or the policy of such providers of such Utility Services. The Utility Deposit shall be retained by Landlord to secure the obligation of Tenant to pay for Utility Services. The Utility Deposit may be commingled with other funds and shall not bear interest. Landlord, or Landlord’s agent, may draw down on the Utility Deposit after delivering written notice to Tenant that a payment for Utility Services has not been made when due with respect to the Leased Premises, and Tenant has not made payment within ten (10) days of such notice. Tenant shall promptly replenish the Utility Deposit to the amount required by Landlord (so long as Landlord is acting consistently with the policies governing utility deposits of the relevant utility providers) if it is used to cover a delinquent account. If Tenant fails to replenish the Utility Deposit and pay all amounts due within thirty (30) days after written notice from Landlord or Landlord’s agent to Tenant, Landlord may terminate Utility Services to the Leased Premises with respect to which payment has not been made upon written notice to Tenant. Tenant shall be responsible for all costs and expenses incurred by Landlord and Landlord’s agents or contractors in connection with the termination or restoration of Utility Services resulting from Tenant’s failure to comply with this Section. In the event Landlord is no longer providing Utility Services, then any Utility Deposit being held by Landlord on account of such Utility Services (which, as an initial matter, shall only be required to the extent that a third party utility provider contracted by Landlord requires such deposits) shall be returned to Tenant within thirty (30) days following Landlord’s discontinuation of such Utility Services, unless such Utility Deposit is credited to the new provider.

51.3	Interruption of Utility Services

(a) Landlord shall use its best efforts to provide or cause to be provided, Utility Services, on a continuous basis, subject to and in accordance with the Utility Service Standards. Landlord can not guarantee that Utility Services will be provided without interruption. In the event of an interruption of Utility Services due to a fault or breakdown of Utility Facilities owned by Landlord, Landlord shall use its best efforts to (i) respond within one (1) hour of receipt of notice of the interruption and (ii) commence, or cause its contractors to commence, the repair of any such fault or breakdown within four (4) hours of receipt of notice of such interruption of service and shall diligently perform the repair of any such fault or breakdown.

(b) Landlord shall not be liable to Tenant, and Tenant hereby releases Landlord from liability for any personal injury (including death) or damage to or loss of personal property due to any interruption of Utility Services, except damage or loss which results solely from the gross negligence or willful misconduct of Landlord. In no event will Landlord be liable to Tenant for special, consequential, indirect, or punitive damages or lost profits relating to an interruption of Utility Services. This release shall extend to any tenant, Tenant, contractor, assignee, successor or assign of Tenant.

ARTICLE 52

ESTOPPEL CERTIFICATE, ATTORNMENT, SUBORDINATION

52.1	Estoppel Certificate

Landlord and Tenant agree within twenty (20) days after receipt of request therefor to execute and deliver to the other or to any proposed or existing mortgagee, ground lessor, or purchaser of the Leased Premises, an estoppel statement in form reasonably satisfactory to Landlord, Tenant and such mortgagee, ground lessor or purchaser of the Leased Premises (i) certifying that this Lease is in full force and effect without modification or amendment (or, if there have been any modifications and amendments, the nature thereof), (ii) certifying that the Lease contains an option to purchase (or that the Leased Premises is otherwise subject to an option to purchase), (iii) certifying the dates to which annual Base Rent and Additional Rent have been paid, and (iv) either certifying that no default exists under this Lease or specifying each such default, it being the intention and agreement of Landlord and Tenant that if the party from whom such estoppel statement is being requested shall fail to respond within the aforesaid twenty (20) day period, such party shall be deemed to have given such statement as above provided, that this Lease is in full force and effect, that no default in the other party’s performance remains uncured and that not more than one (1) month’s Base Rent has been paid in advance.

52.2	Subordination

This Lease shall not become subject or subordinate to any lease, right, claim, mortgage or deed of trust hereafter placed against or affecting the Leased Premises or any portion or portions thereof unless and until the holder of any right or claim or the mortgagee under any mortgage or the lessor under any lease, as the case may be (hereafter the “holder”) shall have executed, acknowledged and delivered to Tenant a recordable, written instrument in form and content reasonably acceptable to Tenant and holder (the “Non-Disturbance Agreement”) pursuant to which any such holder on behalf of itself and its respective heirs, personal representatives, successors and assigns (including any purchaser under foreclosure proceedings or grantee under a deed in lieu of foreclosure (the “Purchaser”)) shall recognize Tenant’s interest in this Lease and permit Tenant to remain in quiet possession of the Leased Premises (together with Tenant’s non-exclusive right in and to the Common Areas) for the balance of the Initial Term and any Extension Term so long as Tenant shall pay the Base Rent as reserved hereunder and otherwise keep, observe and perform all of its obligations under this Lease. The Non-Disturbance Agreement shall provide for such notices which shall be agreed upon by Tenant and holder with respect to defaults and breaches under this Lease or any mortgage. Landlord represents, warrants and covenants that there are no holders of any existing leases, rights, claims, mortgages or deeds of trust against or affecting the Leased Premises.

If any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage (or other instrument) made by Landlord covering the Leased Premises, Tenant shall, at the request of Purchaser, attorn to Purchaser upon any such foreclosure or sale and recognize such Purchaser as the Landlord under this Lease, subject to Tenant’s receipt of a Non-Disturbance Agreement as provided above.

52.3	Landlord’s Right to Sell, Assign, or Mortgage

Landlord may modify, sell, assign, lease, subdivide, or sever the ownership of or title to the various sections of the Navy Yard and place separate mortgages on various sections of the Navy Yard. In such event, Tenant and Landlord shall execute such instruments reasonably required by Landlord and its purchaser, ground lessor or mortgagee to effectuate the provisions of this Article 14; subject, however, to Tenant’s specific rights under Section 14.2 hereof.

ARTICLE 53

ASSIGNMENT AND SUBLETTING

53.1	Consent Required

(a) Subject to Section 15.1(b) below, Tenant shall be permitted to assign this Lease or sublet any portion of the Leased Premises during the Initial Term and any Extension Term; provided, however, that: (i) Tenant notifies Landlord of its intention to assign or sublet (the “Transfer Notice”); (ii) the assignment or subletting is by written agreement and a copy thereof is provided by Tenant to Landlord; and (iii) any assignment or subletting shall not release Tenant from any of the terms, covenants, conditions or provisions of this Lease. Landlord specifically acknowledges that Tenant may either assign this Lease or sublet any portion(s) of the Leased Premises during the Initial Lease Term and any Extension Term to any corporation or entity which is an Affiliate of Tenant or UO Inc. (the “Affiliate Assignment Right”). Landlord acknowledges that the stock of UO Inc. is publicly traded as of the date of this Lease, and that any sale, assignment or other transfer of the stock of UO Inc. by a shareholder(s) shall not be deemed an assignment of this Lease by operation of law or otherwise.

(b) Tenant specifically acknowledges that, except for the Affiliate Assignment Right, Tenant shall not sublet or assign any portion of the Leased Premises without first obtaining Landlord’s consent, such consent to not be unreasonably withheld, conditioned or delayed. In the event Landlord does not consent to a non-Affiliate sublet or assignment, Landlord shall have the right to recapture that portion of the Lease Premises Tenant proposed to assign or sublet subject to the provisions of Section 15.1(c) hereto (the “Assignment Recapture Right”). If Landlord does consent to a proposed assignment of sublet and fails to exercise the Assignment Recapture Right in accordance with the terms and provisions of this Lease, Tenant shall be free to assign or sublet the Leased Premises to the proposed assignee or subtenant in Tenant’s sole discretion.

(c) If Tenant proposes to assign this Lease or sublet any portion of the Leased Premises to a person or entity that is not an Affiliate of Tenant or UO Inc., then Landlord shall have twenty (20) days from the date it receives a Transfer Notice to notify Tenant whether (i) Landlord approves of such non-Affiliate assignment or sublet, or (ii) Landlord elects to exercise the Assignment Recapture Right (the “Landlord Recapture Notice”). If Landlord elects to exercise the Assignment Recapture Right, then Tenant shall have twenty (20) days from the date it receives the Landlord Recapture Notice to rescind the proposed assignment or sublet to a non-Affiliate (the “Rescission Period”) by notice to Landlord. If Tenant elects to rescind such proposed assignment or sublet, the Assignment Recapture Right with respect to such proposed transfer shall be of no further force and effect as to such proposed assignment or sublet. If Tenant does not rescind such proposed assignment or sublet during the Rescission Period, Tenant shall have six (6) months to vacate the Leased Premises from the date Tenant received the Landlord Recapture Notice. If Tenant proposes to assign this Lease or sublet any portion of the Leased Premises to a person or entity that is not an Affiliate of Tenant or of UO Inc., Tenant may only propose an assignment with respect to the entire Leased Premises and a sublet with respect to an entire floor of the Building. In the event of a sublet that occurs upon such a floor by floor basis, Landlord and Tenant shall work in good faith, both acting as expeditiously as possible, to address matters pertaining to Common Areas, Tenant’s Expense Share, Utility Services and other similar issues.

ARTICLE 54

INTENTIONALLY OMITTED

ARTICLE 55

DESTRUCTION OF LEASED PREMISES

55.1	Total or Partial Destruction

So long as Tenant maintains in effect and pays for the rental value coverage required by Section 12.1(d) hereunder, damage or destruction of all or any portion of the Leased Premises, or other improvements now or during the Term of the Lease by fire, the elements, or any other cause whatsoever, shall cause an equitable abatement of Rent from the date of such casualty until the date the Leased Premises are restored, but shall not entitle Tenant to terminate this Lease, surrender the Leased Premises or in any other way affect the respective obligations of Landlord and Tenant hereunder, except to the extent specifically set forth as follows in this Article 17. Tenant shall give Landlord prompt written notice of any such damage or destruction.

55.2	Restoration

(a) Tenant shall, at its own expense, promptly repair any damage and restore the Leased Premises to at least as good condition as they were in immediately prior to the damage, meeting all Applicable Laws (including but not limited to building codes) and the applicable requirements of applicable Historic Authorities. In the event that the Leased Premises is damaged, Landlord shall have only those same approval rights with respect to such restoration as are set forth in Section 3.1 of the this Lease (it being understood, however, that any restoration need not be consistent with the Master Plan so long as Tenant complies with the requirements of applicable Historic Authorities). In the event that proceeds of insurance maintained by Tenant as provided by this Lease are less than the total cost of such repair and restoration, Tenant shall pay such deficit. Any insurance proceeds in excess of amounts required to reimburse Tenant’s expenditures for such repair and restoration shall be the property of Tenant, and may be retained by Tenant promptly after final completion of the reconstruction.

(b) The work shall be performed by a reputable general contractor selected by Tenant and approved in writing by Landlord (such approval to not be unreasonably withheld, conditioned or delayed). All contracts for the purchase of materials and the performance of such restoration work shall be made in Tenant’s name, and Tenant shall pay all costs and expenses of the work when they become due. Landlord shall have the right to inspect such restoration as the work progresses, but any such inspection shall not be construed as a waiver of any misstatement or omission in any of the aforesaid architect’s statements.

(c) Tenant shall notify Landlord in writing of any casualty affecting the Leased Premises within five (5) days after its occurrence. In the event of a casualty in which fifty percent (50%) or more of the Leased Premises is damaged or destroyed, Tenant shall have the option by written notice to Landlord provided within sixty (60) days of such casualty, to terminate this Lease. In the event Tenant elects such termination right, Tenant shall cause the insurance proceeds (with respect to damage to the Building) to be paid over to Landlord.

ARTICLE 56

EMINENT DOMAIN

In the event this Lease shall cease and terminate based upon the exercise of eminent domain notwithstanding the respective rights of Landlord and Tenant as a result thereof, Rent shall be adjusted to the date that possession of the Leased Premises is required to be delivered to the condemning authority.

ARTICLE 57

ENVIRONMENTAL PROTECTION PROVISIONS

57.1	Tenant Compliance

Tenant and its contractors hereby assume all responsibility for compliance with all applicable Federal, interstate, state, and local laws, regulations, and standards, guidelines, orders and directives related to (a) the health, safety and the environment and (b) protection of the environment (collectively, “Environmental Laws”) as a result of any action taken by the Tenant or its contractors involving the Leased Premises. In addition, Tenant and its contractors shall not discharge or permit to be discharged any contaminant into the storm sewer system without the prior written approval of Landlord and the Philadelphia Water Department.

57.2	Permits, Certificates, & Licenses

Tenant shall be solely responsible for obtaining at its cost and expense any environmental permits, certificates, licenses, and other approvals or authorizations which may be required for its use, occupancy or operations of the Leased Premises or related to this Lease.

57.3	Tenant Indemnification

Tenant shall indemnify, defend and hold harmless the Landlord and PIDC from any and all causes of action, claims, suits, proceedings, orders, notices, liabilities and costs (collectively, “Claims”), in connection with any discharges, emissions, spills, storage, and/or disposal of “Hazardous or Toxic Substances” as defined in Section 19.5 below occurring in connection with Tenant’s use or occupancy of the Leased Premises or any portion thereof, or the use or occupancy of any subtenant or assignee of Tenant whether or not caused directly or indirectly by Tenant. This Section 19.3 shall survive the expiration or termination of this Lease, and the Tenant’s obligations under this provision shall apply the Landlord or PIDC suffers a Claim directly or indirectly related to Tenant’s obligations under this Article 19.

57.4	Inspection for Compliance

Landlord and its employees, agents, and representatives, each have the right (but not the obligation), upon reasonable notice, to inspect the Leased Premises for compliance with any Environmental Laws.

57.5	Tenant’s Use of Environmentally Sensitive Materials or Substances

For purposes of this Lease “Hazardous or Toxic Substances” means toxic substances, hazardous substances, hazardous materials, hazardous wastes, oil or petroleum products and byproducts, asbestos containing materials, PCBs, radioactive or explosive materials, pollutants, or contaminants, as such terms are defined in or regulated under any Environmental Law, together with other substances for which any governmental authority requires special handling in its collection, transportation, storage, treatment or disposal. If Hazardous or Toxic Substances are utilized at the Leased Premises, Tenant shall take the following action:

(a) If required by any Applicable Law, Tenant shall apply for, obtain and maintain a Resource Conservation and Recovery Act (“RCRA”) generator identification number and permit, and any permits required by any other applicable law.

(b) Tenant shall make suitable contractual arrangements for the disposal of Hazardous or Toxic Substances with qualified waste management contractors. Tenant shall not, under any circumstances, allow any hazardous waste to remain on or about the Leased Premises for more than ninety (90) days. Any violation of this requirement shall be deemed an Event of Default. Tenant must provide, at its own cost and expense, hazardous waste storage facilities, complying with all applicable laws and regulations related to the environment, as it needs for temporary (less than ninety (90) days) storage. Government accumulation points for hazardous and other wastes may not be used by the Tenant. Tenant shall not permit and shall prohibit the commingling of any hazardous wastes with any hazardous waste of the Government or any other party.

57.6	Tenant’s Plan for Response to Hazardous Waste, Fuel and Other Chemical Spills

If required by Applicable Law, the Tenant shall have a completed and approved plan for responding to hazardous waste, fuel, chemical, and other spills or threatened releases of Hazardous or Toxic Substances. Such plans shall not rely on use of the Navy Yard, the Philadelphia Naval Shipyard, Naval Station Philadelphia, or their host successors base personnel or equipment. Upon receipt of Landlord’s request, Tenant shall provide a copy of the approved plan to Landlord. Nothing in this Lease shall be deemed or construed as obligating the Government or the Landlord to provide services, supplies, personnel or equipment to Tenant, the Leased Premises or any part of the Navy Yard.

57.7	Pollution Caused by Tenant

Any air, land, or water pollution (surface or subsurface) that emanates in connection with the Tenant’s use, occupancy, lease, or assignment of the Leased Premises shall be the responsibility of the Tenant for reporting, containment, study, removal, and cleanup as required by any Applicable Law. Any resulting personal injury or damage from such pollution to public or private property shall be the sole responsibility (pecuniary and otherwise) of Tenant; provided, however, that nothing in this Lease shall shift responsibility from Landlord to Tenant for any pollution emanating from, caused by or carried through any utility system, lines or equipment owned and to be maintained, repaired and replaced by Landlord pursuant to this Lease or any other document or instrument.

57.8	Government’s Right of Entry

Tenant shall cooperate with, and shall provide to the Government, the U.S. Environmental Protection Agency (“EPA”), and the Pennsylvania Department of Environmental Protection (“PADEP”), and their officers, agents, employees, contractors, and subcontractors, the right to enter upon the Leased Premises for such purposes consistent with any provision of any future “Federal Facility Agreement” (“FFA”) that may be required with respect to the Leased Premises.

57.9 Tenant Compliance with Health or Safety Plans

Tenant agrees to comply with the provisions of any health or safety plan in effect under the IRP and any future required FFA during the course of any of the above described response in remedial actions.

Any inspection, survey, investigation, or other response or remedial action will, to the extent practicable, be coordinated with representatives designated by Tenant. Tenant shall have no claim on account of such entries against the Landlord or any of its officers, agents, employees, contractors, or subcontractors.

57.10 Tenant’s Subsurface Excavation, Digging or Drilling

The Tenant shall not conduct or permit any party to conduct any subsurface excavation, digging, drilling, or other disturbance of the surface of the Leased Premises without the prior written approval of the Landlord.

ARTICLE 58

DEFAULTS OF THE TENANT AND THE LANDLORD

58.1 Tenant Events of Default

The occurrence of any of the following shall constitute an “Event of Default” by Tenant under this Lease: (i) Tenant fails to pay any installment of Rent which is due and payable hereunder by Tenant and such failure continues for a period of fifteen (15) days after Tenant’s receipt of notice thereof from Landlord (provided, however, Landlord shall not be required to provide such notice more than twice in any Lease Year, in which case an Event of Default shall occur fifteen (15) days after Tenant fails to pay when due any installment of Rent), or (ii) Tenant fails to keep, observe or perform any other term, covenant or condition of this Lease to be kept, observed or performed by Tenant and such failure continues after Tenant’s receipt of notice of default thereof from Landlord for more than thirty (30) days, provided that if the same cannot be cured within thirty (30) days, then within such additional time, if any, as is reasonably necessary to complete such cure, provided that Tenant has commenced such cure within the initial thirty (30) day period and diligently pursues such cure to completion, or (iii) Tenant fails to maintain the insurance required to be maintained by Tenant pursuant to this Lease and does not secure replacement insurance within ten (10) days after notice of such failure to maintain insurance from Landlord, Landlord’s agent or Tenant’s insurance carrier, or (iv) if there is filed by or against Tenant a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee, or if Tenant makes an assignment for the benefit of creditors or takes advantage of any insolvency act or code, and within one hundred twenty (120) days thereafter Tenant fails to secure discharge of any of such proceedings.

58.2	Landlord’s Remedies

(a) Upon the occurrence of an Event of Default, Landlord may do any one or more of the following:

(i) Upon ten (10) days’ notice to Tenant, Landlord may declare to be immediately due and payable, on account of the rent and other charges herein reserved for the balance of the Term (taken without regard to any early termination of said term on account of default), a sum equal to the Accelerated Rent Component (as hereinafter defined), and Tenant shall remain liable to Landlord as hereinafter provided.

(ii) In the event that Landlord elects not to declare to be immediately due and payable the Accelerated Rent Component pursuant to the immediately foregoing subparagraph, Landlord may terminate this Lease on at least ten (10) days’ notice to Tenant (or, if a longer notice period is required by law, notice of the shortest permissible period of time) and, on the date specified in said notice, this Lease and the Term and all rights of Tenant hereunder shall expire and terminate and Tenant shall thereupon quit and surrender possession of the Leased Premises to Landlord in the same condition the Leased Premises existed on the Commencement Date except for normal wear and tear, fire, casualty and condemnation, all improvements to the Leased Premises and Tenant shall remain liable to Landlord as hereinafter provided.

(iii) Landlord may pursue any other rights and remedies available to Landlord at law or equity, all of which rights and remedies are cumulative and not exclusive.

(b) For purposes hereof, the “Accelerated Rent Component” shall mean:

(i) all rent and other charges, payments, costs and expenses due from Tenant to Landlord and in arrears at the time of the election of Landlord to recover the Accelerated Rent Component, plus

(ii) the Base Rent reserved for the remainder of the Initial Term or the Extension Term of this Lease (taken without regard to any early termination of the term by virtue of any default), as shall then be in effect, plus

(iii) all other charges, payments, costs, and expenses herein agreed be paid by Tenant up to the end of said Term which shall be capable of precise determination at the time of Landlord’s election to recover the Accelerated Rent Component, plus

(iv) Landlord’s good-faith estimate of all other charges, payments, costs, and expenses herein agreed to be paid by Tenant up to the end of said term which shall not be capable of precise determination as aforesaid (and for such purposes, no estimate of any component of Additional Rent to accrue pursuant to the provisions of this Lease shall be less than the amount which would be due if each such component continued at the highest monthly rate or amount in effect during the twelve (12) months immediately preceding the default).

(c) In any case in which this Lease shall have been terminated, Landlord may, without further notice, peaceably enter upon and repossess the Leased Premises, by summary proceedings, or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Leased Premises and may have, hold and enjoy the Leased Premises and the rents and profits therefrom. Landlord may, in its own name, as agent for Tenant, if this Lease has not been terminated, or in its own behalf, if this Lease has been terminated, relet the Leased Premises or any part thereof for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions and provisions (which may include concessions or free rent) as Landlord in its sole discretion may determine. Landlord may, in connection with any such reletting, cause the Leased Premises to be redecorated, altered, divided, and/or consolidated with other space or otherwise changed or prepared for reletting. No reletting shall be deemed a surrender and acceptance of the Leased Premises.

(d) Tenant shall, with respect to all periods of time up to and including the expiration of the Term of this Lease (or what would have been the expiration date in the absence of an Event of Default), remain liable to Landlord as follows:

(i) In the event of termination of this Lease on account of an Event of Default, Tenant shall remain liable to Landlord for damages equal to the Rent and other charges payable under this Lease by Tenant as if this Lease were still in effect. Landlord shall have the sole option to collect such damages monthly upon presentation to Tenant of a bill for the amount due (but without prejudice to the right of Landlord to demand and receive the Accelerated Rent Component in full at any time).

(ii) In the event and so long as this Lease shall not have been terminated after an Event of Default, the rent and all other charges payable under this Lease shall be reduced by the net proceeds of any reletting by Landlord (after deducting all costs incident thereto as above set forth) and by any portion of the Accelerated Rent Component paid by Tenant to Landlord, and any amount due to Landlord shall be payable monthly upon presentation to Tenant of a bill for the amount due.

(e) In the event Landlord, after an Event of Default, shall recover the Accelerated Rent Component from Tenant and it shall be determined at the expiration of the term of this Lease (taken without regard to early termination for default) that a credit is due Tenant because the net proceeds of reletting, as aforesaid, plus the amounts paid to Landlord by Tenant exceed the aggregate of rent and other charges accrued in favor of Landlord to the end of said term, Landlord shall refund such excess to Tenant, without interest, promptly after such determination.

(f) Landlord shall not be responsible or liable for any failure to relet the Leased Premises or any part thereof, or for any failure to collect any rent due upon a reletting, it being expressly understood and agreed that Landlord has no obligation to mitigate damages.

(g) Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain as damages based upon an Event of Default, in any court or administrative proceeding, the maximum amount allowed by any statute or rule of law in effect when such damages are to be proved.

(h) Tenant waives the right to any notices to quit as may be specified in the Landlord and Tenant Act of Pennsylvania, Act of April 6, 1951, as amended, and agrees that five (5) days notice shall be sufficient in any case where a longer period may be statutorily specified.

(i) The rights and remedies of Landlord hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof.

(j) Notwithstanding anything contained in this Lease to the contrary, if Tenant breaches either the Initial Occupancy Covenant or the Continued Occupancy Covenant as

set forth in Section 1.4 hereof, then such breach shall be considered an Event of Default if Landlord gives written notice to Tenant specifying the nature of such breach, and Tenant shall have failed, within sixty (60) days after Tenant’s receipt of Landlord’s notice to effectuate a cure, unless a cure cannot be effectuated within such sixty (60) day period, in which case Tenant shall have such additional time (not to exceed 120 days) as necessary to effectuate a cure so long as Tenant commences a cure within such sixty (60) day period and prosecutes the same to completion, and Tenant shall have failed, prior to the expiration of such extended period to effectuate a cure. If Tenant’s breach of either the Initial Occupancy Covenant or the Continued Occupancy Covenant becomes an Event of Default hereunder, Landlord shall have the right to terminate this Lease by providing written notice to Tenant on or before the date which is ninety (90) days following the day the breach of an Initial Occupancy Covenant or Continued Occupancy Covenant is deemed an Event of Default (the “Recapture Notice”). The Recapture Notice shall set forth the effective Termination Date (which shall be no later than one hundred fifty (150) days after the breach of such covenant becomes an Event of Default) . In the event that Landlord elects to terminate this Lease as aforesaid, then this Lease shall terminate as of the Termination Date set forth in the Recapture Notice. If Landlord fails to timely provide the Recapture Notice, any and all recapture rights granted or created hereunder with respect to the Leased Premises shall terminate. Nothing herein shall be deemed to prohibit Landlord from exercising any remedies against Tenant for any uncured other Event of Default which may be of existence as of the breach of the Initial Occupancy Covenant or the Continued Occupancy Covenant or upon the Termination Date of the Lease as set forth in the Recapture Notice. If this Lease is terminated pursuant to the provisions of this Section 20.2(j) during the first ten (10) years of the Term, Tenant shall be entitled to receive from Landlord a payment for the “Fair Market Value” of the “Installed Personal Property” as such terms are defined in, and subject to the terms and conditions of, a certain Repurchase Agreement between Landlord, Tenant and UO Inc. dated as of even date herewith.

58.3	Landlord’s Defaults and Tenant’s Remedies; Loss of Leasehold

(a) It shall constitute an Event of Default by Landlord under this Lease if Landlord fails to keep, observe or perform any of Landlord’s obligations hereunder, in which event Tenant shall give written notice to Landlord specifying the nature thereof, and Landlord shall have thirty (30) days after Landlord’s receipt of notice of such Event of Default by Landlord; provided, however, that if such Event of Default cannot be cured within thirty (30) days, then within such additional time as is reasonably necessary to complete such cure, so long as Landlord has commenced such cure within such initial thirty (30) day period and diligently pursues such cure to completion.

(b) If Landlord fails to cure such Event of Default within the applicable time period, then Tenant may elect, in addition to any and all other rights and remedies available to Tenant hereunder or at law or in equity, to cure such Event of Default on behalf of Landlord, but Tenant shall be under no obligation, express or implied, to do so. In such latter event, following the presentation to Landlord of reasonable evidence that Tenant has expended sums to cure such default and otherwise has incurred damages as a result of Landlord’s failure to cure such Event of Default, Tenant shall be permitted to deduct such damages and expended sums from the installments of Base Rent next to become due under this Lease. Such reimbursement obligation shall survive the Termination Date or sooner termination of this Lease.

(c) The parties hereto acknowledge and agree that (i) the leasehold estate created by this Lease is unique to Tenant and for the operation of its business therein and therefrom, (ii) the loss of this leasehold estate cannot be adequately compensated for by money damages, and (iii) money payment, bonding, or any other security cannot adequately protect Tenant from the loss thereof. Nevertheless, if, by virtue of Landlord’s bankruptcy, or otherwise, it becomes necessary to value such leasehold estate, then a variety of factors must be taken into account to make a determination whether Tenant’s interest in the leasehold estate is adequately protected. The parties hereto further acknowledge and agree that such determination of adequate protection must recognize the various unique aspects of the leasehold estate which cannot be duplicated, including, (I) the amount of rent and sums payable as additional rent therefor by Tenant if less than fair market value, (II) the cost of leasehold improvements made by or on behalf of Tenant, (III) the cost of furniture, fixtures and equipment installed by or on behalf of Tenant, (IV) the layout of the Leased Premises for Tenant’s business, and (V) the creation and development of good will and market presence for Tenant’s business at the Leased Premises. The provisions of this Section 20.3(c) shall apply only in the event that a non-Governmental Authority (as defined in the Acquisition Agreement) has succeeded to Landlord’s rights and responsibilities hereunder.

58.4	Rent Credits and Set-Off Rights

Landlord and Tenant acknowledge and agree that any rights of set-off or rent credits to which Tenant is specifically entitled under the terms of this Lease shall be applied against Base Rent only. However, Landlord specifically acknowledges and agrees that, as provided by the Acquisition Agreement, if Tenant is entitled to set off any sums under this Lease, in addition to Tenant’s right to set off such sums against Base Rent, and at Tenant’s election, Tenant may also set off any or all of such sums against the consideration to be paid by Tenant or an Affiliate of Tenant under the Options to Purchase (and the Agreements of Sale with respect thereto) the Building, Buildings 25 and 41 and Building 3 (all as more fully described in the Acquisition Agreement). Such rent credits and set-off rights that are to be applied against Base Rent due and payable under this Lease are intended to be cumulative and may be applied from and after the date that the obligation to pay Base Rent commences, and such applications are intended to continue under this Lease until Tenant is reimbursed, in full, therefor.

58.5	Waiver of Consequential Damages

Tenant and Landlord hereby expressly waive, relinquish and release all claims for consequential damages by reason of a Event of Default by Landlord or Tenant, anything at law or in equity to the contrary notwithstanding.

58.6	Limitation of Liability

Anything contained in this Lease to the contrary notwithstanding, Landlord and PIDC shall not be liable to Tenant, and Tenant hereby releases Landlord and PIDC from liability for any personal injury or damage to or loss of personal property in or about the Leased Premises, the Building or the Navy Yard from any cause whatsoever, except damage or loss which results solely from the gross negligence or willful misconduct of Landlord, its agents, contractors, servants or employees. Landlord and PIDC shall not be liable to Tenant for (i) any damage to property of Tenant or of others located on the Leased Premises, nor for the loss of or damage to any property of Tenant or others by theft or otherwise, (ii) any such damage caused by other tenants or persons in the Building, occupants of adjacent property of the Navy Yard or the public, or caused by construction of any private, public, or quasi-public work, (iii) any latent defect in the Leased Premises or in the Building, or (iv) any damage or loss to the extent Tenant is compensated for such damage or loss by Tenant’s insurance except if any of the foregoing results from Landlord’s, its agents, contractors, servants or employees gross negligence or willful misconduct. All property of Tenant kept or stored on the Leased Premises shall be kept or stored at the risk of Tenant only and Landlord and PIDC shall not be liable for any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier, except if loss results from the gross negligence or willful misconduct of Landlord, its agents, contractors, servants or employees.

58.7	Non-Recourse Obligations of Landlord

Anything contained in this Lease to the contrary notwithstanding, Tenant acknowledges and agrees (i) that neither this Lease nor any of the documents incorporated herein, referenced herein, or otherwise contemplated hereby shall create any personal liability of Landlord and PIDC (or of Landlord’s and PIDC’s officers, directors, shareholders, employees, agents or other representatives), (ii) in the event of a default by Landlord hereunder Tenant shall be entitled to satisfy any liability of Landlord and PIDC solely through the interests of Landlord in the Leased Premises (but only the Leased Premises), and (iii) such exculpation of Landlord and such limitation on Tenant’s recourse against Landlord and PIDC shall be absolute, complete, and unconditional; subject, however, to the understanding that the provisions of this Section are not intended to abrogate any of Tenant’s remedies specifically enumerated in this Lease. Without in any way limiting the generality of the foregoing provisions of this Section 20.7 and Section 20.6, nothing contained herein shall waive or amend any defense or immunity which Landlord, or PIDC, its officials, officers, directors, shareholders, trustees or employees may have under the

Pennsylvania Political Subdivision Tort Claims Act, 42 Pa. C.S.A. § 8541, et seq., or any similar or comparable local, state or federal law or statute.

ARTICLE 59

ACCESS BY LANDLORD

59.1	Right of Entry

Landlord and its authorized representatives may upon reasonable advance notice to Tenant (except in the case of an emergency, in which event no such notice shall be required): (i) inspect the Leased Premises; (ii) exhibit the Leased Premises to current and prospective purchasers, lenders, insurers, governmental authorities and, within the twelve (12) months prior to the Termination Date of the Initial Term or the Extension Term, as the case may be, to brokers and prospective tenants; and (iii) enter the Leased Premises for the purpose of exercising any rights or remedies expressly granted or reserved to Landlord under this Lease or Applicable Laws, or to make any repairs, maintenance, replacements, improvements or alterations or other work in or about the Leased Premises consistent with Landlord’s responsibilities hereunder. In connection with exercising such rights, Landlord shall conduct itself in a manner so as not to unreasonably disrupt or interfere with the operation of Tenant’s business thereon or therefrom, which shall include, to the extent possible, the exercise of such rights during the hours that Tenant is not open for business.

ARTICLE 60

TENANT’S TAXES

60.1	Taxes on Tenant’s Property

During the Term of this Lease, Tenant shall be responsible for and shall timely pay all municipal, county, state, or federal taxes of any kind assessed against the personal property of Tenant at the Leased Premises.

ARTICLE 61

HOLDING OVER, SUCCESSORS

61.1	Holding Over

If, after the expiration of the Term, Tenant continues to occupy the Leased Premises without the consent of Landlord, at Landlord’s election, Tenant shall pay to Landlord one hundred fifty Percent (150%) the amount of Base Rent and Additional Rent which would otherwise be due for the period, together with additional rent and all other sums due from Tenant to Landlord hereunder for the time Tenant retains possession of the Leased Premises. Acceptance of such holdover rent by Landlord shall not be deemed a consent to Tenant’s continued occupancy and Landlord shall be entitled to all of Landlord’s rights and remedies for an Event of Default hereunder.

61.2	Successors

All rights, obligations and liabilities created pursuant to this Lease shall extend to and bind the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns.

ARTICLE 62

ENVIRONMENTAL-PROTECTION PROVISIONS

62.1	Pass-through of Environmental Protections of Deeds.

Tenant understands and agrees, on its own behalf and on behalf of Tenant’s heirs, successors, assigns, officers, directors, employees, agents, shareholders, partners, members, representatives, and personal representatives, that (a) Landlord purchased the Navy Yard from the Government and (b) the Government, as Seller, has retained certain obligations to Landlord with respect to the condition of the Navy Yard under Environmental Laws, which obligations are set forth in the deeds of record for the Property and (c) Landlord shall not be deemed to have assumed, and Tenant hereby releases Landlord from, any obligations, responsibilities, or indebtedness, assumed and retained by the Government under Environmental Laws.

ARTICLE 63

GENERAL PROVISIONS

63.1	Waiver

No delay or omission by Landlord in exercising any right upon any Event of Default by Tenant, or by Tenant in exercising any right upon any default by Landlord, will impair any such right or be construed as a waiver thereof or be deemed to be a waiver as to future events. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing.

63.2	Accord and Satisfaction

Receipt by Landlord of a lesser amount than the Rent due shall only be construed as paid on account of the earliest Rent due except and to the extent that such payment specifically indicates that it is for, and is to be applied against, a different obligation. Endorsement on any check or any letter which accompanies any check or payment as Rent shall not be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s rights to recover the balance of rent due or to pursue any other remedy provided in this Lease.

63.3	Entire Agreement

There are no covenants, promises, agreements, representations, warranties, conditions or understandings, either oral or written, between Landlord and Tenant other than as set forth in this Lease, the Acquisition Agreement and certain other agreements between the parties contemplated by the Acquisition Agreement with respect to the subject matter hereof. To the extent that a matter is specifically addressed in this Lease and in the Acquisition Agreement, the provisions of this Lease shall control, but if there are matters which are not specifically addressed herein, the provisions of the Acquisition Agreement with respect thereto shall control. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless in writing and signed by both Landlord and Tenant.

63.4	No Partnership

This Lease shall not create a partnership or joint venture between Landlord and Tenant.

63.5	Notices

All notices or other communications given hereunder shall be valid only if in writing (and regardless of whether the specific provision hereof indicates that such notice or communication must be written) and delivered by registered or certified mail, postage prepaid, return receipt requested, or sent by nationally operating overnight courier service, addressed as follows:

If to Tenant:

U.O. Real Estate LLC

1809 Walnut Street

Philadelphia, PA 19103

Attn: President

and

URBAN OUTFITTERS, INC.

1809 Walnut Street

Philadelphia, PA 19103

Attn: General Counsel

with a copy to:

DRINKER BIDDLE & REATH LLP

One Logan Square

18th & Cherry Streets

Philadelphia, PA 19103-6996

Attn: Harry S. Cherken, Jr., Esq.

If to Landlord:

PHILADELPHIA AUTHORITY FOR

INDUSTRIAL DEVELOPMENT

2600 Centre Square West

1500 Market Street

Philadelphia, PA 19102

Attn: Peter S. Longstreth, President

with a copy to:

PHILADELPHIA AUTHORITY FOR

INDUSTRIAL DEVELOPMENT

2600 Centre Square West

1500 Market Street

Philadelphia, PA 19102

Attn: Ellen Brown, Esquire

or to such other person or place as a party may designate by notice as aforesaid. Notice by personal delivery shall be deemed given if delivered to the Leased Premises during the hours of required operation. Notice by registered mail shall be deemed given on the third (3rd) business day following deposit in the mail. Notice by overnight courier service shall be deemed given on the next business day following deposit with such service.

63.6	Captions

The captions appearing in this Lease in no way define, limit, construe, or describe the scope or intent of the various sections and articles of this Lease, nor in any way affect this Lease.

63.7	Tenant Defined

The word “Tenant” as used in this Lease shall be construed to mean Tenant in all cases where there is more than one tenant (and in such case they shall all be bound and their liability hereunder shall be joint and several), and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. If Tenant is a corporation, a limited or general partnership, a limited liability company or other legal entity, the person or persons executing this Lease on behalf of Tenant covenants, warrants and represents that (a) Tenant is a duly formed and validly existing corporation, partnership, limited liability company, or other legal entity qualified to do business in the Commonwealth of Pennsylvania, (b) Tenant has not been adjudicated tax delinquent with respect to any City of Philadelphia tax which remains unpaid, and (c) the signatory of this Lease has been duly authorized by the corporation, partnership, limited liability company, or other entity to execute and deliver this Lease on behalf of the corporation or partnership.

63.8	Broker’s Commission

Landlord shall be responsible for all fees and commissions payable to CB Richard Ellis and the Julien J. Studley Company and any subagents (the “Broker”) in connection with this Lease pursuant to a separate agreement between Broker and Landlord, which agreement includes a release of both Landlord and Tenant of any claims for a commission on the part of the McDevitt Company. A copy of such agreement and release are attached to the Acquisition Agreement as Schedule 8.3.6. thereto. Landlord and Tenant represent and warrant to each other that the only agents or brokers involved in this transaction have been the Broker and the McDevitt Company, and Landlord and Tenant each indemnify, defend and hold harmless the other as to any and all claims brought by any other person or entity arising out of a misrepresentation or breach of warranty under this Section 25.8. The indemnity set forth is this Section shall survive the expiration or earlier termination of this Lease.

63.9	Partial Invalidity

If any term, covenant or condition of this Lease (including but not limited to provisions establishing interest rates or other payment terms that are limited or otherwise affected by usury laws) or its application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

63.10 Submission	of Lease to Tenant

This Lease shall not be enforceable until it is fully executed by Landlord and Tenant and a fully executed original copy hereof is delivered to Tenant or its representative.

63.11 Recording

The parties hereto shall execute and deliver a recordable memorandum or short form of this Lease which shall reference, among other things, the Option to Purchase described in the Agreement of Lease and the Option Agreement.

63.12 Landlord

The word “Landlord” shall include the Landlord named above as well as its heirs, successors, assigns, agents, and representatives. Any such person, whether or not named herein, shall have no liability under this Lease after it ceases to hold title to the Leased Premises or the Building, except for obligations which may have theretofore accrued. Neither Landlord nor any principal of Landlord nor any owner of the Leased Premises or the Building, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Leased Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under this Lease or otherwise, Tenant shall look solely to the equity of Landlord in the Leased Premises and the Building for the satisfaction of Tenant’s remedies.

63.13	Governing Law

This Lease shall be governed and construed exclusively in accordance with the provisions set forth herein and the laws of the Commonwealth of Pennsylvania. Any action brought against Landlord as a result of a breach of this Lease, any action or inaction by Landlord during the Term, the performance or non-performance of or under this Lease by Landlord, the occupancy or use of the Leased Premises by Tenant and/or the tenancy created hereunder shall be brought exclusively in the Court of Common Pleas of Philadelphia County or in the U.S. District Court for the Eastern District of Pennsylvania, if Federal jurisdiction exists.

63.14 Waiver of Jury Trial

Landlord and Tenant waive their respective rights to trial by jury in any action or proceeding in connection with this Lease or the Leased Premises.

63.15 Riders

Any and all addenda, riders, and other attachments properly and intentionally appended hereto here are incorporated.

63.16 Notice of Labor Actions

Tenant shall give the Landlord prompt notice of any actual work stoppage, strike, or other union activity concerning the Tenant or which the Tenant, its employees, suppliers, or subcontractors are the subject thereof with respect to the Navy Yard, that may disrupt or otherwise adversely affect the Navy Yard or Navy Yard companies or their contractors, suppliers, or employees. Tenant and Tenant’s contractors shall be responsible for assuring labor harmony in connection with Tenant’s activities at the Leased Premises. Tenant, on notice from the Landlord, shall seek to enjoin any strike activity, or other job action that may disrupt the Navy Yard or other Navy Yard companies or their contractors, supplies, or employees.

63.17 Conflict of Terms

The terms of the Agreement of Lease executed herewith are incorporated herein by reference. In the event that any terms of this Lease shall conflict with the Agreement of Lease, the Agreement of Lease shall control.

63.18	Default Rate

Any payment of any sums hereunder, or sums advanced or expended to or on behalf of Tenant by Landlord which is not made or repaid when due shall accrue interest at the Default Rate from the date fifteen (15) days after such sums have become due through the date of collection or set off, in full, as the case may be. Tenant shall be entitled to collect interest at the Default Rate only for the failure of Landlord to pay the Fit-Out Allowance in accordance with Section 20.3 hereof.

63.19	Attorney’s Fees

If either Landlord or Tenant shall institute any action or proceeding against the other relating to any of the terms, covenants, conditions or provisions of this Lease, or if there occurs an Event of Default by Tenant or a default by Landlord, the unsuccessful party in such action or proceeding shall reimburse the successful party for reasonable attorney’s fees and other costs and expenses incurred therein by the successful party, including fees, costs and expenses incurred in any appellant proceeding. The parties hereto further agree that in any action or proceeding their prayers for relief shall include a plea for the awarding of attorney’s fees, costs, and expenses in a manner consistent with the provisions of this Section 25.19.

ARTICLE 64

SPECIAL PROVISIONS

64.1	Non-Discrimination

Tenant specifically agrees and covenants to comply with all laws, rules, regulations, and policies that prohibit or are intended to prevent discrimination by any party (including, but not limited to Tenant and/or Tenant’s officers, partners, shareholders, members, business invitees, and guests) from discriminating in any manner against any person or person on the basis of race, sex, nationality or national origin, age, religious belief, or any other characteristics that define membership in a “suspect” or “quasi-suspect” classification as a matter of established federal, state, or local law or policy.

64.2	Quiet Enjoyment

As long as an Event of Default by Tenant does not exist, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, to the terms and conditions of this Lease.

64.3	Landlord Status

Landlord’s obligations hereunder shall be binding upon Landlord only for a period of time that Landlord is in ownership of the Leased Premises; and, upon termination of that ownership, Tenant, except as to any obligations which have then matured, shall look solely to Landlord’s successor in interest in the Leased Premises for the satisfaction of each and every obligation of Landlord hereunder so long as Landlord provides Tenant in writing with the name and legal address of such successor, together with written evidence that such successor has assumed and agrees to keep and perform Landlord’s obligations under this Lease.

64.4	Reasonableness

Whenever the terms, covenants, conditions and provisions of this Lease entitle Landlord and/or Tenant to exercise their respective opinions, or to give their respective approvals or consents, such opinions shall be reasonable and such approvals and consents shall not be unreasonably withheld, conditioned or delayed, notwithstanding that in some, but not all, instances a reasonableness standard is referenced unless otherwise expressly provided to the contrary.

64.5	Lease Guaranty

Tenant shall cause UO Inc. to deliver a Lease Guaranty in the form attached as Exhibit “E” attached hereto and made a part hereof.

IN WITNESS WHEREOF, intending to be legally bound hereby, the respective parties hereto have caused this Lease to be signed, sealed, and delivered on the date first above written, which shall be the date on which the last required signature is added hereto.

LANDLORD:

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

By:
James McManus
Chairman

TENANT:

U.O. REAL ESTATE LLC

By:
Richard A. Hayne
President

Exhibit D

Utility Service Standards

Landlord’s obligation to deliver Utility Services to Tenant shall be subject to the following terms and conditions:

1.	Obligation to Deliver Services.

a.	After Landlord’s installation of the Utility Services as provided in this Lease and the Acquisition Agreement, Landlord shall deliver the Utility Services to the Utility Demarcation Points described on Exhibit C to this Agreement, or as otherwise mutually agree by Landlord and Tenant.

b.	All Utility Services shall be operated in accordance with Good Utilities Practices, which is defined as follows:

“Good Utilities Practices” means any of the applicable practices, methods and acts:

i.	required by applicable law; or

ii.	otherwise engaged in or approved by the applicable utility industry during the relevant time period, which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, reliability, safety and expedition.

Good Utilities Practices are not intended to be the optimum practice, method or act to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the industry.

2.	Metering.

Each Utility Demarcation Point shall be separately metered. Tenant shall be responsible for the cost of installation of new meters and all such meters shall be operated and maintained by Landlord or its contractor.

3.	Service Interruptions and Emergency Contacts.

Landlord and the Tenant shall each identify an individual or individuals as emergency points of contact. Landlord or its contractor shall be available to respond to any outage of Utility Services 24 hour per day/365 days per year within one hour of notification by the Tenant to assess the problem (subject to events of force majeure beyond the control of Landlord or its contractor).

Landlord or its contractor shall ensure that sufficient resources and preparations are provided to restore interrupted services in a manner and timeliness consistent with Good Utilities Practices. However, neither Landlord nor its contractor guarantee continuous, regular or uninterrupted supply of Utility Services. Landlord or its contractors may, without liability, interrupt service for the general good of the system or the safety of the public or for the purpose of preventing or limiting any actual or threatened instability or disturbance of the system. In no event shall Landlord or its Contractor be liable for any lost profits, indirect, consequential or punitive damages whatsoever due to an interruption of Utility Services, unless caused by the gross negligence or willful misconduct of Landlord or its contractors. Landlord’s liability is further governed by the Pennsylvania Municipal Tort Claims Act, 42 Pa. Cons. Stat. Ann. §8541 et seq.

4.	New Service Connections.

Tenant may request new service connections for any Utility Service. Any request for a new service connection shall be accompanied by a description of the required new service including location and expected maximum load and any special required specifications for the service. If the Tenant has prepared any engineering plans and specifications related to the proposed new service, the Tenant shall provide Landlord with a copy of such plans and specifications. After completion of the design for the new service connection, Landlord shall notify the Tenant whether (i) service to the new facility can be provided without an adjustment to the terms and conditions of this Lease, or (ii) service to the new facility will require reimbursement of costs associated with the construction of the new service connection.

5.	Rates.

Landowner shall be charged rates that are consistent with the rates charged for similar classes of service within The Navy Yard. Such rates may include a demand component.

AGREEMENT OF LEASE

This Agreement of Lease is entered into as of the 24th day of March, 2005, between the Landlord named below and the Tenant named below, as follows:

Agreements

10. Agreement to Lease. In consideration of the rents, covenants and conditions hereinafter reserved and contained, Landlord hereby agrees to lease to Tenant, and Tenant hereby agrees to hire from Landlord, the Leased Premises for the Term (as defined below).

Landlord and Tenant agree that the terms and conditions of this lease are as set forth in this Agreement of Lease, and the attached General Terms and Conditions of Lease of Commercial Real Estate (the “General Terms”), including, without limitation, the exhibits or riders in this Lease and the General Terms, all of which are incorporated herein and are collectively referred to as the “Lease”.

11. Definitions. For purpose of this Lease, and any supplement(s), amendment(s) or modification(s) thereof, the terms listed below shall have the following meanings:

“ACQUISITION AGREEMENT” shall mean that certain Acquisition and Development Agreement between Philadelphia Authority for Industrial Development, party of the first part, and UO Inc., party of the second part, dated as of November 15, 2004, as amended by First Amendment to Acquisition and Development Agreement of even date herewith, certain rights and obligations with respect to which, including, but not limited to, the right to lease the Leased Premises, have been assigned by UO Inc. to Tenant pursuant to a Partial Assignment of

Acquisition and Development Agreement between UO Inc. and Tenant dated of even date herewith.

“ADDITIONAL RENT” shall mean all sums designated as Additional Rent or otherwise payable by Tenant to Landlord, as set forth in the General Terms. Additional Rent will be comprised of the following components:

1. Tenant’s Expense Share (“Tenant’s Expense Share”) with respect to the Operating Costs, which is $1.18 per square foot, per annum, subject to adjustment as provided in the General Terms.

2. Tenant’s Share of Taxes, as defined in Article VIII of the General Terms to the extent that such Tenant’s Share of Taxes are not deemed waived or exempt by virtue of the location of the Leased Premises within the KOIZ (as such term is defined in the General Conditions).

3. Electric service metered or sub-metered to the Leased Premises based on actual usage by Tenant in connection with Tenant’s use and occupancy of the Leased Premises.

4. HVAC service metered or sub-metered to the Leased Premises based on actual usage by Tenant in connection with Tenant’s use and occupancy of the Leased Premises, if any.

5. Water, sanitary sewer and storm sewer service charges metered or otherwise allocated to the Leased Premises, based upon actual usage by Tenant in connection with Tenant’s use and occupancy of the Leased Premises.

With respect to item 2 above, Landlord and Tenant acknowledge and agree that such costs are not included in Tenant’s Expense Share as real estate taxes will be separately billed to either Landlord or Tenant. With respect to items 3, 4 and 5 above, Landlord and Tenant acknowledge and agree that such costs are not included in Tenant’s Expense Share, as they are billed separately to Tenant based upon Tenant’s actual usage thereof. With respect to items 2, 3, 4 and 5 above, they may either be paid to Landlord as Additional Rent or, if directed by Landlord, paid to the governmental authority or provider of the utility, in which event Tenant shall not be obligated to make a duplicate payment to Landlord, but Tenant’s failure to make such payment to the governmental authority or utility provider shall constitute a breach by Tenant hereunder.

“AFFILIATE” shall mean any entity (a) into or with which Tenant may be merged or consolidated, (b) which is controlled by, controls, or is under common control of or with Tenant, or Urban Outfitters, Inc. or (c) which acquires control of or controls the majority of assets of Tenant or Urban Outfitters, Inc. For purposes of this definition, the terms “controlled by,” “controls” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Tenant or Urban Outfitters, Inc., whether through ownership, legally or beneficially, of voting securities, by contract or otherwise.

“APPLICABLE LAWS” shall mean all applicable laws, statutes, ordinances, regulations and codes now existing or hereafter enacted or promulgated (including, but not limited to, those pertaining to zoning, planning, subdivision, occupancy, environmental, health, fire, historic preservation, historic tax credits, building, safety, and tax incentives) of any governmental, quasi-governmental or municipal entity, agency, department, authority, board or commission.

“BASE RENT” shall be as follows:

Initial Lease Term Base Rent Year	Annual Minimum Rental Rate	Monthly Installments	Annual per S/F Rate
1-3	$10,918.00	$909.83	$2.00
4-6	$12,555.70	$1,046.31	$2.30
7-9	$14,193.40	$1,182.78	$2.60
10-12	$15,831.10	$1,319.26	$2.90
13-15	$17,468.80	$1,455.73	$3.20
16-18	$19,106.50	$1,592.21	$3.50
19-21	$20,744.20	$1,728.68	$3.80
22-24	$22,381.90	$1,865.16	$4.10
25-27	$24,019.60	$2,001.63	$4.40
28-30	$25,657.30	$2,138.11	$4.70
31-33	$27,295.00	$2,274.58	$5.00

Initial Lease Term, Base Rent Year	Annual Minimum Rental Rate	Monthly Installments	Annual per S/F Rate
34-36	$28,932.70	$2,411.06	$5.30
37-39	$30,570.40	$2,547.53	$5.60

Extension Term, if any	Annual Minimum Rental Rate	Monthly Installments	Annual per S/F Rate
40	$32,208.10	$2,684.00	$5.90
41	$32,208.10	$2,684.00	$5.90
42	$32,308.10	$2,684.00	$5.90
43	$33,845.80	$2,820.48	$6.20
44	$33,845.80	$2,820.48	$6.20
45	$33,845.80	$2,820.48	$6.20
46	$35,483.50	$2,956.96	$6.50
47	$35,483.50	$2,956.96	$6.50
48	$35,483.50	$2,956.96	$6.50

Extension Term, if any	Annual Minimum Rental Rate	Monthly Installments	Annual per S/F Rate
49	$37,121.20	$3,093.43	$6.80
50	$37,121.20	$3,093.43	$6.80
51	$37,121.20	$3,093.43	$6.80
52	$38,758.90	$3,229.91	$7.10
53	$38,758.90	$3,229.91	$7.10
54	$38,758.90	$3,229.91	$7.10
55	$40,396.60	$3,366.38	$7.40
56	$40,396.60	$3,366.38	$7.40
57	$40,396.60	$3,366.38	$7.40
58	$42,034.30	$3,502.86	$7.70
59	$42,034.30	$3,502.86	$7.70
60	$42,034.30	$3,502.86	$7.70
61	$43,672.00	$3,639.33	$8.00
62	$43,672.00	$3,639.33	$8.00
63	$43,672.00	$3,639.33	$8.00
64	$45,309.70	$3,775.81	$8.30

Extension Term, if any	Annual Minimum Rental Rate	Monthly Installments	Annual per S/F Rate
65	$45,309.70	$3,775.81	$8.30
66	$45,309.70	$3,775.81	$8.30
67	$46,947.40	$3,912.28	$8.60
68	$46,947.40	$3,912.28	$8.60
69	$46,947.40	$3,912.28	$8.60
70	$48,585.10	$4,048.76	$8.90
71	$48,585.10	$4,048.76	$8.90
72	$48,585.10	$4,048.76	$8.90
73	$50,222.80	$4,185.23	$9.20
74	$50,222.80	$4,185.23	$9.20
75	$50,222.80	$4,185.23	$9.20
76	$51,860.50	$4,321.71	$9.50
77	$51,860.50	$4,321.71	$9.50
78	$51,860.50	$4,321.71	$9.50
79	$53,498.20	$4,458.18	$9.80
80	$53,498.20	$4,458.18	$9.80

Extension Term, if any	Annual Minimum Rental Rate	Monthly Installments	Annual per S/F Rate
81	$53,498.20	$4,458.18	$9.80
82	$55,135.90	$4,594.66	$10.10
83	$55,135.90	$4,594.66	$10.10
84	$55,135.90	$4,594.66	$10.10
85	$56,773.60	$4,731.13	$10.40
86	$56,773.60	$4,731.13	$10.40
87	$56,773.60	$4,731.13	$10.40
88	$58,411.30	$4,867.61	$10.70
89	$58,411.30	$4,867.61	$10.70
90	$58,411.30	$4,867.61	$10.70
91	$60,049.00	$5,004.08	$11.00
92	$60,049.00	$5,004.08	$11.00
93	$60,049.00	$5,004.08	$11.00
94	$61,686.70	$5,140.56	$11.30
95	$61,686.70	$5,140.56	$11.30
96	$61,686.70	$5,140.56	$11.30

Extension Term, if any	Annual Minimum Rental Rate	Monthly Installments	Annual per S/F Rate
97	$63,324.40	$5,277.03	$11.60
98	$63,324.40	$5,277.03	$11.60
99	$63,324.40	$5,277.03	$11.60

All payments of Base Rent and Items 1 and 2 of Additional Rent shall be paid to:

CUSHMAN & WAKEFIELD OF PA INC., Agent for PAID

The Navy Yard

Building 501

Philadelphia, PA 19112

All payments for Utility Services (as defined in Article XIII of the General Terms), identified as Items 3, 4 and 5 of Additional Rent shall be paid to:

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

P.O. Box 6059

Southeastern, PA 19398-6059

BASE RENT YEAR” shall mean a period of twelve (12) consecutive calendar months, the first of which will begin on the Rent Commencement Date. If the Rent Commencement Date is not the first day of a calendar month, the first Base Rent Year will consist of the partial month beginning with the Commencement Date and next succeeding twelve (12) consecutive calendar months.

“BILLING ADDRESS” shall mean the address at which Tenant will be billed, which is the Leased Premises, or such other address contained in this Lease or as may be designated by notice from Tenant to Landlord.

“BUILDING” shall mean the building known as Building O, located at The Navy Yard, at 1109 Admiral Peary Way, Philadelphia, PA 19112, containing approximately 5,459 square feet of rentable space.

“COMMENCEMENT DATE” shall mean the date of this Lease.

“COMMON AREAS” shall mean the areas within the Property as more particularly defined in Section 7.1 of the General Terms.

“LANDLORD” shall mean PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT (PAID), a body politic and corporate existing under the laws of the Commonwealth of Pennsylvania.

ADDRESS:	1500 Market Street, Suite 2600 West

Philadelphia, PA 19102

Attn: Senior Vice President, Managed Assets Group

“LANDOWNER UTILITY FACILITIES” shall mean all surface, subsurface or elevated pipes, laterals from the Utility Demarcation Point (as hereinafter defined), poles, lines, service connections, conduits, tanks, feeders, wires, fixtures, ducts, manhole, handholes, cables, and similar equipment, facilities, and devices to the extent located on the Leased Premises and now or hereafter used for supplying or storing any Utility exclusively to or for the Leased Premises, excluding the PAID Utility Facilities.

“LEASE YEAR” shall mean a period of twelve (12) consecutive calendar months, the first of which will begin on the Commencement Date. If the Commencement Date is not the first day of a calendar month, the first Lease Year will consist of the partial month beginning with the Commencement Date and next succeeding twelve (12) consecutive calendar months.

“LEASED PREMISES” shall mean that fee simple parcel of land (“Tract O”) which comprises part of the Property, all as more fully described and shown on Exhibit “A” attached hereto, including all improvements or structures erected thereon, including the Building and the appurtenances thereto.

“MASTER PLAN” shall mean that certain “2004 Philadelphia Navy Yard Master Plan” dated as of January 2004, as may be amended from time to time.

“NAVY WAIVER TERMINATION OPTION” shall have the meaning ascribed to it in Section 1.7 of the General Terms.

“OPERATING COSTS” shall mean the expenses of Landlord incurred in operating the Property, as more particularly described in Article IX of the General Terms.

“OPTION TO EXTEND” Sixty (60) options of one (1) year each, exercisable in accordance with the provisions of Article 1 of the General Terms.

“PAID PARCEL” shall mean those portions of the Navy Yard owned by Landlord.

“PAID UTILITY FACILITIES” shall mean all surface, subsurface or elevated pipes, poles, lines, service connections, conduits, tanks, feeders, wires, fixtures, ducts, manhole, handhole, cables, and similar equipment, facilities, and devices now or hereafter used for supplying or storing any Utility that are: (A) located on the PAID Parcel, or (B) are located on the Leased Premises between the point at which such facility enters such Leased Premises and the Utility Demarcation Point for such facility, if any. PAID Utility Facilities shall specifically include: (1) all primary electrical duct banks and conduits, concrete electrical structures, high voltage cables, high voltage splices, high voltage terminations and high voltage primary spring-loaded disconnect switches (up until the Utility Demarcation Point for such facility); (2) all fire hydrants located on the Parcels; (3) all unchartered Utilities, abandoned Utilities and any Utility distribution systems and components now in existence running beneath the Leased Premises regardless of whether serving the Leased Premises or the PAID Parcel and all storm water management facilities and sanitary sewer mains located on, through or under the Leased Premises.

“PERMITTED USE” shall mean Tenant’s occupancy of the Leased Premises for office, storage, retail, food preparation and service (including alcoholic beverages), light manufacturing, temporary lodging, childcare, assembly, and/or ancillary uses.

“PROPERTY” or “THE NAVY YARD” each shall mean the real property known as the Navy Yard located in the City and County of Philadelphia, Pennsylvania.

“RENT” shall mean Base Rent and Additional Rent.

“RENT COMMENCEMENT DATE” shall mean the date which is the earlier of either (i) the date which is one (1) year from the Commencement Date, or (ii) the Building Occupancy Date.

“TAXES” shall have the meaning ascribed to them in Section 8.1(b) of the General Terms.

“TENANT” shall mean U.O. Real Estate LLC, a Pennsylvania limited liability company.

ADDRESS:

U.O. Real Estate LLC

1809 Walnut Street

Philadelphia, PA 19103

Attn: President

“TENANT’S PLANS” shall mean the final plans, specifications and working drawings for the construction of Tenant’s Work at the Leased Premises, as set forth in Section 3.1 of the General Terms.

“TENANT’S WORK” shall mean the improvements to the Leased Premises (including site improvements), constructed for Tenant’s use and occupancy of same, as described in Section 3.1 of the General Terms.

“TERM” shall mean the Initial Term (as hereafter defined) and any Extension Term(s) as more fully set forth herein. “INITIAL TERM” shall mean the period commencing on the Commencement Date and ending thirty-nine (39) years and four (4) months from the Commencement Date (i.e., July 31, 2044) (such date or the last day of the Extension Term, the “Termination Date”).

“UO INC.” shall mean Urban Outfitters, Inc., a Pennsylvania corporation.

“UTILITY” shall mean electricity, gas, telephone, fiber optic cable, coaxial cable and other communications services, fire protection, water, sewer, storm sewer, steam, and all other utilities to the Leased Premises or the PAID Parcel.

“UTILITY DEPOSIT” shall mean the sum equal to the actual amount that the providers of water and electricity to the Leased Premises require to be deposited by Tenant on account of such services, which deposit may be adjusted by such providers from time to time during the Term to reflect Tenant’s actual consumption of such services.

“UTILITY FACILITIES” shall mean the Landowner Utility Facilities and the PAID Utility Facilities.

12. Memorandum of Lease. The parties hereto shall execute, deliver and record a Memorandum of Lease as more fully set forth in Section 25.11 of the General Terms.

13. Removal of Second and Third Floors. If all or any portion of the second or third floor of the Building is removed by Tenant after the date hereof, the square footage content of the Building shall be appropriately reduced as of the date of such removal by the amount of square footage attributed to such portion of the second floor so removed, and for all purposes herein that the content of the Building is relevant, the reduced amount shall apply, except that such reduction shall not be applicable to the calculation of Base Rent. If Tenant elects to remove any portions of the second or third floor of the Building, Tenant covenants and agrees to restore by the Termination Date such removed area of the second floor to the condition in which it existed as of the Commencement Date (except that Tenant shall not be required to restore areas of the second floor removed in connection with the construction of any staircases by Tenant), reasonable wear and tear and damage by fire or other casualty excepted, unless Landlord advises Tenant not to perform such restoration within fifteen (15) days after Tenant’s notice to Landlord of Tenant’s intention to commence such restoration. With respect to any such removal or restoration of the second floor of the Building, Tenant shall comply with Applicable Laws, and any requirements of all applicable Historic Authorities (as defined in the General Terms), with respect thereto.

14. Lease Guaranty. Tenant shall cause Urban Outfitters, Inc. to deliver a Lease Guaranty in the form attached as Exhibit “E” to the General Terms.

15. Exhibits and Riders. The following are attached hereto and hereby made a part hereof. In the event of any conflict between the terms and conditions contained herein and the terms and conditions contained in the General Terms, the terms and conditions contained herein shall prevail.

LISTS OF EXHIBITS AND RIDERS

General Terms and Conditions of Lease of Commercial Real Estate (the “General Terms”)

Exhibits

EXHIBIT “A”	Leased Premises Plan

EXHIBIT “B”	Replacement Parking Area Zone

EXHIBIT “C”	Utility Demarcation Points

EXHIBIT “D”	Utility Service Standards

EXHIBIT “E”	Lease Guaranty

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement of Lease to be signed by their duly authorized general partner(s), officers or agents, as of the day and year first above written.

LANDLORD:

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

By:
James McManus
Chairman

TENANT:

U.O. REAL ESTATE LLC

By:
Richard A. Hayne
President

Schedule 2.1(c)

BUILDING P LEASE FORM

OPTION TO LEASE AGREEMENT

THIS OPTION TO LEASE AGREEMENT (the “Agreement”) is made this 24th day of March, 2005 by and between PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT, a body corporate and politic organized under the laws of the Commonwealth of Pennsylvania, having an address at 1500 Market Street, Suite 2600 Philadelphia, Pennsylvania 19103 (the “Landlord”) and URBAN OUTFITTERS, INC., a Pennsylvania corporation, having an address at 1809 Walnut Street, Philadelphia, Pennsylvania 19103 (the “Tenant”).

BACKGROUND

WHEREAS, Landlord is the owner of that certain tract or parcel of ground located at The Navy Yard, Philadelphia, Pennsylvania, as outlined on Exhibit “A” attached hereto and made a part hereof together with any and all improvements (including Building P), appurtenances, access ways, rights, privileges and easements benefiting, belonging or pertaining thereto, being known as 1107 Admiral Peary Way (collectively, the “Option Property”); and

WHEREAS, the Option Property forms a part of that certain Parcel 7 of the Navy Yard, Philadelphia, Pennsylvania, as such Parcel 7 is more particularly described on Exhibit “B” attached hereto and made a part hereof; and

WHEREAS, Landlord and Tenant entered into a certain Acquisition and Development Agreement dated as of November 15, 2004, which was amended by First Amendment to Acquisition and Development Agreement dated even date herewith (as so amended, the “Acquisition Agreement”). By Partial Assignment of Acquisition and Development Agreement dated even date herewith, between U.O. Real Estate LLC (“U.O. LLC”) and Tenant (the “Partial Assignment”), Tenant assigned certain rights to U.O. LLC, and pursuant thereto U.O. LLC acquired, among other things, from Landlord those certain tracts or parcels of ground, together with the buildings and improvements located thereon and the appurtenances thereto, located at the Navy Yard, Philadelphia, Pennsylvania, and being known as 1500 Kitty Hawk Avenue (including Buildings 7, 12 and 15), 5199 South 16th Street (including Building 139), and 5101 South 16th Street (including Building 543); and

WHEREAS, pursuant to the Acquisition Agreement, U.O. LLC leased from Landlord that certain parcel of ground located at The Navy Yard, Philadelphia, Pennsylvania (including Building 10), being known as 5000 South Broad Street, and that certain tract of land with Building O located thereon, being known as 1109 Admiral Peary Way; and

WHEREAS, pursuant to the Acquisition Agreement, Landlord agreed to grant an option (the “Option”) to allow Tenant to lease the Option Property, all on the terms and conditions as more particularly set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration and intending to be legally bound hereby, agree as follows:

6. Grant of Option. Subject to all of the terms and provisions of this Agreement, Landlord does hereby grant to Tenant the right for the period commencing on the date of this Agreement and continuing thereafter until 5 p.m. (Philadelphia, PA) time on the day immediately preceding the first anniversary of the date hereof (the “Option Period”) to lease the Option Property, on the terms and conditions provided in the Agreement of Lease attached hereto as Exhibit “B” (the “Lease Agreement”).

7. Option Notice.

a. If at any time during the Option Period Tenant desires to lease the Option Property, Tenant shall provide Landlord with not less than thirty (30) days’ prior written notice of such intention. As of both the date Tenant exercises the Option and the Closing Date (as hereinafter defined), Tenant shall be in compliance with the following conditions: (i)(A) Tenant shall not be in default under any Public Financing (as defined in the Acquisition Agreement), and (B) there is no monetary Event of Default by Tenant under the Lease Agreement and no monetary event of default by Tenant or U.O. LLC under any obligation to Landlord and/or Philadelphia Industrial Development Corporation pursuant to the Acquisition Agreement that is continuing, in the instance of (A) or (B), as the case may be, beyond expiration of any applicable notice, grace or cure periods, (ii) the then current intention of Tenant or an Affiliate to thereafter use and occupy the Option Property for Urban’s Use (as such term is defined in the Acquisition Agreement) (as evidenced by a projected fit-out and occupancy schedule prepared by Tenant or an Affiliate and delivered to Landlord); and (iii) Tenant or an Affiliate is not in breach of the occupancy covenant contained in Section 9.2.3 of the Acquisition Agreement as to the buildings commonly known as Building 7, Building 12, Building 15, and Building 543 beyond the expiration of any applicable notice, grace or cure periods provided by the Acquisition Agreement.

b. Upon valid exercise of the Option by Tenant in accordance with the provisions of this Agreement, Tenant and Landlord shall both be bound under the Lease Agreement without any further action by the other party. The Lease Agreement shall be effective and shall be deemed to be dated as of the date the Option is so exercised.

c. Additionally, if Tenant desires at any time to terminate this Agreement, Tenant shall provide Landlord with written notice of such intention and any recorded Memorandum of Option to Lease shall be null and void. The parties hereto agree to execute and record a Termination of Memorandum of Option to Lease if requested.

8. Closing. Closing for any such lease of the Option Property shall take place at 10:00 A.M. (Philadelphia, PA) time at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania, or such other time or location as designated by Tenant on the date specified in Tenant’s notice which shall be a business day not earlier than the thirtieth (30th) day following the giving of such notice and not later than sixty (60) days following the giving of such notice (the “Closing Date”).

9. Rent and Term.

a. The only sums payable and collectible as rent under the Lease Agreement shall be the CAM (as that term is defined in the Acquisition Agreement), all as more fully set forth in the Lease Agreement.

b. The term of the Lease Agreement shall commence on the Closing Date.

10. Expiration. In the event that Tenant has not exercised its Option on or before the day immediately preceding the first anniversary of the date hereof, this Option Agreement shall be deemed to have expired and the Memorandum of Option to Lease shall be deemed null and void.

11. Acquisition Agreement. To the extent that a matter is specifically addressed in this Agreement and in the Acquisition Agreement, the provisions of this Agreement shall control, but if there are matters which are not specifically addressed herein, the provisions of the Acquisition Agreement with respect thereto shall control.

12. Notices. Any notice, request, consent, demand or other communication required or permitted to be given under this Agreement shall be in writing (whether or not the specific provision of this Agreement provides that the same must be written) and given by next business day delivery service with next business day delivery charges paid by sender or by United States mail, registered or certified, with postage prepaid and return receipt required. Notices shall be deemed properly given for purposes of this Agreement one business day after deposit with a next business day delivery service, or three (3) business days after delivery to the United States Postal Service, or otherwise upon actual receipt. Such notices and communications shall be sent to the parties at the following addresses (or to such other or further addresses as the parties may designate by like notice similarly sent):

To Landlord:

Philadelphia Authority for Industrial Development

c/o Philadelphia Industrial Development Corporation

2600 Centre Square West

1500 Market Street

Philadelphia, PA 19102

Attn: John S. Grady, Jr., Senior Vice President

Facsimile: 215-568-2453

with a copy to:	Philadelphia Authority for Industrial Development 2600 Centre Square West 1500 Market Street Philadelphia, PA 19102 Attention: Ellen S. Brown, Esquire Facsimile: 215-977-9618

with a copy to:	Dilworth Paxson LLP 3200 Mellon Bank Center 1735 Market Street Philadelphia, PA 19103 Attn: Joseph F. Kessler, Esquire Facsimile: 215-575-7200

To Tenant:	Urban Outfitters, Inc. 1809 Walnut Street Philadelphia, PA 19103 Attn: Richard A. Hayne, President Facsimile: 215-568-1549

with copy to:	Urban Outfitters, Inc. 1809 Walnut Street Philadelphia, PA 19103 Attn: Glen A. Bodzy, General Counsel Facsimile: 215-568-1549

with copy to:	Drinker Biddle & Reath LLP One Logan Square 18th & Cherry Streets Philadelphia, PA 19103-6996 Attn: Harry S. Cherken, Jr., Esquire Facsimile: 215-988-2757

13. Time of Essence. Time is of the essence of this Agreement. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a day that is not a business day, the time for such performance shall be extended to the next succeeding business day. For purposes of this Agreement, a “business day” is a day other than a Saturday, Sunday or legal holiday of the United States, the Commonwealth of Pennsylvania or the City of Philadelphia.

14. Possession. Possession of the Option Property is to be delivered in accordance with the Lease Agreement.

15. Memorandum of Option to Lease Agreement. A Memorandum of this Agreement shall be executed simultaneously with this Agreement and such Memorandum shall thereafter be recorded in the public records.

16. Attorney’s Fees. If either Landlord or Tenant shall institute any action or proceeding against the other relating to any of the terms, covenants, conditions or provisions of this Agreement, or if there occurs any default by either Landlord or Tenant hereunder, the unsuccessful party in such action or proceeding shall reimburse the successful party for reasonable attorney’s fees and other costs and expenses incurred therein by the successful party, including fees, costs and expenses incurred in any appellant proceeding. The parties hereto agree that a provision similar to the foregoing with respect to attorney’s fees, costs and expenses shall be included in the Lease Agreement contemplated hereunder and executed and delivered by Landlord and Tenant pursuant hereto, and further agree that in any action or proceeding their prayers for relief shall include a plea for the awarding of attorney’s fees, costs, and expenses in a manner consistent with the provisions of this Section 11.

17. Governing Law; Jurisdiction. Any dispute between the parties under this Agreement shall be resolved by litigation. This Agreement is being executed, delivered and is intended to be performed in Philadelphia County, Pennsylvania and the substantive laws of the Commonwealth of Pennsylvania will govern the validity, construction, interpretation and enforcement of this Agreement. The parties consent to the venue and jurisdiction of any federal or state trial or appellate courts of Philadelphia County, Pennsylvania or the Eastern District of Pennsylvania in any action brought to enforce the terms of this Agreement. The parties irrevocably and unconditionally submit to the jurisdiction (both subject matter and personal) of any such courts and irrevocably and unconditionally waive: (a) any objection any party might now or hereafter have to the venue in any such courts; and (b) any claim that any action or proceeding brought in any such courts has been brought in an inconvenient forum.

18. Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the following:

a. Without the necessity of obtaining Landlord’s prior consent, Tenant may assign this Agreement to assignees who are Affiliates of Tenant or U.O. LLC or any non-Affiliate which is a governmental or quasi-governmental authority providing all or some of the Public Financing to Tenant if such assignment is a condition or requirement thereof. However, Tenant shall promptly notify Landlord of any such assignment and no such assignment shall relieve Tenant of its obligations hereunder. In addition, Tenant, in conjunction with the completion of the Closing with respect to the lease of the Option Property, may name nominees which are Affiliates to take title thereto. For the purposes of this Agreement, an “Affiliate” shall mean any entity (i) into or with which Tenant or U.O. LLC may be merged or consolidated, (ii) which is controlled by, controls, or is under common control of or with Tenant, or (iii) which acquires or controls the majority of the assets of Tenant or U.O. LLC. For purposes of this definition, the terms “controlled by,” “controls” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Tenant or U.O. LLC, whether through ownership, legally or beneficially, of voting securities, by contract or otherwise.

b. Except as set forth in Section 13(a) above, Tenant shall not, directly or indirectly, assign or attempt to assign all or any part of, or any rights Tenant may have in, this Agreement (whether by sale, assignment, or transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion. Any assignment which requires Landlord’s consent which is completed without Landlord’s prior written consent shall be deemed to be a violation of this Agreement. Any attempted assignment made in violation of this Agreement which requires Landlord’s consent shall automatically constitute a Default by Tenant under this Agreement.

c. Landlord, except for a transfer to a Governmental Authority for which no consent is needed, shall not directly or indirectly, assign or attempt to assign all or any part of, or any rights or obligations Landlord may have in this Agreement (whether by sale, assignment, or transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), without Tenant’s prior written consent, which consent may be withheld in Tenant’s reasonable discretion if such assignment, sale or transfer would materially, adversely affect any of the rights or benefits in favor of Tenant under this Agreement or any other document or agreement contemplated hereby.

19. No Leases. From and after the date of this Agreement and so long as this Option Agreement remains in force and effect, PAID shall not enter into any leases or grant any rights of occupancy for all or any portion of the Option Property.

20. Merger. This Agreement, together with the Lease Agreement and the Acquisition Agreement, embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein and all prior and contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by both parties.

21. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions thereof.

SIGNATURES BEGIN ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Option Agreement the day and year first above written.

LANDLORD:

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

By:
	Name:	James McManus
	Title:	Chairman

TENANT:

URBAN OUTFITTERS, INC.

By:
	Name:	Richard A. Hayne
	Title:	President

MEMORANDUM OF OPTION TO LEASE

THIS MEMORANDUM OF OPTION TO LEASE (the “Memorandum”) is made as of this 24th day of March 2005 by and between PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT, a body corporate and politic organized under the laws of the Commonwealth of Pennsylvania, having an address of 1500 Market Street, Suite 2600, Philadelphia, Pennsylvania 19103 (“Landlord”), and URBAN OUTFITTERS, INC., a Pennsylvania corporation, having an address at 1809 Walnut Street, Philadelphia, Pennsylvania 19103 (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into a certain Acquisition and Development Agreement dated as of November 15, 2004, which was amended by First Amendment to Acquisition and Development Agreement dated even date herewith (as so amended, the “Acquisition Agreement”). By Partial Assignment of Acquisition and Development Agreement dated even date herewith, between U.O. Real Estate LLC (“U.O. LLC”) and Tenant (the “Partial Assignment”), Tenant assigned certain rights to U.O. LLC, and pursuant thereto U.O. LLC acquired, among other things, from Landlord those certain tracts or parcels of ground, together with the buildings and improvements located thereon and the appurtenances thereto, located at the Navy Yard, Philadelphia, Pennsylvania, and being known as 1500 Kitty Hawk Avenue (including Buildings 7, 12 and 15), 5199 South 16th Street (including Building 139), and 5101 South 16th Street (including Building 543); and

WHEREAS, pursuant to the Acquisition Agreement, U.O. LLC leased from Landlord that certain parcel of ground located at The Navy Yard, Philadelphia, Pennsylvania (including Building 10), being known as 5000 South Broad Street, and that certain tract of land with Building O located thereon, being known as 1109 Admiral Peary Way; and

WHEREAS, pursuant to that certain Option Agreement between Landlord and Tenant dated even date herewith (the “Option Agreement”), Landlord has granted unto Tenant an option (the “Option”) to lease, upon certain terms and conditions, all that certain tract or parcel of ground located at The Navy Yard, Philadelphia, Pennsylvania, as outlined on Exhibit “A” attached hereto and made a part hereof and the improvements and structures erected thereon, including Building P, and certain appurtenances thereto, being known as 1107 Admiral Peary Way (collectively, the “Option Property”); and

WHEREAS, the Option Property forms a part of that certain Parcel 7 of the Navy Yard, Philadelphia, Pennsylvania, as such Parcel 7 is more particularly described on Exhibit “B” attached hereto and made a part hereof; and

WHEREAS, this Memorandum is entered into for the purpose of setting forth certain basic terms of the Option as the same have been agreed to by the parties.

NOW THEREFORE, for and in consideration of the sum of One Dollar ($1.00) unto it in hand paid by Tenant, the receipt and sufficiency of which is hereby acknowledged by Landlord, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Tenant shall have an option, but not the obligation, to lease from Landlord the Option Property.

2. The Option shall be exercised by Tenant upon not less than thirty (30) days’ prior written notice to Landlord, as provided for in the Option Agreement.

3. Tenant shall have the Option for the one (1) year period expiring on the day immediately preceding the first anniversary of the date hereof. If the Option is not exercised by Tenant during the aforesaid one (1) year period, the Option shall expire and this Memorandum shall be deemed to be null and void and of no further force and effect. The parties agree to execute and record a termination of Memorandum of Option to Lease if requested.

4. The only sums payable and collectible as rent under the Lease shall be the CAM (as that term is defined in the Acquisition Agreement), all as more fully set forth in the Lease Agreement. The term of the Lease Agreement shall commence no later than sixty (60) days following Tenant’s exercise of the Option.

5. In the event that Tenant should exercise the Option, the lease of the Option Property shall be upon the terms and conditions as set forth in the Option Agreement (which incorporates certain provisions of the Acquisition Agreement) and the Lease Agreement which is attached to and forms a part of the Option Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Option as of the day and year first above written.

LANDLORD:

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

By:
	Name:	James McManus
	Title:	Chairman

TENANT:

URBAN OUTFITTERS, INC.

By:
	Name:	Richard A. Hayne
	Title:	President

COMMONWEALTH OF PENNSYLVANIA	:

	:	SS.

COUNTY OF PHILADELPHIA	:

On this 24th day of March 2005 before me, a Notary Public of the Commonwealth of Pennsylvania, personally appeared Richard A. Hayne, who acknowledged himself to be the President of Urban Outfitters, Inc., a party to the foregoing agreement, and acknowledged that, being authorized to do so, he executed the foregoing instrument for the purposes therein contained by signing the name of such corporation by himself as such officer.

In witness whereof, I hereunto set my hand and official seal.

Notary Public

My commission expires:

COMMONWEALTH OF PENNSYLVANIA	:

	:	SS.

COUNTY OF PHILADELPHIA	:

On this 24th day of March 2005 before me, a Notary Public of the Commonwealth of Pennsylvania, personally appeared James McManus, who acknowledged himself to be the Chairman of the Philadelphia Authority for Industrial Development (PAID), a party to the foregoing Memorandum of Option, and acknowledged that, being authorized to do so, he executed the foregoing instrument for the purposes therein contained by signing the name of the Philadelphia Authority for Industrial Development by himself as such officer.

In witness whereof, I hereunto set my hand and official seal.

Notary Public

My commission expires:

Schedule 3.1

FORM OF OPTION TO PURCHASE AGREEMENT

OPTION AGREEMENT

THIS OPTION AGREEMENT (the “Agreement”) is made this 24th day of March, 2005, by and between PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT, a body corporate and politic organized under the laws of the Commonwealth of Pennsylvania, having an address at 1500 Market Street, Suite 2600 Philadelphia, Pennsylvania 19103 (“PAID”) and URBAN OUTFITTERS, INC., a Pennsylvania corporation, having an address at 1809 Walnut Street, Philadelphia, Pennsylvania 19103 (“Urban”).

BACKGROUND

WHEREAS, PAID is the owner of that certain parcel of land located at The Navy Yard, Philadelphia, Pennsylvania, being Parcel 5J as shown on the “Subdivision Plan – Parcel 5 for Urban Outfitters” prepared by Barton & Martin Engineers, a Division of Vollmer Associates LLP, dated February 4, 2005, as more particularly described on Exhibit “A” attached hereto, together with any and all improvements (including Buildings 25 and 41), appurtenances, access ways, rights, privileges and easements benefiting, belonging or pertaining thereto, being known as 1491 Flagship Drive (hereinafter collectively called the “Option Property”);

WHEREAS, PAID and Urban entered into a certain Acquisition and Development Agreement dated as of November 15, 2004, which was amended by First Amendment to Acquisition and Development Agreement dated even date herewith (as so amended, the “Acquisition Agreement”). By Partial Assignment of Acquisition and Development Agreement dated even date herewith, between U.O. Real Estate LLC (“U.O. LLC”) and Urban (the “Partial Assignment”), Urban assigned certain rights to U.O. LLC, and pursuant thereto U.O. LLC acquired, among other things, from PAID those certain tracts or parcels of ground, together with the buildings and improvements located thereon and the appurtenances thereto, located at the Navy Yard, Philadelphia, Pennsylvania, and being known as 1500 Kitty Hawk Avenue (including Buildings 7, 12 and 15), 5199 South 16th Street (including Building 139), and 5101 South 16th Street (including Building 543); and

WHEREAS, pursuant to the Acquisition Agreement, the PAID and Urban agreed to create an option (the “Option”) to allow Urban to acquire the Option Property, all on the terms and conditions as more particularly set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration and intending to be legally bound hereby, agree as follows:

6. Grant of Option. Subject to all of the terms and provisions of this Agreement, PAID does hereby grant to Urban the right for the period commencing on the date hereof and continuing thereafter until 5 p.m. (Philadelphia, PA time) on the day immediately preceding the tenth (10th) anniversary of the date hereof (the “Option Period”) to purchase the Option Property on the terms and conditions provided in the Agreement of Sale attached hereto as Exhibit “B” (the “Sale Agreement”).

7. Option Notice.

a. If at any time during the Option Period Urban desires to purchase the Option Property, Urban shall provide the PAID with not less than two (2) year’s prior written notice of such intention. Urban’s right to exercise the Option shall be conditioned upon (i) the then current intention of Urban or an Affiliate, as of the Closing Date under the Sale Agreement, to thereafter use and occupy the Option Property for Urban’s Use (as such term is defined in the Acquisition Agreement) (as evidenced by a projected fit-out and occupancy schedule prepared by Urban or an Affiliate and delivered to PAID in accordance with Section 3.1(b) of the Acquisition Agreement); (ii) at both the date of Urban’s notice and on the Closing Date, that there is no default by Urban or U.O. LLC under any Public Financing (as defined in the Acquisition Agreement) and no monetary event of default by Urban or U.O. LLC under any obligation to PAID and/or Philadelphia Industrial Development Corporation pursuant to the Acquisition Agreement that is continuing, in each instance, beyond expiration of any applicable notice, grace or cure periods; and (iii) U.O. LLC or an Affiliate is not in breach of the occupancy covenant set forth in Section 9.2.3 of the Acquisition Agreement as to the buildings commonly known as Building 7, Building 12, Building 15 and Building 543 beyond expiration of any applicable notice, grace or cure periods relating thereto provided by the Acquisition Agreement.

b. Upon valid exercise of the Option by Urban in accordance with the provisions of this Agreement, Urban and PAID shall both be bound under the Sale Agreement without any further action by the other party. The Sale Agreement shall be effective and shall be deemed to be dated as of the date the Option is so exercised. Notwithstanding the foregoing, by separate written acknowledgement, PAID and Urban shall specifically certify the accuracy of the representations and warranties contained in the Sale Agreement promptly upon valid exercise of the Option.

c. Additionally, if Urban desires at any time to terminate this Agreement, Urban shall provide PAID with written notice of such intention and any recorded Memorandum of Option shall be null and void. The parties hereto agree to execute and record a Termination of Memorandum of Option if requested.

8. Closing. Closing for any such purchase of the Option Property shall take place at 10:00 A.M. (Philadelphia, PA time) at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103, on the date which is thirty (30) days after (a) the date that PAID can deliver possession of the Option Property free and clear of the rights and claims to or rights of possession and occupancy in favor of River Associates, Inc., Moran Towing Corporation, and Del/San Environmental Engineers (collectively, the “Existing Tenants”), or (b) the expiration of the Due Diligence Period (as defined in the Sale Agreement), if the Option Property is already free and clear of claims to or rights of possession and occupancy of the Existing Tenants as of the Effective Date of the Sale Agreement (the “Closing Date”).

9. Option Purchase Price. The purchase price for the purchase of the Option Property is Twenty-five Dollars ($25.00) per square foot of the Buildings (the “Option Purchase Price”). Based upon PAID’s information regarding the measurement of the Buildings, the Option Purchase Price for the Option Property would be One Million Three Hundred Eighty Thousand Four Hundred Fifty Dollars ($1,380,450.00). Urban shall have the right to remeasure the Buildings during the Due Diligence Period in accordance with the Sale Agreement and the results of such remeasurement shall be used by the parties hereto to calculate the Option Purchase Price. The Option Purchase Price shall be paid on the Closing Date by wire transfer, certified check, bank cashier’s check or check of the title insurance company insuring Urban’s title.

10. Expiration. In the event that Urban has not sent written notice of its intention to exercise its Option on or before the date which is two (2) years prior to the expiration date of the Option Period, this Option Agreement shall be deemed to have expired and the Memorandum of Option shall be deemed null and void. The parties agree to execute and record a termination of Memorandum of Option if requested.

11. No Additional Encumbrances; No New Leases. From and after the date of this Agreement, PAID shall not (a) enter into any extensions, renewals or expansions of the leases with any of the Existing Tenants that would preclude Urban’s ability to close under the Sale Agreement in accordance with its provisions free and clear of those leases and any claims to or rights of possession thereunder, (b) enter into any new leases or grants of rights of occupancy for any portion of the Option Property that would preclude (i) Urban’s ability to close under the Sale Agreement in accordance with its provisions free and clear of those leases or occupancy agreements and any claims to or rights of possession thereunder, and (ii) Urban’s ability use the entire Option Property for Urban’s Use (as such term is defined in the Acquisition Agreement), or (c) do, permit or suffer to be done anything which would encumber title to the Option Property or would otherwise adversely affect the condition of such title without first obtaining the approval of Urban as to such encumbrances, which approval Urban may withhold if, Urban believes, in Urban’s sole discretion that such encumbrances would impair Urban’s ability to use the entire Option Property for Urban’s Use. Notwithstanding the provision of the immediately preceding clause (c), PAID may encumber the Option Property with a mortgage so long as, pursuant to its terms, PAID has the absolute right and privilege to satisfy such mortgage at any time and PAID, as a condition of the Completion of Closing (as that term is defined in the Sale Agreement), causes such mortgage to be satisfied of record on or before the Closing Date.

12. Acquisition Agreement. To the extent that a matter is specifically addressed in this Agreement and in the Acquisition Agreement, the provisions of this Agreement shall control, but if there are matters which are not specifically addressed herein, the provisions of the Acquisition Agreement with respect thereto shall control.

13. Notices. Any notice, request, consent, demand or other communication required or permitted to be given under this Agreement shall be in writing (whether or not the specific provision of this Agreement provides that the same must be written) and given by next business day delivery service with next business day delivery charges paid by sender or by United States mail, registered or certified, with postage prepaid and return receipt required. Notices shall be deemed properly given for purposes of this Agreement one business day after deposit with a next business day delivery service, or three (3) business days after delivery to the United States Postal Service, or otherwise upon actual receipt. Such notices and communications shall be sent to the parties at the following addresses (or to such other or further addresses as the parties may designate by like notice similarly sent):

To PAID:

Philadelphia Authority for Industrial Development

c/o Philadelphia Industrial Development Corporation

2600 Centre Square West

1500 Market Street

Philadelphia, PA 19102

Attn: John S. Grady, Jr., Senior Vice President

Facsimile: 215-568-2453

with a copy to:	Philadelphia Authority for Industrial Development 2600 Centre Square West 1500 Market Street Philadelphia, PA 19102 Attention: Ellen S. Brown, Esquire Facsimile: 215-977-9618

with a copy to:	Dilworth Paxson LLP 3200 Mellon Bank Center 1735 Market Street Philadelphia, PA 19103 Attn: Joseph F. Kessler, Esquire Facsimile: 215-575-7200

To Urban:	Urban Outfitters, Inc. 1809 Walnut Street Philadelphia, PA 19103 Attn: Richard A. Hayne, President Facsimile: 215-568-1549

with copy to:	Urban Outfitters, Inc. 1809 Walnut Street Philadelphia, PA 19103 Attn: Glen A. Bodzy, General Counsel Facsimile: 215-568-1549

with copy to:	Drinker Biddle & Reath LLP One Logan Square 18th & Cherry Streets Philadelphia, PA 19103-6996 Attn: Harry S. Cherken, Jr., Esquire Facsimile: 215-988-2757

14. Time of Essence. Time is of the essence of this Agreement. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a day that is not a business day, the time for such performance shall be extended to the next succeeding business day. For purposes of this Agreement, a “business day” is a day other than a Saturday, Sunday or legal holiday of the United States, the Commonwealth of Pennsylvania or the City of Philadelphia.

15. Possession. Possession of the Option Property is to be delivered at the time of Closing in accordance with the Sale Agreement.

16. Memorandum of Option Agreement. A Memorandum of this Agreement shall be executed simultaneously with this Agreement and such Memorandum shall thereafter be recorded in the public records.

17. Attorney’s Fees. If either PAID or Urban shall institute any action or proceeding against the other relating to any of the terms, covenants, conditions or provisions of this Agreement, or if there occurs any default by either PAID or Urban hereunder, the unsuccessful party in such action or proceeding shall reimburse the successful party for reasonable attorney’s fees and other costs and expenses incurred therein by the successful party, including fees, costs and expenses incurred in any appellant proceeding. The parties hereto agree that a provision similar to the foregoing with respect to attorney’s fees, costs and expenses shall be included in any agreement contemplated hereunder and executed and delivered by PAID and Urban pursuant hereto, and further agree that in any action or proceeding their prayers for relief shall include a plea for the awarding of attorney’s fees, costs, and expenses in a manner consistent with the provisions of this Section 11.

18. Governing Law; Jurisdiction. Any dispute between the parties under this Agreement shall be resolved by litigation. This Agreement is being executed, delivered and is intended to be performed in Philadelphia County, Pennsylvania and the substantive laws of the Commonwealth of Pennsylvania will govern the validity, construction, interpretation and enforcement of this Agreement. The parties consent to the venue and jurisdiction of any federal or state trial or appellate courts of Philadelphia County, Pennsylvania or the Eastern District of Pennsylvania in any action brought to enforce the terms of this Agreement. The parties irrevocably and unconditionally submit to the jurisdiction (both subject matter and personal) of any such courts and irrevocably and unconditionally waive: (a) any objection any party might now or hereafter have to the venue in any such courts; and (b) any claim that any action or proceeding brought in any such courts has been brought in an inconvenient forum.

19. Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the following:

a. Without the necessity of obtaining PAID’s prior consent, Urban may assign this Agreement to assignees who are Affiliates of Urban or U.O. LLC or any non-Affiliate which is a governmental or quasi-governmental authority providing all or some of the Public Financing to Urban if such assignment is a condition or requirement thereof. However, Urban shall promptly notify PAID of any such assignment and no such assignment shall relieve Urban of its obligations hereunder. In addition, Urban, in conjunction with the completion of the Closing with respect to the Option Property, may name nominees which are Affiliates to take title thereto. For the purposes of this Agreement, an “Affiliate” shall mean any entity (i) into or with which Urban or U.O. LLC may be merged or consolidated, (ii) which is controlled by, controls, or is under common control of or with Urban or U.O. LLC, or (iii) which acquires or controls the majority of the assets of Urban or U.O. LLC. For purposes of this definition, the terms “controlled by,” “controls” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Urban or U.O. LLC, whether through ownership, legally or beneficially, of voting securities, by contract or otherwise.

b. Except as set forth in Section 13(a) above, Urban shall not, directly or indirectly, assign or attempt to assign all or any part of, or any rights Urban may have in, this Agreement (whether by sale, assignment, or transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), without PAID’s prior written consent, which may be granted or withheld in PAID’s sole discretion. Any assignment which requires PAID’s consent which is completed without PAID’s prior written consent shall be deemed to be a violation of this Agreement. Any attempted assignment made in violation of this Agreement which requires PAID’s consent shall automatically constitute a default by Urban under this Agreement.

c. PAID, except for a transfer to a Governmental Authority for which no consent is needed, shall not directly or indirectly, assign or attempt to assign all or any part of, or any rights or obligations PAID may have in this Agreement (whether by sale, assignment, or transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), without Urban’s prior written consent, which consent may be withheld in Urban’s reasonable discretion if such assignment, sale or transfer would materially, adversely affect any of the rights or benefits in favor of Urban under this Agreement or any other document or agreement contemplated hereby.

20. Merger. This Agreement, together with the Acquisition Agreement and the Sale Agreement, embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein and all prior and contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by both parties.

21. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions thereof.

SIGNATURES BEGIN ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Option Agreement the day and year first above written.

PAID:

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

By:
Name: James McManus
Title: Chairman

URBAN:

URBAN OUTFITTERS, INC.

By:
Name: Richard A. Hayne
Title: President

EXHIBIT “A”

Option Property Description

ALL THAT CERTAIN tract or parcel of land situate in the 39th Ward of the City of Philadelphia, Commonwealth of Pennsylvania, more particularly bounded and described in accordance with a Subdivision Plan prepared by Barton & Martin Engineers, a division of Vollmer Associates, dated February 4, 2005, Project Number 200463228 as follows to wit:

Beginning at an interior point, said interior point is located the following fourteen courses and distances from a monument found on the West side of Broad Street (300’ wide) extended, said monument being the southerly intersection of the Southerly right of way line of Now or Formerly Consolidated Rail Corporation with the Southwesterly line of lands of Now or Formerly the Pennsylvania Department of Transportation:

1.	South 14 degrees 30 minutes 00 seconds West, a distance of 24 feet to a point;

2.	South 75 degrees 30 minutes 00 seconds East, a distance of 1.50 feet to a point;

3.	South 14 degrees 30 minutes 00 seconds West, a distance of 30 feet to a point;

4.	South 30 degrees 30 minutes 00 seconds East, a distance of 66.47 feet to a point;

5.	South 14 degrees 30 minutes 00 seconds West, a distance of 482.85 feet to a point;

6.	South 73 degrees 08 minutes 17 seconds East, a distance of 54.11 feet to a point;

7.	South 14 degrees 36 minutes 46 seconds West, a distance of 249.15 feet to a point

8.	North 73 degrees 17 minutes 43 seconds West, a distance of 26.42 feet to a point;

9.	South 14 degrees 28 minutes 38 seconds West, a distance of 709.37 feet to a point;

10.	South 75 degrees 28 minutes 19 seconds East, a distance of 25.48 feet to a point;

11.	South 14 degrees 31 minutes 41 seconds West, a distance of 69.25 feet to a point;

12.	Southwesterly, by a curve to the left having a radius of 474.00 feet, an arc distance of 124.87 feet, the chord bearing South 06 degrees 58 minutes 53 seconds West, a distance of 124.50 feet to a point;

13.	South 00 degrees 33 minutes 56 seconds East, a distance of 1814.54 feet;

14.	South 89 degrees 27 minutes 45 seconds West, a distance of 171.63 feet; and

A-1

15.	South 00 degrees 32 minutes 15 seconds East, a distance of 1.65 feet to the said point of Beginning and running thence;

1.	South 00 degrees 32 minutes 15 seconds East, a distance of 375.73 feet to a point thence;

2.	South 89 degrees 27 minutes 45 seconds West, a distance of 124.56 feet to a point thence;

3.	North 00 degrees 32 minutes 15 seconds West, a distance of 375.73 feet to a point thence;

4.	North 89 degrees 27 minutes 45 seconds East, a distance of 124.56 feet to the point and place of Beginning.

Containing 46,799 square feet of land more or less.

BEING KNOWN AS 1491 Flagship Drive.

BEING A PORTION OF BRT NUMBER 78-8-0070-11.

A-2

EXHIBIT “B”

Sale Agreement

MEMORANDUM OF OPTION

THIS MEMORANDUM OF OPTION is made as of this 24th day of March, 2005 by and between PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT, a body corporate and politic organized under the laws of the Commonwealth of Pennsylvania, having an address of 1500 Market Street, Suite 2600, Philadelphia, Pennsylvania 19103 (“PAID”), and URBAN OUTFITTERS, INC., a Pennsylvania corporation, having an address at 1809 Walnut Street, Philadelphia, Pennsylvania 19103 (“Urban”).

RECITALS

WHEREAS, PAID and Urban entered into a certain Acquisition and Development Agreement dated as of November 15, 2004, which was amended by First Amendment to Acquisition and Development Agreement dated even date herewith (as so amended, the “Acquisition Agreement”). By Partial Assignment of Acquisition and Development Agreement dated even date herewith, between U.O. Real Estate LLC (“U.O. LLC”) and Urban (the “Partial Assignment”), Urban assigned certain rights to U.O. LLC, and pursuant thereto U.O. LLC acquired, among other things, from PAID those certain tracts or parcels of ground, together with the buildings and improvements located thereon and the appurtenances thereto, located at the Navy Yard, Philadelphia, Pennsylvania, and being known as 1500 Kitty Hawk Avenue (including Buildings 7, 12 and 15), 5199 South 16th Street (including Building 139), and 5101 South 16th Street (including Building 543); and

WHEREAS, pursuant to that certain Option Agreement between PAID and Urban dated even date herewith (the “Option Agreement”), PAID has granted unto Urban an option (the “Option”) to acquire, upon certain terms and conditions, all of the right, title and interest of PAID in and to that certain parcel of ground located at The Navy Yard, Philadelphia, Pennsylvania, as more particularly described on Exhibit “A” attached hereto and the improvements and structures erected thereon, including Buildings 25 and 41, and certain appurtenances thereto being known as 1491 Flagship Drive (collectively, the “Option Property”); and

WHEREAS, this Memorandum of Option is entered into for the purpose of setting forth certain basic terms of the Option as the same have been agreed to by the parties.

NOW THEREFORE, for and in consideration of the sum of One Dollar ($1.00) unto it in hand paid by Urban, the receipt and sufficiency of which is hereby acknowledged by PAID, the parties hereto, intending to be legally bound hereby, agree as follows:

22. Urban shall have an option, but not the obligation, to acquire from PAID, all of the right, title and interest of PAID in and to the Option Property.

23. The Option shall be exercised by Urban upon two (2) years’ prior written notice to PAID, as provided for in the Option Agreement.

24. Urban shall have the Option until 5 p.m. (Philadelphia, PA time) on the day immediately preceding the tenth (10th) anniversary of the date hereof (the “Option Period”). If the Option is not exercised by Urban on or before 5 p.m. (Philadelphia, PA time) on the date which is two (2) years prior to the expiration of the Option Period, the Option shall expire and this Memorandum of Option shall be deemed to be null and void and of no further force and effect. The parties agree to execute and record a termination of Memorandum of Option if requested.

25. The purchase price for the purchase of the Option Property is Twenty-five Dollars ($25.00) per square foot of the Buildings (the “Option Purchase Price”). Based upon PAID’s information regarding the measurement of the Buildings, the Purchase Price for the Property would be One Million Three Hundred Eighty Thousand Four Hundred Fifty Dollars ($1,380,450.00), subject to adjustment based upon Urban’s right to remeasure the Buildings as set forth in the Sale Agreement.

26. In the event that Urban should exercise the Option, the purchase of the Option Property shall be upon the terms and conditions as set forth in the Option Agreement (which incorporates certain provisions of the Acquisition Agreement) and the Sale Agreement which is attached to and forms a part of the Option Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Option as of the day and year first above written.

PAID:

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

By:
	Name:	James McManus
	Title:	Chairman

URBAN:

URBAN OUTFITTERS, INC.

By:
	Name:	Richard A. Hayne
	Title:	President

COMMONWEALTH OF PENNSYLVANIA	:

	:	SS.

COUNTY OF PHILADELPHIA	:

On this 24th day of March 2005 before me, a Notary Public of the Commonwealth of Pennsylvania, personally appeared Richard A. Hayne, who acknowledged himself to be the President of Urban Outfitters, Inc., a party to the foregoing agreement, and acknowledged that, being authorized to do so, he executed the foregoing instrument for the purposes therein contained by signing the name of such corporation by himself as such officer.

In witness whereof, I hereunto set my hand and official seal.

Notary Public

My commission expires:

COMMONWEALTH OF PENNSYLVANIA	:

	:	SS.

COUNTY OF PHILADELPHIA	:

On this 24th day of March 2005 before me, a Notary Public of the Commonwealth of Pennsylvania, personally appeared James McManus, who acknowledged himself to be the Chairman of the Philadelphia Authority for Industrial Development (PAID), a party to the foregoing Memorandum of Option, and acknowledged that, being authorized to do so, he executed the foregoing instrument for the purposes therein contained by signing the name of the Philadelphia Authority for Industrial Development by himself as such officer.

In witness whereof, I hereunto set my hand and official seal.

Notary Public

My commission expires:

EXHIBIT “A”

DESCRIPTION OF OPTION PROPERTY

ALL THAT CERTAIN tract or parcel of land situate in the 39th Ward of the City of Philadelphia, Commonwealth of Pennsylvania, more particularly bounded and described in accordance with a Subdivision Plan prepared by Barton & Martin Engineers, a division of Vollmer Associates, dated February 4, 2005, Project Number 200463228 as follows to wit:

Beginning at an interior point, said interior point is located the following fourteen courses and distances from a monument found on the West side of Broad Street (300’ wide) extended, said monument being the southerly intersection of the Southerly right of way line of Now or Formerly Consolidated Rail Corporation with the Southwesterly line of lands of Now or Formerly the Pennsylvania Department of Transportation:

1.	South 14 degrees 30 minutes 00 seconds West, a distance of 24 feet to a point;

2.	South 75 degrees 30 minutes 00 seconds East, a distance of 1.50 feet to a point;

3.	South 14 degrees 30 minutes 00 seconds West, a distance of 30 feet to a point;

4.	South 30 degrees 30 minutes 00 seconds East, a distance of 66.47 feet to a point;

5.	South 14 degrees 30 minutes 00 seconds West, a distance of 482.85 feet to a point;

6.	South 73 degrees 08 minutes 17 seconds East, a distance of 54.11 feet to a point;

7.	South 14 degrees 36 minutes 46 seconds West, a distance of 249.15 feet to a point

8.	North 73 degrees 17 minutes 43 seconds West, a distance of 26.42 feet to a point;

9.	South 14 degrees 28 minutes 38 seconds West, a distance of 709.37 feet to a point;

10.	South 75 degrees 28 minutes 19 seconds East, a distance of 25.48 feet to a point;

11.	South 14 degrees 31 minutes 41 seconds West, a distance of 69.25 feet to a point;

12.	Southwesterly, by a curve to the left having a radius of 474.00 feet, an arc distance of 124.87 feet, the chord bearing South 06 degrees 58 minutes 53 seconds West, a distance of 124.50 feet to a point;

13.	South 00 degrees 33 minutes 56 seconds East, a distance of 1814.54 feet;

14.	South 89 degrees 27 minutes 45 seconds West, a distance of 171.63 feet; and

15.	South 00 degrees 32 minutes 15 seconds East, a distance of 1.65 feet to the said point of Beginning and running thence;

1.	South 00 degrees 32 minutes 15 seconds East, a distance of 375.73 feet to a point thence;

2.	South 89 degrees 27 minutes 45 seconds West, a distance of 124.56 feet to a point thence;

3.	North 00 degrees 32 minutes 15 seconds West, a distance of 375.73 feet to a point thence;

4.	North 89 degrees 27 minutes 45 seconds East, a distance of 124.56 feet to the point and place of Beginning.

Containing 46,799 square feet of land more or less.

BEING the same premises which the United States of America, by Deed dated March 30, 2000 and recorded on March 31, 2000 in the Department of Records of Philadelphia, Pennsylvania at Document No. 50058410, granted and conveyed unto the Philadelphia Authority for Industrial Development, in fee.

BEING KNOWN AS 1491 Flagship Drive.

BEING A PORTION OF BRT NUMBER 78-8-0070-11.

Schedule 3.2.2

PROVISIONS OF DRPA LEASE

DRPA Uses.

Subject to Paragraph 40 [i.e., DRPA, as tenant, being in compliance with Applicable Laws as defined in the DRPA Lease], the sole purpose for which the .....Premises may be used, in the absence of prior written approval by [PAID, as landlord] and [PAID] Contracting Officer or his authorized representative for any other use, which approval shall not be unreasonably withheld, delayed or conditioned, is for a cruise ship terminal and related office, commercial and retail uses and only in accordance with the uses permitted under [Applicable Laws as defined in Paragraph 40 of the DRPA Lease]. Any related office, commercial or retail uses must be approved by [PAID, as landlord,] in advance, [Exhibit I to the DRPA Lease] specifies the list of related uses which are approved by [PAID] as of the execution of the [DRPA Lease].

Exhibit I [of the DRPA Lease] further provides: “Gift Shop (so long as this space occupied by this use within Building [3] does not exceed 450 sq. ft.), Offices for U.S. Customs and other federal agencies customarily found in cruise ship terminals, travel agency offices, catering/food service kitchen and Special Events,” (collectively, “DRPA Uses”).

DRPA Assignees.

Except as provided for in Section 2a of [the DRPA Lease] [i.e., related to mortgaging of leasehold interest] the [Sublessee] shall not: (a) transfer or assign [this Sublease] or any interest or right hereunder or any property on the [Subleased Premises]; (b) [sub-sublet the Subleased Premises], or any part thereof or any property thereon; or (c) grant any interest, privilege, or license whatsoever in connection with this [Sublease] without [PAID]’s and the [Government’s] prior written approval as provided for in Paragraph 5.1 of the [DRPA] Lease which approval shall not be unreasonably withheld, Subject to [Navy] approval, [PAID] hereby grants its approval for the sublease or license of all or a portion of the [Subleased Premises] to persons or entities to use such space for the uses approved by [PAID] as set forth in Exhibit 1.”

The First Amendment to the DRPA Lease provides that: “[Sublessee] shall have the right to assign its interest in this [Sublease] to the Philadelphia Regional Port Authority, the Delaware River Port Authority or any other governmental or quasi-governmental agency, authority, or body without prior written consent of [PAID] and [Sublessee] shall have the right to [sublet] or license all or a portion of the [Subleased Premises] to any person, entity or governmental or quasi-governmental agency or authority for any of the uses approved by [PAID] set forth on Exhibit I to the [Sublease].” (collectively, “DRPA Assignees”).

NOTE: PAID advises Urban that the DRPA Lease is a direct lease between PAID, as landlord, and DRPA, as tenant, notwithstanding the references to “Sublease” “Sublessor”, Sublessee” and words of similar import in that PAID succeeded to the interests of landlord thereunder by operation of law.

B-2

Schedule 3.2.3

FORM OF ROFO AGREEMENT

OPTION AGREEMENT

THIS OPTION AGREEMENT (the “Agreement”) is made this 24th day of March 2005 by and between PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT, a body corporate and politic organized under the laws of the Commonwealth of Pennsylvania, whose address is 1500 Market Street, Suite 2600, Philadelphia, Pennsylvania 19103 (“PAID”) and URBAN OUTFITTERS, INC., a Pennsylvania corporation, whose address is 1809 Walnut Street, Philadelphia, Pennsylvania 19103 (“Urban”).

BACKGROUND

WHEREAS, PAID is the owner of that certain parcel of land located at The Navy Yard, Philadelphia, Pennsylvania, being Parcel 5K as shown on the “Subdivision Plan – Parcel 5 for Urban Outfitters” prepared by Barton & Martin Engineers, a Division of Vollmer Associates LLP, dated February 4, 2005, as more particularly described on Exhibit “A” attached hereto, together with any and all improvements (including Building 3), appurtenances, access ways, rights, privileges and easements benefiting, belonging or pertaining thereto, being known as 5100 South Broad Street (the “Option Property”);

WHEREAS, PAID and Urban entered into a certain Acquisition and Development Agreement dated as of November 15, 2004, which was amended by First Amendment to Acquisition and Development Agreement dated even date herewith (as so amended, the “Acquisition Agreement”). By Partial Assignment of Acquisition and Development Agreement dated even date herewith, between U.O. Real Estate LLC (“U.O. LLC”) and Urban (the “Partial Assignment”), Urban assigned certain rights to U.O. LLC, and pursuant thereto U.O. LLC acquired, among other things, from PAID those certain tracts or parcels of ground, together with the buildings and improvements located thereon and the appurtenances thereto, located at the Navy Yard, Philadelphia, Pennsylvania, and being known as 1500 Kitty Hawk Avenue (including Buildings 7, 12 and 15), 5199 South 16th Street (including Building 139), and 5101 South 16th Street (including Building 543); and

WHEREAS, pursuant to the Acquisition Agreement, PAID and Urban agreed to create an option (the “Option”) to allow Urban to acquire the Option Property, all on the terms and conditions as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

27.	Covenants Relating to DRPA Lease.

a. PAID advises Urban, as of the date of this Agreement, of the following:

i. There is one lease outstanding for the Option Property, dated May 22, 1998, as amended by First Amendment to Lease, dated May 22, 1998, and Second Amendment to Lease, dated March 23, 2004, between PAID, as landlord, and the Port of Philadelphia and Camden, Inc. (“PPC”), the predecessor in interest to the Delaware River Port Authority (“DRPA”), as tenant. PPC dissolved, and its obligations under the DRPA Lease (as hereinafter defined), as tenant, were assumed by DRPA by agreement dated August 18, 1999. The aforesaid lease, as amended and assumed, is hereinafter referred to as the “DRPA Lease”;

ii. The initial term of the DRPA Lease terminates on March 31, 2018, and is not subject to any further renewal or extension rights;

iii. The provisions set forth on Exhibit “B” attached hereto set forth the uses permitted pursuant to the provisions of the DRPA Lease (the “DRPA Uses”) and that any other use is prohibited; and

iv. The provisions set forth on Exhibit “B” also set forth the rights of DRPA with respect to assignment or subletting under the DRPA Lease and define the “DRPA Assignees”.

b. PAID covenants and agrees to promptly advise Urban in writing upon (i) the termination or expiration of the DRPA Lease, (ii) any requested change in tenancy or occupancy, or any change in the tenancy or occupancy, which is known or brought to the attention of, PAID under the DRPA Lease other than to a DRPA Assignee, and (iii) any requested change in use or any change in use which is known or brought to the attention of PAID in violation of the DRPA Uses, and PAID agrees not to consent or approve of any such request under either clause (ii) or (iii) of this Section 1(b) for a period of thirty (30) days after providing notice to Urban of such request, and not at all if Urban exercises the Option within such period.

28. Grant of Option. Subject to all of the terms and provisions of this Agreement, PAID does hereby grant to Urban the right, for the Option Period set forth in Section 9 hereof, to purchase the Option Property on the terms and conditions provided in the Agreement of Sale (the “Sale Agreement”) attached hereto as Exhibit “C”.

29.	Option Notice.

a. If at any time during the Option Period Urban desires to purchase the Option Property, Urban shall provide PAID with written notice of such intention, as follows:

i. If PAID provides Urban with notice in accordance with Section 1(b)(ii) or (iii), Urban must respond in writing within thirty (30) days after Urban’s receipt of such notice as to whether Urban intends to exercise the Option. In the event that Urban elects not to exercise the Option, then the Option shall remain in full force and effect and PAID may respond to the DRPA as PAID elects.

ii. If PAID provides Urban with notice of a Replacement Lease (as hereinafter defined) in accordance with Section 8 hereof, Urban must respond in writing within fifteen (15) days after Urban’s receipt of such notice as to whether Urban intends to exercise the

Option. In the event that Urban elects not to exercise the Option, then the Option shall remain in full force and effect and PAID may enter into the Replacement Lease.

iii. If Urban elects to exercise the Option at any other time during the Option Period, then the Option shall be exercised by Urban upon thirty (30) days’ prior written notice to PAID.

b. Upon valid exercise of the Option by Urban in accordance with the provisions of this Agreement, Urban and PAID shall both be bound under the Sale Agreement without any further action by the other party. The Sale Agreement shall be effective and shall be deemed to be dated as of the date the Option is so exercised. Notwithstanding the foregoing, by separate written acknowledgement, PAID and Urban shall specifically certify the accuracy of the representations and warranties contained in the Sale Agreement promptly upon valid exercise of the Option.

c. Additionally, if Urban desires at any time to terminate this Agreement, Urban shall provide PAID with written notice of such intention and any recorded Memorandum of Option shall be null and void. The parties hereto agree to execute and record a Termination of Memorandum of Option if requested.

30. Closing. Closing for any such purchase of the Option Property shall take place at 10:00 a.m. (Philadelphia, PA time) at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103, on the date specified in Urban’s notice which shall be a business day not earlier than the thirtieth (30th) day following the giving of such notice nor later than one hundred eighty (180) days following the giving of such notice (the “Closing Date”).

31. Option Purchase Price. The purchase price for the purchase of the Option Property is Seventy Five Dollars ($75.00) per square foot of the Building (the “Option Purchase Price”). Based upon PAID’s information regarding the measurement of the Building, the Option Purchase Price for the Option Property would be Three Million Eight Hundred Ninety-two Thousand Eight Hundred Seventy-five Dollars ($3,892,875). Urban shall have the right to remeasure the Building during the Due Diligence Period (as defined in the Sale Agreement) in accordance with the Sale Agreement and the results of such remeasurement shall be used by the parties to calculate the Option Purchase Price. The Option Purchase Price shall be paid at Closing under the Option by wire transfer, certified check, bank cashier’s check or check of the title insurance company insuring Urban’s title.

32. Acquisition Agreement. To the extent that a matter is specifically addressed in this Agreement and in the Acquisition Agreement, the provisions of this Agreement shall control, but if there are matters which are not specifically addressed herein, the provisions of the Acquisition Agreement with respect thereto shall control.

33. Condition to Exercise. Urban’s right to purchase the Option Property pursuant to Sections 2 and 3 above shall be conditioned upon (a) the then current intention of Urban or an Affiliate, as of the Closing Date under the Sale Agreement, to thereafter use and occupy the Option Property (or at least the portions thereof which are not subject to the DRPA Lease or a

“Replacement Lease” (as hereinafter defined) entered into by PAID) for “Urban’s Use” (as such term is defined in the Acquisition Agreement) (as evidenced by a projected fit-out and occupancy schedule prepared by Urban or an Affiliate and delivered to PAID in accordance with the Acquisition Agreement), (b) at both the date of Urban’s notice and on the Closing Date, that there is no default by Urban or U.O. LLC under any Public Financing (as defined in the Acquisition Agreement) and no monetary event of default by Urban or U.O. LLC under any obligation to PAID and/or Philadelphia Industrial Development Corporation pursuant to the Acquisition Agreement that is continuing, in each instance, beyond expiration of any applicable notice, grace or cure periods, and (c) U.O. LLC or an Affiliate is not in breach of the occupancy covenant set forth in Section 9.2.3 of the Acquisition Agreement as to the buildings commonly known as Building 7, Building 12, Building 15, and Building 543 beyond the expiration of any applicable notice, grace or cure periods provided by the Acquisition Agreement.

34. No Lease or Sale by PAID. Except for a transfer to a governmental, quasi-governmental or municipal entity, department, authority, board or commission (a “Governmental Authority”) which is subject to the rights of Urban under this Agreement, and except for a lease to a replacement tenant whose use, in PAID’s reasonable discretion, shall not adversely affect the operations of Urban’s business (the “Replacement Lease”), PAID shall not master lease, sublease, lease/purchase, transfer, sell, convey or dispose of the Option Property. PAID shall deliver to Urban the complete terms and conditions of any proposed Replacement Lease, including, in reasonable detail, the identity of the proposed tenant and the proposed permitted use thereunder. Urban must advise PAID within fifteen (15) days after Urban’s receipt of such notice as to whether Urban intends to exercise the Option. If Urban does not exercise the Option, then PAID may proceed with the Replacement Lease, and the Option shall continue in full force and effect, but if Urban thereafter exercises the Option, Urban shall take subject to the Replacement Lease if, on the Closing Date, such Replacement Lease is still in force and effect. If Urban does exercise the Option, then PAID will proceed with the Replacement Lease only if so directed by Urban. In the event of a transfer not in compliance herewith, the recipient of any interest in the Option Property shall hold such interest under and subject to the provisions of this Agreement. Notwithstanding the foregoing provisions of this Section 8, in the event of a Replacement Lease to a replacement tenant whose use adversely affects the operation of Urban’s business, Urban shall be entitled to exercise all rights and remedies available to Urban at law or in equity; provided, however, that Urban shall not be entitled to bring an action against PAID for money damages as a result thereof.

35. Duration. The rights of Urban pursuant to this Agreement shall be cumulative, concurrent and continuing, until 5:00 p.m. (Philadelphia, Pennsylvania time) on the later to occur of the following: (i) September 30, 2018 or (ii) the date which is six (6) months after the date on which the DRPA Lease expires or has terminated and DRPA has vacated the Option Property in accordance with the provisions of the DRPA Lease (the “Option Period”).

36. Notices. All notices, demands, waivers and other communications required or permitted by this Agreement shall be in writing (whether or not the specific provision of this agreement provides that the same must be written) and shall be deemed to have been given, if and when personally delivered, or sent U.S. Certified Mail, return receipt requested, or by private express mail overnight courier service to the following addresses (or to such other address as a party may hereinafter designate for itself by notice to the other party):

To PAID:

Philadelphia Authority for Industrial Development

c/o Philadelphia Industrial Development Corporation

2600 Centre Square West

1500 Market Street

Philadelphia, PA 19102

Attn: John S. Grady, Jr., Senior Vice President

Facsimile: 215-568-2453

with a copy to:	Philadelphia Authority for Industrial Development 1500 Market Street, Suite 2600 Philadelphia, PA 19103 Attention: Ellen S. Brown, Esquire Facsimile: 215-977-9618

with a copy to:	Dilworth Paxson LLP 3200 Mellon Center 1735 Market Street Philadelphia, PA 19103 Attn: Joseph F. Kessler, Esquire Facsimile: 215-575-7200

To Urban:	Urban Outfitters, Inc. 1809 Walnut Street Philadelphia, PA 19103 Attn: Richard Hayne, President Facsimile: 215-568-1549

with a copy to:	Urban Outfitters, Inc. 1809 Walnut Street Philadelphia, PA 19103 Attn: Glen A. Bodzy, General Counsel Facsimile: 215-568-1549

with a copy to:	Drinker Biddle & Reath LLP One Logan Square 18th & Cherry Streets Philadelphia, PA 19103-6996 Attn: Harry S. Cherken, Jr., Esquire Facsimile: 215-988-2757

37. Time of Essence. Time is of the essence of this Agreement. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a day that is not a business day, the time for such performance shall be extended to the next succeeding business day. For purposes of this Agreement, a “business day” is a day other than a Saturday, Sunday or legal holiday of the United States, the Commonwealth of Pennsylvania, or the City of Philadelphia.

38. Possession. Possession of the Option Property is to be delivered at the time of Closing in accordance with the Sale Agreement.

39. Memorandum of Option Agreement. A Memorandum of this Agreement shall be executed simultaneously with this Agreement and such Memorandum shall thereafter be recorded in the public records.

40. Attorney’s Fees. If either PAID or Urban shall institute any action or proceeding against the other relating to any of the terms, covenants, conditions or provisions of this Agreement, or if there occurs any default by either PAID or Urban hereunder, the unsuccessful party in such action or proceeding shall reimburse the successful party for reasonable attorney’s fees and other costs and expenses incurred therein by the successful party, including fees, costs and expenses incurred in any appellant proceeding. The parties hereto agree that a provision similar to the foregoing with respect to attorney’s fees, costs and expenses shall be included in any agreement contemplated hereunder and executed and delivered by PAID and Urban pursuant hereto, and further agree that in any action or proceeding their prayers for relief shall include a plea for the awarding of attorney’s fees, costs, and expenses in a manner consistent with the provisions of this Section 14.

41. Governing Law; Jurisdiction. Any dispute between the parties under this Agreement shall be resolved by litigation. This Agreement is being executed, delivered and is intended to be performed in Philadelphia County, Pennsylvania and the substantive laws of the Commonwealth of Pennsylvania will govern the validity, construction, interpretation and enforcement of this Agreement. The parties consent to the venue and jurisdiction of any federal or state trial or appellate courts of Philadelphia County, Pennsylvania or the Eastern District of Pennsylvania in any action brought to enforce the terms of this Agreement. The parties irrevocably and unconditionally submit to the jurisdiction (both subject matter and personal) of any such courts and irrevocably and unconditionally waive: (a) any objection any party might now or hereafter have to the venue in any such courts; and (b) any claim that any action or proceeding brought in any such courts has been brought in an inconvenient forum.

42. Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the following:

a. Without the necessity of obtaining PAID’s prior consent, Urban may assign this Agreement to assignees who are Affiliates of Urban or U.O. LLC or any non-Affiliate which is a governmental or quasi-governmental authority providing all or some of the Public Financing to Urban if such assignment is a condition or requirement thereof. However, Urban shall promptly notify PAID of any such assignment and no such assignment shall relieve Urban of its obligations hereunder. In addition, Urban, in conjunction with either the completion of a closing with respect to the Property, may name nominees which are Affiliates to take title thereto. For the purposes of this Agreement, an “Affiliate” shall mean any entity (i) into or with which Urban or U.O. LLC may be merged or consolidated, (ii) which is controlled by, controls, or is under common control of or with Urban or U.O. LLC, or (iii) which acquires or controls the majority of the assets of Urban or U.O. LLC. For purposes of this definition, the terms “controlled by,” “controls” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Urban or U.O. LLC, whether through ownership, legally or beneficially, of voting securities, by contract or otherwise.

b. Except as set forth in Section 16 (a) above, Urban shall not, directly or indirectly, assign or attempt to assign all or any part of, or any rights Urban may have in, this Agreement (whether by sale, assignment, or transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), without PAID’s prior written consent, which may be granted or withheld in PAID’s sole discretion. Any assignment which requires PAID’s consent which is completed without PAID’s prior written consent shall be deemed to be a violation of this Agreement. Any attempted assignment made in violation of this Agreement which requires PAID’s consent shall automatically constitute a Default by Urban under this Agreement.

c. PAID, except for a transfer to a Governmental Authority for which no consent is needed, shall not directly or indirectly, assign or attempt to assign all or any part of, or any rights or obligations PAID may have in this Agreement (whether by sale, assignment, or transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), without Urban’s prior written consent, which consent may be withheld in Urban’s reasonable discretion if such assignment, sale or transfer would materially, adversely affect any of the rights or benefits in favor of Urban under this Agreement or any other document or agreement contemplated hereby.

43. No Additional Encumbrances. From and after the date of this Agreement, PAID shall not do, permit or suffer to be done anything which would encumber title to the Option Property or would otherwise adversely affect the condition of such title without first obtaining the approval of Urban as to such encumbrance, which approval Urban may withhold if Urban believes, in its sole discretion that such encumbrance would impair Urban’s ability to use the entire Option Property for Urban’s Use (as such term is defined in the Acquisition Agreement). Notwithstanding the foregoing, PAID may encumber the Property with a Replacement Lease in accordance with the provisions of Section 8 hereof or a mortgage so long as, pursuant to its terms, PAID has the absolute right and privilege to satisfy such mortgage at any time and PAID, as a condition of the completion of Closing (as that term is defined in the Sale Agreement), causes such mortgage to be satisfied of record on or before the Closing Date.

44. Merger. This Agreement, together with the Acquisition Agreement and the Sale Agreement, embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein and all prior and contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by both parties.

45. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions thereof.

SIGNATURES BEGIN ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Agreement the day and year first above written.

PAID:

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

By:
	Name:	James McManus
	Title:	Chairman

URBAN:

URBAN OUTFITTERS, INC.

By:
	Name:	Richard A. Hayne
	Title:	President

EXHIBIT “A”

Option Property Description

DESCRIPTION OF BUILDING 3 OPTION PROPERTY

THE NAVY YARD

PARCEL 5K - BUILDING 3

LOT DESCRIPTION

ALL THAT CERTAIN tract or parcel of land situate in the 39th Ward of the City of Philadelphia, Commonwealth of Pennsylvania, more particularly bounded and described in accordance with a Subdivision Plan prepared by Barton & Martin Engineers, a division of Vollmer Associates, dated February 4, 2005, Project Number 200463228 as follows to wit:

Beginning at an interior point, said interior point is located the following fourteen courses and distances from a monument found on the West side of Broad Street (300’ wide) extended, said monument being the southerly intersection of the Southerly right of way line of Now or Formerly Consolidated Rail Corporation with the Southwesterly line of lands of Now or Formerly the Pennsylvania Department of Transportation:

1.	South 14 degrees 30 minutes 00 seconds West, a distance of 24 feet to a point;

2.	South 75 degrees 30 minutes 00 seconds East, a distance of 1.50 feet to a point;

3.	South 14 degrees 30 minutes 00 seconds West, a distance of 30 feet to a point;

4.	South 30 degrees 30 minutes 00 seconds East, a distance of 66.47 feet to a point;

5.	South 14 degrees 30 minutes 00 seconds West, a distance of 482.85 feet to a point;

6.	South 73 degrees 08 minutes 17 seconds East, a distance of 54.11 feet to a point;

7.	South 14 degrees 36 minutes 46 seconds West, a distance of 249.15 feet to a point

8.	North 73 degrees 17 minutes 43 seconds West, a distance of 26.42 feet to a point;

9.	South 14 degrees 28 minutes 38 seconds West, a distance of 709.37 feet to a point;

10.	South 75 degrees 28 minutes 19 seconds East, a distance of 25.48 feet to a point;

11.	South 14 degrees 31 minutes 41 seconds West, a distance of 69.25 feet to a point;

12.	Southwesterly, by a curve to the left having a radius of 474.00 feet, an arc distance of 124.87 feet, the chord bearing South 06 degrees 58 minutes 53 seconds West, a distance of 124.50 feet to a point;

13.	South 00 degrees 33 minutes 56 seconds East, a distance of 1814.54 feet and;

14.	South 89 degrees 27 minutes 45 seconds West, a distance of 25.90 feet to the said point of Beginning and running thence;

1.	South 00 degrees 32 minutes 15 seconds East, a distance of 377.38 feet to a point thence;

2.	South 89 degrees 27 minutes 45 seconds West, a distance of 145.73 feet to a point thence;

3.	North 00 degrees 32 minutes 15 seconds West, a distance of 377.38 feet to a point thence;

4.	North 89 degrees 27 minutes 45 seconds East, a distance of 145.73 feet to the point and place of Beginning.

Containing 54,996 square feet of land more or less.

BEING KNOWN AS 5100 South Broad Street.

BEING a portion of BRT No. 78-8-0070-11.

EXHIBIT “B”

Provisions of DRPA Lease

DRPA Uses.

Subject to Paragraph 40 [i.e., DRPA, as tenant, being in compliance with Applicable Laws as defined in the DRPA Lease], the sole purpose for which the Premises may be used, in the absence of prior written approval by [PAID, as landlord] and [PAID] Contracting Officer or his authorized representative for any other use, which approval shall not be unreasonably withheld, delayed or conditioned, is for a cruise ship terminal and related office, commercial and retail uses and only in accordance with the uses permitted under [Applicable Laws as defined in Paragraph 40 of the DRPA Lease]. Any related office, commercial or retail uses must be approved by [PAID, as landlord,] in advance, [Exhibit I to the DRPA Lease] specifies the list of related uses which are approved by [PAID] as of the execution of the [DRPA Lease].

Exhibit I [of the DRPA Lease] further provides: “Gift Shop (so long as this space occupied by this use within Building [3] does not exceed 450 sq. ft.), Offices for U.S. Customs and other federal agencies customarily found in cruise ship terminals, travel agency offices, catering/food service kitchen and Special Events,” (collectively, “DRPA Uses”).

DRPA Assignees.

Except as provided for in Section 2a of [the DRPA Lease] [i.e., related to mortgaging of leasehold interest] the [Sublessee] shall not: (a) transfer or assign [this Sublease] or any interest or right hereunder or any property on the [Subleased Premises]; (b) [sub-sublet the Subleased Premises], or any part thereof or any property thereon; or (c) grant any interest, privilege, or license whatsoever in connection with this [Sublease] without [PAID]’s and the [Government’s] prior written approval as provided for in Paragraph 5.1 of the [DRPA] Lease which approval

B-1

shall not be unreasonably withheld, Subject to [Navy] approval, [PAID] hereby grants its approval for the sublease or license of all or a portion of the [Subleased Premises] to persons or entities to use such space for the uses approved by [PAID] as set forth in Exhibit 1.”

The First Amendment to the DRPA Lease provides that: “[Sublessee] shall have the right to assign its interest in this [Sublease] to the Philadelphia Regional Port Authority, the Delaware River Port Authority or any other governmental or quasi-governmental agency, authority, or body without prior written consent of [PAID] and [Sublessee] shall have the right to [sublet] or license all or a portion of the [Subleased Premises] to any person, entity or governmental or quasi-governmental agency or authority for any of the uses approved by [PAID] set forth on Exhibit I to the [Sublease].” (collectively, “DRPA Assignees”).

NOTE: PAID advises Urban that the DRPA Lease is a direct lease between PAID, as landlord, and DRPA, as tenant, notwithstanding the references to “Sublease” “Sublessor”, Sublessee” and words of similar import in that PAID succeeded to the interests of landlord thereunder by operation of law.

B-2

EXHIBIT “C”

Sale Agreement

MEMORANDUM OF OPTION

THIS MEMORANDUM OF OPTION is made as of this 24th day of March, 2005 by and between PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT, a body corporate and politic organized under the laws of the Commonwealth of Pennsylvania, having an address of 1500 Market Street, Suite 2600, Philadelphia, Pennsylvania 19103 (“PAID”), and URBAN OUTFITTERS, INC., a Pennsylvania corporation, having an address at 1809 Walnut Street, Philadelphia, Pennsylvania 19103 (“Urban”).

RECITALS

WHEREAS, PAID and Urban entered into a certain Acquisition and Development Agreement dated as of November 15, 2004, which was amended by First Amendment to Acquisition and Development Agreement dated even date herewith (as so amended, the “Acquisition Agreement”). By Partial Assignment of Acquisition and Development Agreement dated even date herewith, between U.O. Real Estate LLC (“U.O. LLC”) and Urban (the “Partial Assignment”), Urban assigned certain rights to U.O. LLC, and pursuant thereto U.O. LLC acquired, among other things, from PAID those certain tracts or parcels of ground, together with the buildings and improvements located thereon and the appurtenances thereto, located at the Navy Yard, Philadelphia, Pennsylvania, and being known as 1500 Kitty Hawk Avenue (including Buildings 7, 12 and 15), 5199 South 16th Street (including Building 139), and 5101 South 16th Street (including Building 543); and

WHEREAS, pursuant to that certain Option Agreement between PAID and Urban dated even date herewith (the “Option Agreement”), PAID has granted unto Urban an option (the “Option”) to acquire, upon certain terms and conditions, all of the right, title and interest of PAID in and to that certain parcel of ground located at The Navy Yard, Philadelphia, Pennsylvania, as more particularly described on Exhibit “A” attached hereto and the improvements and structures erected thereon, including Building 3, and certain appurtenances thereto, being known as 5100 South Broad Street (collectively, the “Option Property”); and

WHEREAS, this Memorandum of Option is entered into for the purpose of setting forth certain basic terms of the Option as the same have been agreed to by the parties.

NOW THEREFORE, for and in consideration of the sum of One Dollar ($1.00) unto it in hand paid by Urban, the receipt and sufficiency of which is hereby acknowledged by PAID, the parties hereto, intending to be legally bound hereby, agree as follows:

46. Urban shall have an option, but not the obligation, to acquire from PAID, all of the right, title and interest of PAID in and to the Option Property.

47. The Option shall be exercised by Urban upon thirty (30) days prior written notice to PAID (or such earlier date as may be required pursuant to the provisions of the Option Agreement), as provided for in the Option Agreement.

48. Urban shall have the Option until 5:00 p.m. (Philadelphia, Pennsylvania time) on the later to occur of the following: (i) September 30, 2018 or (ii) the date which is six (6) months after the date on which the DRPA Lease (as defined in the Option Agreement) expires or has terminated and DRPA has vacated the Option Property in accordance with the provisions of the DRPA Lease without any claims to or rights of possession in favor of the DRPA. If the Option is not timely exercised by Urban, the Option shall expire and this Memorandum of Option shall be deemed to be null and void and of no further force and effect. The parties agree to execute and record a termination of Memorandum of Option if requested.

49. The purchase price for the purchase of the Option Property is Seventy Five Dollars ($75.00) per square foot of the Buildings (the “Option Purchase Price”). Based upon PAID’s information regarding the measurement of the Building, the Purchase Price for the Property would be Three Million Eight Hundred Ninety-two Thousand Eight Hundred Seventy-five Dollars ($3,892,875), subject to adjustment based upon Urban’s right to remeasure the Building as set forth in the Sale Agreement.

50. In the event that Urban should exercise the Option, the purchase of the Option Property shall be upon the terms and conditions as set forth in the Option Agreement (which incorporates certain provisions of the Acquisition Agreement) and the Sale Agreement which is attached to and forms a part of the Option Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Option as of the day and year first above written.

PAID:

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

By:
Name: James McManus
Title: Chairman

URBAN:

URBAN OUTFITTERS, INC.

By:
Name: Richard A. Hayne
Title: President

COMMONWEALTH OF PENNSYLVANIA	:

	:	SS.

COUNTY OF PHILADELPHIA	:

On this 24th day of March 2005 before me, a Notary Public of the Commonwealth of Pennsylvania, personally appeared Richard A. Hayne, who acknowledged himself to be the President of Urban Outfitters, Inc., a party to the foregoing agreement, and acknowledged that, being authorized to do so, he executed the foregoing instrument for the purposes therein contained by signing the name of such corporation by himself as such officer.

In witness whereof, I hereunto set my hand and official seal.

Notary Public

My commission expires:

COMMONWEALTH OF PENNSYLVANIA	:

	:	SS.

COUNTY OF PHILADELPHIA	:

On this 24th day of March 2005 before me, a Notary Public of the Commonwealth of Pennsylvania, personally appeared James McManus, who acknowledged himself to be the Chairman of the Philadelphia Authority for Industrial Development (PAID), a party to the foregoing Memorandum of Option, and acknowledged that, being authorized to do so, he executed the foregoing instrument for the purposes therein contained by signing the name of the Philadelphia Authority for Industrial Development by himself as such officer.

In witness whereof, I hereunto set my hand and official seal.

Notary Public

My commission expires:

EXHIBIT “A”

DESCRIPTION OF OPTION PROPERTY

DESCRIPTION OF BUILDING 3 OPTION PROPERTY

THE NAVY YARD

PARCEL 5K - BUILDING 3

LOT DESCRIPTION

ALL THAT CERTAIN tract or parcel of land situate in the 39th Ward of the City of Philadelphia, Commonwealth of Pennsylvania, more particularly bounded and described in accordance with a Subdivision Plan prepared by Barton & Martin Engineers, a division of Vollmer Associates, dated February 4, 2005, Project Number 200463228 as follows to wit:

Beginning at an interior point, said interior point is located the following fourteen courses and distances from a monument found on the West side of Broad Street (300’ wide) extended, said monument being the southerly intersection of the Southerly right of way line of Now or Formerly Consolidated Rail Corporation with the Southwesterly line of lands of Now or Formerly the Pennsylvania Department of Transportation:

1.	South 14 degrees 30 minutes 00 seconds West, a distance of 24 feet to a point;

2.	South 75 degrees 30 minutes 00 seconds East, a distance of 1.50 feet to a point;

3.	South 14 degrees 30 minutes 00 seconds West, a distance of 30 feet to a point;

4.	South 30 degrees 30 minutes 00 seconds East, a distance of 66.47 feet to a point;

5.	South 14 degrees 30 minutes 00 seconds West, a distance of 482.85 feet to a point;

6.	South 73 degrees 08 minutes 17 seconds East, a distance of 54.11 feet to a point;

7.	South 14 degrees 36 minutes 46 seconds West, a distance of 249.15 feet to a point

8.	North 73 degrees 17 minutes 43 seconds West, a distance of 26.42 feet to a point;

9.	South 14 degrees 28 minutes 38 seconds West, a distance of 709.37 feet to a point;

10.	South 75 degrees 28 minutes 19 seconds East, a distance of 25.48 feet to a point;

11.	South 14 degrees 31 minutes 41 seconds West, a distance of 69.25 feet to a point;

12.	Southwesterly, by a curve to the left having a radius of 474.00 feet, an arc distance of 124.87 feet, the chord bearing South 06 degrees 58 minutes 53 seconds West, a distance of 124.50 feet to a point;

13.	South 00 degrees 33 minutes 56 seconds East, a distance of 1814.54 feet and;

14.	South 89 degrees 27 minutes 45 seconds West, a distance of 25.90 feet to the said point of Beginning and running thence;

1.	South 00 degrees 32 minutes 15 seconds East, a distance of 377.38 feet to a point thence;

2.	South 89 degrees 27 minutes 45 seconds West, a distance of 145.73 feet to a point thence;

3.	North 00 degrees 32 minutes 15 seconds West, a distance of 377.38 feet to a point thence;

4.	North 89 degrees 27 minutes 45 seconds East, a distance of 145.73 feet to the point and place of Beginning.

Containing 54,996 square feet of land more or less.

BEING the same premises which the United States of America, by Deed dated March 30, 2000 and recorded on March 31, 2000 in the Department of Records of Philadelphia, Pennsylvania at Document No. 50058410, granted and conveyed unto the Philadelphia Authority for Industrial Development, in fee.

BEING KNOWN AS 5100 South Broad Street.

BEING a portion of BRT No. 78-8-0070-11.

Schedule 5.1.4

LIST OF EXISTING LEASES

Schedule 5.1.5

LIST OF SERVICE CONTRACTS

1.	HVAC Services Contract for Building 10 with Elliot Lewis Corporation, dated February 13, 2004

2.	Elevator Maintenance Contract for Building 10 with Otis Elevator Company dated May 14, 2004

Schedule 5.1.9(a)

ENVIRONMENTAL DISCLOSURES

Schedule 5.1.9(b)

LIST OF ENVIRONMENTAL DOCUMENTS

All documents pertaining to environmental issues affecting the PAID Parcel which are in the possession of Manko, Gold, Katcher & Fox, LLP, including, but not limited to, the documents set forth on the attached list.

Schedule 6.1.4

FORM OF ROE AGREEMENT

RIGHT OF ENTRY AGREEMENT

This Right of Entry Agreement (“License” or “Agreement”) is made this              day of November, 2004 by and between Philadelphia Authority for Industrial Development (“PAID”) and Urban Outfitters, Inc. (“Licensee”).

The background of this Agreement is as follows:

A. PAID owns certain property known as the Philadelphia Naval Business Center, located at the southern terminus of Broad Street, Philadelphia, Pennsylvania (the “Premises”), as further described as the “PAID Parcel” in the Acquisition Agreement (as hereinafter defined).

B. PAID and Licensee are parties to that certain Acquisition and Development Agreement (the “Acquisition Agreement”) dated of even date herewith, pursuant to which Licensee has certain rights and options to acquire from PAID, whether by lease or purchase, Buildings 3, 7, 10, 12, 15, 25, 41, 139, 543, O and P from PAID, which Buildings constitute a part of the Premises.

C. Licensee is permitted to perform a due diligence inspection of the Premises to support its decision to acquire (whether by lease or purchase) one or more of the properties listed in B above from PAID pursuant to the provisions of the Acquisition Agreement and this Agreement. As part of the Due Diligence (as such term is defined in the Acquisition

Agreement), Licensee may hire independent contractors (the “Contractors”) to perform the Due Diligence.

D. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Acquisition Agreement.

Therefore, in consideration of the mutual promises set forth in this Agreement, PAID and Licensee, intending to be legally bound by this Agreement, agree as follows:

16.	License

1. Subject to the terms and conditions of this Agreement and the Acquisition Agreement, PAID gives to Licensee a temporary, nonexclusive, revocable upon and during the continuance of an Urban Default (pursuant to the terms and conditions set forth in the Acquisition Agreement) and non-assignable license (except as permitted pursuant to the terms of the Acquisition Agreement), for the Term of this Agreement (as defined in Section 3), to enter the Premises for the sole purpose of performing, at no cost to PAID, the Due Diligence (the scope of which is set forth in Section 7.1.1 of the Acquisition Agreement). Licensee shall not enter the Premises for any additional purpose(s) without the prior written approval of PAID during the Term of this Agreement. Licensee shall not alter, remove or damage in any manner the Premises or any of the improvements on the Premises, except, and to the extent reasonably required for Licensee to commence and complete the Due Diligence, in which case the Licensee shall restore the Premises to substantially the same condition as existed prior thereto with reasonable wear and tear, and damage by casualty and condemnation excepted.

2. Licensee shall schedule the first entry on the Premises in advance with John S. Grady, Sr. Vice President, or his designee (the “PAID Representative”). Licensee shall not interfere with or attempt to move any property on the Premises without the prior permission of the PAID Representative.

3. No legal title, leasehold or other interest in the Premises or appurtenances thereto shall be deemed or construed to have been created or vested in Licensee by anything contained in this Agreement. The License herein given is given without warranty of title, either expressed or implied.

4. Review, approval and/or inspection by PAID, PIDC or any City of Philadelphia (“City”) official, of any plans, work or other materials submitted or performed by Licensee in connection with this Agreement shall not constitute any representation, warranty or guaranty by PAID as to the substance or quality of the matter reviewed, approved or tested. No person or firm shall rely in any way on such review, approval or test, and at all times Licensee shall use its own independent judgment as to the accuracy and quality of all such matters. Review or approval by any City official under this Agreement shall not constitute or be construed to constitute approval otherwise required by any and all City departments, boards and commissions in connection with any and all aspects of the Due Diligence.

17.	Condition of Premises; Security

1. Licensee agrees that its exercise of the License granted herein is subject to the “AS IS” condition of the Premises, including all defects latent and patent; PAID makes no representation as to the condition of the Premises (except as set forth in the Acquisition Agreement). Licensee agrees that any and all precautions required by Licensee for the safe exercise of its license shall be performed by Licensee at no cost to PAID.

2. Licensee shall repair and restore any portion of the Premises damaged by the performance of the Due Diligence to substantially the same condition as existed prior to the performance thereof, reasonable wear and tear, and damage by casualty and condemnation excepted. Licensee shall take all steps necessary and desirable to secure the Premises so disturbed by Licensee or its Contractors during the term of this Agreement and until Licensee shall have restored the Premises to the aforesaid condition, in order to prevent any injury or damage to any person or property in, on or about the Premises.

3. Licensee shall keep the Premises free and clear of all liens and encumbrances resulting from any act or work done pursuant to this License.

18.	Term

The term of this Agreement shall begin on the date hereof and shall terminate on the expiration date of the Due Diligence Period, as the same may be extended as provided in Section 7.4 of the Acquisition Agreement (the “Term”).

19.	Insurance

1. Licensee shall procure and maintain, at its sole cost and expense, and shall require all Contractors performing the Due Diligence to procure and maintain, at their respective cost and expense, insurance for the Premises of the types and minimum limits of coverage specified below throughout the Term of this Agreement. All insurance shall be procured from reputable insurers who are reasonably acceptable to PAID and authorized to do business in the Commonwealth of Pennsylvania. All insurance required herein, except for Professional Liability Insurance, shall be written on an “occurrence” basis and not a “claims-made” basis.

(i) Workers Compensation & Employers’ Liability

(1) Workers’ Compensation or approved self-insurance with excess to Statutory limit;

(2) Employers’ Liability:

$500,000.00 Each Accident-Bodily Injury by Accident

$500,000.00 Each Employee-Bodily Injury by Disease.

$500,000.00 Policy Limit-Bodily Injury by Disease.

(ii) General Liability Insurance

(1) Limit of Liability:

$1,000,000 per occurrence combined single limit for bodily injury (including death) and property damage liability.

$1,000,000 personal and advertising injury;

$2,000,000 general aggregate.

(2) Coverage:

Premises operations;

Blanket contractual liability;

Personal injury liability;

Independent contractors;

Employees as additional insureds or covered as who is an insured;

Broad form property damage liability and explosion, collapse, and underground hazards.

(iii) Automobile Liability

(1) Limit of Liability:

$1,000,000 per occurrence combined single limit for bodily injury (including death) and property damage liability.

(2) Coverage:

Owned, non-owned and hired vehicles.

(iv) Umbrella Liability

(1) Limit of Liability:

$5,000,000 per occurrence umbrella coverage;

$5,000,000 general aggregate.

2. PAID, Philadelphia Industrial Development Corporation (PIDC) and their respective officers, employees and agents, and Cushman & Wakefield of PA., Inc., shall be named as additional insureds on all policies required hereunder except the Workers Compensation and Employers’ Liability. All such policies shall include an endorsement stating that the coverage afforded these parties as additional insureds will be primary to any other coverage available to them.

3. Certificates of insurance evidencing the required coverage shall be submitted to PAID, 2600 Centre Square West, 1500 Market Street, Philadelphia, PA, Attention: John S. Grady, Jr., prior to the exercise of the License granted pursuant to this Agreement.

4. Prior to the expiration of each policy, Licensee shall deliver to PAID a certificate or certificates evidencing a replacement policy to become effective immediately upon the termination of the previous policy.

5. Licensee shall furnish PAID with proof that the premiums for all insurance required hereunder have been paid in full promptly after receipt of written request therefor from PAID.

6. In the event Licensee fails to cause such insurance to be maintained, PAID shall not be limited in the proof of any damages which PAID may claim against Licensee or any other person or entity to the amount of the insurance premium or premiums not paid or incurred and which would have been payable upon such insurance, but PAID shall also be entitled to recover as damages for such breach the uninsured amount of any loss, damages and expenses of suit and costs, including without limitation reasonable cancellation fees, suffered or incurred during any period when Licensee shall have failed or neglected to provide insurance as required herein.

7. The insurance requirements set forth herein shall in no way be intended to modify, limit or reduce the indemnifications made in this Agreement by Licensee to PAID or to limit Licensee’s liability under this Agreement to the limits of the policies of insurance required to be maintained by Licensee hereunder.

20.	Indemnification

1. Licensee, its successors and assigns, agree to indemnify, defend and hold harmless PAID, and PIDC (the “Indemnitees”) from and against any and all claims, suits, actions, liabilities, damages and/or expenses (including, without limitation, legal fees and court costs), relating to any and all bodily injury (including death) and/or damage to property, including, without limitation, any environmental condition exacerbated by Licensee or its Contractor and/or violation of Applicable Laws and/or Environmental Laws, arising from any act or omission of Licensee, its agents, members, contractors, subcontractors, employees, invitees or licensees, in or about the Premises, or in connection with the exercise or any right or performance of any obligation of Licensee under this Agreement, except to the extent such claims are caused by the negligence or willful misconduct of the Indemnitees. PAID hereby expressly waives, relinquishes and releases all claims for consequential damages under this Agreement. Licensee’s obligations set forth in this Section 5 are not and shall not be limited to the provision of any insurance policy maintained on behalf of Licensee and/or any Applicable Laws.

2. If any claim is brought against the Indemnitees for which Licensee has indemnified the Indemnitees, Licensee shall, upon written notice from PAID, resist or defend such claim by use of counsel approved by PAID in writing; provided that PAID’s approval of counsel will not be required where the claim is resisted or defended by counsel of an insurance carrier obligated to resist or defend such claim and provided further that PAID, at PAID’s expense, may engage its own counsel to participate in the defense of any such claim.

3. Without limiting the generality of Section 13 of this Agreement, the provisions of this indemnification section, as they apply to occurrences or actual or contingent liabilities arising during the Term of this Agreement, shall survive the expiration or earlier termination of this Agreement; provided, however, that such indemnification, defense and hold harmless provisions shall specifically not extend to any pre-existing environmental conditions on the Premises, except to the extent such pre-existing environmental conditions are exacerbated as a result of any such investigations, tests, assessments and/or inspections performed as a part of the Due Diligence.

21.	Compliance with Laws

1. Licensee shall comply with all Applicable Laws and Environmental Laws in the performance of the Due Diligence.

2. In conducting the Due Diligence, Licensee or its Contractor shall take all steps necessary to prevent any condition which would cause any existing condition of the Premises to become a violation of Applicable Law or result in any exacerbation, movement or migration of an existing condition.

22.	No Assignment, Subcontracting; Binding Agreement

Licensee may not transfer or assign or sublicense all or any part of its interest under this Agreement (except as permitted pursuant to Section 12.5 of the Acquisition Agreement), and Licensee may not contract any work in, on or about the Premises, without producing evidence that such contractor maintains such insurance as shall be required by PAID. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

23.	Intentionally Omitted.

24.	Release

In consideration of PAID’s permission extended to Licensee to enter the Premises to perform the Work, Licensee does hereby remise, quitclaim, release and forever discharge, and by these presents does for Licensee’s heirs, successors, personal representatives, executors and assigns, and Licensee’s agents, employees, contractors, subcontractors, officers, directors, shareholders and partners, and any person claiming under or through any of them, hereby remise, quitclaim, release and forever discharge the Indemnitees, and their respective successors, assigns, agents, employees, officers, boards and commissions (acting officially or otherwise), from any and all, and all manner of, actions and causes of action, suits, claims and demands whatsoever in law or in equity which Licensee or any of them may have against the Indemnitees, and their respective successors, assigns, agents, employees, officers, boards or commissions, arising out of the performance of the Due Diligence by Licensee, its agents, employees, officers, directors, shareholders and/or partners. This release shall not extend to the negligence or willful misconduct of the Indemnitees.

25.	Reports

Following completion of the Due Diligence and if Closing is not contemplated, Licensee shall deliver to PAID, upon receipt of PAID’s written request, copies of all data, information, records and reports made and/or obtained in connection with the Due Diligence.

26.	No Indulgences

No extensions or indulgence granted to Licensee shall operate as a waiver of any of PAID’s rights under this Agreement. Any remedy set forth in this Agreement shall be in addition to all other remedies otherwise available in law or equity.

27.	Entire Agreement

This Agreement shall not be modified in any manner except by an instrument in writing executed by the parties to this Agreement. No oral representations, whenever made, by any City official or employee or any employee or representative of Licensee, PAID or PIDC, shall be effective to modify the provisions of this Agreement. Nothing in this Agreement is intended to modify, detract from, diminish or abrogate any of the respective rights and responsibilities of PAID and Licensee under the Acquisition Agreement.

28.	Survival

Any and all agreements set forth in this Agreement which, by its or their express terms are intended to survive or which are expected to be complied with or performed after the expiration or earlier termination of this Agreement shall survive and be enforceable after the expiration or earlier termination of this Agreement.

29.	Notices

All notices from either party to the other shall be in writing and delivered in accordance with Section 12.1 of the Acquisition Agreement.

30.	Headings

The headings in this Agreement are for convenience only and are not a part of this Agreement. The headings do not in any way define, limit, describe or amplify the provisions of this Agreement or the scope of intent thereof.

31.	Governing Law

This Agreement shall be governed in accordance with the laws of the Commonwealth of Pennsylvania. The parties to this Agreement agree to submit to the jurisdiction of courts, whether federal or state, located in Philadelphia, Pennsylvania.

(next page is signature page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, as of the date first above written.

PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT

By:
Name:
Title:

URBAN OUTFITTERS, INC.

By:
Name:
Title:

Schedule 7.2.5

FORM OF DEED

QUITCLAIM DEED

THIS INDENTURE (“Quitclaim Deed”) is made the              day of                     , 2002, between the PHILADELPHIA AUTHORITY FOR INDUSTRIAL DEVELOPMENT, a public body corporate and politic organized and existing under and by virtue of the laws of the Commonwealth of Pennsylvania, with an address of 2600 Centre Square West, 1500 Market Street, Philadelphia, Pennsylvania 19102 (Att’n: John S. Grady, Jr., Sr. Vice President), hereinafter referred to as “GRANTOR,” and                                              , a                                          organized and existing under the laws of the                                          , with an address of                                                                           , hereinafter referred to as “GRANTEE.” It is based upon the following facts:

Recitals

1. Pursuant to –

1. (a) Section 2905(b)(4) of the Defense Base Closure and Realignment Act of 1990 (P.L.101-510), as amended, and the implementing regulations of the Department of Defense (32 CFR Part 91) and

(b) an agreement (“Purchase Agreement”) (N62472-99-RP-00042) dated as of March 31, 1999, between the United States Department of the Navy, acting for the United States of America (the “Government”) and GRANTOR,

the Government, by quitclaim deed (“Navy-to-PAID Deed”) dated March 30, 2000, and all recorded on March 31, 2000, with the Department of Records (“Department of Records”) of Philadelphia, Pennsylvania, quitclaimed unto GRANTOR all the Government’s interest in certain parcels of real property more particularly described therein.

2. The metes-and-bounds descriptions of the parcels encompassed within the Navy-to-PAID Deed were defined by and created in connection with the subdivision plan (“Subdivision Plan”) dated March 13, 2000, prepared by VanDemark & Lynch, Inc. (engineers – planners – surveyors) of Wilmington, Delaware (“VanDemark & Lynch”), as amended March 27, 2000, in accordance with the comments received from the Philadelphia City Planning Commission (“Planning Commission”), and as recorded thereafter with the Department of Records.

3. One of the parcels of land that the Government quitclaimed through the Navy-to-PAID Deed regarded the area designated in the Subdivision Plan as, respectively,                      also known as the                     ; the quitclaim deed to which was recorded as Department of Records Document Number                     .

4. Pursuant to that certain Agreement of Sale (the “Agreement of Sale”) dated                     , between the GRANTOR and the GRANTEE, GRANTOR agreed to quitclaim unto GRANTEE any and all of GRANTOR’s interest in the                                                      .

In consideration of the foregoing, of the terms and conditions set forth below, of the terms and conditions set forth in the Agreement of Sale and the purchase price of                                  ($                    ) Dollars and of other good and valuable consideration (the receipt and adequacy of which, as consideration, the parties hereto both acknowledge), the parties hereto, intending to be legally bound hereby, have agreed to, and do hereby effectuate the conveyance set forth below.

Conveyancing Language

GRANTOR does hereby, subject to any easements and encumbrances of record and subject to the reservations, exceptions, notices, covenants, conditions, and restrictions of record expressly release and quitclaim unto GRANTEE, its successors, and its assigns, without any warranty express or implied as to the quantity or quality of GRANTOR’s title (except such warranties as are specifically set forth herein or otherwise required by law), all of GRANTOR’s right, title, and interest in that certain real property known as the                                                       (collectively, the “Property”), including but not limited to the underlying estate, buildings, structures, improvements, utility distribution system and utility system components, and personal property situated or installed thereon, being hereinafter more fully described in Exhibit A, attached hereto and incorporated herein, which in turn incorporates therein (and, therefore, herein) a “Notice re Hazardous Substances” in the form or substantially in the form set forth on Exhibit B,

UNDER AND SUBJECT to all conditions, easements, rights of way, agreements, covenants, liens, reservations, exceptions, restrictions and other encumbrances of record, to the extent valid, subsisting and enforceable,

UNDER AND SUBJECT to all conditions, easements, rights of way, agreements, covenants, notices, liens, reservations, exceptions, restrictions and other encumbrances as set forth in the Navy-to-PAID Deed (Department of Records Document Number                     ) to the extent that the provisions of such sections apply to the Property which are incorporated herein, to the extent the land encompassed therein or bordered thereby is also included in the Property quitclaimed hereby, which in accordance with the Agreement of Sale, Grantee accepts and releases Grantor for liability therefor and indemnifies Grantor therefrom in accordance with the Agreement of Sale,

UNDER AND SUBJECT TO: The Grantee and Grantor agree that Buyer shall develop the Project in accordance with the Plans approved by Grantor.

TOGETHER WITH all and singular the ways, waters, water-courses, driveways, rights, hereditaments and appurtenances, whatsoever thereunto belonging, or in any wise appertaining, and the reversions and remainders, rents, issues and profits thereof; and all the estate, right, title, interest, property, claim and demand whatsoever of GRANTOR, in law, equity, or otherwise howsoever, of, in, and to the same and every part thereof,

TO HAVE AND TO HOLD the said Property above described, the hereditaments and premises hereby granted, or mentioned and intended so to be, with the appurtenances, unto the said GRANTEE, its heirs, its successors, and its assigns, to and for the only proper use and behoof of the said GRANTEE, its heirs, its successors, and its assigns forever.

General Provisions

1. Except as expressly provided in this Quitclaim Deed or as otherwise required by law, the Property is being conveyed “AS IS” and “WHERE IS,” with all faults and defects, without representation, warranty, or guaranty as to quality, quantity, character, condition, size, kind, or fitness for a particular purpose on the part of the Grantor or PIDC (or their respective officials, officers, shareholders, directors, agents, employees, representatives, successors or assigns).

2. The covenants and restrictions set forth in this Quitclaim Deed shall run with the land and shall endure for such time as is reasonably required to serve the essential purposes thereof (as reasonably determined by Grantor). Grantor shall respond promptly and in good faith to any written request by any owner that Grantor extinguish or acknowledge termination of one or more of the covenants and restrictions.

3. Except if and as otherwise provided expressly herein or as prohibited or otherwise required by law, the burdens and benefits of this Quitclaim Deed shall bind and shall inure to the benefit of the parties, or the parties successors and assigns, and, in turn, of their heirs, successors, assigns, representatives and personal representatives, in perpetuity.

4. As provided for in the Agreement of Sale, the delivery of this Quitclaim Deed shall reaffirm the Surviving Obligations and shall not constitute a release or merger thereof; otherwise this Quitclaim Deed contains or incorporates all of the covenants, reservations and restrictions between Grantor and Grantee and their successors and assigns.

Special Provisions

1. Right of First Offer.

(a) In the event that Grantee elects to sell or offer for sale the Property, Grantee hereby agrees to first offer the Property to Grantor on the same terms and conditions that Grantee would offer the Property to any bona fide purchaser for value on the open market (“Grantee’s Notice”).

(b) Within fifteen (15) days following the receipt of Grantee’s Notice, Grantor shall notify Grantee in writing of either Grantor’s notice to purchase the Property (“Grantor’s Notice”) on the terms and conditions attached in Grantee’s Notice or Grantor’s refusal to accept the offer or be deemed to have waived such right of purchase by failing to provide Grantor’s Notice within such fifteen (15) day period.

(c) In the event Grantor fails to accept the terms in Grantee’s Notice, Grantee cannot sell the Property on materially better terms than those originally offered to Grantor without first offering the improved terms to Grantor. In the event that Grantor fails to accept the terms contained in the Grantee’s Notice and Grantee does not sell and convey title to the Property on such terms within six months of the date of Grantee’s Notice, then Grantor’s right of first offer herein granted shall apply to any subsequent intention of Grantee to sell the Property.

(d) In the event of a transfer of title to the Property not in compliance with the provisions hereof, the recipient of any such interest shall take title under and subject to the provisions of this right of first offer.

2. Grantee shall substantially complete the Project by                      (“Substantial Completion”) provided, however, the date for substantial completion of the Project shall be extended for such additional period(s) of time, if any, lost by reason of Excusable Delays (as hereinafter defined). As used in this Deed, the term “Excusable Delays” shall mean with respect to the time for performance by each party of its obligations under this Deed, strikes, governmental restrictions and limitations, unavailability or delays in obtaining materials, war or other national emergency, acts of terrorism, accidents, floods, delays caused by the other party or the other party’s agents or contractors, fire damage or other casualties, extraordinary weather conditions, or any cause similar or dissimilar to the foregoing beyond the reasonable control of the performing party or such party’s contractors, subcontractors or suppliers. In the event Grantee fails to commence construction or fails to substantially complete the Project by the date of Substantial Completion, then in addition to all other remedies provided for in the Agreement of Sale, Grantor shall have the equitable remedy to rescind the transaction and require Grantee to deliver title to the Property to Grantor. In the event that “Substantial Completion” has occurred, Grantee may request in writing confirmation that this condition has been satisfied, waived or released and if Grantor does not provide a response in recordable form within forty-five (45) days of the date of such request, this Surviving Obligation for Substantial Completion shall be automatically deemed null and void.

Execution

IN WITNESS WHEREOF, the GRANTOR has caused this Quitclaim Deed to be executed and sealed as of the day and year first written above.

PHILADELPHIA AUTHORITY FOR INDUSTRIAL

DEVELOPMENT, a public body corporate and politic,

organized and existing under and by virtue of the laws of

The Commonwealth of Pennsylvania

By:
Name:
Title:

Attest:
By:
Title:

Certificate of Address

I certify that the precise street address of the grantee in the foregoing instrument is as follows

Signed on behalf of the Grantee:

EXHIBIT “A”

TO DEED

ALL THAT CERTAIN tract, piece or parcel of land situate in the                      Ward of the City of Philadelphia, Commonwealth of Pennsylvania, as shown on

EXHIBIT B

TO DEED

NOTICE PURSUANT TO CHAPTER 5 OF THE PENNSYLVANIA HAZARDOUS SITES CLEAN-UP ACT, 35 PA. STAT. §6020.512 AND CHAPTER 4 OF THE PENNSYLVANIA SOLID WASTE MANAGEMENT ACT, 35 PA. STAT §6018.406(b)

In accordance with the requirements of Section 405 of the Pennsylvania Solid Waste Management Act, 35 P.S. §6018.405 and Section 512(b) of the Pennsylvania Hazardous Sites Cleanup Act, 35 P.S. 6020.512(b), GRANTOR acknowledges that hazardous substances were disposed on the Property. The surface-area size, the exact location of disposal, a description of the types of hazardous substances and a description of any response actions taken in connection therewith are set forth on Exhibit B to Department of Records Document Number                      which is incorporated herein.